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TABLE OF CONTENTS 3

Filed pursuant to Rule 424(b)(3)
File No. 333-196681

CAREY WATERMARK INVESTORS 2 INCORPORATED
Supplement No. 7 dated January 10, 2017
to the Prospectus dated April 28, 2016

This Supplement No. 7 supersedes and replaces the following prior supplements to our prospectus dated April 28, 2016: Supplement No. 1 dated May 20, 2016, Supplement No. 2 dated July 7, 2016, Supplement No. 3 dated August 5, 2016, Supplement No. 4 dated August 12, 2016, Supplement No. 5 dated September 30, 2016 and Supplement No. 6 dated November 17, 2016. This Supplement No. 7 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading "Incorporation by Reference" in this Supplement No. 7. Capitalized terms used in this Supplement No. 7 have the same meanings in the prospectus unless otherwise stated herein.

EXPLANATORY NOTE

We intend to determine an estimated net asset value, or NAV, per Class A Share and Class T Share as of December 31, 2016, which we expect to publish after the anticipated closing of our offering on March 31, 2017. Estimated NAVs per share may increase or decrease from prior published NAVs, and there can be no assurance that the estimated NAVs, when published, will not be less than the price you paid for your shares. Requests for redemptions will be processed after the determination of the estimated NAVs as of December 31, 2016.

 DESCRIPTION OF THE PROPERTIES

The information under the caption "Prospectus Summary — Description of the Properties" on page 7 of our prospectus is superseded in its entirety by the following:

The table below specifies the hotel, city, state, acquisition date, ownership percentage, number of guest rooms and type of hotel for each of the hotels in which we had ownership interests as of the date of this prospectus.

General Property Information
Hotel	City	State	Acquisition Date	Ownership Percentage	Rooms	Type of Hotel
Marriott Sawgrass Golf Resort & Spa(1)	Ponte Vedra Beach	FL	April 1, 2015	50%	511	Resort
Courtyard Nashville Downtown(2)	Nashville	TN	May 1, 2015	100%	192	Select-Service
Ritz-Carlton Key Biscayne(3)	Key Biscayne	FL	May 29, 2015	19.33%	480	Resort
Embassy Suites by Hilton Denver-Downtown/Convention Center	Denver	CO	November 4, 2015	100%	403	Full-Service
Seattle Marriott Bellevue	Bellevue	WA	January 22, 2016	100%	384	Full-Service
Le Méridien Arlington	Rosslyn	VA	June 28, 2016	100%	154	Full-Service
San Jose Marriott	San Jose	CA	July 13, 2016	100%	510	Full-Service
San Diego Marriott La Jolla	La Jolla	CA	July 21, 2016	100%	372	Full-Service
Renaissance Atlanta Midtown Hotel	Atlanta	GA	August 30, 2016	100%	304	Full-Service
Ritz-Carlton San Francisco	San Francisco	CA	December 30, 2016	100%	336	Full-Service

					3,646

(1)
The hotel is jointly-owned with CWI 1.

(2)
An investment group affiliated with the hotel brokerage firm that advised on the acquisition of the hotel has a promote interest in the hotel entitling it to certain distributions on the disposition of the hotel and the satisfaction of various conditions, including our achieving an internal rate of return of 12%.

(3)
The hotel is jointly-owned with CWI 1 and a third party, which own 47.336% and 33.33%, respectively. Includes 178 condo-hotel units that participated in the resort rental program at December 31, 2015.

 OUR OFFERING AND ISSUANCES THROUGH OUR DISTRIBUTION REINVESTMENT PLAN

The information under the caption "Prospectus Summary — Our Offering and Issuances through Our Distribution Reinvestment Plan" on page 8 of our prospectus is superseded in its entirety by the following:

We are offering up to $1.4 billion in shares of our common stock, and an additional $600.0 million in shares of common stock through our distribution reinvestment plan. As of December 31, 2016, we have issued 60,927,530 shares of our common stock (comprised of 21,343,798 Class A Shares and 39,583,732 Class T Shares) raising aggregate gross proceeds of approximately $616.3 million as follows ($ in thousands):

Period	Class A Shares	Class T Shares	Total
April 2015	$—	$—	$—
May 2015	2,859	827	3,686
June 2015	5,121	8,156	13,277
July 2015	8,277	9,175	17,452
August 2015	12,122	13,986	26,108
September 2015	12,450	19,485	31,935
October 2015	15,771	22,306	38,077
November 2015	16,419	24,662	41,081
December 2015	32,726	42,632	75,358
January 2016	16,786	27,504	44,290
February 2016	31,596	48,583	80,179
March 2016	12,342	20,212	32,554
April 2016	6,102	13,050	19,152
May 2016	6,755	19,453	26,208
June 2016	4,515	16,487	21,002
July 2016	5,246	13,811	19,057
August 2016	6,005	15,438	21,443
September 2016	6,489	18,423	24,912
October 2016	5,526	22,318	27,844
November 2016	5,990	20,806	26,796
December 2016	6,133	19,787	25,920

	$219,230	$397,101	$616,331

In addition, as of December 31, 2016, we have issued 438,796 Class A Shares ($4.6 million) and 671,812 Class T Shares ($6.9 million) through our distribution reinvestment plan.

MANAGEMENT COMPENSATION

The information under the caption "Prospectus Summary — Compensation" on page 19 of our prospectus is superseded in its entirety by the following:

W. P. Carey, CLA, Carey Financial, and their affiliates earned the compensation and expense reimbursements shown below in connection with their services during the nine months ended September 30, 2016 and 2015, the year ended December 31, 2015 and the period from inception (May 22, 2014) through December 31, 2014 relating to our organization and offering stage and our acquisition and operational stage. All fees and expenses that have been paid or accrued during such periods are reflected in the table. We pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to achieving performance criteria.

	Nine Months Ended September 30,
	2016			2015
(In thousands)	Paid(a)	Accrued(b)	Total	Paid(a)	Accrued(b)	Total
Organization and Offering Stage
Organization and offering expenses(c)	$2,185	$276	$2,461	$2,239	$1,359	$3,598
Selling commissions paid in connection with the offering(d)	9,552	29	9,581	3,625	49	3,674
Dealer manager fee(e)	8,129	37	8,166	2,593	42	2,635
Annual distribution and shareholder servicing fee	1,210	7,589	8,799	4	67	71

	21,076	7,931	29,007	8,461	1,517	9,978

Acquisition and Operation Stage
Acquisition fee	16,156	—	16,156	3,604	—	3,604
Reimbursement of expenses incurred in connection with CLA's provision of services to us(f)	1,227	516	1,743	249	158	407
Asset management fees	2,429	485	2,914	404	100	504
Special general partner profits interest distributions to Carey Watermark Holdings 2	1,965	—	1,965	177	—	177
Payments to independent directors and employees of the subadvisor	121	8	129	59	4	63

	21,898	1,009	22,907	4,493	262	4,755

Total	$42,974	$8,940	$51,914	$12,954	$1,779	$14,733

	Year Ended December 31, 2015			Inception (May 22, 2014) through December 31, 2014
							Since Inception Total(g)
	Paid(a)	Accrued(b)	Total	Paid(a)	Accrued(b)	Total
Organization and Offering Stage
Organization and offering expenses(c)	$4,107	$454	$4,561	$—	$108	$108	$7,130
Selling commissions paid in connection with the offering(d)	9,502	107	9,609	—	—	—	19,190
Dealer manager fee(e)	6,949	84	7,033	—	—	—	15,199
Annual distribution and shareholder servicing fee	71	2,407	2,478	—	—	—	11,277

	20,629	3,052	23,681	—	108	108	52,796

Acquisition and Operation Stage
Acquisition fee	6,225	—	6,225	—	—	—	22,381
Reimbursement of expenses incurred in connection with CLA's provision of services to us(f)	439	214	653	—	—	—	2,396
Asset management fees	774	180	954	—	—	—	3,868
Special general partner profits interest distributions to Carey Watermark Holdings 2	301	—	301	—	—	—	2,266
Payments to independent directors and employees of the subadvisor	128	4	132	—	—	—	261

	7,867	398	8,265	—	—	—	31,172

Total	28,496	3,450	31,946	—	108	108	83,968

(a)
Amounts paid represent payments made during the respective period that relate to that period.

(b)
Amounts accrued represent amounts incurred during the respective period that have not yet been paid in that period.

(c)
From inception through September 30, 2016, our advisor incurred organization and offering costs on our behalf of approximately $7.1 million, all of which we were obligated to pay. Unpaid costs of $0.3 million were accrued at September 30, 2016.

(d)
These fees are initially paid to Carey Financial and then re-allowed to third-party broker-dealers.

(e)
These fees are initially paid to Carey Financial, and Carey Financial may re-allow a portion of such fees to third-party broker-dealers.

(f)
CWI 2 reimbursed CLA for the services of Michael G. Medzigian, our chief executive officer, a total of $0.2 million for each of the nine months ended September 30, 2016 and year ended December 31, 2015.

(g)
Represents total incurred during the period from inception (May 22, 2014) to September 30, 2016. Of this amount, $8.9 million is accrued and unpaid at September 30, 2016.

 REDEMPTION PLAN

The information under the caption "Prospectus Summary — Redemption Plan" on page 22 of our prospectus is superseded in its entirety by the following:

We have adopted a discretionary redemption plan that allows our stockholders who hold shares purchased directly from us for at least one year to request that we redeem all or a portion of their shares, subject to the limitations and in accordance with the procedures outlined in this prospectus. The redemption plan is described in the section of this prospectus entitled "Description of Shares — Redemption of Shares."

Our board of directors has the ability, in its sole discretion, to amend or suspend the plan or to waive any specific condition if it is deemed to be in our best interest.

During the nine months ended September 30, 2016, we redeemed 28,744 shares and 37,328 shares of our Class A and Class T common stock, respectively, pursuant to our redemption plan, both at an average price per share of $10.10. During the nine months ended September 30, 2016, we received eight redemption requests for Class A common stock and eight redemption requests for Class T common stock, which were satisfied during that period. We have fulfilled 100% of the valid redemption requests that we received during the nine months ended September 30, 2016. We funded all share redemptions during the nine months ended September 30, 2016 from the proceeds of the sale of shares of our common stock pursuant to our distribution reinvestment plan, described below.

DILUTION

The information under the caption "Dilution" on page 53 of our prospectus is superseded in its entirety by the following:

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of our assets minus total liabilities and excluding certain intangible items and noncontrolling interests, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate and real estate related assets and liabilities diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. For example, if our assets have appreciated in value since acquisition, or depreciated in a manner that is different than GAAP straight-line depreciation, our net tangible book value would not reflect this. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including selling commissions and dealer manager fees re-allowed by our dealer manager to participating broker dealers. As of September 30, 2016, our net tangible book value per share was $8.26. The current offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) is $11.70 per share for Class A and $11.05 per share for Class T. Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

SELECTED FINANCIAL DATA

The information under the caption "Selected Financial Data" beginning on page 54 of our prospectus is superseded in its entirety by the following:

The following table sets forth selected operating and balance sheet information on a consolidated historical basis. This information is only a summary and should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes to those financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated herein by reference.

The historical operating and balance sheet information as of and for the nine months ended September 30, 2016 and 2015 have been derived from the unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. The historical operating and balance sheet information as of and for the year ended December 31, 2015 and from Inception (May 22,

2014) through December 31, 2014 have been derived from the audited consolidated financial statements included in our Annual Report for the year ended December 31, 2015.

	Nine Months Ended September 30,			Inception (May 22, 2014) through December 31, 2014
			Year Ended December 31, 2015
(In thousands, except per share and statistical data)	2016	2015
Operating Data(a)
Total revenues	$122,716	$31,511	$49,085	$—
Acquisition-related expenses	18,936	8,184	13,133	—
Net loss	(7,510)	(5,504)	(12,063)	(108)
Income attributable to noncontrolling interests	(3,156)	(1,216)	(471)	—
Net loss attributable to CWI 2 stockholders	(10,666)	(6,720)	(12,534)	(108)
Basic and diluted loss per share(b):
Net loss attributable to CWI 2 stockholders — Class A Common Stock	(0.23)	(2.82)	(2.05)	(0.25)
Net loss attributable to CWI 2 stockholders — Class T Common Stock	(0.24)	(2.88)	(2.05)	—
Distributions declared per share — Class A Common Stock(c)	$0.4857	$0.2275	$0.3775	—
Distributions declared per share — Class T Common Stock(d)	$0.4095	$0.1917	$0.3181	—
Balance Sheet Data
Total assets(e)	$1,124,426	$318,659	$478,979	$200
Net investments in real estate(f)	1,006,442	228,476	396,864	—
Non-recourse and limited-recourse debt, net(e)	571,637	108,172	207,888	—
Due to related parties and affiliates(g)(h)	11,307	79,773	4,985	108
Other Information
Net cash provided by (used in) operating activities	$17,884	$(1,573)	$(3,553)	$—
Cash distributions paid	11,320	45	621	—
Supplemental Financial Measures
FFO	$2,597	$(4,514)	$(8,354)	N/A
MFFO	21,078	3,699	4,779	N/A
Consolidated Hotel Operating Statistics(i)
Occupancy	79.4%	77.0%	71.8%	N/A
ADR	$203.58	$182.35	$181.86	N/A
RevPAR	$161.63	$140.47	$130.48	N/A

(a)
We acquired our first hotel in April 2015.

(b)
For purposes of determining the weighted-average number of shares of common stock outstanding and loss per share, historical amounts have been adjusted to treat stock distributions declared and effective through the filing date as if they were outstanding as of the beginning of the periods presented.

(c)
For the second quarter of 2015, $0.013 of the distribution was payable in shares of our Class A common stock. For the third and fourth quarters of 2015 and the first quarter of 2016, $0.025 of the distribution was payable in shares of our Class A common stock. For the second quarter of 2016, $0.026 of the distribution was payable in shares of our Class A common stock. For the third quarter of 2016, $0.033 of the distribution was payable in shares of our Class A common stock.

(d)
For the second quarter of 2015, $0.012 of the distribution was payable in shares of our Class T common stock. For the third and fourth quarters of 2015 and the first quarter of 2016, $0.024 of the distribution was payable in shares of our Class T common stock. For the second quarter of 2016, $0.026 of the distribution was payable in shares of our Class T common stock. For the third quarter of 2016, $0.033 of the distribution was payable in shares of our Class T common stock.

(e)
On January 1, 2016, we adopted Accounting Standards Update, or ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30). ASU 2015-03 changes the presentation of debt issuance costs, which were previously recognized as an asset and requires that they be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. As a result of adopting this guidance, we reclassified $0.5 million and $0.8 million of deferred financing costs from Other assets to Non-recourse and limited-recourse debt, net as of September 30, 2016 and December 31, 2015, respectively.

(f)
Net investments in real estate consist of Net investments in hotels and Equity investment in real estate.

(g)
Amounts due to related parties and affiliates do not include accumulated organization and offering costs incurred by our advisor in excess of 4% of the gross proceeds from the offering and distribution reinvestment plan if the gross proceeds are less than $500.0 million, 2% of the gross proceeds from the offering if the gross proceeds are $500.0 million or more but less than $750.0 million, and 1.5% of the gross proceeds from the offering if the gross proceeds are $750.0 million or more. Through September 30, 2016, our advisor incurred organization and offering costs on our behalf of approximately $7.1 million, all of which we were obligated to pay. Unpaid costs of $0.3 million were included in Due to affiliates in the consolidated financial statements at June 30, 2016.

(h)
At September 30, 2015, this amount included $78.0 million due to an affiliate of W. P. Carey Inc., or WPC, on borrowings used to fund acquisitions. On April 1, 2015 and May 1, 2015, we borrowed $37.2 million and $65.3 million, respectively, from WPC, each at a 30-day London Interbank Offered Rate plus 1.10%, and maturity dates of March 31, 2016 and December 30, 2015, respectively. As of December 31, 2015, these loans were repaid in full.

(i)
Represents statistical data for our Consolidated Hotels during our ownership period.

 SUPPLEMENTAL FINANCIAL MEASURES

The information under the caption "Supplemental Financial Measures" beginning on page 56 of our prospectus is superseded in its entirety by the following:

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use FFO and MFFO, which are non-GAAP measures defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of FFO and MFFO, and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, are provided below.

FFO and MFFO

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, or NAREIT, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly-owned investments. Adjustments for unconsolidated partnerships and jointly-owned investments are calculated to reflect FFO. NAREIT's definition of FFO does not distinguish between the conventional method of equity accounting and the hypothetical liquidation at book value method of accounting for unconsolidated partnerships and jointly-owned investments.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization, as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management; and when compared year over year, reflects the impact on our operations from trends in occupancy rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions, which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist. For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the estimated future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. It should be noted, however, the property's asset group's estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. While impairment charges are excluded from the calculation of FFO described above, due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures FFO and MFFO and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect in 2009. These changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, such as acquisition fees that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly-registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after acquisition activity ceases. We intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of our assets or another similar transaction) not later than six years following the conclusion of our initial public offering. Thus, we intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, an industry trade group, has standardized a measure known as MFFO, which the Investment Program Association has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate non-GAAP measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and once essentially all of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. MFFO should only be used to assess the sustainability of a company's operating performance after a company's offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company's operating performance during the periods in which properties are acquired.

We define MFFO consistent with the Investment Program Association's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the Investment Program Association in November 2010. This Practice Guideline defines MFFO as FFO further adjusted for the following items, included in the determination of GAAP net income, as applicable: acquisition fees and expenses; accretion of discounts and amortization of premiums on debt investments; where applicable, payments of loan principal made by our equity investees accounted for under the hypothetical liquidation model where such payments reduce our equity in earnings of equity method investments in real estate, nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, derivatives or securities holdings, where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for Consolidated and Unconsolidated Hotels, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses that are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the Investment Program Association's Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. We account for certain of our equity investments using the hypothetical liquidation model which is based on distributable cash as defined in the operating agreement.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs, which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that MFFO and the adjustments used to calculate it allow us to present our performance in a manner that takes into account certain characteristics unique to non-listed REITs, such as their limited life, defined acquisition period and targeted exit strategy, and is therefore a useful measure for investors. For example, acquisition costs are generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO and MFFO accordingly.

FFO and MFFO were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net (loss) income attributable to CWI 2 stockholders	$(7,416)	$49	$(10,666)	$(6,720)
Adjustments:
Depreciation and amortization of real property	6,841	1,864	14,821	3,497
Proportionate share of adjustments for partially-owned entities — FFO adjustments	(783)	(612)	(1,558)	(1,291)

Total adjustments	6,058	1,252	13,263	2,206

FFO attributable to CWI 2 stockholders — as defined by NAREIT	(1,358)	1,301	2,597	(4,514)

Adjustments:
Acquisition expenses(a)	11,399	323	18,936	8,184
Proportionate share of adjustments for partially owned entities — MFFO adjustments	(374)	(1)	(374)	29
Other rent adjustments	(22)	(30)	(81)	(30)
Realized loss on derivative instrument	—	—	—	30

Total adjustments	11,003	292	18,481	8,213

MFFO attributable to CWI 2 stockholders	$9,645	$1,593	$21,078	$3,699

(a)
In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

DISTRIBUTIONS

The information under the caption "Distributions" beginning on page 60 of our prospectus is superseded in its entirety by the following:

We make distributions on a quarterly basis. Aggregate quarterly distributions declared for the period from inception (May 22, 2014) through September 30, 2016 were as follows:

						Sources of Total Cash Distributions					Sources of Total Cash Distributions
				Non-Cash Distributions						Total Cash Flow (Used in) Provided by Operations
	Cash Distributions (Class A and Class T)					FFO Used to Source Distributions(3)					Cash Flow Provided by Operations Used to Source Distributions(3)
				Total Class A and Class T Common Stock(2)			Coverage %(4)	Offering Proceeds				Coverage %(4)	Offering Proceeds
For the Period Ended	Total	Cash(1)	Reinvested		Total FFO				%					%
				(Number of Shares)
Cumulative through September 30, 2016	$18,256,411	$6,767,339	$11,489,072	412,403	$(5,757,059)	$4,903,015	27%	$13,353,396	73%	$14,330,419	$14,330,404	78%	$3,926,007	22%

September 30, 2016(5)	6,314,266	2,343,254	3,971,012	163,401	(1,358,000)	—	—%	6,314,266	100%	5,376,343	5,708,941	90%	605,325	10%
June 30, 2016(6)	5,564,710	2,042,451	3,522,259	113,804	4,325,881	4,325,881	78%	1,238,829	22%	10,026,659	5,564,710	100%	—	—%
March 31, 2016(7)	3,908,322	1,453,006	2,455,316	80,257	(370,678)	—	—%	3,908,322	100%	2,479,619	2,479,619	63%	1,428,703	37%
December 31, 2015(7)	1,845,706	688,366	1,157,340	41,144	(3,840,473)	—	—%	1,845,706	100%	(1,979,697)	—	—%	1,845,706	100%
September 30, 2015(7)	577,134	221,691	355,443	12,799	1,300,630	577,134	100%	—	—%	2,255,105	577,134	100%	—	—%
June 30, 2015(8)	46,273	18,571	27,702	998	(5,386,069)	—	—%	46,273	100%	(3,827,625)	—	—%	46,273	100%
March 31, 2015	—	—	—	—	(428,350)	N/A	N/A	N/A	N/A	15	N/A	N/A	N/A	N/A

(1)
Cash distributions were paid within fifteen days following the end of the stated period.

(2)
We distributed 164,748 shares of Class A common stock and 247,655 shares of Class T common stock.

(3)
FFO and cash flow from operations, respectively, are first applied to current period distributions, then to any deficit from prior period cumulative negative FFO and prior period cumulative negative cash flow, respectively, and finally to future period distributions. Amounts shown in the table represent the portion of FFO and cash flow from operations used for distributions only. On a cumulative basis, both FFO and cash flow from operations includes $32.1 million related to acquisition costs. FFO and cash flow from operations do not necessarily correlate to taxable income.

(4)
Coverage represents amount of total distributions sourced by FFO or cash flow from operations, as applicable.

(5)
In addition to our cash distribution, we paid $0.033 in shares of each of our Class A common stock and Class T common stock.

(6)
In addition to our cash distribution, we paid $0.026 in shares of each of our Class A common stock and Class T common stock.

(7)
In addition to our cash distribution, we paid $0.025 and $0.024 in shares of our Class A common stock and Class T common stock, respectively.

(8)
In addition to our cash distribution, we paid $0.013 and $0.012 in shares of our Class A common stock and Class T common stock, respectively.

OUR LODGING PORTFOLIO

The information under the caption "Our Lodging Portfolio" beginning on page 71 of our prospectus is superseded in its entirety by the following:

As of the date of this prospectus, we owned interests in nine hotels whose locations are depicted in the map below:

Key	Asset Name	Location
1	Marriott Sawgrass Golf Resort & Spa	Ponte Vedra Beach, FL
2	Courtyard Nashville Downtown	Nashville, TN
3	Ritz-Carlton Key Biscayne	Key Biscayne, FL
4	Embassy Suites by Hilton Denver-Downtown/Convention Center	Denver, CO
5	Seattle Marriott Bellevue	Bellevue, WA
6	Le Méridien Arlington	Rosslyn, VA
7	San Jose Marriott	San Jose, CA
8	San Diego Marriott La Jolla	La Jolla, CA
9	Renaissance Atlanta Midtown Hotel	Atlanta, GA
10	Ritz-Carlton San Francisco	San Francisco, CA

The table below sets forth information with respect to our hotels as of the date of this prospectus (dollars in thousands).

Hotels	State	Acquisition Date	Rooms	Type of Hotel	CWI 2 Ownership %	CWI 2 Contractual Purchase Price	CWI 2 Initial Investment(1)	Acquisition Fees Paid to Advisor(2)	Initial Debt(3)	Interest Rate	Maturity Date
Consolidated Hotels
Marriott Sawgrass Golf Resort and Spa(4)	FL	April 1, 2015	511	Resort	50%	$37,170	$24,764	$1,996	$66,700	4.00%	11/2019
Courtyard Nashville Downtown(5)	TN	May 1, 2015	192	Select-Service	100%	57,900	58,498	1,746	42,000	3.18%	05/2019
Embassy Suites by Hilton Denver-Downtown/ Convention Center	CO	November 4, 2015	403	Full-Service	100%	170,000	168,809	4,483	100,000	3.9%	12/2022
Seattle Marriott Bellevue(6)	WA	January 22, 2016	384	Full-Service	95.4%	179,000	175,921	4,674	100,000	3.88%	01/2020
Le Méridien Arlington(7)	VA	June 28, 2016	154	Full-Service	100%	56,500	54,891	1,488	35,000	3.19%	06/2020
San Jose Marriott(8)	CA	July 13, 2016	510	Full-Service	100%	154,000	153,814	4,131	88,000	3.23%	07/2019
San Diego Marriott La Jolla(9)	CA	July 21, 2016	372	Full-Service	100%	137,000	136,782	3,666	85,000	4.13%	08/2023
Renaissance Atlanta Midtown Hotel(10)	GA	August 30, 2016	304	Full-Service	100%	78,250	78,782	2,197	34,000	3.5%	8/2019
									13,500	10.5%	8/2019
Ritz-Carlton San Francisco(12)	CA	December 30, 2016	336	Full-Service	100%	280,000	*	7,243	N/A	N/A	N/A

Total			3,166			$1,149,820	852,261	$31,624	$564,200

Unconsolidated Hotels
Ritz-Carlton Key Biscayne(11)	FL	May 29, 2015	480	Resort	19.30%	$61,300	$37,599	$1,862	$164,000	6.09%	06/2017

Total			3,646			$1,211,120	$889,860	$33,486	$728,200

(1)
Amounts for our initial investment represent the fair value of net assets acquired less the fair value of noncontrolling interests, exclusive of acquisition expenses and the fair value of any debt assumed, at time of acquisition. An asterisk indicates that, given the time period between the acquisition date and the date of this prospectus, it is not practicable to disclose the initial investment amount.

(2)
Amount represents our portion of the acquisition fees paid to the advisor.

(3)
Debt is property level, non-recourse or limited-recourse and excludes loans from the advisor.

(4)
The hotel is jointly-owned with CWI 1. Pursuant to the joint venture agreement between CWI 1 and us, if the joint venture partners cannot agree on a major decision, then either partner could propose to sell its interest or purchase the interest of the other partner as a means of resolving the impasse. The equity portion of the purchase price was funded in full with a $37.2 million loan from an affiliate of our advisor, which was repaid in full in December 2015. The mortgage loan is for up to $78.0 million, of which $66.7 million had been drawn at the date of acquisition. The mortgage loan has a variable interest rate, subject to an interest rate cap. The interest rate presented represents the interest rate in effect at March 27, 2015. The mortgage loan is interest-only.

(5)
The equity portion of the purchase price was funded in full with a $27.9 million loan from an affiliate of our advisor, which was paid in full in December 2015. The mortgage loan has a variable interest rate, subject to an interest rate cap. The interest rate presented represents the interest rate in effect at May 1, 2015. The mortgage loan is interest-only for 24 months. An investment group affiliated with the hotel brokerage firm that advised on the acquisition of the hotel has a promote interest in the hotel entitling it to certain distributions on the disposition of the hotel and the satisfaction of various conditions, including our achieving an internal rate of return of 12%.

(6)
The hotel is jointly owned with a third party. The equity portion of the purchase price was funded in part with a $20.0 million loan from an affiliate of our advisor, which was repaid in full in February 2016. The mortgage loan is limited-recourse and has a variable interest rate, which is effectively fixed through the use of an interest rate swap. The interest rate presented represents the interest rate in effect at January 22, 2016. The mortgage loan is interest only for 36 months.

(7)
The mortgage loan has a variable interest rate, which is effectively fixed through the use of an interest rate cap. The interest rate presented represents the interest rate in effect at June 28, 2016. The mortgage loan is interest only for 36 months.

(8)
The mortgage loan has a variable interest rate, which is effectively fixed through the use of an interest rate cap. The interest rate presented represents the interest rate in effect at July 13, 2016. The mortgage loan is interest only for 36 months.

(9)
The mortgage loan is interest only for 36 months.

(10)
The debt is comprised of a $34.0 million senior mortgage loan and a $13.5 million mezzanine loan, both effectively fixed through the use of interest rate caps. The interest rates presented represent the interest rates in effect at August 30, 2016. Both loans are interest only for 36 months.

(11)
The hotel is jointly owned with CWI 1 and a third party. At December 31, 2015, the number of rooms also included 178 condo hotel units that participated in the resort rental program. Our equity portion of the purchase price was funded in full with a $37.4 million loan from an affiliate of our advisor, which was repaid in full in December 2015. In July 2016, the joint venture refinanced its existing debt and entered into a $190.0 million mortgage loan. The mortgage loan has a fixed interest rate of 4.00% and a maturity date in July 2021. The mortgage loan is interest only for 24 months.

(12)
The equity portion of the purchase price was funded in part with a $210.0 million loan from an affiliate of our advisor.

We used borrowings from W. P. Carey to fund the equity portion of the purchase prices of the Marriott Sawgrass Golf Resort & Spa, the Courtyard Nashville Downtown, the Ritz-Carlton Key Biscayne, the Seattle Marriott Bellevue and the Ritz-Carlton San Francisco properties. In April 2015, our board of directors and the board of directors of W. P. Carey approved unsecured loans to us and CWI 1 of up to an aggregate of $110,000,000, at an interest rate equal to the rate at which W. P. Carey is able to borrow funds under its senior unsecured credit facility, for the purpose of facilitating acquisitions that we might not otherwise have sufficient available funds to complete. In December 2015, CWI 1's portion of the line of credit was terminated. In December 2016, our board of directors and the board of directors of W. P. Carey increased the line of credit to $250,000,000. The interest rate on the loans for the Marriott Sawgrass Golf Resort & Spa, the Courtyard Nashville Downtown and the Ritz-Carlton Key Biscayne properties were LIBOR plus 1.1% and were repaid in full in December 2015. The interest rate on the loan for the Seattle Marriott Bellevue property is LIBOR plus 1.1% and was repaid in full in February 2016. The interest rate on the loan for the Ritz-Carlton San Francisco property is LIBOR plus 1.1% and has a maturity date of December 2017.

The following tables present occupancy, ADR and RevPAR of the hotels in which we had an ownership interest as of the date of this prospectus for 2011 through September 30, 2016, including periods prior to ownership.

Occupancy(1)
Hotel	2011	2012	2013	2014	2015	2016
Marriott Sawgrass Golf Resort & Spa	65.6%	65.2%	62.0%	68.2%	68.0%	67.1%
Courtyard Nashville Downtown	78.0%	78.0%	81.7%	84.2%	81.4%	90.1%
Ritz-Carlton Key Biscayne	77.4%	76.0%	78.8%	76.1%	73.0%	64.1%
Embassy Suites by Hilton Denver-Downtown/Convention Center	64.4%	72.0%	74.6%	79.2%	78.8%	82.2%
Seattle Marriott Bellevue(2)	N/A	N/A	N/A	N/A	65.0%	80.7%
Le Méridien Arlington(3)	80.0%	78.2%	81.4%	86.9%	88.5%	84.5%
San Jose Marriott	73.4%	78.7%	77.7%	85.1%	75.9%	84.7%
San Diego Marriott La Jolla(4)	64.0%	69.6%	72.2%	85.8%	88.3%	89.9%
Renaissance Atlanta Midtown Hotel(5)	61.8%	71.6%	70.1%	77.6%	75.9%	76.0%
Ritz-Carlton San Francisco	75.2%	78.4%	80.3%	79.5%	74.2%	80.1%

(1)
Occupancy is the percentage of rooms sold divided by rooms available.

(2)
The Seattle Marriott Bellevue opened in July 2015.

(3)
Occupancy for 2012 reflects operations as the Palomar Arlington Waterview and Le Méridien Arlington. Occupancy for the period in 2012 when the property operated as Le Méridien Arlington was 80.7%.

(4)
Occupancy for 2011 reflects operations from July 15, 2011 onwards, the period of ownership of the prior owner.

(5)
Occupancy for 2011 reflects operations from March 2011 onwards, when the hotel began operations as the Renaissance Atlanta Midtown Hotel.

ADR(1)
Hotel	2011	2012	2013	2014	2015	2016
Marriott Sawgrass Golf Resort & Spa	$135.19	$146.76	$153.47	$156.26	$164.79	$174.83
Courtyard Nashville Downtown	$146.19	$160.35	$184.69	$208.13	$226.10	$246.48
Ritz-Carlton Key Biscayne	$355.42	$371.74	$396.83	$408.20	$423.89	$430.82
Embassy Suites by Hilton Denver-Downtown/Convention Center	$163.41	$163.27	$174.30	$182.47	$187.67	$195.50
Seattle Marriott Bellevue(2)	N/A	N/A	N/A	N/A	$208.73	$217.92
Le Méridien Arlington(3)	$188.57	$186.70	$189.92	$189.07	$189.61	$198.47
San Jose Marriott	$140.02	$151.00	$162.80	$180.62	$215.78	$233.57
San Diego Marriott La Jolla(4)	$145.51	$154.99	$156.25	$166.20	$175.61	$185.34
Renaissance Atlanta Midtown Hotel(5)	$137.99	$143.71	$149.22	$152.78	$166.65	$172.83
Ritz-Carlton San Francisco	$340.57	$357.40	$390.88	$416.48	$464.92	$509.91

(1)
ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

(2)
The Seattle Marriott Bellevue opened in July 2015.

(3)
ADR for 2012 reflects operations as the Palomar Arlington Waterview and Le Méridien Arlington. ADR for the period in 2012 when the property operated as Le Méridien Arlington was $188.51.

(4)
ADR for 2011 reflects operations from July 15, 2011 onwards, the period of ownership of the prior owner.

(5)
ADR for 2011 reflects operations from March 2011 onwards, when the hotel began operations as the Renaissance Atlanta Midtown Hotel.

RevPAR(1)
Hotel	2011	2012	2013	2014	2015	2016
Marriott Sawgrass Golf Resort & Spa	$88.70	$95.66	$95.10	$106.53	$112.01	$117.31
Courtyard Nashville Downtown	$114.01	$125.05	$150.83	$175.34	$184.09	$222.13
Ritz-Carlton Key Biscayne	$275.01	$282.68	$312.64	$310.46	$309.24	$276.07
Embassy Suites by Hilton Denver-Downtown/Convention Center	$105.30	$117.62	$129.98	$144.44	$147.97	$160.74
Seattle Marriott Bellevue(2)	N/A	N/A	N/A	N/A	$135.61	$175.83
Le Méridien Arlington(3)	$150.86	$145.96	$154.51	$164.31	$167.81	$167.78
San Jose Marriott	$102.81	$118.82	$126.44	$153.65	$163.68	$197.95
San Diego Marriott La Jolla(4)	$93.07	$107.92	$112.80	$142.52	$155.11	$166.60
Renaissance Atlanta Midtown Hotel	$85.29	$102.94	$104.62	$118.62	$126.56	$131.36
Ritz-Carlton San Francisco	$249.23	$280.36	$313.86	$331.09	$344.81	$408.65

(1)
RevPAR is room revenue divided by available rooms.

(2)
The Seattle Marriott Bellevue opened in July 2015.

(3)
RevPAR for 2012 reflects operations as the Palomar Arlington Waterview and Le Méridien Arlington. RevPAR for the period in 2012 when the property operated as Le Méridien Arlington was $152.19.

(4)
RevPAR for 2011 reflects operations from July 15, 2011 onwards, the period of ownership of the prior owner.

(5)
RevPAR for 2011 reflects operations from March 2011 onwards, when the hotel began operations as the Renaissance Atlanta Midtown Hotel.

Hotel	Renovations
Marriott Sawgrass Golf Resort & Spa	An estimated $26.7 million property renovation commenced during the second quarter of 2015 and is being completed over several phases with full completion expected to occur in the first quarter of 2017. All guestrooms and public spaces are expected to be renovated, as well as the Cabana Beach Club, pool and resort amenity enhancements and various other capital expenditure projects. The renovation is expected to be funded through future renovation draws on the related mortgage loan, amounts held in escrow and our cash accounts.
Courtyard Nashville Downtown
An estimated $0.7 million property renovation commenced during the fourth quarter of 2015 and is currently expected to be completed in the first quarter of 2017. The scope includes limited guestroom renovation work in addition to public space enhancements. The renovation work is expected to be funded through amounts held in escrow. An estimated $0.8 million property renovation will commence during the first quarter of 2017 and is currently expected to be completed by the second quarter of 2017. The scope will include the construction of a licensed Starbucks store. The project is expected to be funded through amounts held in escrow.
Ritz-Carlton Key Biscayne
An estimated $15.5 million renovation is planned for the hotel, of which $2.5 million was funded at closing, with the remainder expected to be funded from amounts held in escrow and our cash accounts. All of the guest rooms and condo-hotel units are scheduled to receive a full replacement of all soft goods, along with various bathroom upgrades. Renovation of the condo-hotel units will be paid by their owners. The renovation is currently anticipated to be completed in the first quarter of 2017.
Embassy Suites by Hilton Denver-Downtown/Convention Center
An estimated $5.1 million property renovation is planned for the hotel, of which $4.0 million was funded at closing, with the remainder expected to be funded from hotel operating cash accounts. The public spaces and guestrooms will receive replacement of soft goods. Renovation work is currently anticipated to be completed in the second quarter of 2017.
Renaissance Atlanta Midtown Hotel
An estimated $5.0 million property renovation is planned for the hotel. Proceeds for this renovation were funded at closing. The renovation scope includes a soft goods renovation of the guestrooms, public areas and meeting space. Renovation work is currently anticipated to be completed within the first 24 months of ownership.
Ritz-Carlton San Francisco
An estimated $3.8 million renovation is planned for various public space related projects. A portion of this renovation work was funded at closing with the remainder to be funded through property cash reserves.

INDUSTRY INFORMATION

The information beginning in the last paragraph on page 79 through the second paragraph on page 90 under the caption "Investment Objectives, Procedures and Policies" of our prospectus is superseded in its entirety by the following:

The following commercial real estate and lodging industry information contains historical data and forward-looking information, including historical and forecasted changes in hotel room values, RevPAR and net operating income for the U.S. hotel industry for the periods indicated in the charts. The amounts and percentages shown in the charts do not reflect returns realized or potentially realizable from lodging investments during those periods. The amounts and percentages should not be construed as indicators of the returns that may be realized by an investor in our common stock. In addition, certain assumptions regarding macroeconomic factors are incorporated into the forecasts and actual results may vary depending on whether those assumptions prove accurate. In particular, factors such as GDP, unemployment and consumer spending, among others, may all impact the forecasted results. Investments in the lodging industry are subject to risks, as described in "Risk Factors — Risks Related to Investments in the Lodging Industry," and there can be no assurance that the estimates discussed below will be realized.

Overview

Lodging properties can provide a potentially effective inflation hedge as hotel operators can adjust room rates on nearly a daily basis utilizing advanced yield management systems, reflecting real-time market conditions. Typical lease terms for major property types are set forth in the table below.

Source: CWI 2 Management

Transaction volumes for both commercial real estate and hotels declined significantly in 2008 and 2009. According to Real Capital Analytics, commercial real estate sales volume declined from $410 billion in 2007 to $121 billion and $52 billion in 2008 and 2009, respectively. As illustrated in the chart below, according to Jones Lang LaSalle Hotels, the aggregate value of sale transactions involving hotels in the

Americas, which includes both North and South America, has increased in each of the last six years; however, it remains well below the peak experienced in 2007.

Source: Data obtained from information that Jones Lang LaSalle Hotels generally makes available on a public basis.

The CMBS market had been a growing and important source of commercial real estate debt capital, that source of capital effectively collapsed in 2008 as the broader markets experienced financial crisis and recession.

Source: Commercial Mortgage Alert

This decline in the CMBS market coincided with reduced bank lending and more conservative underwriting guidelines. According to the Federal Deposit Insurance Corporation (the "FDIC"), in its fourth quarter 2009 Quarterly Banking Profile, total assets of insured institutions declined by $731.7 billion, or 5.3%, in 2009, which is the largest annual percentage decline since the inception of the FDIC in 1933. In 2011 and 2012, total assets of insured institutions increased 4.2% and 4.0%, respectively, year-over-year, significantly lower than annual growth rates from 2004 to 2008. One result of these conditions is that commercial real estate debt availability declined precipitously during 2008 to 2009, contributing to reduced sales transactions and property values during that period. According to Trepp LLC, approximately $1.7 trillion of commercial mortgage debt will mature during the period 2013 to 2017. As a result of declines in hotel values during the recent economic downturn and a more conservative lending environment, certain owners of lodging properties are continuing to experience distressed situations as they face the inability to refinance this existing debt as it comes due.

Supply and Demand

The limited debt availability for new construction, the long lead times for new development and the decline in industry and economic fundamentals in 2008 and 2009 have limited new hotel room supply growth over the last several years. Most of the lodging properties currently under construction fall into mid-tier categories, while the supply of those at either end of the spectrum — economy and luxury/resort — continue to lag behind demand. We believe the constrained growth in new supply coupled with strengthening demand will result in additional pricing power for hotels and a continued trend of increasing ADR. As illustrated in the chart below, after increasing 2.8% year-over-year in 2009, hotel room supply increased 1.7%, 0.4%, 0.4%, 0.6% and 0.7% in 2010, 2011, 2012, 2013 and 2014, respectively, and increased just 1.1% in 2015, still below the 35-year average growth rate of 2.0% during the period from 1980 to 2014.

Source: PwC Hospitality Directions August 2016

Similarly, as illustrated in the chart below, rooms under construction remain well below the previous peak. According to Bank of America Merrill Lynch, total hotel rooms under construction in 2015 are estimated to be 141,000, down 33% from 2007.

Since the 2008-2009 economic downturn, lodging demand has increased in each of the past six years. According to PWC, lodging demand growth rates were as follows over the past six years: 2010 +7.3%, 2011 +4.7%, 2012 +2.7%, 2013 +2.0%, 2014 +4.2%, and 2015 +2.9%. U.S. lodging demand reached an all-time high in 2015, with approximately 1.2 billion rooms sold. According to Smith Travel Research, 2015 U.S. hotel occupancy finished at an all-time record level of 65.6%. CBRE Hotels projects U.S. occupancy to remain above 65% through 2020. There are several factors contributing to the favorable demand outlook. Supply growth remains below the long term average growth rate of 2%, averaging 0.8% over the last five years. In addition, improving economic conditions in the U.S. have led to increases in both business and leisure travel. Total travel expenditures have continued to increase year-over-year from the trough experienced in 2009. Demand from international travelers continues to improve, with the total number of international visitors to the U.S. increasing by 30% since 2009. The chart below illustrates demand as annualized occupied room nights per capita.

Source: World Bank; Smith Travel Research; PwC Hospitality Directions May 2016

As shown in the chart below, the US Travel Association has projected total US travel expenditures to continue to grow year-over-year through 2020 and has projected 21% growth in travel expenditures for the period from 2015 through 2020.

Source: US Travel Association US Travel Forecast

The lodging industry is a primary component of the travel and tourism industry, which is one of the largest industries in terms of its contribution to U.S. GDP. Year-over-year demand for U.S. hotel rooms has increased in 22 of the past 26 years. Furthermore, total demand for U.S. hotel rooms during that same time period increased by approximately 47%. While total lodging demand is not tracked on a global basis, the United Nations World Tourism Organization ("UNWTO") maintains data on total worldwide tourist arrivals, which can be indicative of the fundamentals supporting lodging demand. According to UNWTO, total worldwide tourist arrivals were approximately 1.2 billion people in 2015, up from 436.0 million in 1990 and 25.3 million in 1950 and are projected to grow to approximately 1.8 billion people by 2030. Worldwide tourist arrivals have surpassed 1.0 billion people for 4 consecutive years (2012-2015).

International tourist arrivals grew 4.4% in 2015, with growth in the Americas recorded at 5%. In 2016 UNWTO projects international tourist arrival growth to remain strong at +4% to 5%.

Source: UNTWO

We believe that demand in the U.S. lodging sector should continue to increase in the long-term due to the following factors:

  •
  Growth in international trade and commerce, the opening of emerging markets, exposure of consumers through the media to various travel alternatives, and the expansion of travel infrastructure have contributed to an increased propensity for consumers to travel and spend on business and leisure activities.

  •
  Demographics for the lodging industry are advantageous. Members of the largest age cohort in United States history, the "Baby Boomer" generation (individuals born between 1946 and 1964), have shown an increased interest in leisure pursuits and as they approach retirement they are expected to engage in greater travel, which should in turn increase demand for lodging. Roughly 10,000 Baby Boomers reach the age of 65 every day, a rate that is projected to continue for the next 14 years, according to the Pew Research Center. Many lodging demand segments such as leisure, international, and conference and association meetings have been growing faster than the economy as a whole.

According to data provided by the U.S Department of Commerce, ITA, and the National Travel & Tourism Office, the number of international travelers visiting the U.S. has increased 41% since 2009. The chart below illustrates the growth of international visitors to the U.S. from 1999-2015.

Improving Fundamentals of Lodging

The economic crisis of 2008 through 2009 negatively impacted hotel fundamentals, as indicated by the decline in industry RevPAR of 1.8% and 16.7% year-over-year in 2008 and 2009, respectively. According to CBRE Hotels (formerly known as PKF Hospitality Research, LLC), the 2009 RevPAR decline was the highest annual decline since the early 1930s. As illustrated in the chart below, given the significant RevPAR decline and despite aggressive cost cutting efforts industry wide, CBRE Hotels estimates that unit-level net operating income, or NOI, declined 35.4% year-over-year in 2009, the greatest annual decline since CBRE Hotels began tracking U.S. hotel performance in the 1930s. After two years of declining industry fundamentals in 2008 and 2009, the lodging industry rebounded earlier, and the recovery has been more pronounced, than most expected. According to Smith Travel Research, RevPAR increased 5.5% year-over-year in 2010, followed by increases of 8.2% in 2011, 6.8% in 2012, 5.4% in 2013, 8.3% in 2014 and 6.3% in 2015. Industry analysts currently project RevPAR growth as follows for the next two years:

  •
  2016 CBRE Hotels 3.6%

  •
  2017 CBRE Hotels 3.9%

According to CBRE Hotels, RevPAR growth has exceeded the long term average growth rate of 3.3% (1988 to 2015) in each of the last six years and is anticipated to continue to exceed through 2020.

The first chart that follows is based on data provided by Smith Travel Research and CBRE Hotels. As illustrated in the second chart that follows, in its forecast, CBRE Hotels estimated that hotel unit-level NOIs increased 12.7%, 10.2%, 10.1% and 12.4% year-over-year, in 2011, 2012, 2013 and 2014, respectively, and is projecting increases of 13.4% in 2015 and 11.1% in 2016. CBRE Hotels also forecasts 2017 hotel unit-level NOI growth to exceed 10% in 2017, which would mark seven consecutive years of double-digit hotel unit-level NOI growth, an all-time record.

Source: Smith Travel Research & CBRE Hotels

Source: CBRE Hotels

According to Smith Travel Research, RevPAR grew for 112 consecutive months from 1992 to 2001 and for 65 consecutive months from 2003 to 2008. In this current cycle, RevPAR has grown for 79 consecutive months through September 2016. We believe the RevPAR growth will continue to benefit from the continued economic recovery and a rate of supply growth below historical averages. We believe that, due to the historically cyclical nature of the lodging industry, we will not only be able to benefit from the anticipated continued U.S. economic strengthening, but also the related improvement of lodging industry fundamentals.

Hotel sector values declined approximately 43% from their 2006 peak through 2009 and have increased on average by 17% per year from 2010 through 2015. Over the next four years, hotel values are anticipated to increase by another 10.8%.

CONFLICTS OF INTEREST

The fourth paragraph under the caption "Conflicts of Interest" on page 102 of our prospectus is superseded in its entirety by the following:

The following table sets forth as of September 30, 2016 certain information regarding ownership interest in W. P. Carey and Watermark Capital Partners of certain directors and officers.

Name	Percentage Interest of Watermark Capital Partners Beneficially Owned	Number of Shares of W. P. Carey Beneficially Owned(1)
Michael G. Medzigian	100%	0
Noah K. Carter	0%	0
Mark J. DeCesaris	0%	107,752
ToniAnn Sanzone	0%	4,157
Thomas E. Zacharias	0%	243,173	(2)

(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each individual has the right to acquire within 60 days.

(2)
The amount shown includes 19,000 shares owned by Mr. Zacharias' spouse and 8,000 shares held in trust for his son. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse.

 MANAGEMENT

The biography of Michael D. Johnson under the caption "Management" on page 110 of our prospectus is superseded in its entirety by the following:

Michael D. Johnson, age 60, has served as an Independent Director and as a member of the Audit Committee of the Board of Directors since February 2015. He has also served in the same capacities for CWI 1 since September 2010. Mr. Johnson has been provost of Babson College since July 2016. He is also Dean Emeritus and the E.M. Statler Professor Emeritus of Cornell University's School of Hotel Administration since July 2016, having previously been Dean since July 2006, and having held the Bradley H. Stone deanship and E.M. Statler Professorship. Prior to joining Cornell University in 2006, Dean Johnson was the D. Maynard Phelps Collegiate Professor of Business Administration from 1998 and a Professor of Marketing from 1995 at the University of Michigan's Ross School of Business. At Michigan, he served as the Director of the Center for Customer-Focused Management in Executive Education at the University of Michigan's Ross School of Business from 2004 to May 2006. Mr. Johnson also served as a member of the Executive Committee of the University of Michigan's Ross School of Business from 1996 to 1998. Mr. Johnson has consulted for a diverse range of companies and public agencies, including Promus Hotels, Northwest Airlines, the National Association of Convenience Stores, Dell Corporation, Dow Chemical, Schering Pharmaceutical and Volvo focusing on, among other things, marketing strategy, service management, customer portfolio management and customer satisfaction measurement and relationship management. Mr. Johnson is a founding member of the University of Michigan's National Quality Research Center where he was instrumental in the development of the American Customer Satisfaction Index. He has authored over a hundred academic articles and industry reports over his career and his five books have been published in six different languages. His books include Competing in a Service Economy: How to Create a Competitive Advantage through Service Development and Innovation (Jossey-Bass, 2003) and the award winning Improving Customer Satisfaction, Loyalty and Profit: An Integrated Measurement and Management System (Jossey-Bass, 2000). Mr. Johnson has served as associate editor of the Journal of Consumer Research and served on the editorial boards of the Journal of Marketing, the International Journal of Research in Marketing, the Journal of Service Research, and the International Journal of Service Industry Management. Mr. Johnson holds a Ph.D. and M.B.A. from the University of Chicago and a Bachelor of Science degree with honors from the University of Wisconsin. Mr. Johnson's distinguished academic career, his expertise in marketing and customer relationship management, his leadership of the leading institution for hospitality industry education and research and his consulting experience in the hospitality industry led us to conclude that he should serve as a member of our Board of Directors.

The following section is added before the biography of Thomas E. Zacharias on page 113 under the caption "Management — Directors and Executive Officers of the Company" of our prospectus.

ToniAnn Sanzone, age 39, our Chief Financial Officer, effective October 2016, has served as Executive Director of the Company since January 2016. She will also serve as Chief Financial Officer of Carey Watermark Investors Incorporated, an affiliate of the Company, effective October 2016, having served as Executive Director since January 2016. Ms. Sanzone will also serve as interim Chief Financial Officer of W. P. Carey Inc., effective October 2016, having served in various capacities with increasing responsibilities in the Accounting Department since April 2013, including as Chief Accounting Officer since June 2015. She will also serve as Chief Financial Officer of Corporate Property Associates 17 — Global Incorporated and Corporate Property Associates 18 — Global Incorporated, effective October 2016, having served in various capacities with increasing responsibilities in the Accounting Department since April 2013, including as Chief Accounting Officer of each since August 2015. Before joining W. P. Carey Inc., Ms. Sanzone served in various capacities, including most recently as Corporate Controller, at iStar Inc., a publicly-traded, fully integrated finance and investment company, from 2006 to 2013. From 2004 to 2006, Ms. Sanzone served in various accounting and financial reporting roles at Bed Bath and Beyond, Inc., a publicly traded company. Ms. Sanzone also held various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004. Ms. Sanzone is a Certified Public Accountant licensed in the states of New York and New Jersey. She graduated magna cum laude with a B.S. in Accounting from Long Island University, C.W. Post (now LIU Post).

The biography of Noah K. Carter under the caption "Management" on page 113 of our prospectus is superseded in its entirety by the following:

Noah K. Carter, age 36, our Chief Accounting Officer, has served as Principal Accounting Officer and Controller of CWI 2 and CWI 1 since January 2016 and May 2015, respectively. Before joining the Company in April 2015, Mr. Carter served as Controller of American Realty Capital Hospitality Trust, Inc. from December 2013 to April 2015. Prior to that, Mr. Carter was a Senior Manager in the Assurance practice at Ernst & Young LLP ("EY"). He joined EY in 2004 in Vancouver and subsequently spent nine years at their offices in Vancouver, London and most recently New York, during which time he specialized in audit services focusing on the real estate sector. He is a Certified Public Accountant licensed in the state of New York and a member of the Chartered Professional Accountants of British Columbia. Mr. Carter holds a Bachelor of Commerce degree in Accounting from the University of British Columbia in Canada.

On September 22, 2016, Hisham A. Kader announced his resignation as the Company's Chief Financial Officer, effective October 14, 2016. Mr. Kader's biography, therefore, has been deleted in its entirety from page 113 under the caption "Management — Directors and Executive Officers of the Company" of our prospectus.

In December 2016, Mr. Thomas E. Zacharias announced that he will retire from W. P. Carey effective March 31, 2017. Effective as of that same date, Mr. Zacharias will also resign from his position as Chief Operating Officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information under the caption "Security Ownership of Certain Beneficial Owners and Management" beginning on page 142 of our prospectus is superseded in its entirety by the following:

The following table sets forth as of September 30, 2016 certain information regarding the ownership of our shares of common stock beneficially owned, both immediately prior and after this offering, by:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  all persons known to us that are expected to be the beneficial owner of more than five percent of our common stock.

We have issued 22,471 Class A Shares to Carey REIT II, Inc., an affiliate of our advisor. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  All shares the investor actually owns beneficially or of record;

  •
  All shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  All shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage
Michael G. Medzigian(1)	81,221	*
Mark J. DeCesaris(2)	0	*
Charles S. Henry(3)	5,026	*
Michael D. Johnson(3)	5,026	*
Robert E. Parsons, Jr.(3)	5,165	*
William H. Reynolds, Jr.(3)	5,026	*
Noah K. Carter(2)	0	*
ToniAnn Sanzone(2)	0	*
Thomas E. Zacharias(2)	0	*

All directors and executive officers as a group (nine persons)	101,464	*

*
Less than 1%

(1)
The business address of the stockholder is 272 East Deerpath Road, Suite 320, Lake Forest, IL 60045.

(2)
The business address of the stockholder is 50 Rockefeller Plaza, New York, New York 10020.

(3)
The business address of the stockholder is c/o 50 Rockefeller Plaza, New York, New York 10020.

ESTIMATED NAV CALCULATION

The following information supplements the information under the caption "Estimated NAV Calculation" beginning on page 198 of our prospectus:

The accrued distribution and shareholder servicing fee payable has been valued using a hypothetical liquidation value and, as a result, the NAVs do not reflect any obligation to pay future distribution and shareholder servicing fees. At September 30, 2016, the accrual for the distribution and shareholder servicing fee was $9.9 million.

 THE OFFERING/PLAN OF DISTRIBUTION

The fourth, fifth and sixth paragraphs under the caption "The Offering/Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares — Front-End Selling Commissions and Discounts (Class A and Class T Shares)" beginning on page 204 of our Prospectus is hereby superseded in its entirety by the following:

If an investor purchases shares through one of the above distribution channels in our offering and the purchase is transacted through an independent broker-dealer, we will sell the Class A Shares at $10.88 per share, reflecting that selling commissions are not being paid in connection with such purchases. The net proceeds to us will not be affected by any such reduction in selling commissions. If the investor is a client of a registered investment adviser and the purchase is transacted through what is commonly known as a custody platform for registered investment advisers, we will sell the Class A Shares at $10.71, reflecting that selling commissions are not payable and the dealer manager fee is being reduced from 3.0% to 1.5%. The net proceeds to us will not be affected by such reduction in selling commissions and dealer manager fees.

In addition, we may sell Class A Shares transacted through an independent broker-dealer at a discount to the primary offering price of $11.70 per share to:

  •
  certain closed-end investment companies registered under the Investment Company Act; or

  •
  private equity funds or other unregistered wealth management funds.

If a purchaser described above buys shares, we will sell the Class A Shares at $10.76 per share, reflecting that selling commissions are not payable and the dealer manager fee is being reduced from 3.0% to 2.5%. The net proceeds to us will not be affected by such reduction in selling commissions and dealer manager fees. The discounted price for the shares sold to those purchasers will not apply to any shares sold under our distribution reinvestment plan.

EXPERTS

The information under the caption "Experts" beginning on page 214 of our prospectus is superseded in its entirety by the following:

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CWI Sawgrass Holdings LLC as of December 31, 2014 and for the period of October 3, 2014 to December 31, 2014, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on June 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MLQ SGR Holdco III, L.L.C as of December 31, 2013 and for the period of January 1, 2014 to October 2, 2014, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on June 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Nashville Hotel Group LLC as of December 31, 2014 and 2013 and for the years then ended, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on July 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Denver Downtown Hotel LLC as of September 30, 2015 and December 31, 2014 and for the nine months ended September 30, 2015 and the year ended December 31, 2014, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on January 20, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of WPPI Bellevue MFS, LLC as of September 30, 2015 and for the nine months then ended, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on April 8, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of HEI Rosslyn LLC as of December 31, 2015 and 2014 and for the years then ended, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on September 14, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The combined financial statements of SP6 San Jose Hotel Owner, LLC and SP6 San Jose Hotel Lessee, LLC as of December 31, 2015 and for the year then ended, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on September 28, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of HEI La Jolla LLC as of December 31, 2015 and 2014 and for the years then ended, incorporated in this prospectus by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on October 6, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of GB Key Biscayne Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013 and for the three year period ended December 31, 2014, included in the Current Report on Form 8-K/A, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following information is in addition to the information under the caption "Incorporation of Certain Information by Reference" beginning on page 217 of our prospectus:

In this prospectus, we "incorporate by reference" certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below:

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 14, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 12, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 13, 2016;

  •
  our Current Report on Form 8-K, filed on January 6, 2017;

  •
  our Current Report on Form 8-K, filed on December 12, 2016;

  •
  our Current Report on Form 8-K/A, filed on October 6, 2016;

  •
  our Current Report on Form 8-K/A, filed on September 28, 2016;

  •
  our Current Report on Form 8-K, filed on September 23, 2016;

  •
  our Current Report on Form 8-K/A, filed on September 14, 2016;

  •
  our Current Report on Form 8-K, filed on July 27, 2016;

  •
  our Current Report on Form 8-K, filed on July 19, 2016;

  •
  our Current Report on Form 8-K, filed on July 5, 2016; and

  •
  our Current Report on Form 8-K, filed on June 20, 2016.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following section is inserted after the caption "Incorporation of Certain Information by Reference" on page F-1 of our prospectus.

Our pro forma condensed consolidated balance sheet as of March 31, 2016 has been prepared as if the significant transactions during the second and third quarters of 2016 (noted herein) had occurred as of March 31, 2016. Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 have been prepared based on our historical financial statements as if the significant transaction and related financing during the first quarter of 2016 had occurred on July 14, 2015, the opening date of that hotel, and as if the significant transactions and related financings during the year ended December 31, 2015 and the second and third quarters of 2016 had occurred on January 1, 2015. Pro forma adjustments are intended to reflect what the effect would have been on amounts that have been recorded in our historical consolidated statement of operations had we held our ownership interest as of July 14, 2015 for the significant transaction during the first quarter of 2016 and as of January 1, 2015 for the significant transactions during the year ended December 31, 2015 and the second and third quarters of 2016. In our opinion, all adjustments necessary to reflect the effects of these investments have been made.

The pro forma condensed consolidated financial information for the three months ended March 31, 2016 should be read in conjunction with our historical consolidated financial statements and notes thereto in our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2016. The pro forma condensed consolidated financial information for the year ended December 31, 2015 should be read in conjunction with our historical consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2015. The pro forma information is not necessarily indicative of our financial condition had the significant transactions during the second and third quarter of 2016 occurred on March 31, 2016, or results of operations had the significant transaction during the first quarter of 2016 occurred on July 14, 2015 and the significant transactions during the year ended December 31, 2015 and the second and third quarters of 2016 occurred on January 1, 2015, nor are they necessarily indicative of our financial position, cash flows or results of operations of future periods. In addition, the provisional accounting is preliminary and therefore subject to change. Any such changes could have a material effect on the pro forma condensed consolidated financial information.

CAREY WATERMARK INVESTORS 2 INCORPORATED

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

March 31, 2016

(in thousands)

	CWI 2 Historical	Le Méridien Arlington		San Jose Marriott		San Diego Marriott La Jolla		Pro Forma
Assets
Investments in real estate:
Hotels, at cost	$550,533	$56,525	A	$153,837	A	$136,780	A	$897,675
Accumulated depreciation	(9,174)	—		—		—		(9,174)

Net investments in hotels	541,359	56,525		153,837		136,780		888,501
Equity investments in real estate	38,000	—		—		—		38,000
Cash	119,615	(54,891)	A	(153,814)	A	(136,781)	A	26,674
		35,000	A	88,000	A	85,000	A
		(2,043)	A	(4,831)	A	(4,284)	A
		(570)	A	(676)	A	(188)	A
		—		(126)	A	(2,605)	A
		—		—		59,868	B
Restricted cash	25,023	—		126	A	2,605	A	27,754
Accounts receivable	8,029	41	A	2,286	A	112	A	10,468
Other assets	7,991	290	A	423	A	607	A	9,311

Total assets	$740,017	$34,352		$85,225		$141,114		$1,000,708

Liabilities and Equity
Liabilities:
Non-recourse and limited-recourse debt	$318,224	$35,000	A	$88,000	A	$85,000	A	$524,790
		(570)	A	(676)	A	(188)	A
Due to related parties and affiliates	8,508	—		—		—		8,508
Accounts payable, accrued expenses and other liabilities	24,391	1,965	A	2,732	A	718	A	29,806
Distributions payable	3,908	—		—		—		3,908

Total liabilities	355,031	36,395		90,056		85,530		567,012
Commitments and contingencies
Equity:
CWI 2 stockholders' equity:
Preferred stock	—	—		—		—		—
Class A common stock	17	—		—		6	B	23
Class T common stock	25	—		—		—		25
Additional paid-in capital	370,851	—		—		59,862	B	430,713
Distributions and accumulated losses	(22,718)	(2,043)	A	(4,831)	A	(4,284)	A	(33,876)
Accumulated other comprehensive loss	(1,281)	—		—		—		(1,281)

Total CWI 2 stockholders' equity	346,894	(2,043)		(4,831)		55,584		395,604
Noncontrolling interests	38,092	—		—		—		38,092

Total equity	384,986	(2,043)		(4,831)		55,584		433,696

Total liabilities and equity	$740,017	$34,352		$85,225		$141,114		$1,000,708

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CAREY WATERMARK INVESTORS 2 INCORPORATED

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2016

(in thousands, except share and per share amounts)

		Pro Forma Adjustments (Including Pre-Acquisition Historical Amounts)
	CWI 2 Historical	Other 2016 Acquisitions		San Diego Marriott La Jolla		Weighted Average Shares		Pro Forma
Hotel Revenues
Rooms	$18,141	$12,402	C	$5,626	C			$36,169
Food and beverage	9,960	4,017	C	2,496	C			16,473
Other operating revenue	2,751	466	C	457	C			3,674

Total Revenues	30,852	16,885		8,579				56,316

Operating Expenses
Hotel Expenses
Rooms	3,431	2,660	D	1,138	D			7,229
Food and beverage	5,833	3,173	D	1,341	D			10,347
Other hotel operating expenses	1,247	392	D	54	D			1,693
Sales and marketing	2,700	1,287	D	815	D			4,802
General and administrative	2,462	1,180	D	660	D			4,302
Property taxes, insurance, rent and other	1,521	848	D	335	D			2,704
Repairs and maintenance	951	576	D	204	D			1,731
Utilities	910	355	D	241	D			1,506
Management fees	1,092	503	D	257	D			1,852
Depreciation and amortization	3,815	1,894	D	977	D			6,686

Total Hotel Expenses	23,962	12,868		6,022				42,852

Other Operating Expenses
Acquisition-related expenses	4,866	(4,820)	E	(44)	E			2
Corporate general and administrative expenses	1,014	—		—				1,014
Asset management fees to affiliate and other expenses	917	359	F	196	F			1,472

Total Other Operating Expenses (Income)	6,797	(4,461)		152				2,488

Operating Income	93	8,478		2,405				10,976

Other Income and (Expenses)
Interest expense	(2,916)	(1,320)	G	(884)	G			(5,120)
Equity in earnings of equity method investment in real estate	798	—		—				798
Other income and (expenses)	9	—		—				9

	(2,109)	(1,320)		(884)				(4,313)

(Loss) Income from Operations Before Income Taxes	(2,016)	7,158		1,521				6,663
Provision for income taxes	(30)	(236)	I	(122)	I			(388)

Net (Loss) Income	(2,046)	6,922		1,399				6,275
Income attributable to noncontrolling interest	(1,655)	—		—				(1,655)

Net (Loss) Income Attributable to CWI 2 Stockholders	$(3,701)	$6,922		$1,399				$4,620

Class A Common Stock
Net (loss) income attributable to CWI 2 Stockholders	$(1,497)							$2,802

Basic and diluted weighted-average shares outstanding	14,398,254					17,820,176	K	32,218,430

Basic and Diluted Net (Loss) Income Per Share	$(0.10)							$0.09

Class T Common Stock
Net (loss) income attributable to CWI 2 Stockholders	$(2,204)							$1,818

Basic and diluted weighted-average shares outstanding	21,063,401					—		21,063,401

Basic and Diluted Net (Loss) Income Per Share	$(0.10)							$0.09

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CAREY WATERMARK INVESTORS 2 INCORPORATED

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Year Ended December 31, 2015

(in thousands, except share and per share amounts)

		Pro Forma Adjustments (Including Pre-Acquisition Historical Amounts)
	CWI 2 Historical	2015 Acquisitions		Other 2016 Acquisitions		San Diego Marriott La Jolla		Weighted Average Shares		Pro Forma
Hotel Revenues
Rooms	$27,524	$28,052	C	$48,629	C	$21,060	C			$125,265
Food and beverage	15,321	11,452	C	17,030	C	7,274	C			51,077
Other operating revenue	6,240	3,506	C	1,992	C	1,683	C			13,421

Total Revenues	49,085	43,010		67,651		30,017				189,763

Operating Expenses
Hotel Expenses
Rooms	5,812	5,243	D	12,482	D	4,205	D			27,742
Food and beverage	10,220	6,256	D	13,273	D	4,779	D			34,528
Other hotel operating expenses	3,044	1,445	D	1,106	D	154	D			5,749
Sales and marketing	4,423	4,589	D	6,016	D	3,019	D			18,047
General and administrative	3,817	2,937	D	6,084	D	2,315	D			15,153
Property taxes, insurance, rent and other	2,495	2,009	D	3,926	D	1,293	D			9,723
Repairs and maintenance	2,144	1,263	D	2,416	D	937	D			6,760
Utilities	2,145	1,345	D	1,746	D	954	D			6,190
Management fees	1,975	1,214	D	1,970	D	900	D			6,059
Depreciation and amortization	5,975	5,462	D	8,922	D	4,775	D			25,134

Total Hotel Expenses	42,050	31,763		57,941		23,331				155,085

Other Operating Expenses
Acquisition-related expenses	13,133	(12,709)	E	(404)	E	—				20
Corporate general and administrative expenses	2,302	—		—		—				2,302
Asset management fees to affiliate and other expenses	1,152	1,199	F	1,675	F	786	F			4,812

Total Other Operating Expenses	16,587	(11,510)		1,271		786				7,134

Operating (Loss) Income	(9,552)	22,757		8,439		5,900				27,544

Other Income and (Expenses)
Interest expense	(4,368)	(4,533)	G	(6,369)	G	(3,537)	G			(18,807)
Equity in earnings of equity method investment in real estate	1,846	926	H	—		—				2,772
Other income and (expenses)	83	—		—		—				83

	(2,439)	(3,607)		(6,369)		(3,537)				(15,952)

(Loss) Income from Operations Before Income Taxes	(11,991)	19,150		2,070		2,363				11,592
Provision for income taxes	(72)	(566)	I	(924)	I	(428)	I			(1,990)

Net (Loss) Income	(12,063)	18,584		1,146		1,935				9,602
Income attributable to noncontrolling interest	(471)	(703)	J	—		—				(1,174)

Net (Loss) Income Attributable to CWI 2 Stockholders	$(12,534)	$17,881		$1,146		$1,935				$8,428

Class A Common Stock
Net (loss) income attributable to CWI 2 Stockholders	$(5,328)									$7,569

Basic and diluted weighted-average shares outstanding	2,447,082							26,724,231	K	29,171,313

Basic and Diluted Net (Loss) Income Per Share	$(2.18)									$0.26

Class T Common Stock
Net (loss) income attributable to CWI 2 Stockholders	$(7,206)									$859

Basic and diluted weighted-average shares outstanding	3,309,508							—		3,309,508

Basic and Diluted Net (Loss) Income Per Share	$(2.18)									$0.26

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Basis of Presentation

The pro forma condensed consolidated balance sheet as of March 31, 2016 and the pro forma condensed consolidated statement of operations for the three months ended March 31, 2016 were derived from our historical consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2016. The pro forma condensed consolidated statement of operations for the year ended December 31, 2015 was derived from our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Note 2. Historical Acquisitions

2015 Acquisitions

On April 1, 2015, May 1, 2015 and November 4, 2015, we acquired controlling interests in three hotels: Marriott Sawgrass Golf Resort & Spa, Courtyard Nashville Downtown and Embassy Suites by Hilton Denver-Downtown/Convention Center, respectively. Additionally, on May 29, 2015, we acquired a noncontrolling interest in a joint venture that owns the Ritz-Carlton Key Biscayne hotel, which we account for under the equity method of accounting (collectively, our "2015 Acquisitions").

All of the transactions noted above are reflected in our historical consolidated statement of operations for the year ended December 31, 2015 from their respective dates of acquisition through December 31, 2015 and fully reflected in our historical consolidated statement of operations for the three months ended March 31, 2016. We made pro forma adjustments (Note 3, adjustments C through K) to reflect the impact on our results of operations had all of these acquisitions been made on January 1, 2015.

Other 2016 Acquisitions

On January 22, 2016, June 28, 2016 and July 13, 2016 we acquired controlling interests in the Seattle Marriott Bellevue, the Le Méridien Arlington and the San Jose Marriott, respectively (collectively, our "Other 2016 Acquisitions").

The acquisition of the Seattle Marriott Bellevue is reflected in our historical consolidated balance sheet at March 31, 2016 and, therefore, no pro forma adjustments to our historical consolidated balance sheet as of March 31, 2016 were required. In addition, the acquisition of the Seattle Marriott Bellevue is reflected in our historical consolidated statement of operations for the three months ended March 31, 2016 from its respective date of acquisition through March 31, 2016. We made pro forma adjustments (Note 3, adjustments C through K) to reflect the impact on our results of operations had the acquisitions of the Le Méridien Arlington and the San Jose Marriott been made on January 1, 2015 and the acquisition of the Seattle Marriott Bellevue had been made on July 14, 2015, the opening date of the hotel.

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments

A.    Investment

Le Méridien Arlington

On June 28, 2016, we acquired a 100% interest in the Le Méridien Arlington from HEI Hotels & Resorts, an unaffiliated third party, and acquired real estate and other hotel assets, net of assumed liabilities totaling $54.9 million, as detailed in the table that follows. The 154-room, full-service hotel is located in Rosslyn, Virginia. The hotel continues to be managed by HEI Hotels & Resorts.

We acquired the Le Méridien Arlington through a wholly-owned subsidiary and obtained a non-recourse mortgage loan of $35.0 million, with a floating annual interest rate of London Interbank Offered, or LIBOR, rate plus 2.8%, which is subject to an interest rate cap. The loan is interest-only for 36 months and has a maturity date of June 28, 2020. We recognized $0.6 million of deferred financing costs related to this loan.

The effect of an increase or decrease in interest rates of 1/8% on pro forma interest expense is $0.1 million for both the three months ended March 31, 2016 and the year ended December 31, 2015.

In connection with this acquisition, we expensed acquisition costs of $2.0 million, including acquisition fees of $1.5 million paid to our advisor, which are reflected as a charge to Distributions and accumulated losses in the pro forma condensed consolidated balance sheet as of March 31, 2016.

San Jose Marriott

On July 13, 2016, we acquired a 100% interest in the San Jose Marriott from SP6 San Jose Hotel Lessee, LLC and SP6 San Jose Hotel Owner, LLC, unaffiliated third parties, and, collectively, the Seller, and acquired real estate and other hotel assets, net of assumed liabilities totaling $153.8 million, as detailed in the table that follows. The 510-room, full-service hotel is located in San Jose, California. The hotel continues to be managed by Marriott International, Inc.

We acquired the San Jose Marriott through a wholly-owned subsidiary and obtained a non-recourse mortgage loan of $88.0 million, with a floating annual interest rate of LIBOR plus 2.8%, which is subject to an interest rate cap. The loan is interest-only for 36 months and has a maturity date of July 12, 2019. We recognized $0.7 million of deferred financing costs related to this loan.

The effect of an increase or decrease in interest rates of 1/8% on pro forma interest expense is $0.1 million for both the three months ended March 31, 2016 and the year ended December 31, 2015.

In connection with this acquisition, we expensed acquisition costs of $4.8 million, including acquisition fees of $4.1 million paid to our advisor, which are reflected as a charge to Distributions and accumulated losses in the pro forma condensed consolidated balance sheet as of March 31, 2016. We placed $0.1 million into lender-held escrow accounts in connection with general repair and maintenance of the hotel.

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

San Diego Marriott La Jolla

On July 21, 2016, we acquired a 100% interest in the San Diego Marriott La Jolla from HEI La Jolla LLC, an unaffiliated third party, and acquired real estate and other hotel assets, net of assumed liabilities totaling $136.8 million, as detailed in the table that follows. The 372-room, full-service hotel is located in La Jolla, California. The hotel continues to be managed by HEI Hotels & Resorts.

We acquired the San Diego Marriott La Jolla through a wholly-owned subsidiary and obtained a non-recourse mortgage loan of $85.0 million, with a fixed interest rate of 4.1%. The loan is interest-only for 36 months and has a maturity date of August 1, 2023. We recognized $0.2 million of deferred financing costs related to this loan.

In connection with this acquisition, we expensed acquisition costs of $4.3 million, including acquisition fees of $3.7 million paid to our advisor, which are reflected as a charge to Distributions and accumulated losses in the pro forma condensed consolidated balance sheet as of March 31, 2016. We placed $2.6 million into lender-held escrow accounts in connection with general repair and maintenance of the hotel.

The following table presents a preliminary summary of assets acquired and liabilities assumed in these business combinations, at the dates of acquisition (in thousands):

	Le Méridien Arlington	San Jose Marriott	San Diego Marriott La Jolla
Acquisition consideration
Cash consideration	$54,891	$153,814	$136,781

Assets acquired at fair value:
Building	$42,791	$138,027	$109,240
Land	9,167	7,650	20,264
Furniture, fixtures and equipment	4,567	8,160	6,216
Building and site improvements	—	—	1,060
Accounts receivable	41	2,286	112
Other assets	290	423	607
Liabilities assumed at fair value:
Accounts payable, accrued expenses and other	(1,965)	(2,732)	(718)

Net assets acquired at fair value	$54,891	$153,814	$136,781

B.    Fundraising

At March 31, 2016, we did not have sufficient cash on hand to acquire and commence operations of the San Diego Marriott La Jolla; therefore, for pro forma purposes, we assumed we would have used offering proceeds of $59.9 million through the issuance of 6.0 million Class A shares to complete the transaction

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

and maintain adequate working capital. We have reflected the cash proceeds as pro forma adjustments to our historical condensed consolidated balance sheet at March 31, 2016.

C.    Hotel Revenue

Pro forma adjustments for hotel revenue are derived from the historical financial statements of our investments. The following pro forma adjustments for the three months ended March 31, 2016 and the year ended December 31, 2015 represent the hotel revenues that would have been incurred in addition to those presented in our historical financial statements, when applicable (in thousands):

	Pre-Acquisition Historical
	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Rooms	$12,402	$5,626
Food and beverage	4,017	2,496
Other hotel income	466	457

	$16,885	$8,579

	Pre-Acquisition Historical
	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Rooms	$28,052	$48,629	$21,060
Food and beverage	11,452	17,030	7,274
Other hotel income	3,506	1,992	1,683

	$43,010	$67,651	$30,017

D.    Hotel Expenses

Pro forma adjustments for hotel expenses are derived from the historical financial statements of our investments except for those related to sales and marketing, management fees and depreciation and amortization, as illustrated below. The following pro forma adjustments for the three months ended March 31, 2016 and the year ended December 31, 2015 represent the hotel expenses that would have been

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

incurred in addition to those presented in our historical financial statements, when applicable (in thousands):

	Pre-Acquisition Historical
	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Rooms	$2,660	$1,138
Food and beverage	3,173	1,341
Other hotel operating expenses	392	54
General and administrative	1,180	660
Property taxes, insurance, rent and other	848	335
Repairs and maintenance	576	204
Utilities	355	241

	$9,184	$3,973

	Pre-Acquisition Historical
	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Rooms	$5,243	$12,482	$4,205
Food and beverage	6,256	13,273	4,779
Other hotel operating expenses	1,445	1,106	154
General and administrative	2,937	6,084	2,315
Property taxes, insurance, rent and other	2,009	3,926	1,293
Repairs and maintenance	1,263	2,416	937
Utilities	1,345	1,746	954

	$20,498	$41,033	$14,637

Adjusted Hotel Expenses

Pro forma adjustments for sales and marketing and management fees reflect expenses resulting from franchise and management agreements, respectively, entered into upon acquisition, when applicable. Pro forma adjustments for depreciation and amortization reflect depreciation and amortization of the acquired assets at fair value on a straight-line basis using the estimated useful lives of the properties (limited to 40 years for buildings and ranging generally from four years up to the remaining life of the building at the time of addition for building improvements), site improvements (generally four to 15 years) and furniture, fixtures and equipment (generally one to 12 years). The following pro forma adjustments for the three months ended March 31, 2016 and the year ended December 31, 2015 represent the hotel expenses that

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

would have been incurred in addition to those presented in our historical financial statements, when applicable (in thousands):

	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Sales and marketing — pre-acquisition historical	$1,287	$744
Sales and marketing — pro forma adjustments	—	71

Sales and marketing — pro forma results	$1,287	$815

Management fees — pre-acquisition historical	$499	$257
Management fees — pro forma adjustments	4	—

Management fees — pro forma results	$503	$257

Depreciation and amortization — pre-acquisition historical	$1,724	$1,230
Depreciation and amortization — pro forma adjustments	170	(253)

Depreciation and amortization — pro forma results	$1,894	$977

	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Sales and marketing — pre-acquisition historical	$4,589	$6,016	$2,769
Sales and marketing — pro forma adjustments	—	—	250

Sales and marketing — pro forma results	$4,589	$6,016	$3,019

Management fees — pre-acquisition historical	$1,410	$1,950	$900
Management fees — pro forma adjustments	(196)	20	—

Management fees — pro forma results	$1,214	$1,970	$900

Depreciation and amortization — pre-acquisition historical	$5,382	$7,217	$4,883
Depreciation and amortization — pro forma adjustments	80	1,705	(108)

Depreciation and amortization — pro forma results	$5,462	$8,922	$4,775

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

E.    Acquisition-Related Expenses

Acquisition costs of $12.7 million and $0.4 million related to 2015 Acquisitions and Other 2016 Acquisitions, respectively, which are non-recurring in nature, are reflected in our historical consolidated statement of operations for the year ended December 31, 2015. For the three months ended March 31, 2016, acquisition costs of $4.8 million and less than $0.1 million are reflected in our historical consolidated statement of operations related to Other 2016 Acquisitions and the San Diego Marriott La Jolla, respectively. We have reflected pro forma adjustments to exclude these non-recurring charges from our pro forma condensed consolidated statement of operations.

F.     Asset Management Fees

We pay our advisor an annual asset management fee equal to 0.55% of the aggregate average market value of our investments. Pro forma adjustments for such fees are reflected in the accompanying pro forma condensed consolidated statement of operations in order to reflect what the fee would have been had the acquisition of the Seattle Marriott Bellevue occurred on July 1, 2015 and our 2015 Acquisitions and the acquisition of the Le Méridien Arlington, the San Jose Marriott and the San Diego Marriott La Jolla occurred on January 1, 2015. The following pro forma adjustments for the three months ended March 31, 2016 and year ended December 31, 2015 represent incremental asset management fees that would have been incurred in addition to asset management fees presented in our historical financial statements (in thousands):

	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Asset management fee expense — pre-acquisition historical	$62	$—
Asset management fee expense — pro forma adjustments	297	196

Asset management fee expense — pro forma results	$359	$196

	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Asset management fee expense — pre-acquisition historical	$—	$275	$—
Asset management fee expense — pro forma adjustments	1,199	1,400	786

Asset management fee expense — pro forma results	$1,199	$1,675	$786

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

G.    Interest Expense

The following pro forma adjustments for the three months ended March 31, 2016 and year ended December 31, 2015 represent the incremental interest expense that would have been incurred in addition to the amounts presented in our historical financial statements (in thousands):

	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Interest expense — pre-acquisition historical	$895	$491
Interest expense — pro forma adjustments	425	393

Interest expense — pro forma results	$1,320	$884

	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Interest expense — pre-acquisition historical	$3,349	$4,047	$1,849
Interest expense — pro forma adjustments	1,184	2,322	1,688

Interest expense — pro forma results	$4,533	$6,369	$3,537

H.    Equity in Earnings of Equity Method Investment in Real Estate

Under the conventional approach of accounting for equity method investments, an investor applies its percentage ownership interest to the venture's net income to determine the investor's share of the earnings or losses of the venture. This approach is inappropriate to use if the venture's capital structure gives different rights and priorities to its investors. We have a priority return on our equity method investment. Therefore, we follow the hypothetical liquidation at book value method in determining our share of the venture's earnings or losses for the reporting period as this method better reflects our claim on the venture's book value at the end of each reporting period. Earnings for our equity method investment are recognized in accordance with the investment agreement and, where applicable, based upon the allocation of the investment's net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

Based upon the hypothetical liquidation at book value method, our adjustment to pro forma equity in earnings would have been $0.9 million for the year ended December 31, 2015.

I.     Provision for Income Taxes

We have reflected pro forma adjustments related to our investments based upon an estimated effective tax rate, which takes into account the fact that certain activities are taxable and other activities are

CAREY WATERMARK INVESTORS 2 INCORPORATED

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Pro Forma Adjustments (Continued)

pass-through items for income tax purposes. The following pro forma adjustments for the three months ended March 31, 2016 and year ended December 31, 2015 reflect the incremental income tax provisions that would have been incurred, based on the new entity structure, in addition to the amounts presented in the historical financial statements, if any (in thousands):

	Three Months Ended March 31, 2016
	Other 2016 Acquisitions	San Diego Marriott La Jolla
Provision for income taxes — pre-acquisition historical	$—	$—
Provision for income taxes — pro forma adjustments	236	122

Provision for income taxes — pro forma results	$236	$122

	Year Ended December 31, 2015
	2015 Acquisitions	Other 2016 Acquisitions	San Diego Marriott La Jolla
Provision for income taxes — pre-acquisition historical	$—	$—	$—
Provision for income taxes — pro forma adjustments	566	924	428

Provision for income taxes — pro forma results	$566	$924	$428

J.     Income Attributable to Noncontrolling Interest

The pro forma adjustment to income attributable to noncontrolling interest related to CWI 1's ownership interest in the Marriott Sawgrass Golf Resort & Spa was $0.7 million for the year ended December 31, 2015.

K.    Weighted Average Shares

The pro forma weighted average shares outstanding were determined as if the number of shares required to raise the funds for the acquisition of the Seattle Marriott Bellevue in these pro forma condensed consolidated financial statements were issued on July 14, 2015 and any shares needed for our 2015 Acquisitions and the acquisitions of the Le Méridien Arlington, the San Jose Marriott and the San Diego Marriott La Jolla included in these pro forma condensed consolidated financial statements were issued on January 1, 2015.

Prospectus

CAREY WATERMARK INVESTORS 2 INCORPORATED $1,400,000,000 of Common Stock — Class A Shares and Class T Shares $600,000,000 of Common Stock — Distribution Reinvestment Plan

This is our initial public offering of our Class A Shares and Class T Shares, which we refer to collectively as our common stock. The share classes have differing selling fees and commissions and the Class T Shares are subject to an ongoing distribution and shareholder servicing fee. We are offering any combination of Class A and T Shares up to the maximum offering amount. We may reallocate shares of common stock between our distribution reinvestment plan and our primary offering.

An investment in our shares involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 23 for a discussion of certain factors that you should consider before you invest in the shares being sold with this prospectus, including:

  •
  We have a limited operating history and may be unable to successfully implement our investment strategy. You will be unable to evaluate our investment portfolio prior to your investment.

  •
  Our advisor and the subadvisor will be paid substantial fees based on factors other than the quality of services provided, which may encourage them to use increased leverage or to make riskier investments. Our agreements with our advisor, the subadvisor and Carey Financial, LLC, the dealer manager, are not arm's length agreements.

  •
  There is no public market for our shares; a public market is unlikely ever to develop and we are not required ever to provide you with liquidity for your shares. If you have to sell your shares, it will likely be at a discount.

  •
  We will be subject to the risks of operating lodging properties and the lodging industry generally. Failure of lodging industry fundamentals to continue to improve may adversely affect our business strategy.

  •
  Our failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

  •
  Our distributions will likely exceed our earnings during the period before we have substantially invested the net proceeds from this offering and may be paid without limit from offering proceeds, borrowings or sales of assets. Therefore, portions of the distributions that we make will likely represent return of capital to you.

  •
  You will experience substantial dilution in the net tangible book value of your shares.

  •
  Shares of our common stock are subject to a 9.8% ownership limitation that is intended, among other purposes, to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Projections and forecasts cannot be used in this offering. No one is permitted to make any written or oral predictions about how much cash you will receive from your investment or the tax benefits that you may receive.

	Maximum Aggregate Price to Public		Maximum Selling Commissions	Maximum Dealer Manager Fee	Proceeds Before Expenses to Us(1)(2)
Offering
Maximum Offering	$1,400,000,000		$54,886,048	$39,880,604	$1,299,257,255
Per A Share	$11.70	(3)	$0.82	$0.35	$10.53
Per T Share	$11.05	(3)	$0.22	$0.30	$10.53
Distribution Reinvestment Plan	$600,000,000		—	—	$600,000,000
Per A Share	$10.53	(3)	—	—	$10.53
Per T Share	$10.53	(3)	—	—	$10.53

(1)
The total of the above fees plus other organizational and offering expenses are estimated to be approximately $102.5 million if we raise $1.4 billion or $2.0 billion, in each case assuming the sale of 40% of Class A Shares and 60% of Class T Shares. If all other organization and offering expenses exceed a cap ranging from 1.5% – 4.0%, depending on the gross offering proceeds, the excess expenses will be paid by our advisor. See "The Offering/Plan of Distribution."

(2)
Does not include the annual 1% distribution and shareholder servicing fee payable on the Class T Shares purchased in the primary offering. The selling commission, dealer manager fee and the distribution and shareholder servicing fee will not exceed the 10% compensation limitation under FINRA Ru1e 2310(b)(4)(B)(ii). We estimate that the maximum amount of distribution and shareholder servicing fees payable before the compensation limit is reached is $39.1 million. See "Plan of Distribution."

(3)
The offering prices per share were determined based upon the estimated net asset values of our shares as of December 31, 2015, as described further in this prospectus. We may adjust our offering prices in the future in connection with the determination of our estimated net asset values per share, which we currently expect to occur on an annual basis.

The dealer manager, Carey Financial, LLC, is our affiliate and is not required to sell any specific number or dollar amount of the shares but will use its "best efforts" to sell the shares offered.

We may sell our shares in the offering until March 31, 2017; provided, however that our board of directors may suspend or terminate the offering sooner or extend the offering, in each case for either or both classes of shares, but not beyond August 2018 and we will provide notice of any such event in a prospectus supplement. In some states, we will need to renew our registration annually in order to continue offering our shares beyond the initial registration period.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act.

This prospectus is dated April 28, 2016

SUITABILITY STANDARDS

The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There is currently no public market for the shares, and there is no assurance that one will develop. This means that it may be difficult to sell your shares. You should not invest in these shares if you need to sell them immediately or will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for initial stockholders in this offering and subsequent transferees. These suitability standards require that a purchaser of shares have either:

  •
  gross annual income of at least $70,000 and a net worth (excluding the value of a purchaser's home, furnishings and automobiles) of at least $70,000; or

  •
  net worth of at least $250,000 (excluding the value of a purchaser's home, furnishings and automobiles).

Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania and Tennessee have established suitability standards in addition to those we have established. Shares will be sold only to investors in these states who meet the additional suitability standards set forth below:

Alabama — In addition to our suitability requirements, investors must have liquid net worth of at least ten times their investment in CWI 2 and its affiliated programs.

California — Each investor's maximum investment in CWI 2 may not be more than 10% of their liquid net worth. Liquid net worth is defined as net worth excluding the value of the purchaser's home, home furnishings and automobile.

Iowa — Each investor in Iowa must have either (i) minimum net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or (ii) minimum net worth of $350,000 (exclusive of home, auto and furnishings). The maximum investment in CWI 2 cannot exceed 10% of an Iowa resident's liquid net worth. Liquid net worth is defined as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.

Kansas — Kansas recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs. Liquid net worth is defined as the portion of net worth that consists of cash and cash equivalents and readily marketable securities.

Kentucky — Each Kentucky investor must have a minimum gross annual income of $70,000 and a minimum net worth (exclusive of the value of the investor's home, home furnishings and personal automobile) of $70,000, or a minimum net worth alone of $250,000. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in CWI 2's shares or the shares of CWI 2's affiliates' non-publicly traded real estate investment trusts.

Maine — The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investment not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

-i-

Massachusetts — The maximum investment in CWI 2 and other illiquid direct participation programs must be limited to not more than 10% of the investor's liquid net worth.

Michigan, Missouri and Oregon — Investors must also have liquid net worth of at least ten times their investment in CWI 2.

Nebraska — An investment in CWI 2 and in the securities of other non-publicly traded real estate investment trusts (REITs) programs by a Nebraska investor should not exceed 10% of the investor's net worth exclusive of home, home furnishings, and automobiles. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

New Jersey — New Jersey investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in CWI 2, our affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of his or her liquid net worth.

New Mexico — It shall be unsuitable for a New Mexico investor's aggregate investment in shares of CWI 2, its affiliated programs and other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

New York imposes a higher minimum investment requirement than we require. In New York individuals must invest at least $2,500 (not applicable to IRAs).

North Dakota — North Dakota investors must represent that, in addition to the standards listed above, they have net worth of at least ten times their investment in us.

Ohio — It shall be unsuitable for an Ohio investor's aggregate investment in shares of CWI 2, its affiliated programs and other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Pennsylvania — In addition to our suitability requirements, investors must have net worth of at least ten times their investment in CWI 2.

Tennessee — In addition to our suitability requirements, a Tennessee resident investor's maximum investment in this offering may not exceed 10% of his or her net worth (exclusive of home, auto and furnishings).

Vermont — An investment in CWI 2 and its affiliated programs by a Vermont investor that is not an accredited investor within the meaning of Federal securities laws may not exceed 10% of his or her liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including

-ii-

home, home furnishings, or automobiles) minus total liabilities. An investment by a Vermont investor that is an accredited investor is not subject to the foregoing limitations.

In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares, or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in CWI 2, our investment objectives and the relative illiquidity of the shares, a purchase of shares is an appropriate investment. The sponsor and each person selling shares on behalf of CWI 2 must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder's financial situation and investment objectives. Because the dealer manager is forming a selling group of selected dealers to make the retail sale of the shares, each selected dealer will make this suitability and appropriateness determination. In making this determination, the selected dealers will rely on relevant information provided by the investor, including information regarding the investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information, including whether (i) the investor is or will be in a financial position appropriate to enable him to realize the benefits described in the prospectus, (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in the investment program and (iii) the investment program is otherwise suitable for the investor. Each person selling shares on behalf of CWI 2 is required to maintain records for six years of the information used to determine that an investment in the shares is suitable and appropriate for a stockholder.

Additionally, investors should consult their financial advisors as to their suitability, as the minimum suitability standards may vary from broker-dealer to broker-dealer.

-iii-

No person has been authorized to give any information or to make any representation in connection with the offer contained in this prospectus unless preceded or accompanied by this prospectus nor has any person been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer contained in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Carey Watermark Investors 2 Incorporated since the date hereof. However, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.

-iv-

Unless the context otherwise requires or indicates, references in this prospectus to:

  •
  "we," "the corporation," "our," "us" and "CWI 2" refers to Carey Watermark Investors 2 Incorporated, together with our subsidiary, CWI 2 OP, LP, a Delaware limited partnership, which we refer to in this prospectus as our "operating partnership";

  •
  "our dealer manager" refers to Carey Financial, LLC ("Carey Financial");

  •
  "our advisor" refers to Carey Lodging Advisors, LLC or "CLA", which is the entity named as the advisor under our advisory agreement, together with the affiliates of W. P. Carey Inc. that perform services on its behalf in connection with the advisory agreement;

  •
  "Carey Watermark Holdings 2" or "our special general partner" refers to Carey Watermark Holdings 2, LLC, the special general partner in our operating partnership;

  •
  "W. P. Carey" refers to W. P. Carey Inc. (or any of its predecessors), which is our sponsor and the ultimate parent company of our advisor and Carey Financial and holds an indirect interest in Carey Watermark Holdings 2;

  •
  "Watermark Capital Partners" refers to Watermark Capital Partners, LLC, which is the parent company of CWA2, LLC, the subadvisor to our advisor; and

  •
  "TRS lessees" refers to our wholly-owned taxable real estate investment trust subsidiaries ("TRSs") or one or more wholly-owned TRSs that we may form in the future.

Unless indicated otherwise, the information included in this prospectus assumes the effectiveness of our articles of incorporation, the limited partnership agreement of our operating partnership, the limited liability company agreements of our advisor and subadvisor and our advisory agreement.

-v-

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information, including under the caption "Risk Factors," and our financial statements and notes thereto, included elsewhere or incorporated by reference in this prospectus. References in this prospectus to the "initial offering date" refer to the first day our shares of common stock are sold to the public pursuant to this offering. This prospectus will be used in connection with the continuous offering of our shares, as supplemented from time to time. The information in this prospectus speaks as of the date of this prospectus unless otherwise indicated.

Carey Watermark Investors 2 Incorporated

Overview

We were formed to take advantage of current and future opportunities to invest in lodging and lodging-related assets. We believe that current dynamics in the lodging industry offer attractive opportunities for us to acquire quality properties at prices often below replacement cost, with the potential to achieve long-term growth in value and generate attractive returns for our stockholders.

This is our initial offering of securities. We commenced investment activities in 2015 and, as such, own interests in a limited number of real estate assets, as described in this prospectus. We intend to conduct substantially all of our investment activities and own all of our assets through CWI 2 OP, LP, our "operating partnership." We are both a general partner and a limited partner, and will initially own approximately a 99.985% capital interest, in our operating partnership. Carey Watermark Holdings 2, an entity substantially all of which is owned by W. P. Carey, will hold a special general partner interest in our operating partnership. We expect to qualify as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2015.

We are externally advised by our advisor, Carey Lodging Advisors, LLC, an indirect subsidiary of W. P. Carey. Our advisor has retained CWA2, LLC, a subsidiary of Watermark Capital Partners, to act as a subadvisor. Our advisor and the subadvisor will manage our overall portfolio, including providing oversight and strategic guidance to the independent property operators that will manage our hotels.

W. P. Carey is a publicly traded REIT listed on the New York Stock Exchange ("NYSE") under the symbol "WPC." During its more than 40-year history, W. P. Carey has sponsored and advised nine partnerships and eight non-traded REITs under the Corporate Property Associates and Carey Institutional Properties brand names (the "CPA® Programs"), and also sponsored Carey Watermark Investors Incorporated ("CWI 1"), a public, non-traded REIT that also invests in lodging and lodging-related properties. CWI 1 commenced operations in 2008, raised aggregate gross proceeds of approximately $575.8 million in an initial public offering that ended in September 2013, and raised aggregate gross proceeds of approximately $575.4 million in a follow-on offering that ended in December 2014. CWI 1 has fully invested the net proceeds of its initial public offering and its follow-on offering. Of the 17 CPA® Programs, 15 have completed their investment and liquidation phases and two continue to operate as entities advised by W. P. Carey. Corporate Property Associates 17 — Global Incorporated ("CPA®:17 — Global") and Corporate Property Associates 18 — Global Incorporated ("CPA®:18 — Global") are no longer raising funds except through their respective distribution reinvestment plans. CPA®:17 — Global and CPA®:18 — Global each has funds available for investment as of the date of this prospectus. We refer to CPA®:17 — Global and CPA®:18 — Global throughout this prospectus as the "CPA® REITs," and with CWI 1, the "Managed REITs". While the CPA® REITs are not restricted from investing in lodging assets, their primary investment focus is on commercial properties net leased to corporate tenants.

Watermark Capital Partners is a private investment firm formed in May 2002 that focuses its investment activities on assets that benefit from specialized marketing strategies and demographic shifts, including hotels and resorts, resort residential products, recreational projects (including golf and club ownership programs), and new-urbanism and mixed-use projects. The principal of Watermark Capital Partners, Michael G. Medzigian, has managed lodging properties valued in excess of $5.2 billion in aggregate during his over 35 years of experience in the lodging and real estate industries, including as the chief executive officer of Lazard Freres Real Estate Investors, a real estate private equity management organization, and as a senior partner of Olympus Real Estate Corporation, the real estate fund management affiliate of Hicks, Muse, Tate and Furst Incorporated.

Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020. Our telephone number is (212) 492-1100 and our web address is www.careywatermark2.com. The information on our website does not constitute a part of this prospectus. We were organized as a Maryland corporation on May 22, 2014 with the filing of our initial charter, which was amended and restated in April 2015. Our charter and bylaws will remain operative throughout our existence, unless they are amended or we are dissolved.

Class A and Class T Common Stock

Investors can choose to purchase Class A Shares or Class T Shares in the offering. The offering prices per Class A Share and Class T Share were determined based upon the estimated net asset values, or NAVs, of our shares as of December 31, 2015, which were $10.53 per Class A Share and Class T Share. See "Estimated NAV Calculation" for details about the calculation of our NAVs per share as December 31, 2015. Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the common stockholders for approval. The differences between each class relate to the stockholder fees and selling commissions payable in respect of each class, and the differing distribution amounts and expense allocations for purposes of determining net asset value as discussed below. The following summarizes the differences in fees and selling commissions between the classes of our common stock.

	Class A Shares	Class T Shares
Offering Price	$11.70	$11.05
Selling Commissions (per share price)(1)	$0.82	$0.22
Dealer Manager Fee (per share price)(1)	$0.35	$0.30
Annual Distribution and Shareholder Servicing Fee	None	1.0% of NAV
Redemption Price (per share)	$10.00	$10.00

(1)
All of the selling commissions and all or a portion of the dealer manager fee will be reallowed to the selected dealers.

(2)
We will cease paying the distribution and shareholder servicing fee with respect to the Class T shares sold in this offering at the earlier of: (i) the date at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); and (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our DRIP offering) terminates. We cannot predict if or when this will occur.

  Class A Shares

    •
    A front end selling commission, which is a one-time fee charged at the time of purchase of the shares. There are ways to reduce these charges. See "Plan of Distribution — Volume Discounts" for additional information.

    •
    Higher dealer manager fee than Class T Shares.

    •
    No quarterly distribution or shareholder services expense charges.

  Class T Shares

    •
    Lower front end selling commission than Class A Shares. There are ways to reduce these charges. See "Plan of Distribution — Volume Discounts" for additional information.

    •
    Lower dealer manager fee than Class A Shares.

    •
    Class T Shares purchased in the primary offering pay distribution and shareholder servicing fees, which may increase the cost of your investment and may cost you more than paying other types of selling commissions. A purchaser of Class T Shares will pay approximately 0.0025 multiplied by the per share NAV per quarter. No shareholder distribution and servicing fees will be payable after the sixth anniversary of the end of the quarter in which this offering terminates, and the fees may end sooner if the total underwriting compensation that is paid in respect of the offering reaches 10% of the gross offering proceeds or if we undertake a liquidity event before that sixth anniversary. Volume discounts applied to purchases of Class A Shares and Class T Shares lower the overall amount of underwriting compensation paid, which in turn will extend the period during which you would pay distribution and shareholder servicing fees on Class T Shares, but not beyond the earlier of: that sixth anniversary, underwriting compensation reaching 10% of the gross offering proceeds, or a liquidity event.

  The fees and expenses listed above, including the distribution and shareholder servicing fee, will be allocated on a class-specific basis. The payment of class-specific expenses are expected to result in different amounts of distributions being paid with respect to each class of shares. Specifically, we expect to reduce the amount of distributions that would otherwise be paid on Class T Shares to account for the ongoing distribution and shareholder servicing fees payable on Class T Shares. All shares in a class will receive the same per share amount of distributions.

  We determine the NAV of CWI 2 on an aggregate basis by determining the value of our real estate portfolio, based on an independent appraisal, deducting the fair value of our debt and making other adjustments for balance sheet items such as cash and liabilities for disposition fees. The aggregate NAV is then allocated between each class of our common stock, and further adjustments will be made for class specific expenses. As a result of the allocation of the distribution and shareholder servicing fee to the Class T Shares, the Class T Shares could have a lower NAV per share if distributions on the Class T Shares are not adjusted to take account of such fee. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See "Estimated NAV Calculation" for additional information.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A Shares and Class T Shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Investment Objectives and Policies

We are a non-traded REIT that strives to create value in the lodging industry.

Our primary investment objectives are:

  •
  To provide stockholders with current income in the form of quarterly distributions.

  •
  To increase the value of our portfolio in order to generate long-term capital appreciation.

We plan to meet our objectives by acquiring a diverse portfolio of lodging and lodging-related investments, including those that offer high current income, properties to which we can add value and provide the opportunity for capital appreciation, and to the extent available, distressed situations where our investment may be on opportunistic terms.

We intend to develop a diversified portfolio that has the potential to generate attractive risk adjusted returns across varying economic cycles while mitigating the risk associated with any one geography or lodging category. We believe that a lodging portfolio that is diversified both geographically and across multiple lodging categories provides for the opportunity to benefit from growth across multiple geographies and lodging categories while providing risk mitigation against lagging performance that is geographically specific or focused on specific lodging categories.

Our core strategy for achieving these objectives is to acquire, own, dispose of and manage, and seek to enhance the value of, interests in lodging and lodging related investments that are expected to generate current income and have the potential growth through value add strategies. While our core strategy is focused on the lodging industry, we may also invest in other real estate property sectors, although we have not made any such investments to date. We will adjust our investment focus from time to time based upon market conditions and our advisor's views on relative value as market conditions change. Material changes in our investment focus will be described in our periodic reports filed with the Securities and Exchange Commission (the "SEC"); however, these reports would typically be filed after changes in our investment focus have been made, and in some cases, several months after such changes.

As a REIT, we are allowed to own lodging properties but are prohibited from operating these properties. In order to comply with applicable REIT qualification rules, we will enter into leases with subsidiaries of us organized as "taxable REIT subsidiaries" or "TRSs." The TRS lessees will in turn contract with independent property operators that will manage day-to-day operations of our properties.

We believe that the following market factors and attributes of our investment model are particularly important to our ability to meet our investment objective:

  •
  An investment model that incorporates a diversified lodging portfolio provides the potential to generate attractive risk adjusted returns across economic cycles while mitigating the risks associated with any one geography or lodging segment.  We believe that a lodging portfolio that is diversified both geographically and across multiple lodging segments provides for the opportunity to benefit from growth across multiple geographies and lodging segments while providing risk mitigation against lagging performance that is geographically specific or focused on specific lodging segments.

  •
  Our investment model should benefit from the continuing improvement in lodging industry fundamentals.  The lodging industry continues to be in a period of improving fundamentals that we believe provides growth oriented opportunities as well as opportunities associated with recapitalizations and deleveraging transactions. We believe that certain owners of lodging properties continue to experience distressed situations as they face legacy capital structure issues and the inability to refinance existing debt as it comes due. Many of these hotels require additional capital as they approach or extend into their recurring renovation cycle. We believe that over-extended borrowers' attempts to reduce their leverage and improve their capital structure has presented and will continue to present a need for new equity capital, which we seek to provide. Further, these legacy capital structures have, in some instances, limited existing owners' ability to capitalize on potential value-add opportunities that exist at these properties. In addition, we believe that certain owners that experienced partial recovery or that held through the downturn are now motivated to market their properties. Given the experience and expertise of our advisor and the subadvisor, we believe we are well positioned to capitalize on these opportunities to create an attractive investment portfolio.

  •
  A lodging-centric investment strategy provides an opportunity for attractive returns and long-term growth in value and a potentially effective inflation hedge.  Lodging properties can provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Growth in U.S. hotel revenue per available room ("RevPAR") has historically been closely correlated with growth in U.S. gross domestic product ("GDP"). Lodging properties do not have a fixed lease structure, unlike other property types, and therefore rental rates on lodging properties can be determined on virtually a daily basis. Therefore, if the U.S. economy continues to strengthen, we anticipate continued RevPAR growth, along with the related growth in property operating income and valuations, to culminate in an overall improvement of lodging industry fundamentals over the course of our investment period. According to research by Smith Travel Research, over the last fifty years there have only been only six instances of year-over-year RevPAR declines. We believe that this historical trend supports the opportunity for sustainable growth in property operating income and valuations.

  •
  As compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns.  The operationally intense nature of lodging assets presents opportunities to employ a variety of strategies to enhance value, including brand and management changes, revenue and expense management, strategic capital expenditures, repositioning, facility reuse and reuse or sale of excess land. Our asset management approach is designed to capitalize on opportunities during periods of strong growth and also to exploit efficiencies and operating leverage during periods of slower growth.

  •
  We will deploy a differentiated investment approach.  We expect to make in the future some of our investments through joint ventures with qualified owners and operators of properties. Over his many years as a real estate professional, our chief executive officer has developed a network of relationships with operating partners in a variety of sectors and geographies that may provide sources of investment opportunities for us. In addition to expanding our investment sourcing network, investing through joint ventures will provide us with specialized resources and capabilities.

  •
  Our portfolio will not have pre-financial crisis legacy issues.  Our portfolio will not include assets acquired at the inflated prices that existed prior to the 2008 financial crisis. As a result, our management team will be able to focus its resources on value creation on behalf of our stockholders, without having the distractions created by under-performing or troubled assets acquired at the peak of the market.

  •
  Our investment strategy, resources and investment structure differentiate us from other sources of capital for the real estate industry.  We believe that our investment structure offers certain advantages over private equity fund and traded REIT competitors. Unlike certain private equity funds, we currently expect to operate an investment portfolio that is approximately 60% leveraged, on average. However, our organizational documents permit us to incur maximum leverage of up to 75% of the total costs of our investments, or 300% of our net assets, or a higher amount with the approval of a majority of our independent directors. As compared to traded REITs, we are not subject to pressures relating to quarterly earnings estimates and near term share price targets.

See "Investment Objectives, Procedures and Policies — General" for a detailed discussion of the attributes of the U.S. lodging industry, the resulting market opportunities and our investment strategy noted above.

The lodging properties we acquire may include full-service branded hotels located in urban settings, resort properties, high-end independent urban and boutique hotels, select-service hotels and mixed-use projects with non-lodging components. Full-service hotels generally provide a full complement of guest amenities, including food and beverage services, meeting and conference facilities, concierge and room service, porter service or valet parking, among others. Select-service hotels typically have limited food and beverage outlets and do not offer comprehensive business or banquet facilities. Resort properties may include smaller boutique hotels and large-scale integrated resorts. We generally intend to acquire fee ownership of our properties but may consider leasehold interests. While we expect our portfolio to develop based upon opportunities and market conditions prevailing from time to time, we expect to target a mix of properties, including those that offer high current income, value-added properties that provide opportunity for capital appreciation and to the extent available, distressed situations where our investment may be on opportunistic terms.

At this time, we are unable to predict what percentage of our assets may consist of investments in any one category of the target lodging portfolio. As opportunities arise, we may seek to expand our portfolio to include other types of real estate-related investments in the lodging sector, such as loans secured by lodging properties, mezzanine loans related to lodging properties (i.e., loans senior to the borrower's common and preferred equity in, but subordinated to a mortgage loan on, a property), subordinated interests in loans secured by lodging properties and equity and debt securities issued by companies engaged in the lodging sector. We may invest in the securities of other issuers for the purpose of exercising control.

We may engage in securitization transactions with respect to any loans we purchase. We do not plan to make investments in sub-prime mortgages. We expect to make investments primarily in the United States. However, we may consider investments outside the United States and we are not prohibited under our organizational documents from making investments outside the United States.

Our advisor will evaluate potential acquisitions on a case-by-case basis. We are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments or on the percentage of our capital that we may invest in a particular asset.

As we seek to implement our business strategy and achieve our investment objective, we believe that we will benefit from the following:

  •
  The combined capabilities and resources of W. P. Carey and Watermark Capital Partners, and their successful experience to date in raising and investing capital in the lodging sector through CWI 1. CWI 1 raised aggregate gross proceeds of approximately $575.8 million in its initial public offering and approximately $577.4 million in its follow-on offering.

  •
  W. P. Carey, founded by Wm. Polk Carey in 1973, is a publicly-traded REIT that has provided long-term net-lease financing via sale-leaseback and build-to-suit transactions for companies worldwide for more than 40 years. W. P. Carey and the CPA® REITs own five investments in 21 lodging properties located within the United States, including one which is part of a joint venture with Watermark Capital Partners.

  •
  The long experience of Mr. Medzigian, our Chief Executive Officer, as an active and successful lodging industry investor and asset manager. Mr. Medzigian has particular expertise in investing in and managing lodging properties, having been responsible for investments in, or management of, over $5.2 billion of lodging and related investments over 35 years.

  •
  An independent board that includes individuals with substantial experience in the lodging industry.

Description of the Properties

The table below specifies the hotel, city, state, acquisition date, ownership percentage, number of guest rooms and type of hotel for each of the hotels in which we had ownership interests as of the date of this prospectus.

General Property Information
Hotel	City	State	Acquisition Date	Ownership Percentage	Rooms	Type of Hotel
Marriott Sawgrass Golf Resort & Spa(1)	Ponte Vedra Beach	FL	April 1, 2015	50%	511	Resort
Courtyard Nashville Downtown	Nashville	TN	May 1, 2015	100%	192	Select-Service
Ritz-Carlton Key Biscayne(2)	Key Biscayne	FL	May 29, 2015	19.33%	480	Resort
Embassy Suites by Hilton Denver-Downtown/Convention Center	Denver	CO	November 4, 2015	100%	403	Full-Service
Seattle Marriott Bellevue	Bellevue	WA	January 22, 2016	95.4%	384	Full-Service

					1,970

(1)
The hotel is jointly-owned with CWI 1.

(2)
The hotel is jointly-owned with CWI 1 and a third party, which own 47.336% and 33.33%, respectively. Includes 178 condo-hotel units that participated in the resort rental program at December 31, 2015.

Our Offering and Issuances through Our Distribution Reinvestment Plan

We are offering up to $1.4 billion in shares of our common stock, and an additional $600 million in shares of common stock through our distribution reinvestment plan. As of March 31, 2016, we have issued 41,931,951 shares of our common stock (comprised of 16,791,729 Class A Shares and 25,140,221 Class T Shares) raising aggregate gross proceeds of approximately $404 million as follows ($ in thousands):

Period	Class A Shares	Class T Shares	Total
April 2015	$—	$—	$—
May 2015	2,859	827	3,686
June 2015	5,121	8,156	13,277
July 2015	8,277	9,175	17,452
August 2015	12,122	13,986	26,108
September 2015	12,450	19,485	31,935
October 2015	15,771	22,306	38,077
November 2015	16,419	24,662	41,081
December 2015	32,726	42,632	75,358
January 2016	16,786	27,504	44,290
February 2016	31,596	48,583	80,179
March 2016	12,342	20,212	32,554

In addition, as of March 31, 2016, we have issued 69,030 Class A Shares ($662,696) and 96,793 Class T Shares ($877,918) through our distribution reinvestment plan.

Financing Strategy

We currently expect that, at such time when we have fully invested the net proceeds from this offering, our investment portfolio will be approximately 60% leveraged, on average. This reflects our current expectation for the overall portfolio. We may fund some individual investments solely or primarily using our equity capital and others may be financed with greater than 60% leverage. The maximum leverage that our advisor may arrange for us to incur in the aggregate on our portfolio, without the need for further approval, is limited to the lesser of 75% of the total costs of our investments, or 300% of our net assets, or a higher amount with the approval of a majority of our independent directors. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Any excess must be approved by a majority of our independent directors. Our charter and bylaws do not restrict the form of indebtedness we may incur (for example, we may incur either recourse or non-recourse debt or cross-collateralized debt).

Liquidity Strategy

Our intention is to consider alternatives for providing liquidity for our stockholders beginning not later than six years following the termination of our initial public offering. If we have not consummated a liquidity transaction by the end of the fiscal year in which that anniversary occurs, our board of directors will be required to consider (but will not be required to commence) an orderly liquidation of our assets, which would require the approval of our stockholders. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a national securities exchange, a merger (which may include a merger with our advisor or subadvisor or its affiliates, or one or more entities managed by our advisor or our subadvisor now or in the future) or another transaction approved by our board of directors. There can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during any particular timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that it is in our stockholders' best interests for us to make new investments.

Market conditions and other factors could cause us to delay a liquidity transaction or the commencement of our liquidation. Even if our board of directors decides to liquidate, we are under no obligation to conclude our liquidation within a set time because the precise timing of the sale of our assets will depend on the then-prevailing real estate and financial markets, the economic conditions of the areas in which our properties are located and the federal income tax consequences to our stockholders. As a result, we cannot provide assurances that we will be able to liquidate our assets. After commencing a liquidation, we would continue in existence until all of our assets are sold.

Risk Factors

An investment in our shares has risks. Please refer to the "Risk Factors" section for a more detailed discussion of the risks summarized below and other risks of investment in us.

Risks Related to this Offering

  •
  We have a limited operating history and may be unable to successfully implement our investment strategy or generate sufficient funds from operations to make distributions to our stockholders.

  •
  The past performance of the CPA® programs sponsored by or affiliated with W. P. Carey is not an indicator of our future performance because those programs had a different investment strategy.

  •
  The offering price for shares being offered in this offering and through our distribution reinvestment plan were determined by our board of directors based upon our estimated NAVs per share as of December 31, 2015 and may not be indicative of the price at which the shares would trade if they were listed on an exchange or were actively traded by brokers.

  •
  We have not yet identified the properties to be acquired with the proceeds of this offering; delays in investing may adversely affect us.

  •
  Our distributions will likely exceed our earnings during the period before we have substantially invested the net proceeds from this offering and may be paid without limit from offering proceeds, borrowings or sales of assets. Therefore, portions of the distributions that we make will likely represent return of capital to you.

  •
  We or our board of directors may change our investment policies, including our targeted class of investments, without stockholder notice or approval, which could change the nature of your investment and adversely affect our ability to achieve our investment objectives.

  •
  As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

  •
  Since this is a "best-efforts" offering, there can be no assurance that additional shares of common stock will be sold in this offering.

Risks Related to Our Relationship with Our Advisor and Our Subadvisor

  •
  Our advisor and our subadvisor provide similar services to CWI 1 and we will compete with CWI 1 for the time and attention of our advisor and subadvisor. We will also compete with CPA®:17 — Global and CPA®:18 — Global, as well as future entities managed by W. P. Carey, for the time and attention of our advisor.

  •
  The termination or resignation of the subadvisor could materially adversely affect the ability of our advisor to continue to perform services for us.

  •
  It could be prohibitively expensive for us to terminate the advisory agreement, even for the advisor's or the subadvisor's poor performance, because the cost to repurchase the special general partner interest could be significant.

Risks Related to Our Operations

  •
  Our participation in joint ventures may create additional risk because, among other things, we will not exercise sole decision making power and our partners may have different economic interests than we have.

  •
  We will be subject, in part, to the risks of real estate ownership, which could reduce the value of our properties.

  •
  We may have difficulty selling our properties, and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions.

Risks Related to Investments in the Lodging Industry

  •
  Economic conditions may adversely affect the lodging industry, and cyclicality and seasonality may cause our results to fluctuate.

  •
  We are subject to the risk of potentially significant tax penalties in case our leases with the TRS lessees do not qualify for tax purposes as arm's length.

  •
  Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders will depend on the ability of the independent property operators to operate and manage the hotels.

  •
  We face competition in the lodging industry, which may limit our profitability and return to our stockholders.

Risks Related to an Investment in Our Shares

  •
  We are not required ever to complete a liquidity event. The lack of an active public trading market for our shares combined with the limit on the number of our shares a person may own may discourage a takeover and make it difficult for stockholders to sell shares quickly.

  •
  Failing to qualify as a REIT would adversely affect our operations and ability to make distributions to our stockholders.

  •
  Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

Our Advisor and the Subadvisor

We will be externally managed and advised by Carey Lodging Advisors, LLC, which is responsible for managing our overall portfolio and for identifying and making acquisitions on our behalf. Our advisor is also the advisor to CWI 1.

The subadvisor will provide services to the advisor primarily relating to acquiring, managing, financing and disposing of our hotels and overseeing the independent property operators that manage the day-to-day operations of our hotels. The subadvisor provides similar services to CWI 1. In addition, the subadvisor has agreed to provide Mr. Medzigian's services as our chief executive officer during the term of the subadvisory agreement, subject to the approval of our independent directors. Mr. Medzigian also serves as the chief executive officer and a director of CWI 1.

See the "Management" section of this prospectus for a description of the business background of the individuals who are responsible for the management of our operations and our advisor, as well as for a description of the services our advisor provides. In payment for these services, our advisor receives substantial fees, a portion of which will be paid by our advisor to the subadvisor.

Our Structure

The following chart shows our ownership structure and our relationship with our advisor, Carey Watermark Holdings 2, W. P. Carey and Watermark Capital Partners. We intend to acquire and hold our assets through our operating partnership. Our structure is often referred to as an "UPREIT" structure. We believe this structure will enable us to offer sellers of real properties the opportunity to achieve tax deferral on the sale of the properties, which may give us a competitive edge in acquiring real properties when compared with buyers who are not able to offer consideration that will result in tax deferral for the seller. Generally, a sale of property directly to a REIT is a taxable sale to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may, in some cases, transfer the property to the UPREIT in exchange for limited partnership units in the partnership and defer taxation of gain until the seller later exchanges his limited partnership units on a one-to-one basis for REIT shares or for cash pursuant to the terms of the limited partnership agreement. However, we may not have a competitive edge when compared with publicly-traded UPREITs because they can offer sellers of real property the opportunity to achieve tax deferral and the ability to convert operating partnership units into publicly-traded common stock. See "The Operating Partnership."

(1)
We will initially own approximately a 99.985% capital interest in the operating partnership consisting of general and limited partnership interests. We are the managing general partner of the operating partnership and, therefore, our board of directors controls substantially all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor subject to the terms of the advisory agreement.

(2)
W. P. Carey owns our advisor and Carey Financial through its subsidiaries WPC Holdco LLC and Carey Asset Management Corp. W. P. Carey owns Carey Watermark Holdings 2 through its subsidiary WPC Holdco LLC. CWA2 LLC has a promote interest in the special general partner entitling it to 30% of the special general partner's 15% interest in disposition proceeds or the subordinated listing distribution, as applicable. See "Management Compensation."

(3)
The special general partner interest entitles Carey Watermark Holdings 2 to receive a special allocation of our operating partnership's profits as well as certain operating partnership distributions. See "Management Compensation."

Conflicts of Interest

Entities with which we may potentially have conflicts of interest are our advisor; the subadvisor; W. P. Carey, which owns our advisor, Carey Financial and the special general partner; Carey Financial, which is the dealer manager for this offering and the ongoing or future offerings of other entities or programs sponsored or managed by our advisor or its affiliates; Watermark Capital Partners, which owns the subadvisor; CWI 1; the CPA® REITs and other entities or programs sponsored or managed by our advisor, the subadvisor or their respective affiliates in the future; and those of our officers and directors who have ownership interests in W. P. Carey and Watermark Capital Partners and/or provide services to CWI 1 and the CPA® REITs.

Our advisor, the subadvisor, directors and officers and their respective affiliates may experience conflicts in the management of our operations with respect to matters related to:

  •
  the advisor's and the subadvisor's compensation;

  •
  allocation of new investments and management time and services between us and various other entities, including CWI 1, which has similar investment objectives to us, and the CPA® REITs, which primarily invest in net-leased commercial real estate assets;

  •
  the allocation of time and resources of our advisor which is also serving as the advisor to CWI 1 and the CPA® REITs, and the subadvisor which is also serving as the subadvisor to CWI 1;

  •
  the timing and terms of the investment in or sale of an asset;

  •
  investments with our affiliates, our advisor, the subadvisor and their managed entities;

  •
  purchases of assets from, sales of assets to, or business combination transactions involving, other programs or entities sponsored or managed by our advisor, the subadvisor and their managed entities;

  •
  pre-existing lodging interests owned and/or managed by W. P. Carey, Watermark Capital Partners and their respective affiliates, which are not being contributed to us;

  •
  the termination of our advisory agreement;

  •
  the termination of the subadvisory agreement; and

  •
  our relationship with the dealer manager, Carey Financial, which is an affiliate of W. P. Carey, and is also the dealer manager for the ongoing or future offerings of other entities or programs sponsored or managed by our advisor or its affiliates.

Furthermore, our duties as general partner to our operating partnership and its limited partners may come into conflict with the duties of our directors and officers to us and to our stockholders.

Each of our advisor and the subadvisor has agreed to present to our investment committee all opportunities to invest in lodging investments, except that our advisor shall not be required to present investments outside the Americas. These commitments of our advisor and the subadvisor will terminate on the earliest to occur of certain events, including: (i) the third anniversary of the effective date of the registration statement pursuant to which this offering has been registered if we have not raised $500 million of gross proceeds; (ii) the date on which we have invested at least 90% of the net proceeds of this offering, unless prior to such date we have filed an initial registration statement for a follow-on offering; and (iii) the termination of the subadvisory agreement. Investments will be allocated between CWI 1 and us in accordance with the investment allocation guidelines described under "Management—Investment Allocation Guidelines." If our investment committee rejects an investment opportunity that has been presented to it, each of the advisor and the subadvisor will be free to allocate such opportunity to itself or to another entity managed by it.

The "Conflicts of Interest" section discusses in more detail the more significant of these potential conflicts of interest, as well as the procedures that have been established to resolve a number of these potential conflicts.

Prior Programs

The "Prior Programs" section of this prospectus contains a narrative discussion of CWI 1 and the CPA® Programs. Statistical data relating to the historical experience of CWI 1 and prior CPA® Programs are contained in "Annex A — Prior Performance Tables." Information in the "Prior Programs" section and in

"Annex A — Prior Performance Tables" should not be considered as indicative of how we will perform. In particular, none of the prior CPA® programs held significant investments in lodging properties.

The Offering

Maximum Offering Amount	$1,400,000,000 in any combination of Class A Shares and Class T Shares
Maximum Amount Issuable Pursuant to Our Distribution Reinvestment Plan	$600,000,000 in any combination of Class A Shares and Class T Shares
Minimum Investment	$2,000 in any combination of Class A Shares and Class T Shares. (The minimum investment amount may vary from state to state. Please see the "Suitability Standards" section for more details.)
Suitability Standards for Initial Purchasers in this Offering and Subsequent Transferees	Net worth of at least $70,000 and annual gross income of at least $70,000 (For this purpose, net worth excludes home, home furnishings and personal automobiles);
OR
Net worth of at least $250,000.
Suitability standards may vary from state to state and by broker-dealer to broker-dealer. Please see the "Suitability Standards" section for more details.
Distribution Policy
Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our net taxable income each year. We intend to pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock. Distributions on the Class T Shares are expected to be lower than on the Class A Shares while the shareholder servicing fee is payable.
Estimated Use of Proceeds
Approximately 92.7% (maximum offering) to acquire investments. Approximately 7.3% (maximum offering) to pay fees and expenses of the offering, including the payment of fees to Carey Financial and the reimbursement of expenses to Carey Financial and the advisor, a portion of which will be paid by the advisor to the subadvisor. These estimates assume we incur no leverage.

If you choose to purchase stock in this offering, you will fill out an order form, like the one attached to this prospectus as Annex B, and pay for the shares at the time of your order. The funds received will be placed in an interest-bearing account at the escrow agent, UMB Bank, N.A., until the time you are admitted by us as a stockholder. It is our intention to admit stockholders generally on a daily basis. We may not transfer your funds to us until at least five business days have passed since you received a final prospectus. If your subscription is rejected, your funds, without interest or reductions for offering expenses, commissions or fees, will be returned to you within 30 days after the date of such rejection. The sale of shares pursuant to the order form will not be complete until we issue a written confirmation of purchase to you. In the case of broker-controlled accounts, confirmation will be sent to the broker which will then provide confirmation to the client. At any time prior to the date the sale is completed, referred to as the settlement date, you may withdraw your order by notifying your broker-dealer.

The offering of the maximum amount of shares is on a "best efforts" basis. When shares are offered to the public on a "best efforts" basis, we are not guaranteeing that any minimum number of shares will be sold. Carey Financial will not purchase any shares in this offering.

We may sell our shares in the offering until March 31, 2017; provided, however that our board of directors may extend this offering for either or both classes of shares but not beyond August 2018, which decision will be communicated by prospectus supplement. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock. Our board of directors may suspend or terminate this offering at any time with regard to either or both classes of our shares. This offering must be registered in every state, the District of Columbia and Puerto Rico in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state, the District of Columbia and Puerto Rico in which the registration is not renewed annually.

Compensation

Outlined below are the material items of compensation payable to the advisor, the special general partner and our independent directors, assuming we sell $1.4 billion of shares in our primary offering unless otherwise noted. The allocation of amounts between the Class A Shares and Class T Shares is based on the actual sales of Class A Shares and Class T Shares in the offering at the initial offering price of $10.00 and $9.45, respectively, from inception through March 4, 2016 (the date on which we temporarily suspended our offering to adjust the offering prices) and assumes that 40% of the remaining shares sold in our primary offering are Class A Shares and 60% are Class T Shares. The 40%/60% allocation assumption is based upon our dealer manager's experience with our initial public offering to date and there can be no assurance that this assumption will prove to be accurate. Investors should note that when we refer to certain fees and distributions payable to the advisor or the special general partner as being subordinated to the "six percent preferred return rate," we mean that such fees and distributions will accrue but will not be paid to the advisor or the special general partner if we have not paid distributions at an average, annualized, non-compounded rate of at least six percent on a cumulative basis from our initial issuance of shares pursuant to this offering through the date of calculation. Once we have achieved the six percent preferred return rate, we may commence paying accrued, subordinated fees and distributions for so long as the six percent preferred return rate is maintained. We will calculate the six percent preferred return rate based on the proceeds from the sale of our shares, as adjusted for redemptions and distributions of the proceeds from sales and refinancing of assets. In addition, the compensation below was calculated on the assumption that we will incur targeted leverage of 60%.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)
Organization and Offering Stage
CLA	Reimbursement for organization and offering expenses, excluding selling commissions and the dealer manager fee.	$7.7 million ($3.1 million for Class A Shares and $4.6 million for Class T Shares)
Carey Financial — Selling Commission	7.0% per Class A Share and 2.0% per Class T Share. No selling commissions will be paid with respect to shares issued under our distribution reinvestment plan.
$54.9 million ($38.2 million for Class A Shares and $16.7 million for Class T Shares), all of which will be re-allowed to the selected dealers. If we sell $1.4 billion of either Class A Shares or Class T Shares, commissions would be $98.0 million or $28.0 million, respectively.
Carey Financial — Dealer Manager Fee	3.0% per Class A Share and 2.75% per Class T Share. No dealer manager fees will be paid with respect to shares issued under our distribution reinvestment plan.
$39.9 million ($16.9 million for Class A Shares and $23.0 million for Class T Shares), a portion of which may be re-allowed to the selected dealers. If we sell $1.4 billion of either Class A or Class T Shares, fees would be $42.0 million or $38.5 million, respectively.
Acquisition Stage
CLA	2.50% of the total investment cost and reimbursement of acquisition expenses.
$81.1 million of acquisition fees ($31.7 million for Class A Shares and $49.4 million for Class T Shares) and $21.1 million of expenses ($8.2 million for Class A Shares and $12.9 million for Class T Shares)
Operational Stage
CLA	Annual asset management fee equal to 0.55% of the aggregate average market value of our investments.	$17.3 million ($6.8 million for Class A Shares and $10.5 million for Class T Shares)
CLA	Reimbursement of operating expenses.	Not determinable at this time.
CLA	Loan refinancing fee. Up to 1.0% of the principal amount of a qualifying refinanced loan.	Not determinable at this time.
Carey Financial — Distribution and Shareholder Servicing Fee	Annual fee of 1.0% of the purchase price or NAV per share; payable only for Class T Shares purchased in our primary offering.
$8.3 million annually, and $50.1 million in total assuming sales of $835.2 million of Class T Shares; all fees may be re-allowed. If we sell $1.4 billion of Class T Shares, fees would be $13.3 million annually and $80.0 million in total.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)
Carey Watermark Holdings 2	Special general partner profits interest in our operating partnership, entitled to 10% of distributions of available cash. Payment of this amount is not conditioned on prior return to stockholders of their invested capital plus the six percent preferred return rate.	Not determinable at this time.
Subadvisor Officers and Employees	Eligible to receive restricted Class A Shares or stock units under 2015 Equity Incentive Plan.	Equity awards under our equity incentive plan may not exceed two percent of our outstanding common stock on a fully diluted basis, up to a maximum of 2,000,000 shares.
Independent Directors	Annual cash fees of $25,000, plus $10,000 to serve on the investment committee. In addition, the Chairman of the Audit Committee will receive an annual fee of $5,000.	Estimated cash compensation for all independent directors as a group is $145,000 per year.
Each independent director is also entitled to receive an award of 2,500 Class A Shares following each annual stockholders' meeting.
Dispositions/Liquidation Stage
CLA
	Asset disposition fees equal to the lesser of: (i) 50% of the competitive real estate commission and (ii) 1.5% of the contract sales price of a property. These fees are payable in addition to the special general partner interest in disposition proceeds or the subordinated listing distribution, whichever is applicable, and the repurchase of the special general partner interest as discussed below.	Not determinable at this time.
Carey Watermark Holdings 2
	Interest in Disposition Proceeds. Special general partner interest receives up to 15% of the net proceeds from the sale, exchange or other disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (through certain liquidity transactions or distributions) plus the six percent preferred return rate. A listing will not trigger the payment of this distribution.	The incentive profits interest is dependent on our operations and the amounts received upon the sale or other disposition of the assets and is not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)
	Repurchase of Special General Partner Interest. If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), or if our advisor resigns, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings 2's interests in our available cash and subordinated disposition proceeds from our operating partnership at the fair market value of those interests on the date of termination.	Not determinable at this time.

	Subordinated Listing Distribution. If a listing occurs, the special general partner will receive a distribution equal to 15% of the amount by which (a) our market value plus the total distributions made to our stockholders since inception until the date of listing exceeds, (b) 100% of our investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares) plus the total distributions required to be made to achieve the six percent preferred return rate.	Not determinable at this time.

There are many conditions and restrictions on the payment of fees and distributions to our advisor and the special general partner. For a more complete explanation of the fees and expenses and an estimate of the dollar amount of these payments, as well as commission and other fees that are re-allowed to selected dealers, please see the "Management Compensation" section of this prospectus.

We will not pay separate or additional fees and distributions to the subadvisor. The subadvisor will be paid by the advisor and the special general partner out of the fees and distributions that we pay to the advisor and the special general partner. The advisor has agreed to pay the subadvisor 25% of the sum of the fees that we pay to the advisor plus the 10% distribution of available cash that we pay to the special general partner. Pursuant to the subadvisor's promote interest in the special general partner, the special general partner will pay the subadvisor 30% of amounts that we distribute to the special general partner in respect of its 15% interest in disposition proceeds or the subordinated listing distribution.

CLA may choose on an annual basis to take its fees in cash or restricted Class A Shares, or a combination thereof. Carey Watermark Holdings 2 may choose on an annual basis to reinvest the distributions from its special general partnership interest in our operating partnership in exchange for partnership units.

If we acquire investments in a joint venture with an affiliate, the fees and distributions paid to our advisor and the special general partner will be based on our percentage ownership interest in the joint venture.

W. P. Carey, CLA, Carey Financial, and their affiliates earned the compensation and expense reimbursements shown below in connection with their services during the year ended December 31, 2015 and the period from inception (May 22, 2014) through December 31, 2014 relating to our organization and offering stage and our acquisition and operational stage. All fees and expenses that have been paid or accrued during such periods are reflected in the table. We pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to achieving performance criteria.

				Inception (May 22, 2014) through
	Year Ended						Since Inception
	December 31, 2015			December 31, 2014
(In thousands)	Paid(b)	Accrued	Total	Paid	Accrued	Total	Total(a)
Organization and Offering Stage
Organization and offering expenses(c)	$4,107	$454	4,561	$—	$108	$108	$4,669
Selling commissions paid in connection with the offering(d)	9,502	107	9,609	—	—	—	9,609
Dealer manager fee(e)	6,949	84	7,033	—	—	—	7,033

	20,558	645	21,203	—	108	108	21,311

Acquisition and Operation Stage
Acquisition fee	6,225	—	6,225	—	—	—	6,225
Reimbursement of expenses incurred in connection with CLA's provision of services to us(f)	439	214	653	—	—	—	653
Asset management fees	774	180	954	—	—	—	954
Special general partner profits interest distributions to Carey Watermark Holdings 2	301	—	301	—	—	—	301
Payments to independent directors and employees of the subadvisor	128	4	132	—	—	—	132

	7,867	398	8,265	—	—	—	8,265

Total	$28,425	$1,043	$29,468	$—	$108	$108	$29,576

(a)
Represents total incurred during the period from inception (May 22, 2014) to December 31, 2015. Of this amount, $1.0 million is accrued and unpaid at December 31, 2015.

(b)
Amounts paid during the year ended December 31, 2015 represent payments made during that period that relate to that period.

(c)
From inception through December 31, 2015, our advisor incurred organization and offering costs on our behalf of approximately $4.7 million, all of which we were obligated to pay. Unpaid costs of $0.5 million were accrued at December 31, 2015.

(d)
These fees are initially paid to Carey Financial and then re-allowed to third-party broker-dealers.

(e)
These fees are initially paid to Carey Financial and Carey Financial may re-allow all or a portion of such fees to selected dealers.

(f)
CWI 2 reimbursed CLA for the services of Michael G. Medzigian, our chief executive officer, a total of $0.2 million for the year ended December 31, 2015.

Our Status Under the Investment Company Act

We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis (the "40% test"). We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we and our operating partnership will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership, we will be primarily engaged in non-investment company businesses related to the ownership of real estate.

If 40% of our total assets consist of investment securities, we could be required to substantially change the manner in which we conduct our operations, and if we are unable or unwilling to do so, we could be required to register as an investment company. Both of those courses of action could have an adverse effect on us and our net asset value. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

While we and our operating partnership generally expect to satisfy the 40% test, depending on the nature of our investments, our operating partnership and certain subsidiaries may rely upon the exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exclusion generally requires that at least 55% of these entities' assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the Investment Company Act. We will rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. In August 2011, the SEC issued a concept release soliciting public comment on a wide range of issues relating to Section (3)(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, if we are relying on the Section (3)(c)(5)(C) exclusion, we may be limited in our ability to make certain investments and these limitations could result in the operating partnership holding assets we might wish to sell or selling assets we might wish to hold.

ERISA Considerations

The section of this prospectus entitled "ERISA Considerations" describes the effect the purchase of shares will have on retirement plans and individual retirement accounts, referred to as IRAs, subject to the

Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, and/or the Internal Revenue Code.

Description of Shares

General

We will not issue stock certificates. A stockholder's investment will be recorded on our books as held by DST Systems, Inc., or DST, our transfer agent. If you wish to sell your shares, you will be required to comply with the transfer restrictions and send an executed transfer form to DST.

Stockholder Voting Rights and Limitations

Stockholders will meet each year for the election of directors, who are elected by the holders of a majority of shares entitled to vote who are present, in person or by proxy, at such meeting at which a quorum is present. Other business matters may be presented at the annual meeting or at special stockholder meetings. You are entitled to one vote for each Class A Share and each Class T Share you own. All stockholders are bound by the decision of the majority of votes cast by stockholders who vote on each question voted upon or, in certain instances, by the decision of stockholders entitled to cast a majority of all votes entitled to be cast.

Limitation on Share Ownership

Our charter restricts ownership by one person and their affiliates to no more than 9.8% of the value of our issued and outstanding shares of stock and no more than 9.8% in value or number, whichever is greater, of our issued and outstanding shares of common stock. See "Description of Shares — Restriction on Ownership of Shares." These restrictions are designed, among other purposes, to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.

Sale of Shares

Our shares are not listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if a public market will ever develop prior to a liquidity event. As a result, you may find that it is difficult to sell your shares unless you sell them at a substantial discount.

Beginning one year after shares are issued to you, you may request that we redeem those shares in accordance with our redemption plan. The redemption procedures are described in the "Description of Shares — Redemption of Shares" section of this prospectus.

For a more complete description of the shares, including limitations on the ownership of shares, please refer to the "Description of Shares" section of this prospectus.

Reports to Stockholders

You will receive periodic updates on the performance of your investment in us, including:

  •
  four quarterly distribution reports (including, for investors in Arizona, California, Maryland, New Jersey and New York, detailed disclosure of our funds from operations for the most recently completed fiscal quarter for which we have filed financial results with the SEC, was less than the distribution being paid);

  •
  an annual report;

  •
  an annual U.S. Internal Revenue Service ("IRS") Form 1099, if applicable; and

  •
  supplements to the prospectus during the offering period, via mailings or website access.

Redemption Plan

We have adopted a discretionary redemption plan that allows our stockholders who hold shares purchased directly from us for at least one year to request that we redeem all or a portion of their shares, subject to the limitations and in accordance with the procedures outlined in this prospectus. The redemption plan is described in the section of this prospectus entitled "Description of Shares — Redemption of Shares".

Our board of directors has the ability, in its sole discretion, to amend or suspend the plan or to waive any specific condition if it is deemed to be in our best interest.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which investors can reinvest their distributions in additional shares of our common stock. For information on how to participate in our distribution reinvestment plan, see the section of the prospectus entitled "Description of Shares — Summary of Our Distribution Reinvestment Plan."

If you have more questions about this offering or
if you would like additional copies of this prospectus,
you should contact your registered representative or:

Carey Watermark Investors 2 Incorporated
50 Rockefeller Plaza
New York, New York 10020
1-800-WP CAREY
www.careywatermark2.com

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. The material risks are described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

Risks Related to This Offering

We have a limited operating history and may be unable to successfully implement our investment strategy or generate sufficient funds from operations ("FFO") to make distributions to our stockholders.

We were incorporated in 2014 and have limited operating history. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives as described in this prospectus and that the value of your investment could decline substantially. Our financial condition and results of operations will depend on many factors including the availability of opportunities for the acquisition of assets, readily accessible short and long-term financing, conditions in the lodging industry specifically and financial markets and economic conditions generally, as well as the performance of our advisor, the subadvisor and the independent property operators managing our properties. There can be no assurance that we will be able to generate sufficient FFO over time to pay our operating expenses and make distributions to stockholders.

The past performance of the CPA® Programs sponsored by or affiliated with W. P. Carey is not an indicator of our future performance because those programs had a different investment strategy.

Although W. P. Carey has a long operating history, you should not rely upon the past performance of the CPA® Programs as an indicator of our future performance. This is particularly true since we make investments that are different from net leased properties of the type that were the focus of the CPA® programs sponsored by W. P. Carey. We cannot guarantee that we will be able to find suitable investments with the proceeds of this offering. Our failure to timely invest the proceeds of this offering, or to invest in quality assets, could diminish returns to investors and our ability to pay distributions to our stockholders.

The offering prices for shares being offered in this offering and through our DRIP have been determined by our board of directors based upon our NAVs and may not be indicative of the price at which the shares would trade if they were listed on an exchange or actively traded by brokers.

The offering prices of the shares being offered in this offering and through our DRIP have been determined by our board of directors in the exercise of its business judgment based upon our NAVs as of December 31, 2015. The valuation methodologies underlying our NAVs involved subjective judgments. Valuations of real properties do not necessarily represent the price at which a willing buyer would purchase our properties; therefore, there can be no assurance that we would realize the values underlying our estimated NAVs if we were to sell our assets and distribute the net proceeds to our stockholders. In addition, the values of our assets and debt are likely to fluctuate over time. The offering prices may not be indicative of (i) the price at which shares would trade if they were listed on an exchange or actively traded by brokers, (ii) the proceeds that a stockholder would receive if we were liquidated or dissolved or (iii) of the value of our portfolio at the time you were able to dispose of your shares.

Investors who purchased our shares prior to the determination of the estimated NAVs per share as of December 31, 2015 received more shares for the same cash investment because new investors are paying a higher purchase price. In addition, investors early in the offering have been receiving daily distributions since the date of their purchase, including stock dividends.

Therefore, early investors may experience a higher overall return on their investment than later investors. Because they will own more shares, upon a sale or liquidation of the corporation, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors.

We have not yet identified the properties to be acquired with the proceeds of this offering. A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

There could be a substantial delay between the time you invest in our shares and the time that we substantially invest the net proceeds of this offering, meaning that we have invested at least 90% of such net proceeds. We currently expect that it may take up to one year after the termination of this offering until the offering proceeds are substantially invested. Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short term U.S. government securities, bank certificates of deposit and other short-term liquid investments. The rate of return on those investments, which affects the amount of cash available to make distributions to stockholders, has fluctuated in recent years and most likely will be less than the return obtainable from real property or other investments. Therefore, delays in our ability to invest the proceeds of this offering could adversely affect our ability to pay distributions to our stockholders and adversely affect your total return. If we fail to timely invest the net proceeds of this offering and our distribution reinvestment plan or to invest in quality assets, our ability to achieve our investment objectives could be materially adversely affected.

Our distributions will likely exceed our earnings during the period before we have substantially invested the net proceeds from this offering and may be paid without limit from offering proceeds, borrowings or sales of assets, without limitation, which would reduce amounts available for the acquisition of properties or require us to repay such borrowings, both of which could reduce your overall return.

The amount of any distributions we may make is uncertain. We expect to use offering proceeds, borrowings, assets sale proceeds or other sources of cash, without limitation, to pay distributions in the future until we have substantially invested the net proceeds of this offering. In addition, we expect that our distributions will exceed our earnings until we have substantially invested the net proceeds of this offering. Our distribution coverage using FFO was approximately 23% of total distributions for both the year ended December 31, 2015 and on a cumulative basis from inception through that date, with the balance funded from our offering. Our distribution coverage using cash flow from operations was also approximately 23% of total distributions for both the year ended December 31, 2015 and on a cumulative basis from inception through that date, with the balance funded with proceeds from our offering. Distributions in excess of our earnings and profits could constitute a return of capital for U.S. federal income tax purposes. If we fund distributions from financings, then such financings will need to be repaid. If we fund distributions from offering proceeds, then we will have fewer funds available for the acquisition of properties, and if we fund distributions with asset sale proceeds, we will not be able to benefit from those assets in the future. Financing distributions in any of the foregoing ways may affect our ability to generate future cash flows from operations and, therefore, reduce your overall return. In addition, since there may be a delay between the raising of offering proceeds and their investment in lodging or lodging-related properties, if we fund distributions from offering proceeds during the stages of the offering prior to the investment of a material portion of the offering proceeds, investors who acquire shares relatively early in this offering, as compared with later stockholders, may receive a greater return of offering proceeds as part of the earlier distributions to our stockholders.

Stockholders' equity interests may be diluted.

Our stockholders do not have preemptive rights to any shares of common stock issued by us in the future. Therefore, if we (i) sell shares of common stock in the future, including those issued pursuant to our

DRIP, (ii) sell securities that are convertible into our common stock, (iii) issue common stock in a private placement to institutional investors, (iv) issue shares of common stock to our independent directors or to the advisor and its affiliates for payment of fees in lieu of cash or (v) issue shares of common stock under our 2015 Equity Incentive Plan, then existing stockholders and investors purchasing shares in this offering will experience dilution of their percentage ownership in us. Depending on the terms of such transactions, most notably the offer price per share, which may be less than the per share proceeds received by us in this offering, and the value of our properties and our other investments, existing stockholders might also experience a dilution in the book value per share of their investment in us.

As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

If you purchase our common stock in this offering, you will incur immediate dilution equal to the costs of the offering associated with your shares. This means that the investors who purchase our common stock will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities. The costs of this offering are currently unknown and cannot be precisely estimated at this time. The costs will be substantial.

Our board of directors may change our investment policies without stockholder notice or approval, which could alter the nature of your investment.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. These policies, including our targeted class of investments, may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Except as otherwise provided in our charter, our investment policies, the methods for their implementation and our other objectives, policies and procedures may be altered by a majority of the directors (including a majority of the independent directors), without the approval of, or prior notice to, our stockholders. As a result, the nature of your investment could change without your consent. Material changes in our investment focus will be described in our periodic reports filed with the SEC; however, these reports would typically be filed after changes in our investment focus have been made, and in some cases, several months after such changes. A change in our investment strategy may, among other things, increase our exposure to interest rate risk and hotel property market fluctuations, all of which could materially adversely affect our ability to achieve our investment objectives.

We are not required to meet any diversification standards; therefore, our investments may become subject to concentration risks.

Subject to our intention to qualify as a REIT, there are no limitations on the number or value of particular types of investments that we may make. We are not required to meet any diversification standards, including geographic diversification standards. If we raise less money in this offering than anticipated, we will have fewer assets and less diversification. Our investments may become concentrated in type or geographic location, which could subject us to significant concentration risks with potentially adverse effects on our ability to achieve our investment objectives.

Since this is a "best-efforts" offering, there can be no assurance that additional shares of common stock will be sold.

This is a "best-efforts" offering, as opposed to a "firm commitment" offering. This means that the dealer manager is not obligated to purchase any shares of stock, but has only agreed to use its "best efforts" to sell the shares of stock to investors.

At any point during this offering, there can be no assurance that more shares of common stock will be sold than have already been sold. Accordingly, investors purchasing such shares should not assume that the number of shares sold or gross offering proceeds received by us will be greater than the number of shares sold or the gross offering proceeds received by us up to that point in time. No investor should assume that we will sell the maximum offering made by this prospectus or any other particular offering amount. See "The Offering/Plan of Distribution" and "Estimated Use of Proceeds."

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the JOBS Act. We are an "emerging growth company," as defined in the JOBS Act, and therefore are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that normally are applicable to public companies. For so long as we remain an emerging growth company, we will not be required to (i) comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002, (ii) submit certain executive compensation matters to stockholder advisory votes pursuant to the "say on frequency" and "say on pay" provisions of Section 14A(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (requiring a non binding stockholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions of Section 14A(b) of the Exchange Act (requiring a non binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations), (iii) disclose more than two years of audited financial statements in a registration statement filed with the SEC, (iv) disclose selected financial data pursuant to the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act") (requiring selected financial data for the past five years or for the life of the issuer, if less than five years) in our periodic reports filed with the SEC for any period prior to the earliest audited period presented in this registration statement, and (v) disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation as required by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010. We have not yet made a decision whether to take advantage of any of or all such exemptions. If we decide to take advantage of any of these exemptions, some investors may find our shares of common stock a less attractive investment as a result.

Additionally, under Section 107 of the JOBS Act, an "emerging growth company" may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. This means an "emerging growth company" can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we are electing to "opt out" of such extended transition period, and therefore will comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. This election is irrevocable.

We will remain an "emerging growth company" for up to five years, although we will lose that status sooner if our annual gross revenues exceed $1 billion, if we issue more than $1 billion in non convertible debt in a three year period, or if the market value of our common stock that is held by non affiliates equals or exceeds $700.0 million after we have been publicly reporting for at least 12 months and have filed at least one annual report on Form 10-K with the SEC.

We make forward-looking statements in this prospectus that may prove to be inaccurate.

This prospectus contains forward-looking statements. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

The U.S. Department of Labor's (the "DOL") final regulation redefining "investment advice fiduciary" under ERISA could adversely affect our ability to raise funds.

On April 6, 2016, the U.S. Department of Labor (the "DOL") issued its final regulation redefining "investment advice fiduciary" under ERISA and the Internal Revenue Code. The final regulation significantly expanded the class of advisers and the scope of investment advice that are subject to fiduciary standards, imposing the same fiduciary standards on advisers to individual retirement accounts that have historically only applied to plans covered by ERISA. The DOL also finalized certain prohibited transaction exemptions (e.g. the Best Interest Contract Exemption and the Principal Transaction Exemption), which allow investment advisers to receive compensation for providing investment advice under arrangements that would otherwise be prohibited due to conflicts of interest. The DOL's final regulations will take effect on April 10, 2017, but financial institutions relying on the Best Interest Contract Exemption will be permitted to comply with only a limited set of requirements through January 1, 2018. Since the changes required by the DOL's final regulations are triggering significant changes in the operations of financial advisors and broker-dealers, the implementation of the final regulations and the effects that it will cause may impact our ability to raise funds in this offering, and thereby our financial condition and results of operations.

The implementation of changes to investor account statements for the Managed Programs described in Financial Industry Regulatory Authority ("FINRA") Regulatory Notice 15-02 may impact our ability to raise funds.

As described in FINRA Regulatory Notice 15-02, recent amendments to FINRA Rule 2310 and National Association of Securities Dealers Rule 2340 requires, among other things, investor account statements for unlisted REITs, including us, to reflect an estimated value per share (as determined based on either the net investment method or appraised value method) beginning on April 11, 2016. The rules changes also require that account statements include additional disclosure regarding the sources of distributions to shareholders of unlisted entities. These regulatory changes could adversely affect market demand for shares of unlisted REITs and impact our ability to raise funds in this offering, and thereby our financial condition and results of operations.

Risks Related to our Relationship with our Advisor and the Subadvisor

Our success will be dependent on the performance of our advisor and the subadvisor.

Our ability to achieve our investment objectives and to pay distributions is largely dependent upon the performance of our advisor in the acquisition of investments, the determination of any financing arrangements and the management of our assets. The current advisory agreement is scheduled to expire on December 31, 2016, unless renewed pursuant to its terms. Our advisor has previously sponsored CWI 1, which also focuses on lodging investments. Our advisor has retained the services of the subadvisor because the subadvisor is experienced in investing in and managing hotel properties and other lodging-related assets, including for CWI 1. If either our advisor or the subadvisor fails to perform according to our expectations, we could be materially adversely affected.

Uncertainty and risk are increased to you because investors will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus. You must rely entirely on the management ability of our advisor, the oversight of our board of directors and our advisor's access to the lodging experience of the subadvisor. The past performance of W. P. Carey or Watermark Capital Partners or partnerships and programs sponsored or managed by W. P. Carey, including the CPA® Programs, may not be indicative of our advisor's performance with respect to us. We cannot guarantee that our advisor will be able to successfully manage and achieve liquidity for us to the extent it has done so in the past.

We are dependent upon our advisor and our advisor's access to the lodging experience of the subadvisor.

We are subject to the risk that our advisor will terminate the advisory agreement or that the subadvisor will terminate the subadvisory agreement and that no suitable replacements will be found to manage us. We have no employees or separate facilities and are substantially reliant on our advisor, which has significant discretion as to the implementation and execution of our business strategies. Our advisor in turn is relying in part on the lodging experience of the subadvisor. We can offer no assurance that our advisor will remain our external manager, that the subadvisor will continue to be retained or that we will continue to have access to our advisor's, W. P. Carey's and/or Watermark Capital Partners' professionals or their information or deal flow. If our advisor terminates the advisory agreement or if the advisor or the subadvisor terminates the subadvisory agreement, we will not have such access and will be required to expend time and money to seek replacements, all of which may impact our ability to execute our business plan and meet our investment objectives.

Moreover, lenders for certain of our assets may request change of control provisions in the loan documentation that would make the termination, replacement or dissolution of our advisor, events of default or events requiring the immediate repayment of the full outstanding balance of the loan. If such a default or accelerated repayment event occurs with respect to any of our assets, our revenues and distributions to our stockholders may be adversely affected.

W. P. Carey and our dealer manager are parties to a settlement agreement with the SEC and are subject to a federal court injunction as well as a consent order with the Maryland Division of Securities.

In 2008, W. P. Carey and Carey Financial, the dealer manager for this offering, settled all matters relating to an investigation by the SEC, including matters relating to payments by certain CPA® REITs during 2000-2003 to broker-dealers that distributed their shares, which were alleged by the SEC to be undisclosed underwriting compensation, but which W. P. Carey and Carey Financial neither admitted nor denied. In connection with implementing the settlement, a federal court injunction has been entered against W. P. Carey and Carey Financial enjoining them from violating a number of provisions of the federal securities laws. Any further violation of these laws by W. P. Carey or Carey Financial could result in civil remedies, including sanctions, fines and penalties, which may be more severe than if the violation had occurred without the injunction being in place. Additionally, if W. P. Carey or Carey Financial breaches the terms of the injunction, the SEC may petition the court to vacate the settlement and restore the SEC's original action to the active docket for all purposes.

The settlement is not binding on other regulatory authorities, including FINRA, which regulates Carey Financial, state securities regulators, or other regulatory organizations, which may seek to commence proceedings or take action against W. P. Carey or its affiliates on the basis of the settlement or otherwise.

In 2012, Corporate Property Associates 15 Incorporated ("CPA® 15"), one of the CPA® Programs, W. P. Carey and Carey Financial (the "Parties") settled all matters relating to an investigation by the state of Maryland regarding the sale of unregistered securities of CPA®:15 in 2002 and 2003. Under the Consent Order, the Parties agreed, without admitting or denying liability, to cease and desist from any further violations of selling unregistered securities in Maryland. Contemporaneous with the issuance of the Consent Order, the Parties paid to the Maryland Division of Securities a civil penalty of $10,000.

Additional regulatory action, litigation or governmental proceedings could adversely affect us by, among other things, distracting W. P. Carey and Carey Financial from their duties to us, resulting in significant monetary damages to W. P. Carey and Carey Financial, which could adversely affect their ability to perform services for us, or resulting in injunctions or other restrictions on W. P. Carey's or Carey Financial's ability to act as our advisor and dealer manager, respectively, in the United States or in one or more states.

Exercising our right to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement.

The termination or resignation of CLA as our advisor, or non-renewal of the advisory agreement, and replacement with an entity that is not an affiliate of the advisor, all after two years from the start of operations of our operating partnership, would give our operating partnership the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership at the fair market value of those interests (based in part on the fair value of our real estate portfolio) on the date of termination, as determined by an independent appraiser. This repurchase could be prohibitively expensive; could require the operating partnership to sell assets to raise sufficient funds to complete the repurchase; and could discourage or deter us from terminating the advisory agreement, even for poor performance by our advisor or the subadvisor. Alternatively, if our operating partnership does not exercise its repurchase right, we might be unable to find another entity that would be willing to act as our advisor while Carey Watermark Holdings 2 owns a significant interest in the operating partnership. If we do find another entity to act as our advisor, we may be subject to higher fees than the fees charged by CLA.

The repurchase of Carey Watermark Holdings 2's special general partner interest in our operating partnership upon the termination of CLA as our advisor in connection with a merger or other extraordinary corporate transaction may discourage a takeover attempt if our advisory agreement would be terminated and CLA is not replaced by an affiliate of W. P. Carey as our advisor in connection therewith.

In the event of a merger or other extraordinary corporate transaction in which our advisory agreement is terminated and CLA is not replaced by an affiliate of W. P. Carey as our advisor, the operating partnership must either repurchase all or a portion of Carey Watermark Holdings 2's special general partner interest in our operating partnership or obtain the consent of Carey Watermark Holdings 2 to the merger. This obligation may deter a transaction in which we are not the survivor. This deterrence may limit the opportunity for stockholders to receive a premium for their common stock that might otherwise exist if an investor attempted to acquire us through a merger or other extraordinary corporate transaction.

Payment of fees to our advisor, and distributions to our special general partner, will reduce cash available for investment and distribution.

Our advisor performs services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management of our properties and the administration of our other investments. Unless our advisor elects to receive our common stock in lieu of cash compensation, we will pay our advisor substantial cash fees for these services. In addition, Carey Watermark Holdings 2, as the special general partner of our operating partnership, is entitled to certain distributions from our operating partnership. The payment of these fees and distributions will reduce the amount of cash available for investments or distribution to our stockholders.

Our advisor, subadvisor and their respective affiliates and common directors with CWI 1 may be subject to conflicts of interest.

Our advisor manages our business and selects our investments. The subadvisor performs services for the advisor relating to us. Our advisor and its affiliates serve as the advisors to CWI 1, CPA®:17 — Global,

CPA®:18 — Global and other entities managed by W. P. Carey; and our subadvisor serves as the subadvisor to CWI 1. In addition, currently all of our directors and officers are also directors and officers of CWI 1. Our advisor, subadvisor, their respective affiliates and the common directors we share with CWI 1 have potential conflicts of interest in their dealings with us. Circumstances under which a conflict could arise between us and our advisor and its affiliates include:

  •
  competition with CWI 1, which has similar investment objectives to us, for the time and attention of the advisor and subadvisor;

  •
  competition with CWI 1 for investment opportunities and financing opportunities, and the allocation of investments that are suitable for CWI 1 and CWI 2;

  •
  competition with CPA®:17 — Global and CPA®:18 — Global, and other existing and future entities managed by W. P. Carey for the time and attention of the advisor;

  •
  the receipt of compensation by our advisor and subadvisor for acquisitions of investments, leases, sales and financing for us, which may cause our advisor to engage in transactions that generate higher fees, rather than transactions that are more appropriate or beneficial for our business;

  •
  agreements between us and our advisor, and between the advisor and subadvisor, including agreements regarding compensation, will not be negotiated on an arm's-length basis as would occur if the agreements were with unaffiliated third parties;

  •
  acquisitions of single assets or portfolios of assets from affiliates, including W. P. Carey, CWI 1 and/or the CPA® REITs, subject to our investment policies and procedures, which may take the form of a direct purchase of assets, a merger or another type of transaction;

  •
  a decision by our advisor's asset operating committee (on our behalf) of whether to hold or sell an asset. This decision could impact the timing and amount of fees payable to our advisor and subadvisor as well as allocations and distributions payable to Carey Watermark Holdings 2 pursuant to its special general partner interest. On the one hand, our advisor receives asset management fees and may decide not to sell an asset. On the other hand, the advisor receives disposition fees and Carey Watermark Holdings 2 will be entitled to certain profit allocations and cash distributions based upon sales of assets as a result of its operating partnership profits interest, and the subadvisor will share in certain of those fees and distributions;

  •
  potential business combination transactions, including mergers, with W. P. Carey, Watermark Capital Partners or entities managed by them;

  •
  decisions regarding liquidity events, which may entitle our advisor, subadvisor and their affiliates to receive additional fees and distributions in respect of the liquidations;

  •
  a recommendation by our advisor that we declare distributions at a particular rate because our advisor and Carey Watermark Holdings 2 may begin collecting subordinated fees once the applicable preferred return rate has been met;

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  disposition fees based on the sale price of assets and interests in disposition proceeds based on net cash proceeds from sale, exchange or other disposition of assets may cause a conflict between the advisor's desire to sell an asset and our plans to hold or sell the asset; and

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  the termination of the advisory agreement and other agreements with our advisor, subadvisor and their affiliates.

Each of our advisor and the subadvisor has agreed to present to our investment committee all opportunities to invest in lodging investments in the Americas. These commitments of our advisor and the subadvisor will terminate on the earliest to occur of certain events, including: (i) the third anniversary of the effective date of the registration statement pursuant to which this offering has been registered if we have not raised $500 million of gross proceeds; (ii) the date on which we have invested at least 90% of the net proceeds of this offering, unless prior to such date we have filed an initial registration statement for a follow-on offering; and (iii) the termination of the subadvisory agreement. Investments will be allocated between CWI 1 and us in accordance with the investment allocation guidelines described under "Management—Investment Allocation Guidelines." If our investment committee rejects an investment opportunity that has been presented to it, each of the advisor and the subadvisor will be free to allocate such opportunity to itself or to another entity managed by it.

The subadvisor would likely assert a lack of fiduciary duty as a defense to claims.

The subadvisor and its affiliated principals believe that they are not in a fiduciary relationship to our stockholders and may assert this position as a defense in any legal proceeding or claim asserting a breach of fiduciary duties by the subadvisor.

There are conflicts of interest with certain of our directors and officers who have interests in W. P. Carey and Watermark Capital Partners and entities sponsored or managed by either of them.

Most of the officers and certain of the directors of the advisor or the subadvisor are also our officers and directors, including Mr. Medzigian, Mark J. DeCesaris, Thomas E. Zacharias and Hisham A. Kader. Our officers may benefit from the fees and distributions paid to our advisor, the subadvisor and Carey Watermark Holdings 2.

In addition, Mr. Medzigian is and will be a principal in other real estate investment transactions or programs that may compete with us. Currently, Mr. Medzigian is the chairman and managing partner of Watermark Capital Partners, a private investment and management firm that specializes in real estate private equity transactions involving hotels and resorts, and related projects. Watermark Capital Partners, through its affiliates, currently owns interests in and/or manages three lodging properties within the United States, including one which is part of a joint venture with W. P. Carey and one in which Watermark Capital Partners serves as asset manager pursuant to an asset management agreement with an affiliate of W. P. Carey. Mr. DeCesaris, who is our Chairman, is a director and chief executive officer of W. P. Carey. W. P. Carey and the CPA® REITs own five investments in 21 lodging properties located within the United States, including the one which is part of a joint venture with Watermark Capital Partners. W. P. Carey, the CPA® REITs and Watermark Capital Partners have an economic interest in other transactions, including in such pre-existing lodging investments, and Messrs. Medzigian and DeCesaris, by virtue of their positions in Watermark Capital Partners, W. P. Carey and the CPA® REITs, as applicable, may be subject to conflicts of interests.

As a result of the interests described in this section, our advisor, the subadvisor and the directors and officers who are common to us, the CPA® REITs, CWI 1, W. P. Carey and Watermark Capital Partners will experience conflicts of interest.

We have limited independence, and there are potential conflicts between our advisor, the subadvisor and our stockholders.

Substantially all of our management functions are performed by officers of our advisor pursuant to our advisory agreement with the advisor and by the subadvisor pursuant to its subadvisory agreement with the advisor. Additionally, some of the directors of W. P. Carey and Watermark Capital Partners, or entities managed by them, are also members of our board of directors. This limited independence, combined with our advisor's and Carey Watermark Holdings 2's interests in us, may result in potential conflicts of interest described in this prospectus because of the substantial control that our advisor has over us and because of its economic incentives that may differ from those of our stockholders. See "Conflicts of Interest — We have limited independence."

The dealer manager's affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations.

Carey Financial receives selling commissions and a dealer manager fee, all or a portion of which it may re-allow to other dealers, in connection with this offering. As dealer manager, Carey Financial has certain obligations under the federal securities laws to undertake a due diligence investigation with respect to the parties involved in this offering, including our advisor. Carey Financial's affiliation with W. P. Carey may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations. While we make certain representations to Carey Financial on which it may rely, Carey Financial has not requested and will not obtain from counsel an opinion to the effect that this prospectus does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in this prospectus, in the light of the circumstances under which they are made, not misleading. The absence of an independent due diligence review by Carey Financial may increase the risk and uncertainty you face as a potential investor in our common stock. See also "Conflicts of Interest — Our dealer manager's affiliation with W. P. Carey, its parent, may cause conflicts of interest."

Our dealer manager may experience conflicts in managing competing offerings.

Our dealer manager may experience conflicts in fund raising for us and other entities at the same time. If the fees that we pay to the dealer manager are lower than those paid by such other entities, or if investors have a greater appetite for their shares than our shares, our dealer manager may be incentivized to sell more shares of such other entities and thus may devote greater attention and resources to their selling efforts than to selling our shares, which could impact our ability to raise funds in this offering, and thereby our financial condition and results of operations.

Because this offering will not be underwritten, you will not have the benefit of an independent review of us, including our operations, internal controls and properties, or this prospectus, customarily undertaken in underwritten offerings.

Generally, offerings of securities to the public are underwritten by a third-party "underwriter" within the meaning of the Securities Act. The structure of this offering does not require the use of an underwriter as we will issue shares of common stock directly to investors, and thus you will not have the benefit of an independent review of us or this prospectus. The absence of an independent due diligence review increases the risks and uncertainty you face as a potential investor in our shares of common stock.

If we internalize our management functions, the percentage of our outstanding common stock owned by our other stockholders could be reduced, and we could incur other significant costs associated with being self-managed.

In the future, our board of directors may consider internalizing the functions performed for us by our advisor by, among other methods, acquiring our advisor's or subadvisor's assets. The method by which we could internalize these functions could take many forms. The amount that we would pay to the advisor or subadvisor for their assets would be determined by agreement among us at the time and cannot be predicted with certainty. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. An acquisition of our advisor or subadvisor could also result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operation per share. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our advisor, property manager or their affiliates. Internalization transactions, including without limitation, transactions involving the acquisition of advisors or property managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims, which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Even if we internalize management, certain key employees may stay employees of the advisor or subadvisor.

There can be no assurance that key employees of the advisor or subadvisor would join us if we internalize management. We have no right to require any of them to do so. They may be subject to employment and/or non-competition agreements with the advisor or subadvisor that would restrict their ability to become our employees without the consent of the advisor or subadvisor, as applicable. Therefore, we may have to hire new employees who are not familiar with our company, which may be more expensive or may adversely affect our performance.

If our advisor is internalized by another entity managed by the advisor, or if our advisor decides to change its business strategy, we could be adversely affected.

Our advisor and its affiliates act as the external advisors to CWI 1 and the CPA® REITs and will act as the advisor to other entities in the future. If any of such entities were to acquire the assets and operations of our advisor in an internalization transaction, we could be adversely affected because such a transaction could result in the loss of the advisor's services to us. In addition, our advisor is a subsidiary of W. P. Carey, which is an operating REIT in its own right, listed on the NYSE. There can be no assurance that W. P. Carey will not decide in the future to focus on business activities other than acting as an advisor to non-listed REITs such as us. In such cases, we would have to find a new advisor. A new advisor would not be familiar with our company and may charge fees that are higher than the fees we pay to our advisor, all of which may materially adversely affect our performance.

Risks Related to Our Operations

We could have property losses that are not covered by insurance.

Our property insurance policies provide that all of the claims from each of our hotels resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits, and as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. Risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.

We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We obtain terrorism insurance to the extent required by lenders or franchisors as a part of our all-risk property insurance program, as well as our general liability policy. However, our all-risk policies will have limitations, such as per occurrence limits and sub-limits, which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act ("TRIA") for "certified" acts of terrorism — namely those that are committed on behalf of non-United States persons or interests. Furthermore, we will not have full replacement coverage at all of our hotels for acts of terrorism committed on behalf of United States persons or interests ("non-certified" events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents will be excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Additionally, there is a possibility that Congress will not renew TRIA in the future, which would eliminate the federal subsidy for terrorism losses. As a result of the above, there remains uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Our operations could be restricted if we become subject to the Investment Company Act and your investment return, if any, may be reduced if we are required to register as an investment company under the Investment Company Act.

A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

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  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which is referred to as the "40% test."

We believe that we and our subsidiaries will be engaged primarily in the business of acquiring and owning interests in real estate. We will hold ourselves out as a real estate firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Excepted from the term "investment securities" for purposes of the 40% test described above are securities issued by majority-owned subsidiaries, such as our operating partnership, that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Our operating partnership generally expects to satisfy the 40% test, but if we find that more of our investments than currently anticipated take the form of securities; however, depending on the nature of its investments, our operating partnership may rely upon the exclusion from registration as an investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exclusion generally requires that at least 55% of the operating partnership's assets must be comprised of qualifying real estate assets and at least 80% of its portfolio must be comprised of qualifying real estate assets and real estate-related assets. Qualifying assets for this purpose include mortgage loans and other assets, including certain mezzanine loans and B notes, that the SEC staff in various no-action letters has affirmed can be treated as qualifying assets. We intend to treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses and securities issued by pass through entities of which substantially all the assets consist of qualifying assets and/or real estate-related assets. We will rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. In August 2011, the SEC issued a concept release soliciting public comment on a wide range of issues relating to Section (3)(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the operating partnership holding assets we might wish to sell or selling assets we might wish to hold.

To maintain compliance with an Investment Company Act exemption or exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company we would be prohibited from engaging in our business as currently contemplated because the Investment Company Act imposes significant limitations on leverage. In addition, we would have to seek to restructure the advisory agreement because the compensation that it contemplates would not comply with the Investment Company Act. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Because the operating partnership will not be an investment company and will not rely on the exclusion from investment company registration provided by Section 3(c)(1) or 3(c)(7), and the operating partnership is a majority owned subsidiary of us, our interests in the operating partnership will not constitute investment securities for purposes of the 40% test. Our interests in the operating partnership is our only material asset; therefore, we believe that we will satisfy the 40% test.

Compliance with the Americans with Disabilities Act of 1990 and the related regulations, rules and orders (the "ADA") may require us to spend substantial amounts of money which could adversely affect our operating results.

Under the ADA, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We will make every reasonable effort to ensure that our hotels substantially comply with the requirements of the ADA and other applicable laws. However, we could be liable for both governmental fines and payments to private parties if it were determined that our hotels are not in compliance with these laws. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the ADA and similar laws, it could materially adversely affect our ability to make distributions to our stockholders and to satisfy our other obligations.

We will incur debt to finance our operations, which may subject us to an increased risk of loss.

We will incur debt to finance our operations. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our investment portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Debt service payments may reduce the net income available for distributions to our stockholders. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Our charter or bylaws do not restrict the form of indebtedness we may incur.

Our participation in joint ventures may create additional risk because, among other things, we will not exercise sole decision making power and our partners may have different economic interests than we have.

We may participate in joint ventures and, from time to time, we may purchase assets jointly with third parties, Watermark Capital Partners, W. P. Carey or the other entities sponsored or managed by our advisor or its affiliates, such as CWI 1 and the CPA® REITs. There are additional risks involved in joint venture transactions. As a co-investor in a joint venture, we may not be in a position to exercise sole decision-making authority relating to the property, joint venture or other entity. In addition, there is the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of us and our partner. These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly-owned property could reduce the value of each portion of the divided property. Further, the fiduciary obligation that our advisor or members of our board may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

We will be subject, in part, to the risks of real estate ownership, which could reduce the value of our properties.

Our performance and asset value is, in part, subject to risks incident to the ownership and operation of real estate, including:

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  changes in the general economic climate;

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  changes in local conditions, such as an oversupply of hotel rooms or a reduction in demand for hotel rooms;

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  changes in traffic patterns and neighborhood characteristics;

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  increases in the cost of property insurance;

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  changes in interest rates and the availability of financing; and

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  changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Our performance could be adversely affected and the value of our assets could be reduced if one or more of the risks described above occurs to any material extent.

If available financing declines or interest rates rise, our financial condition and ability to make distributions may be adversely affected.

A reduction in available financing or increased interest rates for real-estate related investments may impact our financial condition by increasing our cost of borrowing, reducing our overall leverage (which may reduce our returns on investment) and making it more difficult for us to obtain financing for ongoing acquisitions. These effects could in turn adversely affect our ability to make distributions to our stockholders.

We may have difficulty selling our properties, and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions.

Real estate investments generally have less liquidity compared to other financial assets and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions. The real estate market is affected by many factors that are beyond our control, including general economic conditions, availability of financing, interest rates and other factors, such as supply and demand.

We may be required to spend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements. In acquiring a lodging property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the lodging industry or the performance of our properties could have a material adverse effect on our results of operations and financial condition, as well as our ability to pay distributions to stockholders.

Our inability to sell properties may result in us owning lodging facilities which no longer fit within our business strategy. Holding these properties or selling these properties for losses may affect our earnings and, in turn, could adversely affect our value. Some of the other factors that could result in difficulty selling properties include, but are not limited to:

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  inability to agree on a favorable price;

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  inability to agree on favorable terms;

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  restrictions imposed by third parties, such as an inability to transfer franchise or management agreements;

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  lender restrictions;

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  environmental issues; and/or

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  property condition.

Potential liability for environmental matters could adversely affect our financial condition.

Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for costs of remediating hazardous substances found on its property, whether or not they were responsible for its presence. Although we will subject our properties to an environmental assessment prior to acquisition, which is expected to include at least a Phase 1 assessment, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase, or we may discover hidden environmental hazards subsequent to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

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  responsibility and liability for the costs of investigation and removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;

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  liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property; and

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  responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

We and our independent property operators will rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We and our independent property operators will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. We will purchase some of our information technology from vendors, on whom our systems depend. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as individually identifiable information, including information relating to financial accounts. It is possible that our safety and security measures will not be able to prevent the systems' improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Investments in the Lodging Industry

Economic conditions may adversely affect the lodging industry.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our hotel properties and therefore the net operating profits of our TRS lessees. The global economic downturn in 2008 and 2009 led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

Our business is dependent on the speed and strength of the recovery of the U.S. economy, which cannot be predicted. Depending on the strength and sustainability of the recovery, we could experience an adverse impact on our revenue and a negative effect on our profitability.

We are subject to various operating risks common to the lodging industry, which may adversely affect our ability to make distributions to our stockholders.

Our hotel properties and lodging facilities are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

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  competition from other hotel properties or lodging facilities in our markets;

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  over-building of hotels in our markets, which would adversely affect occupancy and revenues at the hotels we acquire;

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  dependence on business and commercial travelers and tourism;

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  increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

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  increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

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  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

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  adverse effects of international, national, regional and local economic and market conditions;

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  unforeseen events beyond our control, such as terrorist attacks, travel related health concerns (including pandemics and epidemics), political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns (including natural disasters such as hurricanes, tsunamis or earthquakes);

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  adverse effects of a downturn in the lodging industry; and

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  risks generally associated with the ownership of hotel properties and real estate, as discussed in other risk factors.

These risks could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our ability to make distributions to our stockholders.

Seasonality of certain lodging properties may cause quarterly fluctuations in results of operations of our properties.

Certain lodging properties are seasonal in nature. Generally, occupancy rates and revenues are greater in the second and third quarters than in the first and fourth quarters. As a result of the seasonality of certain lodging properties, there may be quarterly fluctuations in results of operations of our properties. Quarterly financial results may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may need to enter into short-term borrowings in certain periods in order to offset these fluctuations in revenues, to fund operations or to make distributions to our stockholders.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect lodging industry's performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, a substantial growth in lodging supply or a deterioration in the improvement of lodging fundamentals as forecast by industry analysts could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Future terrorist attacks or increased concern about terrorist activities or the threat or outbreak of a pandemic disease could adversely affect the travel and lodging industries and may affect operations for the hotels that we acquire.

As in the past, terrorist attacks in the United States and abroad, terrorist alerts or threats of outbreaks of pandemic disease could result in a decline in hotel business caused by a reduction in travel for both business and pleasure. Any kind of terrorist activity within the United States or elsewhere could negatively impact both domestic and international markets as well as our business. Such attacks or threats of attacks could have a material adverse effect on our business, our ability to insure our properties and our operations. The threat or outbreak of a pandemic disease could reduce business and leisure travel, which could have a material adverse effect on our business.

We may not have control over properties under construction.

We may acquire hotels under development, as well as hotels that require extensive renovation. If we acquire a hotel for development or renovation, we may be subject to the risk that we cannot control construction costs and the timing of completion of construction or a developer's ability to build in conformity with plans, specifications and timetables.

We are subject to the risk of increased lodging operating expenses.

We are subject to the risk of increased lodging operating expenses, including, but not limited to, the following cost elements:

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  wage and benefit costs;

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  repair and maintenance expenses;

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  employee liabilities;

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  energy costs;

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  property taxes;

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  insurance costs; and

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  other operating expenses.

Any increases in one or more of these operating expenses could have a significant adverse impact on our results of operations, cash flows and financial position.

We are subject to the risk of potentially significant tax penalties in case our leases with the TRS lessees do not qualify for tax purposes as arm's length.

Our TRS lessees will incur taxes or accrue tax benefits consistent with a "C" corporation. If the leases between us and our TRS lessees were deemed by the IRS to not reflect arm's length transactions for tax purposes, we may be subject to severe tax penalties as the lessor that will increase our lodging operating expenses and adversely impact our profitability and cash flows.

Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders will depend on the ability of the independent property operators to operate and manage the hotels.

Under the provisions of the Internal Revenue Code, as a REIT, we are allowed to own lodging properties but are prohibited from operating these properties. In order for us to satisfy certain REIT qualification rules, we will enter into leases with the TRS lessees for each of our lodging properties. The TRS lessees will in turn contract with independent property operators that will manage day-to-day operations of our properties. Although we will consult with the property operators with respect to strategic business plans, we may be limited, depending on the terms of the applicable operating agreement and the applicable REIT qualification rules, in our ability to direct the actions of the independent property operators, particularly with respect to daily operations. Thus even if we believe that our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR, average daily rates or operating profits, we may not have sufficient rights under a particular property operating agreement to enable us to force the property operator to change its method of operation. We can only seek redress if a property operator violates the terms of the applicable property operating agreement with the TRS lessee, and then only to the extent of the remedies provided for under the terms of the property operating agreement. Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders will, therefore, be substantially dependent on the ability of the property operators to operate our properties successfully. Some of our operating agreements may have lengthy terms, may not be terminable by us before the agreement's expiration and may require the payment of substantial termination fees. In the event that we are able to and do replace any of our property operators, we may experience significant disruptions at the affected hotels, which may adversely affect our ability to make distributions to our stockholders.

There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our stockholders.

The TRS lessees will lease and hold some of our properties and may enter into franchise or license agreements with nationally recognized lodging brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchiser system. We expect that franchisors will periodically inspect our properties to ensure that we maintain their standards. We do not know whether those limitations may restrict our business plans tailored to each property and to each market.

The standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict our TRS lessee's ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. Conversely, as a condition to the maintenance of a franchise license, a franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable, or likely to result in an acceptable return on our investment. Action or inaction on our part or by our TRS lessees could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or termination of a franchise license.

In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more lodging properties could materially and adversely affect our results of operations, financial condition and cash flows, including our ability to service debt and make distributions to our stockholders.

We are subject to the risks of brand concentration.

We are subject to the potential risks associated with the concentration of our hotels under a particular brand. A negative public image or other adverse event that becomes associated with a brand could adversely affect hotels operated under that brand. If any brands under which we will operate hotels suffer a significant decline in appeal to the traveling public, the revenues and profitability of our branded hotels could be adversely affected.

We face competition in the lodging industry, which may limit our profitability and return to our stockholders.

The lodging industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We face competition from many sources, including from other lodging facilities in the immediate vicinity and the geographic market where our lodging properties are located. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We also face competition from nationally recognized lodging brands with which we are not associated.

We also face competition for investment opportunities. In addition to W. P. Carey, Watermark Capital Partners, and their respective affiliates and managed entities, including CWI 1 and the CPA® REITs, these competitors may be other REITs, national lodging chains and other entities that may have substantially greater financial resources than we do. If our advisor is unable to compete successfully in the acquisition and management of our lodging properties, our results of operation and financial condition may be adversely affected and may reduce the cash available for distribution to our stockholders.

As to our properties that will be operated by independent property operators, our revenues will depend on the ability of such independent property operators to compete successfully with other hotels and resorts in their respective markets. Some of our competitors may have substantially greater marketing and financial resources than us. If the independent property operators are unable to compete successfully or if our competitors' marketing strategies are effective, our results of operations, financial condition and ability to service debt may be adversely affected and may reduce the cash available for distribution to our stockholders.

Risks Related to an Investment in Our Shares

The lack of an active public trading market for our shares could make it difficult for stockholders to sell shares quickly or at all. We may amend, suspend or terminate our redemption plan without giving you advance notice.

There is no active public trading market for our shares, and we do not expect there ever will be one. Moreover, we are not required ever to complete a liquidity event. You should not rely on our redemption plan as a method to sell shares promptly because our redemption plan includes numerous restrictions that limit your ability to sell your shares to us and our board of directors may amend, suspend or terminate our redemption plan without giving you advance notice. In particular, the redemption plan provides that we may redeem shares only if we have sufficient funds available for redemption and to the extent the total number of shares for which redemption is requested in any quarter, together with the aggregate number of shares redeemed in the preceding three fiscal quarters, does not exceed 5% of the combined Class A and Class T Shares outstanding as of the last day of the immediately preceding fiscal quarter. See "Description of Shares — Redemption of Shares" for a description of our redemption plan. Therefore, it may be difficult for you to sell your shares promptly or at all. In addition, the price received for any shares sold prior to a liquidity event is likely to be less than the applicable NAV at that time. Investor suitability standards imposed by certain states may also make it more difficult to sell your shares to someone in those states. The shares should be purchased as a long-term investment only.

Two CPA® Programs, Corporate Property Associates 14 Incorporated ("CPA®:14") and CPA®:15, suspended their redemption programs in 2009 in part in order to preserve liquidity and capital. Each of CPA®:14 and CPA®:15 has since completed a liquidity event.

The limit in our charter on the number of our shares a person may own may discourage a takeover, which might provide you with liquidity or other advantages.

Our charter prohibits the ownership by one person or affiliated group of more than 9.8% in value of our stock or more than 9.8% in value or number, whichever is greater, of our common stock, unless exempted (prospectively or retroactively) by our board of directors, to assist us in meeting the REIT qualification rules, among other things. See "Description of Shares — Restriction on Ownership of Shares." This limit on the number of our shares a person may own may discourage a change of control of us and may inhibit individuals or large investors from desiring to purchase your shares by making a tender offer for your shares through offers, which could provide you with liquidity or otherwise be financially attractive to you.

Our charter includes a provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter requires that any tender offer, including any "mini tender" offer, must comply with most of the provisions of Regulation 14D of the Exchange Act. The offering person must provide our company notice of the tender offer at least ten business days before initiating the tender offer. No stockholder may transfer shares to an offering person who does not comply with these requirements without first offering such shares to us at the tender offer price offered by the non complying person. In addition, the non complying person shall be responsible for all of our expenses in connection with that person's noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium to your purchase price for your shares in such a transaction.

Failing to qualify as a REIT would adversely affect our operations and ability to make distributions to our stockholders.

If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our net taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions to our stockholders. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements regarding the composition of our assets and the sources of our gross income. Also, we must make distributions to our stockholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments. See "United States Federal Income Tax Considerations — Requirements for Qualification — General."

Our distributions will likely exceed our earnings at times.

The amount of any distributions we may make is uncertain. It is likely that we will make distributions in excess of our earnings and profits at times and, accordingly, that such distributions would constitute a return of capital for U.S. federal income tax purposes. It is also likely that we will make distributions in excess of our income as calculated in accordance with generally accepted accounting principles at times. We may need to sell properties or other assets, incur indebtedness or use offering proceeds if necessary to satisfy the REIT requirement that we distribute at least 90% of our net taxable income, excluding net capital gains, and to avoid the payment of income and excise taxes.

Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

The maximum U.S. federal income tax rate for qualified dividends payable by domestic corporations to taxable individual U.S. stockholders (as such term is defined under "United States Federal Income Tax Considerations" below) is 20% under current law. Dividends payable by REITs, however, are generally not eligible for the reduced rates, except to the extent that they are attributable to dividends paid by a taxable REIT subsidiary or a C corporation, or relate to certain other activities. This is because qualifying REITs receive an entity level tax benefit from not having to pay U.S. federal income tax on their net income. As a result, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the reduced U.S. federal income tax rates applicable to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect our stockholders and us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders or us. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to our stockholders or us will be changed.

We will disclose FFO and modified funds from operations ("MFFO"), which are financial measures that are not derived in accordance with U.S. generally accepted accounting principles ("GAAP"), in documents we file with the SEC; however, FFO and MFFO are not equivalent to our net income or loss as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.

We use and disclose to investors FFO and MFFO, which are metrics not derived in accordance with GAAP ("non-GAAP measures"). FFO and MFFO are not equivalent to our net income or loss as determined in accordance with GAAP, and investors should consider GAAP measures to be more relevant to evaluating our operating performance. FFO and GAAP net income differ because FFO excludes gains or losses from sales of property and asset impairment write-downs, depreciation and amortization, and is after adjustments for such items related to noncontrolling interests. MFFO and GAAP net income differ because MFFO represents FFO with further adjustments to exclude acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, realized gains and losses from early extinguishment of debt, deferred rent receivables and the further adjustments of these items related to noncontrolling interests.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance.

MFFO has limitations as a performance measure while we are in an offering and is primarily useful in assisting management and investors in assessing the sustainability of operating performance after the offering and acquisition stages are complete. MFFO is not a useful measure in evaluating NAVs because impairments are taken into account in determining NAVs but not in determining MFFO.

Neither the SEC, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), an industry trade group, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry, and we would have to adjust our calculation and characterization of FFO and MFFO accordingly.

Our board of directors may revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

Our organizational documents permit our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is not in our best interest to qualify as a REIT. In such a case, we would become subject to U.S. federal income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Conflicts of interest may arise between holders of our common stock and holders of partnership interests in our operating partnership.

Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, our operating partnership was formed in Delaware and we, as general partner will have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner of our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders.

Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership's partnership agreement. The partnership agreement of our operating partnership provides that, for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that: (i) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supersede the indemnification provisions of our charter.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Maryland law could restrict changes in control, which could have the effect of inhibiting a change in control even if a change in control were in our stockholders' interest.

Provisions of Maryland law applicable to us prohibit business combinations with:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock, referred to as an interested stockholder;

  •
  an affiliate or associate who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock, also referred to as an interested stockholder; or

  •
  an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting stock and two-thirds of the votes entitled to be cast by holders of our outstanding voting stock other than voting stock held by the interested stockholder or by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder. In addition, a person is not an interested stockholder if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors may determine that it is in our best interest to classify or reclassify any unissued stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. However, the issuance of preferred stock must also be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel. In addition, the board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. If our board of directors determines to take any such action, it will do so in accordance with the duties it owes to holders of our common stock.

You may have a current tax liability on distributions you elect to reinvest in our common stock, but because you would not receive cash from such reinvested amounts, you may need to use funds from other sources to pay such tax liability.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares of our common stock are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received. See "Description of Shares — Summary of Our Distribution Reinvestment Plan — Taxation of Distributions."

There are special considerations for pension or profit-sharing trusts, Keoghs or IRAs.

If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or any other employee benefit plan subject to ERISA or Section 4975 of the Code in us, you should consider:

  •
  whether your investment is consistent with the applicable provisions of ERISA and the Code;

  •
  whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

  •
  your need to value the assets of the benefit plan annually.

We believe that, under current ERISA law and regulations, our assets will not be treated as "plan assets" of a benefit plan subject to ERISA and/or Section 4975 of the Code that purchases shares, if the facts and assumptions described in this prospectus arise as expected, and based on our charter and on our related representations. See also "ERISA Considerations." Our view is not binding on the IRS or the Department of Labor. If our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Code, and some of the transactions we will enter into with our advisor and its affiliates could be considered "prohibited transactions," which could cause us, our advisor and its affiliates to be subject to liabilities and excise taxes. In addition, CLA could be deemed to be a fiduciary under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. Even if our assets will not be considered to be plan assets, a prohibited transaction could occur if we, Carey Financial, any selected dealer, the transfer agent or any of their affiliates is a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan and, therefore, unless an administrative or statutory exemption applies in the event such persons are fiduciaries (within the meaning of ERISA) with respect to your purchase, shares should not be purchased.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward looking statements by our use of forward looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

You should carefully review the "Risk Factors" section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables present information about how the proceeds raised in this offering will be used. Information is provided assuming (i) the sale of $1.4 billion of common stock, (ii) the actual sales of Class A Shares and Class T Shares in the offering, based on the initial offering price of $10.00 and $9.45 per Class A Share and Class T Share, respectively, from inception through March 4, 2016 (the date on which we temporarily suspended our offering to adjust the offering prices), (iii) the sale of 40% of Class A Shares and 60% of Class T Shares for the remaining shares sold in the offering, based on the current offering price of $11.70 and $11.05 per Class A Share and Class T Share, respectively and (iv) we incur no leverage. Many of the numbers in the table are estimates because all fees and expenses cannot be determined precisely at this time. The actual use of the capital we raise is likely to be different than the figures presented in the table because we may not raise the maximum offering amount. Raising less than the maximum offering amount or selling a different percentage of Class A and Class T Shares will alter the amounts of commissions, fees and expenses set forth below. In addition, we currently estimate that, on average, our portfolio will be approximately 60% leveraged. We expect that approximately 92.7% of the proceeds of the $1.4 billion offering will be used for investments, while the remaining 7.3% will be used to pay expenses and fees, including the payment of fees to Carey Financial and the payment of fees and reimbursement of expenses to Carey Financial and our advisor.

The following table presents information regarding the use of proceeds raised in this offering with respect to Class A Shares.

Before we substantially invest the net proceeds of this offering, our distributions are likely to exceed our funds from operations and may be paid from offering proceeds, borrowings and other sources, without limitation, which would reduce the amount of public offering proceeds available for investment or require us to repay such borrowings, both of which could reduce your overall return.

	Maximum Sale of $564,835,332 in Class A Shares in the Offering		Sale of $282,417,666 in Class A Shares in the Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Public Offering Proceeds	564,835,332	40.35%	282,417,666	40.35%
Less Public Offering Expenses
Selling Commissions(1)	38,227,258	6.77	19,113,629	6.77
Dealer Manager Fee	16,911,925	2.99	8,455,962	2.99
Other Organization and Offering Expenses(2)	3,132,012	0.55	2,429,195	0.86

Total Organization and Offering Expenses(3)	58,271,194	10.32	29,998,787	10.62

Amount of Public Offering Proceeds Available for Investment	506,564,138	89.68	252,418,879	89.38

Acquisition Fees(4)	12,664,103	2.24	6,310,472	2.23
Acquisition Expenses(5)	3,671,430	0.65	1,835,715	0.65

Total Proceeds to be Invested	490,228,605	86.79	244,272,693	86.49

(1)
The percentage of "Selling Commissions" is less than the maximum of 7.0% because certain eligible shares were purchased with reduced selling commissions or net of selling commissions due to the category of investor or volume discounts. See "The Offering/Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares" for additional information.

(2)
"Other Organization and Offering Expenses" represent all expenses incurred in connection with our qualification and registration of our shares, including registration fees paid to the SEC, FINRA, and state regulatory authorities, issuer legal expenses, advertising, sales literature, fulfillment, escrow agent, transfer agent, and reimbursements to the dealer manager and selected dealers for reasonable bona fide due diligence expenses incurred, which are supported by a detailed and itemized invoice. Amounts of certain of the "Other Organization and Offering Expenses" are not determinable at this time. If "Other Organization and Offering Expenses" exceed the maximum expense cap, the excess will be paid by CLA with no recourse to us. The maximum expense cap ranges from 1.5% – 4% of the gross offering proceeds, depending on the gross proceeds from shares sold. See "Management Compensation."

(3)
The total underwriting compensation in connection with this offering, including selling commissions, the dealer manager fee and the distribution and shareholder servicing fee, cannot exceed the limitations prescribed by FINRA under Rule 2310(b)(4)(B)(ii). The non-cash compensation items paid to registered representatives of our dealer manager and the selected dealers will be paid from or reduce the dealer manager fee. Such non-cash compensation items include gifts, business entertainment, sales incentives and training and education meetings, as well as non-transaction-based compensation associated with retailing and wholesaling activities and legal expenses paid to our dealer manager's FINRA counsel. The total distribution and shareholder servicing fee is estimated to be $39.1 million as described in "Management Compensation — Operational Stage — Distribution and Shareholder Servicing Fee." This fee is not included in the table above because it will be paid over a period of years and is generally expected to be offset by distributions we pay on the Class T Shares. The "Total Organization and Offering Expenses" for both the Class A and Class T Shares, including selling commissions and the dealer manager fee, shall be reasonable and shall in no event exceed an amount equal to 15% of the gross proceeds of this offering. In addition, our advisor will be responsible for other organization and offering expenses in excess of the maximum expense cap. The maximum expense cap ranges from 1.5% – 4% of the gross offering proceeds, depending on the gross proceeds of shares sold.

(4)
Acquisition fees include all fees and commissions (including interest thereon) paid by us in connection with the making of investments, including the development or construction of properties. However, acquisition fees exclude any development fee or construction fee paid to a person who is not our affiliate in connection with the actual development and construction of a project after our acquisition of the property. The presentation in the table is based on the assumption that we will not borrow any funds to make investments. If we raise the maximum amount of the offering of $1.4 billion and all of our investments are 60% leveraged, the total acquisition fees payable will be $81,091,872. We currently estimate that, on average, our portfolio will be approximately 60% leveraged. See "Management Compensation" for a complete description of the terms, conditions and limitations of the payment of fees to W. P. Carey.

(5)
"Acquisition Expenses" are expenses related to our selection and acquisition of investments, whether or not the investments are ultimately acquired or originated. These expenses include but are not limited to travel and communications expenses, the cost of appraisals, title insurance, non-refundable option payments on property not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses related to selection, acquisition and origination of investments whether or not ultimately acquired or originated. "Acquisition Expenses" do not include acquisition fees. The presentation in the table is for illustrative purposes and assumes that all investments are purchased on an unlevered basis. The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors, including the amount of our leverage.

The following table presents information regarding the use of proceeds raised in this offering with respect to Class T Shares.

Before we substantially invest the net proceeds of this offering, our distributions are likely to exceed our funds from operations and may be paid from offering proceeds, borrowings and other sources, without limitation, which would reduce the amount of public offering proceeds available for investment or require us to repay such borrowings, both of which could reduce your overall return.

	Maximum Sale of $835,164,668 in Class T Shares in the Offering		Sale of $417,582,334 in Class T Shares in the Offering (Half Offering)
	Amount ($)	Percent of Public Offering Proceeds	Amount ($)	Percent of Public Offering Proceeds
Gross Public Offering Proceeds	835,164,668	59.65%	417,582,334	20.00%
Less Public Offering Expenses
Selling Commissions	16,659,190	1.99	8,351,647	2.00
Dealer Manager Fee	22,968,679	2.75	11,484,339	2.75
Other Organization and Offering Expenses(1)	4,630,988	0.55	3,591,805	0.86

Total Organization and Offering Expenses(2)	44,258,857	5.30	23,427,791	5.61

Amount of Public Offering Proceeds Available for Investment	790,905,811	94.70	394,154,543	94.39

Acquisition Fees(3)	19,772,645	2.37	9,853,864	2.36
Acquisition Expenses(4)	5,428,570	0.65	2,714,285	0.65

Total Proceeds to be Invested	765,704,595	91.68	381,586,394	91.38

(1)
"Other Organization and Offering Expenses" represent all expenses incurred in connection with our qualification and registration of our shares, including registration fees paid to the SEC, FINRA, and state regulatory authorities, issuer legal expenses, advertising, sales literature, fulfillment, escrow agent, transfer agent, and reimbursements to the dealer manager and selected dealers for reasonable bona fide due diligence expenses incurred, which are supported by a detailed and itemized invoice. Amounts of certain of the "Other Organization and Offering Expenses" are not determinable at this time. If "Other Organization and Offering Expenses" exceed the maximum expense cap, the excess will be paid by CLA with no recourse to us. The maximum expense cap ranges from 1.5% – 4% of the gross offering proceeds, depending on the gross proceeds from shares sold. See "Management Compensation."

(2)
The total underwriting compensation in connection with this offering, including selling commissions, the dealer manager fee and the distribution and shareholder servicing fee, cannot exceed the limitations prescribed by FINRA under Rule 2310(b)(4)(B)(ii). The non-cash compensation items paid to registered representatives of our dealer manager and the selected dealers will be paid from or reduce the dealer manager fee. Such non-cash compensation items include gifts, business entertainment, sales incentives and training and education meetings, as well as non-transaction-based compensation associated with retailing and wholesaling activities and legal expenses paid to our dealer manager's FINRA counsel. The total distribution and shareholder servicing fee is estimated to be $39.1 million as described in "Management Compensation — Operational Stage — Distribution and Shareholder Servicing Fee." This fee is not included in the table above because it will be paid over a period of years and is generally expected to be offset by distributions we pay on the Class T Shares. The "Total Organization and Offering Expenses" for both the Class A and Class T Shares, including selling commissions and the dealer manager fee, shall be reasonable and shall in no event exceed an amount equal to 15% of the gross proceeds of this offering. In addition, our advisor will be responsible for other organization and offering expenses in excess of the maximum expense cap. The maximum expense cap ranges from 1.5% – 4% of the gross offering proceeds, depending on the gross proceeds of shares sold.

(3)
Acquisition fees include all fees and commissions (including interest thereon) paid by us in connection with the making of investments, including the development or construction of properties. However, acquisition fees exclude any development fee or construction fee paid to a person who is not our affiliate in connection with the actual development and construction of a project after our acquisition of the property. The presentation in the table is based on the assumption that we will not borrow any funds to make investments. If we raise the maximum amount of the offering of $1.4 billion and all of our investments are 60% leveraged, the total acquisition fees payable will be $81,091,872. We currently estimate that, on average, our portfolio will be approximately 60% leveraged. See "Management Compensation" for a complete description of the terms, conditions and limitations of the payment of fees to our advisor and its affiliates.

(4)
"Acquisition Expenses" are expenses related to our selection and acquisition of investments, whether or not the investments are ultimately acquired or originated. These expenses include but are not limited to travel and communications expenses, the cost of appraisals, title insurance, non-refundable option payments on property not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses related to selection, acquisition and origination of investments whether or not ultimately acquired or originated. "Acquisition Expenses" do not include acquisition fees. The presentation in the table is for illustrative purposes and assumes that all investments are purchased on an unlevered basis. The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors, including the amount of our leverage.

We intend to contribute the net proceeds of this offering and our distribution reinvestment plan to our operating partnership. Our operating partnership will use the net proceeds received from us: (1) to fund acquisitions and investments in accordance with our investment guidelines; (2) for working capital purposes; (3) to fund our ongoing operations and pay our expenses; (4) to fund redemptions of our common stock in accordance with the terms of our redemption plan, and interests in the operating partnership; and/or (5) to repay indebtedness incurred under various financing instruments.

The following table presents information about proceeds raised under our distribution reinvestment plan, assuming we sell all of the shares available under the plan, in one case, and half of the available shares, in the other case. We will pay no selling commissions or dealer manager fees in connection with purchases through our distribution reinvestment plan, and we will not use offering proceeds to pay administrative expenses of the plan. The ongoing distribution and shareholder servicing fee will not be paid on Class T Shares purchased through the distribution reinvestment plan, but for purposes of calculating the NAV per share of the Class T Shares, the distribution and shareholder servicing fees payable in respect of Class T Shares purchased in the primary offering will be allocated to the Class T Shares as a class expense, and therefore will impact the NAV of all Class T Shares. Over the life of our company, we generally expect that the amount of proceeds received under our distribution reinvestment plan will be used to fund requests for redemptions by our stockholders. In the early years of our program, when we expect to receive fewer redemption requests, the proceeds from our distribution reinvestment plan will likely exceed redemption requests. Any such excess proceeds will not be reserved, but will be available for other purposes, which may include funding investments or for working capital. In the later years of our program, redemption requests may exceed the amount of proceeds received under our distribution reinvestment plan, in which event we may use other funds, to the extent available, to fund such redemptions.

	Maximum Sale of $600,000,000 in Shares in the Distribution Plan	Sale of $300,000,000 in Shares in the Distribution Plan
Gross Proceeds	$600,000,000	$300,000,000

DILUTION

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of our assets minus total liabilities and excluding certain intangible items and noncontrolling interests, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate and real estate related assets and liabilities diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. For example, if our assets have appreciated in value since acquisition, or depreciated in a manner that is different than GAAP straight-line depreciation, our net tangible book value would not reflect this. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including selling commissions and dealer manager fees re-allowed by our dealer manager to participating broker dealers. As of December 31, 2015, our net tangible book value per share was $8.33. The current offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) is $11.70 per share for Class A and $11.05 per share for Class T. Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

 SELECTED FINANCIAL DATA

The following table sets forth selected operating and balance sheet information on a consolidated historical basis. This information is only a summary and should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes to those financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference.

The historical operating and balance sheet information as of and for the year ended December 31, 2015 and from Inception (May 22, 2014) through December 31, 2014 have been derived from the audited consolidated financial statements included in our Annual Report for the year ended December 31, 2015.

(In thousands, except per share and statistical data)	Year Ended December 31, 2015	Inception (May 22, 2014) through December 31, 2014
Operating Data(a)
Total revenues	$49,085	$—
Acquisition-related expenses	13,133	—
Net loss	(12,063)	(108)
Income attributable to noncontrolling interests	(471)	—
Net loss attributable to CWI stockholders	(12,534)	(108)
Basic and diluted loss per share:
Net loss attributable to CWI stockholders — Class A Common Stock	(2.18)	(1.40)
Net loss attributable to CWI stockholders — Class T Common Stock	(2.18)	—
Distributions declared per share — Class A Common Stock(b)	0.3775	—
Distributions declared per share — Class T Common Stock(c)	0.3181	—
Balance Sheet Data
Total assets	$479,791	$200
Net investments in real estate(d)	396,864	—
Non-recourse debt	208,700	—
Due to related parties and affiliates(e)	4,985	108
Other Information
Net cash used in operating activities	$(3,553)	$—
Cash distributions paid	621	—
Supplemental Financial Measures
FFO	$(8,354)	N/A
MFFO	4,779	N/A
Consolidated Hotel Operating Statistics(f)
Occupancy	71.8%	N/A
ADR	$181.86	N/A
RevPAR	$130.48	N/A

(a)
We acquired our first hotel in April 2015.

(b)
For the second, third and fourth quarters of 2015, $0.0129, $0.0250 and $0.0250 of the distribution was payable in shares of our Class A common stock.

(c)
For the second, third and fourth quarters of 2015, $0.0122, $0.0236 and $0.0236 was payable in shares of our Class T common stock.

(d)
Net investments in real estate consist of Net investments in hotels and Equity investment in real estate.

(e)
Amounts due to related parties and affiliates do not include accumulated organization and offering costs incurred by our advisor in excess of 4% of the gross proceeds from the offering and distribution reinvestment plan if the gross proceeds are less than $500.0 million, 2% of the gross proceeds from the offering if the gross proceeds are $500.0 million or more but less than $750.0 million, and 1.5% of the gross proceeds from the offering if the gross proceeds are $750.0 million or more (Note 3). Through December 31, 2015, our advisor incurred organization and offering costs on our behalf of approximately $4.7 million, all of which we were obligated to pay. Unpaid costs of $0.5 million were included in Due to affiliates in the consolidated financial statements at December 31, 2015.

(f)
Represents statistical data for our Consolidated Hotels during our ownership period.

 SUPPLEMENTAL FINANCIAL MEASURES

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use FFO and MFFO, which are supplemental non-GAAP measures defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of FFO and MFFO and reconciliations of FFO and MFFO to the most directly comparable GAAP measures are provided below.

FFO and MFFO

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly-owned investments. Adjustments for unconsolidated partnerships and jointly-owned investments are calculated to reflect FFO. NAREIT's definition of FFO does not distinguish between the conventional method of equity accounting and the hypothetical liquidation at book value method of accounting for unconsolidated partnerships and jointly-owned investments.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization, as well as impairment charges of real estate-related assets, provides a more complete understanding of our performance to investors and to management; and when compared year over year, reflects the impact on our operations from trends in occupancy rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions, which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist. For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the estimated future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. It should be noted, however, the property's asset group's estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. While impairment charges are excluded from the calculation of FFO described above, due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) were put into effect in 2009. These other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, such as acquisition fees that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly-registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after acquisition activity ceases. We intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of our assets or another similar transaction) not later than six years following the conclusion of our initial public offering. Thus, we intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, an industry trade group, has standardized a measure known as MFFO, which the Investment Program Association has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental non-GAAP measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and once essentially all of our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. MFFO should only be used to assess the sustainability of a company's operating performance after a company's offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on a company's operating performance during the periods in which properties are acquired.

We define MFFO consistent with the Investment Program Association's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the Investment Program Association in November 2010. This Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; accretion of discounts and amortization of premiums on debt investments; where applicable, payments of loan principal made by our equity investees accounted for under the hypothetical liquidation model where such payments reduce our equity in earnings of equity method investments in real estate, nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for Consolidated and Unconsolidated Hotels, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses that are unrealized and may not ultimately be realized. While we are responsible for managing interest rate and hedge risk, we retain an outside consultant to review all our hedging agreements. Since interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such infrequent gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the Investment Program Association's Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by a company. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as infrequent items or items that are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for assessing operating performance. We account for certain of our equity investments using the hypothetical liquidation model which is based on distributable cash as defined in the operating agreement.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs, which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that MFFO and the adjustments used to calculate it allow us to present our performance in a manner that takes into account certain characteristics unique to non-listed REITs, such as their limited life, defined acquisition period and targeted exit strategy, and is therefore a useful measure for investors. For example, acquisition costs are generally funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO and MFFO accordingly.

FFO and MFFO were as follows (in thousands):

Year Ended December 31, 2015
Net loss attributable to CWI 2 stockholders	$(12,534)
Adjustments:
Depreciation and amortization of real property	5,994
Proportionate share of adjustments for partially-owned entities — FFO adjustments	(1,814)

Total adjustments	4,180
FFO attributable to CWI 2 stockholders — as defined by NAREIT	(8,354)
Acquisition expenses(a)	13,133
Above-market parking garage lease amortization, net	(60)
Realized loss on derivative instrument	30
Proportionate share of adjustments for partially owned entities — MFFO adjustments	30

Total adjustments	13,133

MFFO attributable to CWI 2 stockholders	$4,779

(a)
In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

DISTRIBUTIONS

We make distributions on a quarterly basis. Aggregate quarterly distributions declared for the period from inception (May 22, 2014) through December 31, 2015 were as follows:

						Sources of Total Cash Distributions					Sources of Total Cash Distributions
				Non-Cash Distributions						Total Cash Flow (Used in) Provided by Operations
	Cash Distributions (Class A and Class T)					FFO Used to Source Distributions(3)					Cash Flow Provided by Operations Used to Source Distributions(3)
				Total Class A and Class T Common Stock(2)			Coverage %(4)	Offering Proceeds				Coverage %(4)	Offering Proceeds
For the Period Ended	Total	Cash(1)	Reinvested		Total FFO				%					%
				(Number of Shares)
Cumulative through December 31, 2015	$2,469,113	$928,628	$1,540,485	54,941	$(8,354,261)	$577,134	23%	$1,891,979	77%	$(3,552,201)	$577,134	23%	$1,891,979	77%

December 31, 2015(5)	1,845,706	688,366	1,157,340	41,144	(3,840,473)	—	0%	1,845,706	100%	(1,979,697)	—	0%	1,845,706	100%
September 30, 2015(5)	577,134	221,691	355,443	12,799	1,300,630	577,134	100%	—	0%	2,255,105	577,134	100%	—	0%
June 30, 2015(6)	46,273	18,571	27,702	998	(5,386,069)	—	0%	46,273	100%	(3,827,625)	—	0%	46,273	100%
March 31, 2015	—	—	—	—	(428,350)	N/A	N/A	N/A	N/A	15	N/A	N/A	N/A	N/A

(1)
Cash distributions were paid within fifteen days following the end of the stated period.

(2)
We distributed 23,743 shares of Class A common stock and 31,198 shares of Class T common stock, which were determined based on initial public offering prices of $10.00 per share and $9.45 per share, respectively.

(3)
FFO and cash flow provided by operations, respectively, are first applied to current period distributions, then to any deficit from prior period cumulative negative FFO and prior period cumulative negative cash flow, respectively, and finally to future period distributions. Amounts shown in the table represent the portion of FFO and cash flow provided by operations used for distributions only. On a cumulative basis, both FFO and cash flow (used in) provided by operations includes $13.1 million related to acquisition costs. FFO and cash flow used in (provided by) operations do not necessarily correlate to taxable income.

(4)
Coverage represents amount of total distributions sourced by FFO or cash flow provided by operations, as applicable.

(5)
In addition to our cash distribution, we paid $0.025 and $0.024 in shares of our Class A common stock and Class T common stock, respectivley.

(6)
In addition to our cash distribution, we paid $0.013 and $0.012 in shares of our Class A common stock and Class T common stock, respectivley.

Our objectives are to generate sufficient cash flow over time to provide stockholders with increasing distributions and to seek investments with potential for capital appreciation throughout varying economic cycles. We have funded all of our cash distributions paid to date using offering proceeds and we will likely do so in the future until we have substantially invested the proceeds of this offering. In determining our distribution policy during the periods we are raising funds and investing capital, we place primary emphasis on projections of FFO, together with equity distributions in excess of equity income in real estate, from our investments, rather than on historical results of operations (though these and other factors may be a part of our consideration). In setting a distribution rate, we thus focus primarily on expected returns from those investments we have already made, as well as our anticipated rate of future investment, to assess the sustainability of a particular distribution rate over time.

Funding of distributions with offering proceeds will potentially cause us to have less real estate and other real estate-related assets that may generate a return for us and our investors, because the distributions are from an investor's basis in their shares. Any distribution of an investor's basis is not an investment return based on net income, nor is it based on operational cash flow or any other financial metric used to measure increased value to us. Unless there is an increase in the underlying fair value of the assets held in us that is greater than the net of revenues and all expenses and taxes associated with our operations in the aggregate, we will generally be issuing distributions of basis and will not be creating any value for our stockholders.

 MANAGEMENT COMPENSATION

Outlined below are the material items of compensation payable to the advisor, the special general partner and our independent directors, assuming we sell $1.4 billion of shares in our primary offering unless otherwise noted. The allocation of amounts between the Class A Shares and Class T Shares is based on the actual sales of Class A Shares and Class T Shares in the offering at the initial offering price of $10.00 and $9.45, respectively, from inception through March 4, 2016 (the date on which we temporarily suspended our offering to adjust the offering prices) and assumes that 40% of the remaining shares sold in our primary offering are Class A Shares and 60% are Class T Shares. The 40%/60% allocation assumption is based upon our dealer manager's recent experience with our initial public offering to date and there can be no assurance that this assumption will prove to be accurate. When we refer to certain fees and distributions payable to the advisor or the special general partner as being subordinated to the "six percent preferred return rate," we mean that such fees and distributions will accrue but will not be paid to the advisor or the special general partner if we have not paid distributions at an average, annualized, non-compounded rate of at least six percent on a cumulative basis from our initial issuance of shares pursuant to this offering through the date of calculation. Once we have achieved the six percent preferred return rate, we may commence paying accrued, subordinated fees and distributions for so long as the six percent preferred return rate is maintained. We will calculate the six percent preferred return rate based on the proceeds from the sale of our shares, as adjusted for redemptions and distributions of the proceeds from sales and refinancing of assets. In addition, the compensation below was calculated on the assumption that we will incur targeted leverage of 60%.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Organization and Offering Stage
CLA
	Reimbursement for organization and offering expenses, excluding selling commissions and the dealer manager fee.(1) We will not reimburse our advisor for amounts in excess 4% of gross offering proceeds if we raise less than $500.0 million, 2% if we raise $500.0 million or more but less than $750.0 million, or 1.5% if we raise $750.0 million or more, in each case excluding DRIP.	$7.7 million ($3.1 million for Class A Shares and $4.6 million for Class T Shares)
Carey Financial	Selling commissions — primary offering: 7.0% per Class A Share and 2.0% per Class T Share.
$54.9 million ($38.2 million for Class A Shares and $16.7 million for Class T Shares), all of which will be re-allowed to the selected dealers. If we sell $1.4 billion of either Class A Shares or Class T Shares, commissions would be $98.0 million or $28.0 million, respectively.
Selling commissions may be waived or reduced for discounts described in "The Offering/Plan of Distribution."
	Selling commissions — distribution reinvestment plan.	None

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Carey Financial	Dealer manager fees — offering: 3.0% per Class A Share and 2.75% per Class T Share.	$39.9 million ($16.9 million for Class A Shares and $23.0 million for Class T Shares), a portion of which may be re-allowed to the selected dealers. If we sell $1.4 billion of either Class A or Class T Shares, fees would be $42.0 million or $38.5 million, respectively.
	Dealer manager fees — distribution reinvestment plan.	None
Acquisition Stage
CLA
Total acquisition fees payable to CLA by us (which fees may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees) will equal 2.50% of the total investment cost of the properties acquired and loans originated by us. We will also reimburse CLA for acquisition expenses.
$81.1 million of acquisition fees ($31.7 million for Class A Shares and $49.4 million for Class T Shares) and $21.1 million of expenses ($8.2 million for Class A Shares and $12.9 million for Class T Shares)

Total investment cost means, with respect to a property acquired or a loan originated, an amount equal to the sum of the contract purchase price of such investment plus the acquisition fees and acquisition expenses paid in connection with the investment and other fees and costs approved by our independent directors relating to the initial capitalization of the investment.

The total of all acquisition fees payable by sellers, borrowers or us to CLA and unaffiliated third parties on all investments, and the total amount of acquisition expenses we pay, must be reasonable and together may not exceed six percent of the aggregate contract purchase price of all investments we purchase and the principal amount of loans we originate. A majority of the directors (including a majority of the independent directors) not otherwise interested in any transaction may approve fees in excess of these limits if they find the excess commercially competitive, fair and reasonable to us.(3)(4)

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Operational Stage

All fees, expenses and distributions on the special general partner interest payable during the operational stage are subject to the 2%/25% Guideline. The 2%/25% Guideline is the requirement that, in the twelve-month period ending on the last day of any fiscal quarter, operating expenses not exceed the greater of 2% of the average invested assets during such twelve-month period or 25% of our adjusted net income over the same twelve-month period. Average invested assets means the average aggregate book value of our investments, before deducting non-cash items, computed by taking the average of such values at the end of each month during such period. Adjusted net income means our total consolidated revenues less its total consolidated expenses, excluding non-cash items and gains, losses or writedowns from the sale of our assets.
CLA	An asset management fee is payable to CLA by us equal to 0.55% of the aggregate average market value of our investments.

	Average market value is equal to the total investment costs of the investment, less acquisition fees, unless a later appraisal by an independent appraiser is obtained, in which case that later appraised value will become the average market value.	$17.3 million ($6.8 million for Class A Shares and $10.5 million for Class T Shares)
CLA
	We will reimburse CLA for various expenses incurred in connection with its provision of services to us. In addition to reimbursement of third-party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses, travel expenses and business development expenses), we will reimburse our advisor for the allocated costs (including compensation) of personnel and overhead in providing management of our day- to- day operations, including asset management, accounting services, stockholder services, corporate management and operations and annual compensation to Mr. Medzigian of $200,000. We will not reimburse our advisor for the salaries and benefits of any other named executive officers or for other personnel to the extent such other personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. CLA must absorb, or reimburse us for, the	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

amount in any twelve-month period ending on the last day of any fiscal quarter by which our operating expenses, including asset management fees, distributions paid on the special general partner interest during the operational stage, loan financing fees and disposition fees paid on assets, other than interests in real property, exceed the 2%/25% Guideline. Such reimbursement must be made within 60 days after the end of the applicable twelve-month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, CLA may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve-month period ending on the last day of such quarter.(3)(4)(5)
CLA
	Loan Refinancing Fee. We will pay the advisor up to 1.0% of the principal amount of a refinanced loan secured by property if (1) the maturity date of the refinanced loan is less than one year away and the new loan has a term of at least five years, (2) in the judgment of the independent directors, the terms of the new loan represent an improvement over the refinanced loan or (3) the new loan is approved by the independent directors as being in our best interest.	Not determinable at this time.
Carey Financial — Distribution and Shareholder Servicing Fee	Annual fee of 1.0% of the purchase price or NAV per share; payable only for Class T Shares purchased in our primary offering.
$8.3 million annually, and $50.1 million in total assuming sales of $835.2 million of Class T Shares; all fees may be re-allowed. If we sell $1.4 billion of Class T Shares, fees would be $13.3 million annually and $80.0 million in total.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Carey Watermark Holdings 2	Carey Watermark Holdings 2 has a special general partner profits interest in our operating partnership, which will entitle Carey Watermark Holdings 2 to receive 10% of distributions of available cash. Available cash means the cash generated by operating partnership operations and investments excluding cash from sales and refinancings, after the payment of debt and other operating expenses, but before distributions to partners. Distributions of available cash will be paid quarterly; however, if the amount of a quarterly distribution would cause the 2%/25% Guideline to be exceeded for the relevant twelve-month period, the portion of the distribution (which may be 100% of it) equal to the excess over the 2%/25% Guideline will be deferred until the next quarter in which the deferred portion of the distribution can be paid without exceeding the 2%/25% Guideline.(6) Payment of this amount is not conditioned on prior return to stockholders of their invested capital plus the six percent preferred return rate.	Not determinable at this time. The actual amount to be paid to Carey Watermark Holdings 2 is limited to the 2%/25% Guideline.
Subadvisor Officers and Employees	Officers and employees of the subadvisor who perform services on our behalf may be granted awards in the form of restricted Class A Shares or stock units under our 2015 Equity Incentive Plan.	Equity awards under our equity incentive plan may not exceed two percent of our outstanding shares of common stock, on a fully diluted basis, up to a maximum of 2,000,000 shares.
Independent Directors
	We will pay to each independent director an annual fee of $25,000 in cash, plus $10,000 to serve on the investment committee. In addition, the Chairman of the Audit Committee will receive an annual fee of $5,000 in cash.	The estimated aggregate cash compensation payable to the independent directors as a group for a full fiscal year is approximately $145,000.
Each independent director is also entitled to receive an award of 2,500 Class A Shares following each annual stockholders' meeting.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Dispositions/Liquidation Stage All disposition fees payable upon sales of assets, other than interests in real property, are subject to the 2%/25% Guideline.
CLA
	If CLA provides a substantial amount of services in the sale of an investment, we will pay disposition fees in an amount equal to the lesser of: (i) 50% of the competitive real estate commission and (ii) 1.5% of the contract sales price of a property. The total real estate commissions and the disposition fees we pay shall not exceed an amount equal to the lesser of: (i) six percent of the contract sales price of a property or (ii) the commission paid in a competitive market for the purchase or sale of a property that is reasonable and competitive in light of the size, type and location of the property.(3)(4)	Not determinable at this time.

	If the advisory agreement is terminated, other than for cause, or not renewed, we will pay CLA accrued and unpaid fees and expense reimbursements earned prior to termination or non-renewal of the advisory agreement. If our advisory agreement is terminated for cause, or by the advisor for other than good reason, we will pay CLA unpaid expense reimbursements.	Not determinable at this time.
Carey Watermark Holdings 2
	Interest in Disposition Proceeds. Carey Watermark Holdings 2's special general partner interest will also entitle it to receive distributions of up to 15% of the net proceeds from the sale, exchange or other disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares), through certain liquidity events or distributions, plus the six percent preferred return rate. A listing will not trigger the payment of this distribution.	The incentive profits interest is dependent on our operations and the amounts received upon the sale or other disposition of the assets and is not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

Repurchase of special general partner Interest. If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), or if our advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings 2's interests in available cash and subordinated disposition proceeds from our operating partnership at the fair market value of those interests on the date of termination.(4)(5)

	For purpose of the foregoing, the fair market value of the special general partner's interest in subordinated disposition proceeds will be equal to 15% of the amount that would have been distributed to the stockholders if all assets of the operating partnership had been sold for fair market value (as determined based on the report of an independent appraiser who may have no material current or prior business or personal relationships with the advisor, the subadvisor or the directors, but must be engaged to a substantial extent in the business of rendering opinions regarding the value of lodging and lodging-related assets), all liabilities had been satisfied and the stockholders received cumulative returns equal to their invested capital plus the 6% preferred return rate.	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount (Assuming Sale of $1.4 billion of Shares and 60% leverage)(2)

The value, if any, of the interest in subordinated disposition proceeds will be paid in the form of a promissory note bearing interest at a reasonable rate until paid. Payment of the note will be deferred until either, (a) the closing of asset sales, a merger or other business combination transaction, or a liquidity event that results in aggregate cumulative returns to stockholders of their invested capital plus the 6% preferred return rate; or (b) a listing. If the promissory note has not been paid in full within three years from the termination date, then our advisor may elect to convert the balance of the note into operating partnership units or shares of our common stock.

	Subordinated Listing Distribution. At such time, if any, as listing occurs, the special general partner will receive a distribution in an amount equal to 15% of the amount by which (a) our market value plus the total distributions made to our stockholders since inception until the date of listing exceeds, (b) 100% of our investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares) plus the total distributions required to be made to achieve the six percent preferred return rate.	Not determinable at this time.

The market value will be calculated on the basis of the average closing price or bid and asked price, as the case may be, of the shares over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange.

(1)
"Organization and offering expenses" represents all expenses incurred in connection with our qualification and registration of our shares, including registration fees paid to the SEC, FINRA and state regulatory authorities, issuer legal and accounting expenses, due diligence costs, advertising, sales literature, fulfillment, escrow agent, transfer agent, non-cash training and education costs, non-transaction based compensation for dual employees and personnel costs associated with preparing the registration and offering of our shares. Through December 31, 2015, estimated organization and offering expenses were approximately $4.7 million.

(2)
Amounts in the table assume that we will borrow, on average, approximately 60% of the fair market value of our investment portfolio. The actual leverage percentage we experience will affect the amount of acquisition fees earned by CLA and the amount available for investment will be affected by the amount we borrow (i.e., the more that is borrowed, the more funds will be available for investment in properties).

(3)
CLA may choose on an annual basis to take the acquisition fee, asset management fee and disposition fee in cash or Class A Shares, or a combination thereof. For purposes of calculating the value per share of stock given for payment of a fee, the price per share shall be the most recently-estimated NAV per share or the public offering price if an offering is then ongoing.

(4)
If at any time the shares become listed on a national securities exchange, we will negotiate in good faith with CLA a fee structure appropriate for an entity with a perpetual life. A majority of the independent directors must approve the new fee structure negotiated with CLA. In negotiating a new fee structure, the independent directors must consider the following factors and any other factors they deem relevant:
  •
  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;
  •
  the success of CLA in generating opportunities that meet our investment objectives;
  •
  the rates charged to other REITs and to investors other than REITs by advisors performing similar services;
  •
  additional revenues realized by CLA and its affiliates through their relationship with us whether we pay them or they are paid by others with whom we do business;
  •
  the quality and extent of service and advice furnished by CLA;
  •
  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and
  •
  the quality of our portfolio in relationship to the investments generated by CLA for the account of other clients.
  The board, including a majority of the independent directors, may not approve a new fee structure that is, in its judgment, more favorable to CLA than the then-current fee structure.

(5)
If the advisory agreement is terminated, other than for cause, or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any subordinated fees, earned prior to termination or non-renewal of the advisory agreement.
(6)
Carey Watermark Holdings 2 may choose on an annual basis to reinvest the distributions from its special general partnership in our operating partnership in exchange for partnership units.

We will not pay separate or additional fees and distributions to the subadvisor. The subadvisor will be paid by the advisor and the special general partner out of the fees and distributions that we pay to the advisor and the special general partner. The advisor has agreed to pay the subadvisor 25% of the sum of the fees that we pay to the advisor plus the 10% distribution of available cash that we pay to the special general partner. Pursuant to the subadvisor's promote interest in the special general partner, the special general partner will pay the subadvisor 30% of amounts that we distribute to the special general partner in respect of its 15% interest in disposition proceeds or the subordinated listing distribution.

If we acquire investments in a joint venture with an affiliate, the fees and distributions paid to our advisor and the special general partner will be based on our percentage ownership interest in the joint venture.

OUR LODGING PORTFOLIO

As of the date of this prospectus, we owned interests in five hotels whose locations are depicted in the map below:

Key	Asset Name	Location
1	Marriott Sawgrass Golf Resort & Spa	Ponte Vedra Beach, FL
2	Courtyard Nashville Downtown	Nashville, TN
3	Ritz-Carlton Key Biscayne	Key Biscayne, FL
4	Embassy Suites by Hilton Denver-Downtown/Convention Center	Denver, CO
5	Seattle Marriott Bellevue	Bellevue, WA

The table below sets forth information with respect to our hotels as of the date of this prospectus (dollars in thousands).

Hotels	State	Acquisition Date	Rooms	Type of Hotel	CWI 2 Ownership %	CWI 2 Contractual Purchase Price	CWI 2 Initial Investment(1)	Acquisition Fees Paid to Advisor(2)	Initial Debt(3)	Interest Rate	Maturity Date
Consolidated Hotels
Marriott Sawgrass Golf Resort and Spa(4)	FL	April 1, 2015	511	Resort	50%	$37,170	$24,764	$1,996	$66,700	4.00%	11/2019
Courtyard Nashville Downtown(5)	TN	May 1, 2015	192	Select-Service	100%	57,900	58,498	1,746	42,000	3.18%	05/2019
Embassy Suites by Hilton Denver-Downtown/Convention Center	CO	November 4, 2015	403	Full-Service	100%	170,000	168,809	4,483	100,000	3.9%	12/2022
Seattle Marriott Bellevue(6)	WA	January 22, 2016	384	Full-Service	95.4%	179,000	175,897	4,674	100,000	3.88%	01/2020

Total			1,490			$444,070	427,968	$12,899	$308,700

Unconsolidated Hotels
Ritz-Carlton Key Biscayne(7)	FL	May 29, 2015	480	Resort	19.30%	$61,300	$37,599	$1,862	$164,000	6.09%	06/2017

Total			1,970			$505,370	465,567	$14,761	$472,700

(1)
Amounts for our initial investment represent the fair value of net assets acquired less the fair value of noncontrolling interests, exclusive of acquisition expenses and the fair value of any debt assumed, at time of acquisition.

(2)
Amount represents our portion of the acquisition fees paid to the advisor.

(3)
Debt is property level, non-recourse and excludes loans from the advisor or its affiliates.

(4)
The hotel is jointly-owned with CWI 1. Pursuant to the joint venture agreement between CWI 1 and us, if the joint venture partners cannot agree on a major decision, then either partner could propose to sell its interest or purchase the interest of the other partner as a means of resolving the impasse. The equity portion of the purchase price was funded in full with a $37.2 million loan from an affiliate of our advisor, which was repaid in full in December 2015. The mortgage loan is for up to $78.0 million, of which $66.7 million had been drawn at the date of acquisition. The mortgage loan has a variable interest rate, subject to an interest rate cap. The interest rate presented represents the interest rate in effect at March 27, 2015. The mortgage loan is interest-only.

(5)
The equity portion of the purchase price was funded in full with a $27.9 million loan from an affiliate of our advisor, which was repaid in full in December 2015. The mortgage loan has a variable interest rate, subject to an interest rate cap. The interest rate presented represents the interest rate in effect at May 1, 2015. The mortgage loan is interest-only for 24 months.

(6)
The hotel is jointly owned with a third party. The equity portion of the purchase price was funded in part with a $20.0 million loan from an affiliate of our advisor, which was repaid in full in February 2016. The mortgage loan has a variable interest rate, which is effectively fixed through the use of an interest rate swap. The interest rate presented represents the interest rate in effect at January 22, 2016. The mortgage loan is interest-only for 36 months.

(7)
The hotel is jointly owned with CWI 1 and a third party. At December 31, 2015, the number of rooms also included 178 condo-hotel units that participated in the resort rental program. The equity portion of the purchase price was funded in full with a $37.4 million loan from an affiliate of our advisor, which was repaid in full in December 2015. The $164.0 million in assumed debt is comprised of a Note A for $160.0 million with an interest rate of 6.09% and a Note B for $4.0 million with an interest rate of 9.66%, both with a maturity date of June 2017.

We used borrowings from W. P. Carey to fund the equity portion of the purchase prices of the Marriott Sawgrass Golf Resort & Spa, the Courtyard Nashville Downtown, the Ritz-Carlton Key Biscayne and the Seattle Marriott Bellevue properties. In April 2015, our board of directors and the board of directors of W. P. Carey approved unsecured loans to us and CWI 1 of up to an aggregate of $110,000,000, at an interest rate equal to the rate at which W.P. Carey is able to borrow funds under its senior unsecured credit facility, for the purpose of facilitating acquisitions that we might not otherwise have sufficient available funds to complete. In December 2015, CWI 1's portion of the line of credit was terminated. The interest rate on the loans for the Marriott Sawgrass Golf Resort & Spa, the Courtyard Nashville Downtown and the Ritz-Carlton Key Biscayne properties were LIBOR plus 1.1% and were repaid in full in December 2015. The interest rate on the loan for the Seattle Marriott Bellevue property is LIBOR plus 1.1% and was repaid in full in February 2016.

The following tables present occupancy, ADR and RevPAR of the hotels in which we had an ownership interest as of the date of this prospectus for 2010 through December 31, 2015, including periods prior to ownership.

Occupancy(1)
Hotel	2010	2011	2012	2013	2014	2015
Marriott Sawgrass Golf Resort & Spa	68.0%	65.6%	65.2%	62.0%	68.2%	68.0%
Courtyard Nashville Downtown	76.1%	78.0%	78.0%	81.7%	84.2%	81.4%
Ritz-Carlton Key Biscayne	79.5%	77.4%	76.0%	78.8%	76.1%	73.0%
Embassy Suites by Hilton Denver-Downtown/Convention Center	7.0% (2)	64.4%	72.0%	74.6%	79.2%	78.8%
Seattle Marriott Bellevue(3)	N/A	N/A	N/A	N/A	N/A	65.0%

(1)
Occupancy is the percentage of rooms sold divided by rooms available.

(2)
The Embassy Suites by Hilton Denver-Downtown/Convention Center opened in December 2010.

(3)
The Seattle Marriott Bellevue opened in July 2015.

ADR(1)
Hotel	2010		2011	2012	2013	2014	2015
Marriott Sawgrass Golf Resort & Spa	$131.77		$135.19	$146.76	$153.47	$156.26	$164.79
Courtyard Nashville Downtown	$134.35		$146.19	$160.35	$184.69	$208.13	$226.10
Ritz-Carlton Key Biscayne	$322.61		$355.42	$371.74	$396.83	$408.20	$423.89
Embassy Suites by Hilton Denver-Downtown/Convention Center	$120.62	(2)	$163.41	$163.27	$174.30	$182.47	$187.67
Seattle Marriott Bellevue(3)	N/A		N/A	N/A	N/A	N/A	$208.73

(1)
ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

(2)
The Embassy Suites by Hilton Denver-Downtown/Convention Center opened in December 2010.

(3)
The Seattle Marriott Bellevue opened in July 2015.

RevPAR(1)
Hotel	2010		2011	2012	2013	2014	2015
Marriott Sawgrass Golf Resort & Spa	$89.54		$88.70	$95.66	$95.10	$106.53	$112.01
Courtyard Nashville Downtown	$102.26		$114.01	$125.05	$150.83	$175.34	$184.09
Ritz-Carlton Key Biscayne	$256.52		$275.01	$282.68	$312.64	$310.46	$309.24
Embassy Suites by Hilton Denver-Downtown/Convention Center	$8.44	(2)	$105.30	$117.62	$129.98	$144.44	$147.97
Seattle Marriott Bellevue(3)	N/A		N/A	N/A	N/A	N/A	$135.61

(1)
RevPAR is room revenue divided by available rooms.

(2)
The Embassy Suites by Hilton Denver-Downtown/Convention Center opened in December 2010.

(3)
The Seattle Marriott Bellevue opened in July 2015.

Hotel	Renovations
Marriott Sawgrass Golf Resort & Spa	An estimated $20.8 million property renovation commenced during the second quarter of 2015 and is being completed over several phases with full completion expected to occur in the third quarter of 2016. All guestrooms and public spaces are expected to be renovated, as well as the Cabana Beach Club, pool and resort amenity enhancements. The renovation is expected to be funded through future renovation draws on the related mortgage loan, amounts held in escrow and our cash accounts.
Courtyard Nashville Downtown
An estimated $1.1 million property renovation commenced during the fourth quarter of 2015 and is currently expected to be completed by the second quarter of 2016. The scope includes limited guestroom renovation work in addition to public space enhancements. The renovation work is expected to be funded through amounts held in escrow.
Ritz-Carlton Key Biscayne
An estimated $14.0 million renovation is planned for the hotel, of which $2.5 million was funded at closing, with the remainder expected to be funded from amounts held in escrow and our cash accounts. All of the guest rooms and condo-hotel units are scheduled to receive a full replacement of all soft goods, along with various bathroom upgrades. Renovation of the condo-hotel units will be paid by their owners. The renovation is currently anticipated to be completed in the fourth quarter of 2016.
Embassy Suites by Hilton Denver-Downtown/Convention Center
An estimated $4.5 million property renovation is planned for the hotel, of which $4.0 million was funded at closing, with the remainder expected to be funded from hotel operating cash accounts. The public spaces and guestrooms will receive replacement of soft goods. Renovation work is currently anticipated to be completed in second quarter 2017.

 INVESTMENT OBJECTIVES, PROCEDURES AND POLICIES

General

We are a non-traded REIT that strives to create value in the lodging industry.

Our primary investment objectives are:

  •
  To provide stockholders with current income in the form of quarterly distributions.

  •
  To increase the value of our portfolio in order to generate long-term capital appreciation.

We plan to meet our objectives by acquiring a diverse portfolio of lodging and lodging-related investments, including those that offer high current income, properties to which we can add value and provide the opportunity for capital appreciation, and to the extent available, distressed situations where our investment may be on opportunistic terms.

We intend to develop a diversified portfolio that has the potential to generate attractive risk adjusted returns across varying economic cycles while mitigating the risk associated with any one geography or lodging category. We believe that a lodging portfolio that is diversified both geographically and across multiple lodging categories provides for the opportunity to benefit from growth across multiple geographies and lodging categories while providing risk mitigation against lagging performance that is geographically specific or focused on specific lodging categories.

We will seek to create our portfolio with the potential to generate attractive risk adjusted returns across varying economic cycles, including by taking advantage of opportunities to acquire assets at attractive prices in the current economic environment.

The lodging properties we will acquire may include full-service branded hotels located in urban settings, resort properties, high-end independent urban and boutique hotels, select-service hotels and mixed-use projects with non-lodging components. Full-service hotels generally provide a full complement of guest amenities, including food and beverage services, meeting and conference facilities, concierge and room service, porter service or valet parking, among others. Select-service hotels typically have limited food and beverage outlets and do not offer comprehensive business or banquet facilities. Resort properties may include smaller boutique hotels and large-scale integrated resorts. We generally intend to acquire fee ownership of our properties but may consider leasehold interests. While our portfolio will develop based upon opportunities and market conditions prevailing from time to time, we expect to target a mix of lodging properties, including those that offer high current income, value-added properties that provide opportunity for capital appreciation, and to the extent available, distressed situations where our investment may be on opportunistic terms. We may invest in a variety of lodging-related assets, including loans secured by lodging properties, mezzanine loans related to lodging properties (i.e. loans senior to the borrower's common and preferred equity in, but subordinated to a mortgage loan on, a property), subordinated interests in loans secured by lodging properties and equity and debt securities issued by companies engaged in the lodging sector. We may invest in the securities of other issuers for the purpose of exercising control.

We expect to make investments primarily in the United States. However, we may consider investments outside the United States and we are not prohibited under our organizational documents from making investments outside the United States. While our core strategy is focused on the lodging industry, we may also invest in other real estate property sectors; however, without the prior approval of a majority of our independent directors, we may not invest more than 25% of our equity capital in non-lodging-related investments. We will adjust our investment focus from time to time based upon market conditions and our advisor's views on relative value as market conditions change.

Our portfolio may include the following:

  •
  Lodging, recreation and leisure-related assets such as hotels, resorts, clubs, resort residential, timeshare and fractional products, and golf, spa, marina, ski and other related uses.

  •
  Commercial assets including office, industrial, retail and mixed-use assets.

  •
  Single and multifamily rental and for-sale residential uses.

  •
  Real estate securities including senior and junior debt positions, CMBS, mezzanine debt and preferred equity.

  •
  Other — real estate-related entity-level investments, land and land development, developmental projects, and secondary property types such as senior living assets and single tenant facilities.

Material changes in our investment focus will be described in our periodic reports filed with the SEC; however, these reports would typically be filed after changes in our investment focus have been made, and in some cases, several months after such changes. We currently expect that, if the entire offering is subscribed for, it may take up to one year from the termination of this offering for our capital to be substantially invested. Pending investment, the proceeds of this offering will be invested in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit and other short-term liquid investments.

Our advisor will actively manage our portfolio and supervise our independent property operators, with a goal of enhancing our profitability and the value of our assets. To do so, our advisor will utilize the services of the subadvisor. In its asset management role, our advisor will develop business plans for the investments and will oversee the execution of the plans working with and guiding the independent management companies. Business plans will generally be created for each investment at the time of investment and the plans will generally be updated over time to reflect both progress toward goals and appropriate revisions. We believe that an experienced asset manager can improve the performance of a lodging asset by actively overseeing brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies.

In the past, W. P. Carey and Watermark Capital Partners have worked together on multiple lodging transactions, including CWI 1, which invests in lodging and lodging-related properties and owns interests in 35 hotels as of the date of this prospectus.

Our chief executive officer has extensive experience acquiring, managing, developing, repositioning and disposing of lodging and other real estate assets on behalf of sophisticated institutional investors in real estate private equity funds. We expect to benefit from Mr. Medzigian's institutional-quality approach and we believe that our strategy will entail lower risk when compared with private equity funds because we expect our investment portfolio to be 60% leveraged, on average, and generally expect to have longer holding periods than such funds, which typically have holding periods of four to eight years. However, our organizational documents permit us to incur maximum leverage of up to 75% of the total costs of our investments, or 300% of our net assets, or a higher amount with the approval of a majority of our independent directors.

We believe that the following market factors and attributes of our investment model are particularly important to our ability to meet our investment objective:

  •
  a diversified lodging portfolio provides the potential for attractive risk adjusted returns across economic cycles, while mitigating the risks of any one geography or lodging segment;

  •
  our investment model should benefit from the continued improvement in lodging fundamentals;

  •
  a lodging-centric investment strategy provides an opportunity for attractive returns and a potentially effective inflation hedge;

  •
  as compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns;

  •
  a differentiated investment approach;

  •
  a lack of pre-financial crisis legacy issues; and

  •
  our investment strategy, resources and investment structure differentiate us from other sources of capital for the real estate industry.

Each of these attributes is discussed below.

An investment model that incorporates a diversified lodging portfolio provides the potential to generate attractive risk adjusted returns across economic cycles while mitigating the risks associated with any one geography or lodging segment.

We believe that a lodging portfolio that is diversified both geographically and across multiple lodging segments provides for the opportunity to benefit from growth in across multiple geographies and lodging segments while providing risk mitigation against lagging performance that is geographically specific or focused on specific lodging segments.

Our investment model should benefit from the continuing improvement in lodging industry fundamentals.

The lodging industry continues to be in a period of improving fundamentals that we believe provides growth oriented opportunities as well as opportunities associated with recapitalizations and deleveraging transactions. We believe that certain owners of lodging properties continue to experience distressed situations as they face legacy capital structure issues and the inability to refinance existing debt as it comes due. Many of these hotels require additional capital as they approach or extend into their recurring renovation cycle. We believe that over-extended borrowers' attempts to reduce their leverage and improve their capital structure has presented and will continue to present a need for new equity capital, which we seek to provide. Further, these legacy capital structures have, in some instances, limited existing owners' ability to capitalize on potential value-add opportunities that exist at these properties. In addition, we believe that certain owners that experienced partial recovery or that held through the downturn are now motivated to market their properties. Given the experience and expertise of our advisor and the subadvisor, we believe we are well positioned to capitalize on these opportunities to create an attractive investment portfolio.

A lodging-centric investment strategy provides an opportunity for attractive returns and a potentially effective inflation hedge.

Lodging properties can provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Cash flow is generated primarily from daily property operations, and capital appreciation may be achieved by growth over time and enhanced by employing active management strategies, such as brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. While our strategy is significantly focused on lodging and lodging-related sectors, it also embodies a flexible approach that enables us to shift our investment focus to areas that may present more attractive relative value in response to changing market dynamics.

Growth in U.S. hotel RevPAR has historically been closely correlated with growth in U.S. GDP. Lodging properties do not have a fixed lease structure, unlike other property types, and therefore rental rates on lodging properties can be determined on virtually a daily basis. As a result, lodging industry fundamentals tend to decline, and also recover, sharply and more quickly than other property types as economies enter, and exit, recessionary periods, respectively.

As compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns.

The operationally intense nature of lodging assets presents opportunities to employ a variety of strategies to enhance value, including brand and management changes, revenue and expense management, strategic capital expenditures, repositioning, facility reuse and reuse or sale of excess land. Our asset management approach is designed to capitalize on opportunities during periods of strong growth and also to exploit efficiencies and operating leverage during periods of slower growth.

Our asset management team and our senior management proactively manage our third-party management companies in order to enhance operational performance and returns to our stockholders. This process entails creating and executing business plans for each investment in our portfolio, which may include brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies.

We will deploy a differentiated investment approach.

We expect to make in the future some of our investments through joint ventures with qualified owners and operators of properties. Over his many years as a real estate professional, our chief executive officer has developed a network of relationships with operating partners in a variety of sectors and geographies that may provide sources of investment opportunities for us. In addition to expanding our investment sourcing network, we believe that investing through joint ventures provides us with specialized resources and capabilities. We intend to explore joint venture opportunities as part of our investment strategy because joint ventures may be particularly effective in challenging times such as the current environment, when industry participants in need of capital may prefer not to sell or lose control of their assets but still control or have access to potentially attractive investment opportunities that they seek to exploit. Joint venture investing may also be a risk mitigant as we may be able to structure our investments on a more senior basis, involving preferred equity, mezzanine debt or cross collateralization of assets, creating additional security for our investments.

Our portfolio will not have pre-financial crisis legacy issues.

We believe the financial crisis beginning in 2008 and the associated real estate downturn resulted in a number of owners with existing, or legacy, properties that will constrain their ability to make acquisitions over the next several years as they address issues. These issues, which we refer to as legacy issues, are faced by owners with highly leveraged capital structures resulting from the undisciplined lending practices of prior years and owners who hold portfolios consisting of underperforming properties, either of which could limit access to new capital and debt financing for both existing properties and new acquisitions. We will not have any legacy issues as our portfolio of hotels will be acquired subsequent to the economic downturn, which may benefit our stockholders in two ways. Firstly, our stockholders will not have invested in a portfolio that includes assets acquired at the inflated prices that existed prior to the 2008 financial crisis. Secondly, our management team will be able to focus its resources on value creation on behalf of the stockholders, without having the distractions created by under-performing or troubled assets acquired at the peak of the market.

Our investment strategy, resources and investment structure differentiate us from other sources of capital for the real estate industry.

The combination of our investment strategy and the resources of our advisor and the subadvisor have historically been available only to large institutional investors via real estate private equity funds with high minimum investment requirements. We also expect to benefit from access to our advisor's global investment management platform with approximately 270 employees worldwide. Furthermore, this access to our advisor's resources is complimented by our highly qualified independent directors and investment committee.

We believe that our investment structure offers certain advantages over other private equity fund and traded REIT competitors. Unlike certain private equity funds, we currently expect to operate an investment portfolio that is approximately 60% leveraged, on average, and limit our exposure to the potential default risks associated with investor subscription agreements; however, our organizational documents permit us to incur maximum leverage of up to 75% of the total costs of our investments, or 300% of our net assets, or a higher amount with the approval of a majority of our independent directors. As compared to traded REITs, we will not be subject to pressures relating to quarterly earnings estimates and near term share price targets, which can impede real estate value maximization. These differentiating factors may make us more competitive in the property and investment markets and enable us to take a more balanced approach when making acquisitions and implementing investment and operational strategies.

The following commercial real estate and lodging industry information contains historical data and forward-looking information, including historical and forecasted changes in hotel room values, RevPAR and net operating income for the U.S. hotel industry for the periods indicated in the charts. The amounts and percentages shown in the charts do not reflect returns realized or potentially realizable from lodging investments during those periods. The amounts and percentages should not be construed as indicators of the returns that may be realized by an investor in our common stock. In addition, certain assumptions regarding macroeconomic factors are incorporated into the forecasts and actual results may vary depending on whether those assumptions prove accurate. In particular, factors such as GDP, unemployment and consumer spending, among others, may all impact the forecasted results. Investments in the lodging industry are subject to risks, as described in "Risk Factors — Risks Related to Investments in the Lodging Industry," and there can be no assurance that the estimates discussed below will be realized.

Overview

Lodging properties can provide a potentially effective inflation hedge as hotel operators can adjust room rates on nearly a daily basis utilizing advanced yield management systems, reflecting real-time market conditions. Typical lease terms for major property types are set forth in the table below.

Source: CWI 2 Management

Transaction volumes for both commercial real estate and hotels declined significantly in 2008 and 2009. According to Real Capital Analytics, commercial real estate sales volume declined from $410 billion in 2007 to $121 billion and $52 billion in 2008 and 2009, respectively. As illustrated in the chart below, according to Jones Lang LaSalle Hotels, the aggregate value of sale transactions involving hotels in the

Americas, which includes both North and South America, has increased in each of the last six years; however, it remains well below the peak experienced in 2007.

Source: Data obtained from information that Jones Lang LaSalle Hotels generally makes available on a public basis.

The CMBS market had been a growing and important source of commercial real estate debt capital, that source of capital effectively collapsed in 2008 as the broader markets experienced financial crisis and recession.

Source: Commercial Mortgage Alert

This decline in the CMBS market coincided with reduced bank lending and more conservative underwriting guidelines. According to the Federal Deposit Insurance Corporation (the "FDIC"), in its fourth quarter 2009 Quarterly Banking Profile, total assets of insured institutions declined by $731.7 billion, or 5.3%, in 2009, which is the largest annual percentage decline since the inception of the FDIC in 1933. In 2011 and 2012, total assets of insured institutions increased 4.2% and 4.0%, respectively, year-over-year, significantly lower than annual growth rates from 2004 to 2008. One result of these conditions is that commercial real estate debt availability declined precipitously during 2008 to 2009, contributing to reduced sales transactions and property values during that period. According to Trepp LLC, approximately $1.7 trillion of commercial mortgage debt will mature during the period 2013 to 2017. As a result of declines in hotel values during the recent economic downturn and a more conservative lending environment, certain owners of lodging properties are continuing to experience distressed situations as they face the inability to refinance this existing debt as it comes due.

Supply and Demand

The limited debt availability for new construction, the long lead times for new development and the decline in industry and economic fundamentals in 2008 and 2009 have limited new hotel room supply growth over the last several years. Most of the lodging properties currently under construction fall into mid-tier categories, while the supply of those at either end of the spectrum — economy and luxury/resort — continue to lag behind demand. We believe the constrained growth in new supply coupled with strengthening demand will result in additional pricing power for hotels and a continued trend of increasing ADR. As illustrated in the chart below, after increasing 2.8% year-over-year in 2009, hotel room supply increased 1.7%, 0.4%, 0.4%, 0.6% and 0.7% in 2010, 2011, 2012, 2013 and 2014, respectively, and is increased just 1.1% in 2015, still below the 35-year average growth rate of 2.0% during the period from 1980 to 2014.

Source: PwC Hospitality Directions January 2016

Similarly, as illustrated in the chart below, rooms under construction remain well below the previous peak. According to Bank of America Merrill Lynch, total hotel rooms under construction in 2015 are estimated to be 141,000, down 33% from 2007.

Since the 2008-2009 economic downturn, lodging demand has increased in each of the past six years. According to PWC, lodging demand growth rates were as follows over the past six years: 2010 +7.3%, 2011 +4.7%, 2012 +2.7%, 2013 +2.0%, 2014 +4.2%, and 2015 +2.9%. U.S. lodging demand reached an all-time high in 2015, with approximately 1.2 billion rooms sold. According to Smith Travel Research, 2015 U.S. hotel occupancy finished at an all-time record level of 65.6%. CBRE Hotels projects U.S. occupancy to remain above 65% through 2018. There are several factors contributing to the favorable demand outlook. Supply growth remains below the long term average growth rate of 2%, averaging 0.8% over the last five years. In addition, improving economic conditions in the U.S. have led to increases in both business and leisure travel. Total travel expenditures have continued to increase year-over-year from the trough experienced in 2009. Demand from international travelers continues to improve, with the total number of international visitors to the U.S. increasing by 30% since 2009. The chart below illustrates demand as annualized occupied room nights per capita.

Source: World Bank; Smith Travel Research; PwC Hospitality Directions January 2016

As shown in the chart below, the US Travel Association has projected total US travel expenditures to continue to grow year-over-year through 2020 and has projected 25% growth in travel expenditures for the period from 2015 through 2020.

Source: US Travel Association US Travel Forecast

The lodging industry is a primary component of the travel and tourism industry, which is one of the largest industries in terms of its contribution to U.S. GDP. Year-over-year demand for U.S. hotel rooms has increased in 22 of the past 26 years. Furthermore, total demand for U.S. hotel rooms during that same time period increased by approximately 47%. While total lodging demand is not tracked on a global basis, the United Nations World Tourism Organization ("UNWTO") maintains data on total worldwide tourist arrivals, which can be indicative of the fundamentals supporting lodging demand. According to UNWTO, total worldwide tourist arrivals were approximately 1.2 billion people in 2015, up from 436.0 million in 1990 and 25.3 million in 1950 and are projected to grow to approximately 1.8 billion people by 2030. Worldwide tourist arrivals have surpassed 1.0 billion people for 4 consecutive years (2012-2015).

International tourist arrivals grew 4.4% in 2015, with growth in the Americas recorded at 5%. In 2016 UNWTO projects international tourist arrival growth to remain strong at +4% to 5%.

Source: UNTWO

We believe that demand in the U.S. lodging sector should continue to increase in the long-term due to the following factors:

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  Growth in international trade and commerce, the opening of emerging markets, exposure of consumers through the media to various travel alternatives, and the expansion of travel infrastructure have contributed to an increased propensity for consumers to travel and spend on business and leisure activities.

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  Demographics for the lodging industry are advantageous. Members of the largest age cohort in United States history, the "Baby Boomer" generation (individuals born between 1946 and 1964), have shown an increased interest in leisure pursuits and as they approach retirement they are expected to engage in greater travel, which should in turn increase demand for lodging. Roughly 10,000 Baby Boomers reach the age of 65 every day, a rate that is projected to continue for the next 14 years, according to the Pew Research Center. Many lodging demand segments such as leisure, international, and conference and association meetings have been growing faster than the economy as a whole.

According to data provided by the U.S Department of Commerce, ITA, and the National Travel & Tourism Office, the number of international travelers visiting the U.S. has increased 52% in the past 10 years. The chart below illustrates the growth of international visitors to the U.S. from 2005-2014.

Improving Fundamentals of Lodging

The economic crisis of 2008 through 2009 negatively impacted hotel fundamentals, as indicated by the decline in industry RevPAR of 1.8% and 16.7% year-over-year in 2008 and 2009, respectively. According to CBRE Hotels (formerly known as PKF Hospitality Research, LLC), the 2009 RevPAR decline was the highest annual decline since the early 1930s. As illustrated in the chart below, given the significant RevPAR decline and despite aggressive cost cutting efforts industry wide, CBRE Hotels estimates that unit-level net operating income, or NOI, declined 35.4% year-over-year in 2009, the greatest annual decline since CBRE Hotels began tracking U.S. hotel performance in the 1930s. After two years of declining industry fundamentals in 2008 and 2009, the lodging industry rebounded earlier, and the recovery has been more pronounced, than most expected. According to Smith Travel Research, RevPAR increased 5.5% year-over-year in 2010, followed by increases of 8.2% in 2011, 6.8% in 2012, 5.4% in 2013, 8.3% in 2014 and 6.3% in 2015. Industry analysts currently project RevPAR growth as follows for the next two years:

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  2016 CBRE Hotels 5.5%

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  2017 CBRE Hotels 4.7%

The first chart that follows is based on data provided by Smith Travel Research and CBRE Hotels. As illustrated in the second chart that follows, in its forecast, CBRE Hotels estimated that hotel unit-level NOIs increased 12.7%, 10.2%, 10.1% and 12.4% year-over-year, in 2011, 2012, 2013 and 2014, respectively, and is projecting increases of 13.4% in 2015 and 11.1% in 2016. CBRE Hotels also forecasts 2017 hotel unit-level NOI growth to exceed 10% in 2017, which would mark seven consecutive years of double-digit hotel unit-level NOI growth, an all-time record.

Source: Smith Travel Research & CBRE Hotels

Source: CBRE Hotels

According to Smith Travel Research, RevPAR grew for 112 consecutive months from 1992 to 2001 and for 65 consecutive months from 2003 to 2008. In this current cycle, RevPAR has grown for 72 consecutive months through February 2016. We believe the RevPAR growth will continue to benefit from the continued economic recovery and a rate of supply growth below historical averages. We believe that, due to the historically cyclical nature of the lodging industry, we will not only be able to benefit from the anticipated continued U.S. economic strengthening, but also the related improvement of lodging industry fundamentals.

Hotel sector values declined approximately 43% from their 2006 peak through 2009, increased 17% year-over-year in 2010 and are currently expected to increase at a compound annual growth rate of 16% from January 1, 2009 to the end of 2015. Specifically, according to HVS, hotel sector values increased 15.5% and 13.0% in 2013 and 2014 respectively.

Investment Evaluation

Our advisor will consider a broad range of criteria when evaluating proposed lodging investments. The criteria can generally be grouped into the categories of (i) market fundamentals, (ii) property attributes, (iii) financial considerations and (iv) real estate and other considerations. In considering a possible investment, our advisor will not assign any prescribed weighting to a particular criteria and will evaluate each investment on a case by case basis. Without limiting the matters to be evaluated, our advisor generally expects to consider, among other things, the following:

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  Market fundamentals.  The advisor evaluates each potential investment based upon the quantity, nature, seasonality and diversification of demand for such property. The advisor considers the competitive environment for the potential investment, including the positioning of other properties in the market, potential additions to the competitive supply, barriers or lack of barriers to entry relating to future competitive supply and the desirability of the competitive market and competitive positioning as compared with other competitive and potentially competitive markets. In addition, the advisor assesses the general economic environment, growth prospects of the potential investment and the various risks associated with making the investment. Brand representation and availability, and legislative and other environmental factors, are also be part of the advisor's evaluation of a potential investment.

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  Property attributes.  The advisor attempts to invest in properties that it believes to have the advantage of location, visibility and access. The advisor considers competitive attributes and disadvantages as compared with the primary competitors, including range and quality of facilities, amenities and appropriateness as they relate to targeted market demand. In considering an investment, the advisor evaluates opportunities to enhance the competitive positioning of the property and otherwise assess the ability to enhance the asset through capital investment, strategic positioning, merchandising, operational procedures and through the implementation of environmentally friendly or "green" initiatives. The advisor also weighs the appropriateness of the brand and management and the implications of changes thereto.

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  Financial considerations.  Our advisor reviews the quality of historical earnings and detailed components of revenues and expenses and pricing metrics, including revenue multipliers, price per guest unit, and capitalization rates, sustainability of income and alternatives for increasing same through revenue growth and cost containment. Additionally, our advisor conducts an evaluation of external influences such as tax reassessments, insurance rates and availability, labor availability and quality, and inflationary factors.

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  Real estate and other considerations.  In analyzing a potential investment, our advisor considers real estate matters, including title, compliance with zoning and all other jurisdictional requirements, the presence of all required permits and licenses, the findings of environmental, building condition and accessibility for purposes of the ADA studies, the terms of all contractual relationships, including sellers, partners, lenders, franchisors and managers and any seller obligations to be assumed. Our advisor weighs various risk factors relating to the investment transaction, ongoing operations and all critical components of the business plan. In addition, the advisor's investment strategy includes a consideration of the capital structure of the proposed investment, including the terms of equity and debt relating to the property, as well as any structural requirements unique to the investment. Control issues and analyses of all parties to the investment, assessment of holding periods and alternative exit strategies are part of the investment considerations utilized by our advisor in making investments on our behalf. Our advisor is guided by the principles of the REIT rules and tax implications of potential investments while contemplating investments for us.

Our Operating Structure

We expect to elect to be taxed as a REIT for U.S. federal income tax purposes. So long as we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our stockholders. We believe that the REIT structure can enhance our returns because of its tax-advantaged nature. The REIT structure does, however, impose limitations on our operations. In general, a REIT can own, but cannot operate, lodging properties. In order to comply with applicable REIT qualification rules, we enter into leases for each of our properties with the TRS lessees. A TRS is generally subject to U.S. federal, state and local income taxes on its earnings.

The TRS lessees in turn contract with one or more unaffiliated property management companies that execute day-to-day property level responsibilities. These independent property operators may or may not be affiliated with franchisors. Any net profit from these leases held by the TRS lessees, after payment of any applicable corporate tax, will be available for distribution to us as dividends.

We anticipate that we will generally have identified and secured an independent property management company and licensor at or prior to entering into a lease agreement with the TRS lessees. We anticipate that each lease will provide that rents will be based on a base amount and a percentage of gross income and will otherwise be consistent with our objective of qualifying as a REIT.

The provisions of the operating agreements with the independent management companies will vary. Typically, the management company will be empowered to act only within the boundaries of the operating agreement that we negotiate as further limited by the annual budgets that we approve at the outset of the investment and/or annually. Often, a new operating agreement would be negotiated as part of the purchase of the property but in some circumstances we may acquire assets that are encumbered by existing operating agreements. Operating agreements may or may not be terminable early in the event of certain circumstances, as both approaches are common in the industry.

We expect that the lodging properties within our portfolio will in many cases be affiliated with boutique, national and international franchise companies and in other cases will be independent assets operated without franchise affiliations. Our advisor believes that some distinctive properties can be operated more profitably without the costs associated with a franchise. In particular, at the very high end of the lodging market and in many resort locales it is not uncommon to operate without a brand or to minimize the visibility of the brand. We do not anticipate affiliating ourselves with only one brand or franchise, providing us with a broader range of investment alternatives from which to choose.

Franchise Agreements

Our franchise license agreements will provide for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues will be used to determine these payments. The fees and other terms of these agreements will be the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

Management Agreements

Each of our hotels will be managed by an independent property operator under a separate management agreement. The manager will be responsible for managing and supervising the daily operations of the hotel and for collecting revenues. The fees and other terms of these agreements will be the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. Our properties will be managed by third parties.

Insurance

We believe that each of our properties will be adequately covered by insurance.

Investment Procedures

We utilize our advisor's and its principals' expertise and many years of experience in reviewing and analyzing potential investments. Our advisor's principals have experience in all aspects of making investments, including underwriting and pricing, evaluating, due diligence and legal and financial structuring. Our advisor also utilizes the expertise and experience of the subadvisor.

The subadvisor provides services to the advisor primarily relating to evaluating, negotiating and structuring potential investment opportunities for us. Before an investment is made, the transaction will also be reviewed by our investment committee, unless the purchase price and contemplated capital improvements to the investment are $10.0 million or less, in which case the investment may be approved by our Chief Executive Officer. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. Subject to limited exceptions, our advisor and the subadvisor generally will not invest in a transaction on our behalf unless it is approved by a majority of the members of the investment committee present at the meeting at which an investment is considered.

Each of our directors is a member of the investment committee. For additional biographical information on each of the members, see "Management — Directors and Executive Officers of the Company."

Subject to the terms of our advisory agreement, our asset operating committee is responsible for evaluating and making decisions with respect to any capital expenditures, refinancing, disposition, sale and/or any other transaction in excess of $10.0 million involving assets we have previously acquired.

Investments with Affiliates

We may acquire some investments in joint ventures with W. P. Carey, Watermark Capital Partners, CWI 1 and/or other entities sponsored or managed by our advisor, the subadvisor and their respective affiliates. These investments may permit us to own interests in larger properties without unduly restricting the diversity of our portfolio. We may invest in funds sponsored by our advisor, the subadvisor or their respective affiliates in which entities sponsored or managed by them invest. We may also merge with W. P. Carey, Watermark Capital Partners and/or entities sponsored or managed by them or acquire property portfolios or single assets from such entities. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own.

We may participate jointly with publicly registered investment programs W. P. Carey, Watermark Capital Partners and/or other entities sponsored or managed by the advisor, such as the CPA® REITs, the subadvisor or its direct or indirect partners in investments as tenants-in-common or in some type of joint venture arrangement. Joint ventures with such parties will be permitted only if:

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  a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve the allocation of the transaction among the affiliates as being fair and reasonable to us; and

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  the affiliate makes its investment on substantially the same terms and conditions as us.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue our securities. Until a listing of our common stock, we will not:

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  invest in commodities or commodity futures contracts, with this limitation not being applicable to futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

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  make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of independent directors so determine and in all cases in which the transaction is with W. P. Carey, Watermark Capital Partners, our advisor, a director or any of their respective affiliates, such appraisal must be obtained from an independent appraiser;

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  make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property, unless such investment is justified by the presence of other underwriting criteria such as the credit rating of the borrower, collateral that is adequate to justify the waiver of this limitation or the guarantee of the mortgage by a government agency. For this purpose, we do not treat CMBS as mortgage loans;

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  invest in contracts for the sale of real estate unless the contract is in recordable form and is appropriately recorded in the chain of title;

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  invest in equity securities unless a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable;

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  borrow in amounts such that the total amount of all borrowings exceeds the lesser of 75% of the total costs of our investments or 300% of our net assets, absent a satisfactory showing that a higher level of borrowing is appropriate. "Net assets" for the purpose of this clause means total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities;

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  make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets. "Unimproved real property" means property that has the following three characteristics:

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  an equity interest in property that was not acquired for the purpose of producing rental or other operating income;

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  no development or construction is in process on the property; and

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  no development or construction on the property is planned in good faith to commence on the property within one year of acquisition;

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  issue equity securities on a deferred payment basis or other similar arrangement;

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  issue debt securities in the absence of adequate cash flow to cover debt service;

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  issue equity securities in a private offering if the voting rights per share issued in a private offering exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share;

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  issue shares redeemable solely at the option of the holders (except pursuant to our redemption plan);

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  take any action that would cause us to be classified as an "investment company" under the Investment Company Act;

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  grant warrants and/or options to purchase shares to W. P. Carey, Watermark Capital Partners, our advisor, our directors or affiliates thereof except on the same terms as the options or warrants, if any, are sold to the general public and provided that the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

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  issue options or warrants to persons other than our advisor, our directors, W. P. Carey, Watermark Capital Partners or affiliates thereof at exercise prices less than fair market value of such securities on the date of grant and for consideration, which may include services, that in the judgment of the independent directors, has a market value less than the value of such option on the date of grant;

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  make any investment inconsistent with our objectives of qualifying and remaining qualified as a REIT; or

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  make or invest in mortgage loans that are subordinate to any mortgage or equity interest of our advisor, our directors, our sponsor, or our affiliates.

Subject to the limitations set forth in our charter, our charter currently provides that we will not engage in transactions with our directors, W. P. Carey, Watermark Capital Partners, our advisor or any affiliate thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by a majority of our directors, including a majority of our independent directors, who are not interested in the transaction after a determination by them that: (1) the transaction is on such terms as at the time of the transaction and under the circumstances then prevailing, fair and reasonable to us; and (2) the terms of such transaction are at least as favorable as the terms then prevailing for comparable transactions with unaffiliated third parties.

Under Delaware law (where our operating partnership is formed), we, as a general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions with our directors also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the limited partnership agreement of our operating partnership. Under the terms of the partnership agreement, we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our stockholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners, will be resolved in favor of our stockholders.

Our charter currently provides that we will not purchase an investment in property from our directors, W. P. Carey, Watermark Capital Partners, our advisor or their affiliates, unless a majority of the directors, including a majority of the independent directors, who are not interested in the transaction approve such transaction as being fair and reasonable to us and (i) at a price to us no greater than the cost of the asset to the director, W. P. Carey, Watermark Capital Partners, our advisor or the affiliate, or (ii) if the price to us is in excess of such costs, that a substantial justification for such excess exists, such excess is reasonable and the total purchase price for the property does not exceed the appraised value of such property. The consideration we pay for an investment in property shall ordinarily be based on the fair market value of the property, as determined by a majority of our directors or a majority of the members of a committee of our board. In cases in which a majority of our independent directors or such committee determine, or if the property is acquired from our directors, W. P. Carey, Watermark Capital Partners, our advisor or their affiliates, such fair market value shall be determined by a qualified independent appraiser selected by our independent directors.

If at any time the character of our investments would cause us to be deemed an "investment company" for purposes of the Investment Company Act, we will take the necessary action to ensure that we are not deemed to be an "investment company." Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act. Among other things, they will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an investment company under the Investment Company Act. We have been advised by counsel that, if we operate in accordance with the description of our proposed business in this prospectus, we will not be deemed an "investment company" for purposes of the Investment Company Act.

Although we are authorized to issue senior securities, we have no current plans to do so. In addition, we will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities. Further, we are authorized to offer securities in exchange for property if approved by our board of directors.

Our reserves, if any, will be invested in permitted temporary investments. Our advisor will evaluate the relative risks and rate of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rate of return on permitted temporary investments may be less than or greater than would be obtainable from real estate investments.

Other Investment Policies

Holding Period for Investments and Application of Proceeds of Sales or Refinancings

We generally intend to hold our investments in real property for an extended period depending on the type of investment. We may dispose of other types of investments, such as investments in securities, more frequently. However, circumstances might arise that could result in the early sale of some assets. An asset may be sold before the end of the expected holding period if, in our judgment or in the judgment of our advisor, the sale of the asset is in the best interest of our stockholders.

The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation or avoiding increases in risk. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price, although we have no current plans to do so. In these instances, our taxable income may exceed the cash received in the sale. See "United States Federal Income Tax Considerations — Requirements for Qualification — General."

The terms of payment will be affected by custom in the area in which the investment being made is located and the then prevailing economic conditions. To the extent that we receive purchase money mortgages rather than cash in connection with sales of properties, there may be a delay in making distributions to stockholders. A decision to provide financing to such purchasers would be made after an investigation into and consideration of a number of factors including creditworthiness of the purchaser and the circumstances of the transaction. See "United States Federal Income Tax Considerations."

Change in Investment Objectives and Limitations

Our charter requires that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. Each determination and the basis therefor shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment procedures, objectives and policies, except as otherwise provided in the charter, may be altered by a majority of the directors (including a majority of the independent directors) without the approval of the stockholders. Material changes in our investment focus will be described in our periodic reports filed with the SEC; however, these reports would typically be filed after changes in our investment focus have been made, and in some cases, several months after such changes.

Financing Policies

We may borrow at the corporate level or the asset level. We generally will seek to borrow in amounts that we believe will maximize the return to our stockholders. Our indebtedness may be recourse or non-recourse indebtedness. Recourse indebtedness means that the lenders would have access to our general assets to satisfy their debt. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries is secured only by the assets to which such indebtedness relates without recourse to the borrower or any of its subsidiaries, other than in case of customary carve-outs for which the borrower or its subsidiaries acts as guarantor in connection with such indebtedness, such as fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentation. In some cases, particularly with respect to non-U.S. investments, the lenders may require that they have recourse to other assets owned by a subsidiary borrower, in addition to the asset securing the debt. If we invest in an asset denominated in a foreign currency, any financing that we undertake will generally be in the same currency. This will enable us to hedge a portion of our currency risk on the investment.

We currently estimate that our investment portfolio will be 60% leveraged, on average; however, there is no limitation on the amount we may borrow against any single investment. If conditions in the financing markets continue to improve, our average portfolio leverage may exceed our current expectations. Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. Aggregate borrowings as of the time that the net proceeds of the offering have been fully invested and at the time of each subsequent borrowing may not exceed on average the lesser of 75% of the total costs of all investments or 300% of our net assets unless the excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with justification for the excess. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

It is expected that, by operating on a leveraged basis, we will have more funds available and, therefore, will make more investments and be in a better position to improve the returns to our stockholders than would otherwise be possible without such leverage. This is expected to result in a more diversified portfolio. Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity, an adverse change in loan to value ratios or in cases of fraud.

Lenders typically seek to include in the terms of a loan change of control provisions making the termination or replacement of the advisor, or dissolution of the advisor, events of default or events requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate to not include such provisions, lenders may require them.

We may refinance properties or defease loans during the term of a loan when a decline in interest rates makes it profitable to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. The prepayment of loans may require us to pay a yield maintenance premium to the lender in order to pay off a loan prior to its maturity.

We may enter into borrowing arrangements such as secured or unsecured credit lines, warehouse facilities or other types of financing arrangements. We may also issue corporate debt securities, subject to the limitations in our charter. Some of these arrangements may be recourse to us or may be secured by our assets. Many of these arrangements would likely require us to meet financial and non-financial covenants. Some of these borrowings may be short term and may require that we meet margin requirements.

We may borrow funds or purchase properties from our advisor or the subadvisor or their respective affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See "Investment Objectives, Procedures and Policies." We may borrow funds from our advisor or the subadvisor or their respective affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor or the subadvisor or their respective affiliates.

These short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. In addition, these loans may be secured by a first or junior mortgage on the asset to be invested in or by a pledge of or security interest in the offering proceeds that are being held in escrow which are to be received from the sale of our shares. Any short-term loan from our advisor or the subadvisor or their respective affiliates will bear interest at a rate equal to the lesser of one percent above the prime rate of interest published in the Wall Street Journal or the rate that would be charged to us by unrelated lending institutions on comparable loans for the same purpose in the locality of the investment. See "Conflicts of Interest — We may enter into transactions with or take loans from our advisor, the subadvisor or their respective affiliates or entities managed by them."

Our charter currently provides that we will not borrow funds from our directors, W. P. Carey, our advisor or their affiliates unless the transaction is approved by a majority of the directors, including a majority of the independent directors, who are not interested in the transaction as being fair, competitive and commercially reasonable and not less favorable than those prevailing for loans between unaffiliated third parties under the same circumstances.

Our Status Under the Investment Company Act

A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

  •
  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which is referred to as the "40% test."

We believe that we and our subsidiaries will be engaged primarily in the business of acquiring and owning interests in real estate. We will hold ourselves out as a real estate firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an investment company as defined in section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Excepted from the term "investment securities" for purposes of the 40% test described above, are securities issued by majority-owned subsidiaries, such as our operating partnership, that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

While we and our operating partnership generally expect to satisfy the 40% test, depending on the nature of our investments, our operating partnership and certain subsidiaries may rely upon the exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." This exclusion generally requires that at least 55% of the operating partnership's assets must be comprised of qualifying real estate assets and at least 80% of its portfolio must be comprised of qualifying real estate assets and real estate-related assets. Qualifying assets for this purpose include mortgage loans and other assets, including certain mezzanine loans and B notes, that the SEC staff in various no-action letters has affirmed can be treated as qualifying assets. We intend to treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses and securities issued by pass through entities of which substantially all the assets consist of qualifying assets and/or real estate-related assets. We will rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. In August 2011, the SEC issued a concept release soliciting public comment on a wide range of issues relating to Section (3)(c)(5)(C), including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the operating partnership holding assets we might wish to sell or selling assets we might wish to hold.

To maintain compliance with an Investment Company Act exemption or exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company we would be prohibited from engaging in our business as currently contemplated because the Investment Company Act imposes significant limitations on leverage. In addition, we would have to seek to restructure the advisory agreement because the compensation that it contemplates would not comply with the Investment Company Act. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Because the operating partnership will not be an investment company and will not rely on the exclusion from investment company registration provided by Section 3(c)(1) or 3(c)(7), and the operating partnership will be a majority owned subsidiary of us, our interests in the operating partnership will not constitute investment securities for purposes of the 40% test. Our interests in the operating partnership will be our only material asset; therefore, we believe that we will satisfy the 40% test.

CONFLICTS OF INTEREST

There are various conflicts of interest in the operation of our business. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest arises and have a fiduciary obligation to act on behalf of the stockholders. Possible conflicts of interest include the following:

Our advisor and the subadvisor may realize substantial compensation.    A transaction involving the purchase, financing, or sale of any investment by us may result in the realization by our advisor of substantial compensation, a portion of which will be paid by our advisor to the subadvisor, and by Carey Watermark Holdings 2, which owns a special general partnership interest in our operating partnership, of substantial distributions. Our advisor is owned indirectly by W. P. Carey, the subadvisor is owned indirectly by Watermark Capital Partners and Carey Watermark Holdings 2 is owned indirectly by W. P. Carey. In most cases, our advisor has discretion with respect to all decisions relating to any such transaction. Acquisition fees are based upon the total investment cost, rather than the quality or suitability of the investments. Asset management fees are based initially on the purchase price of the investments and later on an appraisal. Distributions on the special general partnership interest are based on available cash flow and gains from our investments. While compensation based on the total amount or value of the investment may create an incentive for the advisor to use more leverage to invest in assets, the maximum total overall leverage the advisor may arrange for us to incur without the need for further approval is the lesser of 75% of the total cost of all our investments, or 300% of our net assets, or a higher amount with the approval of a majority of our independent directors. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Notwithstanding the leverage cap, a potential conflict still exists in that fees based on the total amount or value of the investment increase as leverage increases and more assets are purchased using leverage. Potential conflicts may also arise in connection with a decision by the asset operating committee (on our behalf) of whether to hold or sell an asset. Disposition fees, Carey Watermark Holdings 2's right to certain distributions pursuant to its special general partnership profits interest and the subadvisor's right to share in a portion of these fees and distributions, may create a conflict between the advisor, the subadvisor and us regarding the timing and terms of the sale of such assets. Alternatively, because our advisor receives asset management fees, it may have an incentive not to sell a property. Our advisor may also face a conflict in recommending the rate at which we pay distributions because in a liquidity transaction, the special general partner will be entitled to distributions in respect of realized gains on the disposition of assets once stockholders have received a return of 100% of their initial investment and the six percent preferred return rate has been met.

Agreements between us and our advisor, W. P. Carey, Watermark Capital Partners or entities sponsored or managed by them or our advisor are not arm's length agreements.    Such agreements and arrangements will not be the result of arm's length negotiations. In addition, as a result of the fact that we have common officers and some common directors with our advisor, the subadvisor and W. P. Carey, our board of directors may encounter conflicts of interest in enforcing our rights against them in the event of a default by, or disagreement with, any of them, or in invoking powers, rights or options pursuant to any agreement between any of them and us. Certain provisions of our charter require that compensation to our advisor be approved by a majority of the independent directors and that terms of transactions with our advisor, the subadvisor and their respective affiliates be no less favorable to us than terms which could be obtained from unaffiliated entities. In making such determinations, our directors will use their judgment and may, but are not required to, retain the services of advisors, professional service providers or other third parties to assist them. Although all such transactions must be approved on our behalf by our independent directors, and in some cases by our stockholders, conflicts may arise in the event of a disagreement between us and any such entity, or because certain of our directors serve on the boards of W. P. Carey and Watermark Capital Partners or entities managed by them, including CWI 1, and may serve on the boards of other entities sponsored and/or managed in the future by W. P. Carey or Watermark Capital Partners or other entities, or in enforcing our rights against such entities under agreements we have with them.

We have limited independence.    A substantial portion of our management functions are performed by officers of CLA or W. P. Carey or Watermark Capital Partners pursuant to the advisory agreement and subadvisory agreement. Additionally, some of the members of the board of directors of W. P. Carey or entities managed by it and Mr. Medzigian, the chief executive officer of Watermark Capital Partners, will also be members of our board of directors upon consummation of this offering. Further, our independent directors were initially selected by our advisor. As a result of the foregoing, we have limited independence from our advisor, the subadvisor and their respective affiliates. This limited independence, combined with our advisor's and Carey Watermark Holdings 2's interest in us, may exacerbate the conflicts of interest described in this section by giving our advisor and the subadvisor substantial influence over us while having different economic incentives than our stockholders.

Our dealer manager may experience conflicts in managing competing offerings.    Our dealer manager may experience conflicts in fundraising for us and other entities at the same time. If the fees that we pay to the dealer manager are lower than those paid by such other entities, or if investors have a greater appetite for their shares than our shares, our dealer manager may be incentivized to sell more shares of such other entities and thus may devote greater attention and resources to their selling efforts than to selling our shares.

Several of our officers and certain of our directors have ownership interests in W. P. Carey or Watermark Capital Partners, as well as other potential conflicts.    Several of our officers and certain of our directors own shares in W. P. Carey or Watermark Capital Partners. W. P. Carey is also the parent company of Carey Financial. These ownership interests may result in conflicts by creating an incentive for members of our management to make decisions or enter into transactions on our behalf, that may be beneficial to W. P. Carey or Watermark Capital Partners and not necessarily beneficial to us.

The following table sets forth as of March 31, 2016 certain information regarding ownership interest in W. P. Carey and Watermark Capital Partners of certain directors and officers.

Name	Percentage Interest of Watermark Capital Partners Beneficially Owned	Number of Shares of W. P. Carey Beneficially Owned(1)
Michael G. Medzigian	100%	0
Noah K. Carter	0	0
Mark J. DeCesaris	0	105,830
Hisham A. Kader	0	3,531
Thomas E. Zacharias	0	262,971

(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each individual has the right to acquire within 60 days.

Our officers and directors, who are employees of the advisor, the subadvisor or their respective affiliates, may also receive interests in distributions paid to the special general partner upon certain liquidity transactions. The ability to participate in such distributions may result in conflicts by creating an incentive for those officers and directors who participate in them to enter into liquidity transactions on our behalf which may not necessarily be to our benefit. See "Management Compensation."

All of our directors and officers are directors and officers of CWI 1, with whom we compete for the time and attention of our advisor and subadvisor and for investment opportunities.

Certain of our independent directors provide advisory services to hotel investors and developers and invest in lodging assets, including lodging facilities, which may give rise to potential conflicts of interest. While we believe that we will benefit from the substantial experience of our independent directors, they may from time to time have interests in transactions that we are considering due to their other business affiliations. If an independent director has an interest in a matter under review by the board of directors, he or she will recuse himself or herself from considering the matter and the matter will be subject to approval by a majority of our disinterested directors.

We may enter into transactions with or take loans from our advisor, the subadvisor or their respective affiliates or entities managed by them.    We may borrow funds or purchase properties from, or enter into joint ventures with, our advisor, the subadvisor or their respective affiliates or entities managed by them, including CWI 1, if doing so is consistent with the investment procedures, our objectives and policies and if other conditions, including certain determinations by disinterested directors and disinterested independent directors, are met. See "Investment Objectives, Procedures and Policies." We may borrow funds from our advisor, the subadvisor or their respective affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor, the subadvisor or their respective affiliates. We may borrow funds on a short-term basis from W. P. Carey or Watermark Capital Partners or their affiliates.

We may also acquire assets from, or through joint ventures with, entities sponsored or managed by our advisor, the subadvisor and their respective affiliates, including CWI 1, the CPA® REITs and other entities managed by W. P. Carey or Watermark Capital Partners, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. See "Our Lodging Portfolio" for a description of investments we have made through joint ventures with CWI 1 using funds borrowed from W. P. Carey. We may acquire single assets or portfolios of assets. Like us, CWI 1 and the CPA® REITs intend to consider alternatives for providing liquidity for their stockholders some years after they have invested substantially all of the net proceeds from their public offerings. We may seek to purchase assets from or combine with an entity that is entering its liquidation phase. These transactions may take the form of a direct purchase of assets, a merger or another type of transaction. We may invest in other vehicles, such as real estate opportunity funds, that are formed, sponsored or managed by our advisor or the subadvisor and their respective affiliates.

Except as provided in our charter, we may not invest in other REITs advised or managed, directly or through affiliates, by the advisor and with respect to which the advisor, the subadvisor and their respective subsidiaries or affiliates receive separate fees.

Our advisor, the subadvisor and their respective affiliates are engaged in or will engage in additional management or investment activities that have and may have in the future overlapping objectives with us.

Our advisor and the subadvisor serve as advisor and subadvisor to CWI 1, a public, non-traded REIT that also invests in lodging and lodging-related properties. CWI 1 commenced operations in 2008, raised aggregate gross proceeds of approximately $575.8 million in an initial public offering that ended in September 2013, and raised aggregate gross proceeds of approximately $575.4 million in a follow-on offering that ended in December 2014. CWI 1 has fully invested the net proceeds of its initial public offering and follow-on offering. In addition, our advisor serves as the advisor to CPA®:17 — Global and CPA®:18 — Global. CPA®:17 — Global and CPA®:18 — Global are no longer raising funds except through their respective distribution reinvestment plans. While the CPA® REITs are not restricted from investing in lodging assets, their primary investment focus is on commercial properties net leased to corporate tenants.

Our advisor, the subadvisor, the directors and officers who are common to us, W. P. Carey, CWI 1, the CPA® REITs and Watermark Capital Partners will experience conflicts of interest. In addition, our advisor, the subadvisor and their respective affiliates may establish in the future other investment vehicles that will invest in commercial real estate related assets, including lodging properties. To the extent that these entities, like CWI 1, have similar investment objectives and funds available for investment, our advisor and the subadvisor and the common directors and officers between CWI 1 and us may face conflicts of interest in allocating investment, purchase and sale, and financing opportunities among itself, the subadvisor or their respective affiliates. In addition, they may face conflicts in allocating time and resources among CWI 1, the CPA® REITs and us.

The conflicts described in the preceding paragraph may be affected by variations in the economic benefits to our advisor, the subadvisor and such entities from different allocations of such opportunities. Our advisor will use its best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our advisor, the subadvisor or any of their respective affiliates is presented with a potential investment in an asset that might be made by a member or by more than one investment entity which any of them advises or manages, including CWI 1 or a future entity managed by any of them with objectives similar to ours, the decision as to the suitability of the asset for investment by a particular entity will be made by the chief investment officer of our advisor based upon investment guidelines described in "Management — Investment Allocation Guidelines."

There may be competition from W. P. Carey, our advisor, the subadvisor and their respective affiliates and entities that any of them manages for the time and services of our officers and directors.    We depend on our advisor, the subadvisor and W. P. Carey for our operations and for the acquisition, operation and disposition of our investments. CLA has entered into the advisory agreement with us pursuant to which it will perform certain functions relating to the investment of our funds and our overall portfolio management, including overseeing and guiding independent property operators that carry out day-to-day management of our properties. See "Management — Advisory Agreement." CLA has entered into a subadvisory agreement with a subsidiary of Watermark Capital Partners pursuant to which the subadvisor will provide services to the advisor primarily relating to acquiring, managing, financing and disposing of our assets and overseeing the independent property operators that manage day-to-day operations of our properties. In addition, the subadvisor has agreed to provide Mr. Medzigian's services as our chief executive officer during the term of the subadvisory agreement. Our advisor and the subadvisor perform similar services for other entities they manage now, including the CPA® REITs and CWI 1, and may provide such services in the future to other entities. In addition, W. P. Carey directly owns a substantial real estate portfolio. Our advisor, the subadvisor and W. P. Carey are not required to devote any minimum amount of time and attention to us as opposed to their own businesses and the other entities managed or to be managed by them. They will devote the time to our affairs as they, within their sole discretion, exercised in good faith, determine to be necessary for our benefit and that of our stockholders. See "Management." There is no exclusivity arrangement between W. P. Carey and Watermark Capital Partners, and further, CLA, the subadvisor and their respective affiliates and Carey Financial are not restricted from acting as general partner, advisor, underwriter, selling agent or broker-dealer in public or private offerings of securities in REITs, real estate partnerships or other entities which may have objectives similar to ours and which are sponsored by affiliated or non-affiliated persons.

Our UPREIT Structure.    Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, we, as general partner, have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and to our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership's partnership agreement. The partnership agreement of our operating partnership provides that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supersede the indemnification provisions of our charter, which are discussed under "Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents."

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties. See "Risk Factors — Risks Related to an Investment in Our Shares — Conflicts of interest may arise between holders of our common stock and holders of partnership interests in our operating partnership."

Our dealer manager's affiliation with W. P. Carey, its parent, may cause conflicts of interest.    Carey Financial, a subsidiary of W. P. Carey, receives selling commissions and a dealer manager fee for each share sold by it, subject to certain exceptions, and receives reimbursement for bona fide due diligence expenses. See "The Offering/Plan of Distribution." As dealer manager, Carey Financial has certain obligations to undertake a due diligence investigation with respect to the parties involved in this offering, including W. P. Carey. This need to investigate its parent may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations.

MANAGEMENT

We operate under the direction of a board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our directors have reviewed and approved our amended and restated charter and adopted the bylaws. The board of directors is responsible for the management and control of our affairs. The board of directors has retained CLA to manage our overall portfolio, acquire and dispose of investments and to provide management oversight to our independent property operators, subject to the board's supervision. CLA has retained the services of the subadvisor, an affiliate of Watermark Capital Partners, to provide it with access to the lodging experience of the subadvisor. We have no employees. We must have at least three directors and may have no more than fifteen directors.

A majority of the board of directors must be comprised of independent directors, except for a period of up to 90 days after the death, removal or resignation of an independent director pending the election of such independent director's successor. An independent director is a director who is not and has not for the last two years been associated with the sponsor, the advisor or any of its affiliates or the subadvisor or any of its affiliates. A director is deemed to be associated with the sponsor, the advisor or subadvisor if he or she, directly or indirectly (including through a member of his or her immediate family), owns any interest in, is employed by, has any material business or professional relationship with, or serves as an officer or director of the sponsor, the advisor or any of its affiliates or the subadvisor or any of its affiliates, except as a director or trustee for not more than two other REITs organized by or advised by the advisor, W. P. Carey or Watermark Capital Partners. An independent director may not perform material services for us, except to carry out the responsibilities of a director.

Each director holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualifies. Although the number of directors may be increased or decreased by a majority of the existing directors, a decrease shall not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors (in case of election of an independent director, after nomination by a majority of the remaining independent directors) and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

The directors are not required to devote all of their time to us and are only required to devote the time to our affairs as their duties require. The directors generally meet quarterly or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors rely heavily on our advisor. The board is empowered to fix the compensation of all officers that it selects and may pay remuneration to directors for services rendered to us in any other capacity. We pay to each independent director an annual fee of $25,000 in cash and an annual fee of $10,000 in cash to serve on the investment committee. In addition, the Chairman of the Audit Committee receives an additional annual fee of $5,000 in cash. It is estimated that the aggregate cash compensation payable to the independent directors as a group for a full fiscal year will be approximately $145,000. Further, each non-employee director will receive an award of 2,500 Class A Shares following each annual stockholders' meeting. We will not pay any compensation to our officers or directors who also serve as officers or directors of our advisor or the subadvisor, except: (i) we will reimburse our advisor, who will in turn reimburse the subadvisor, for annual compensation to Mr. Medzigian of $200,000; (ii) potential awards under our 2015 Equity Incentive Plan may be made to officers and employees of the subadvisor; and (iii) we reimburse our advisor for the actual cost of personnel allocable to their time devoted to providing management services to us. We will not reimburse our advisor for the salaries and benefits of our other named executive officers or for other personnel to the extent such other personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. CWI 1 will also reimburse our advisor for annual compensation to Mr. Medzigian if $200,000 for his services to CWI 1. See "Management — Advisory Agreement" for a more complete discussion of these reimbursements. The board may change the compensation of directors at any time.

Our general investment and borrowing policies are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of us, our advisor and the independent property operators to assure that the policies are in the best interest of the stockholders and are fulfilled. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by the directors.

The board is also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the fees and expenses incurred are reasonable in light of our investment performance, our net assets, net income, and the fees and expenses of other comparable unaffiliated REITs. In addition, a majority of the directors, including a majority of independent directors, not otherwise interested in the transaction must approve all transactions with our advisor, the subadvisor, our sponsor, our directors or their respective affiliates (other than other publicly-registered entities, in which case only the allocation of interests in the transaction must be approved by the independent directors). The independent directors also will be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

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  the amount of the fee paid to our advisor in relation to the size, composition and performance of our investment portfolio;

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  the success of our advisor in generating investment opportunities that meet our investment objectives;

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  rates charged to other REITs and investment entities other than REITs by advisors performing similar services;

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  additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

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  the quality and extent of service and advice furnished by our advisor;

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  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

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  the quality of our portfolio relative to the investments generated by our advisor for itself.

Additionally, the directors may establish other such committees they deem appropriate (provided the majority of the members of each committee are independent directors). Our board of directors has established an Audit Committee comprised solely of independent directors.

The advisor may not vote any shares it now owns or hereafter acquires in any vote for the removal of our directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter.

In order to comply with the guidelines of the North American Securities Administrators Association applicable to non-listed REITs, our organizational documents provide that:

  •
  the sponsor, or any affiliate, may not sell its initial investment in us while the sponsor remains a sponsor, but may transfer the shares to other affiliates;

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  a majority of our independent directors must review the performance of the advisor before entering into or renewing an advisory contract as described above;

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  a majority of our independent directors must review our compliance with the liability and indemnification provisions as described in " — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents";

  •
  a majority of our independent directors must review at least annually, the consideration received in connection with our activities directly or indirectly by W. P. Carey, Watermark, our directors, the advisor, the subadvisor, the dealer manager and any affiliate thereof, including organization and offering expenses, acquisition fees and acquisition expenses, operating expenses, real estate commissions and disposition fees, incentive fees and advisor compensation, and from time to time but at least annually, find that our total fees and expenses are reasonable in light of our investment performance, our net assets, our net income, and the fees and expenses of other comparable unaffiliated REITs (with each such determination shall be reflected in the minutes of meetings of the board of directors);

  •
  a majority of our independent directors must review our investment policies with sufficient frequency and at least annually to determine that the policies being followed by us at any time are in the best interests of our stockholders (with each such determination and the basis therefor to be set forth in the minutes of meetings of the board of directors);

  •
  in cases in which a majority of the independent directors so determine, and in all the cases in which assets are acquired from the advisor, our directors, W. P. Carey or any affiliates thereof, that fair market value of the asset must be determined by an independent expert selected by the independent directors;

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  our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and they must be reviewed by our board of directors at least quarterly, including the maximum amount of such borrowings in relation to the net assets which shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300% (any excess in borrowing over the 300% level must be approved by a majority of the independent directors and disclosed to our stockholders in our next quarterly report, along with justification for such excess);

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  there will be an annual meeting of the stockholders upon reasonable notice and within a reasonable period (not less than 30 days) following the delivery of our annual report;

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  a majority of stockholders present in person or by proxy at an annual meeting of the stockholders at which a quorum is present, may, without the necessity for concurrence by the directors, vote to elect the directors; and

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  in connection with the distribution reinvestment plan, at least annually all material information regarding our distributions is provided to the stockholders as well as the effect of reinvesting the distributions, including the tax consequences thereof.

Our independent directors will review and monitor compliance with the foregoing matters.

Directors and Executive Officers of the Company

Our directors and executive officers are as follows:

Name	Office
Michael G. Medzigian	Chief Executive Officer, President and Director
Mark J. DeCesaris	Chairman of the Board of Directors
Charles S. Henry	Independent Director
Michael D. Johnson	Independent Director
Robert E. Parsons, Jr	Chairman of the Audit Committee and Lead Independent Director
William H. Reynolds, Jr.	Independent Director
Hisham A. Kader	Chief Financial Officer
Thomas E. Zacharias	Chief Operating Officer
Noah K. Carter	Principal Accounting Officer

The directors will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualifies. Each director has at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the types of assets being acquired by us. At least one of the independent directors has three years of relevant real estate experience. The following is a biographical summary of the experience of our directors and executive officers.

Michael G. Medzigian, age 56, has served as Chief Executive Officer since May 2014, and as President and a Director since February 2015. He has also served as Chief Executive Officer and President of CWI 1 since March 2008 and as a Director since September 2010. He has been Chairman and Managing Partner of Watermark Capital Partners since its formation in May 2002. Watermark Capital Partners is a private real estate investment firm focused on hotels and resorts, golf, resort residential, fractional and club programs, and new-urbanism and mixed-use projects. Through 2001, Mr. Medzigian was President and Chief Executive Officer of Lazard Freres Real Estate Investors and a Managing Director of Lazard where he was recruited to oversee the repositioning of Lazard's real estate private equity fund operations, one of the largest real estate repositionings in history. At Lazard, the real estate portfolio for which Mr. Medzigian was responsible included the ownership of three lodging operating companies, InTown Suites and Suburban Lodge in the United States and Cliveden/Destination Europe in the United Kingdom. From 1994 to 1999, Mr. Medzigian was a Founding Partner of Olympus Real Estate Corporation, the real estate fund management affiliate of Hicks, Muse, Tate and Furst Incorporated. At Olympus he acquired and oversaw an extensive portfolio of lodging assets that included, among others, such properties as the Boca Raton Resort & Club, Boca Raton, FL, the Cheeca Lodge & Spa, Islamorada, FL, the Inn at Laguna Beach, Laguna Beach, CA, La Posada de Santa Fe Resort & Spa, Santa Fe, NM, the Ritz Carlton Rancho Mirage, Rancho Mirage, CA, the Algonquin, New York, NY, Equinox Resort & Spa, Manchester, VT, and the Fairmont Copley Plaza, Boston, MA as well as lodging operating companies that included RockResorts, Park Plaza International and Chalet Susse. Earlier in his career, Mr. Medzigian was

President of Cohen Realty Services, a Chicago-based real estate investment services firm, he founded and was National Director of the Hospitality Consulting Practice at Deloitte & Touche, and he held various management positions with Marriott Corporation. Mr. Medzigian has served as Chairman and a Director of Atria, Inc., Chairman and a Director of Kapson Senior Quarters Corp., President, CEO and a Director of Park Plaza International, President, CEO and a Director of RockResorts, and as a Director of American Apartment Communities, the American Hotel & Lodging Association, the American Seniors Housing Association, Arnold Palmer Golf Management, the Assisted Living Federation of America, Dermody Properties, iStar Financial including serving in its audit and compensation committees), Kemayan Hotels and Leisure (Australian ASX), and the Rubenstein Company. He is or has been a member of the Cornell Hotel Society, the Dean's Advisory Board of the Cornell University School of Hotel Administration, the Cornell Center for Real Estate Finance Industry Fellows, the Advisory Committee of the Cornell Innovation Network, the Cornell Real Estate Council, the Cornell University Council, the Pension Real Estate Association, the Urban Land Institute (Chairman, Hotel Development Council), the Young Presidents' Organization (Executive Committee Member). Mr. Medzigian received a Bachelor of Science from Cornell University and the Industry Real Estate Finance Council of the American Hotel & Lodging Association. Mr. Medzigian's extensive experience in a broad range of investing activities in lodging assets, his executive experience with Watermark Capital Partners and his involvement in various companies, associations and councils in the hospitality industry led us to conclude that he should serve as a member of our board.

Charles S. Henry, age 63, serves as an Independent Director and as a member of the Audit Committee of the Board of Directors since February 2015. He has also served in the same capacities for CWI 1 since September 2010. Mr. Henry served as the President of Hotel Capital Advisers, Inc. ("HCA") since he founded HCA in 1994. Until June 2015, HCA managed a portfolio of hotel real estate and operating company investments with an equity value in excess of $2 billion. HCA's portfolio of assets included the Plaza in New York, the Savoy Hotel in London, and the Four Seasons George V in Paris, as well as hotel company investments that included stakes in Four Seasons Hotels, Fairmont Raffles Hotels International, and Moevenpick Hotels. Mr. Henry also served as a director of Four Seasons Hotels Inc. until the company was taken private in May 2007. Prior to founding HCA, Mr. Henry spent nine years in investment banking at CS First Boston and Salomon Brothers, where he was responsible for capital raising, property sales, and merger and financial advisory assignments in the hotel industry, including the sales of Regent International, Ramada, Holiday Inns, and Motel 6. Earlier in his career, Mr. Henry spent two years on the financial management faculty of the Cornell School of Hotel Administration. Additionally, he worked at Prudential Insurance in hotel asset management and at Hilton International in operations analysis. Mr. Henry received a B.S. in Hotel Administration and an M.B.A. in finance from Cornell University. Mr. Henry's executive experience with HCA, as well as his extensive experience in the investing and management of hotel assets, led us to conclude that he should serve as a member of our board.

Michael D. Johnson, age 60, serves as an Independent Director and as a member of the Audit Committee of the Board of Directors since February 2015. He has also served in the same capacities for CWI 1 since September 2010. Mr. Johnson has been the Dean of Cornell University's School of Hotel Administration since July 2006 and holds the Bradley H. Stone deanship and E.M. Statler Professorship of Hotel Administration. Prior to joining Cornell University in 2006, Dean Johnson was the D. Maynard Phelps Collegiate Professor of Business Administration from 1998 and a Professor of Marketing from 1995 at the University of Michigan's Ross School of Business. Dean Johnson's responsibilities include oversight of the Baker Program in Real Estate at Cornell. He serves as a member of the Board of Governors of Entrepreneurship at Cornell and a member of the Board of eCornell, Cornell University's online learning company. At Michigan, he served as the Director of the Center for Customer-Focused Management in Executive Education at the University of Michigan's Ross School of Business from 2004 to May 2006. Dean Johnson also served as a member of the Executive Committee of the University of Michigan's Ross School of Business from 1996 to 1998. Dean Johnson has consulted for a diverse range of companies and public agencies, including Promus Hotels, Northwest Airlines, the National Association of Convenience Stores, Dell Corporation, Dow Chemical, Schering Pharmaceutical and Volvo focusing on, among other things, marketing strategy, service management, customer portfolio management and customer satisfaction measurement and relationship management. Dean Johnson is a founding member of the University of Michigan's National Quality Research Center where he was instrumental in the development of the American Customer Satisfaction Index. He has authored over a hundred academic articles and industry reports over his career and his five books have been published in six different languages. His most recent books include Competing in a Service Economy: How to Create a Competitive Advantage through Service Development and Innovation (Jossey-Bass, 2003) and the award winning Improving Customer Satisfaction, Loyalty and Profit: An Integrated Measurement and Management System (Jossey-Bass, 2000). Dean Johnson has served as associate editor of the Journal of Consumer Research and served on the editorial boards of the Journal of Marketing, the International Journal of Research in Marketing, the Journal of Service Research, and the International Journal of Service Industry Management. Dean Johnson holds a Ph.D. and M.B.A. from the University of Chicago and a Bachelor of Science degree with honors from the University of Wisconsin. Dean Johnson's distinguished academic career, his expertise in marketing and customer relationship management, his leadership of the leading institution for hospitality industry education and research and his consulting experience in the hospitality industry led us to conclude that he should serve as a member of our board.

Robert E. Parsons, Jr., age 60, serves as an Independent Director and as Chairman of the Audit Committee of the Board of Directors since February 2015. He has also served in the same capacities for CWI 1 since September 2010. Mr. Parsons also serves as Lead Director of each of CWI 2 and CWI 1 since April 2016. He has been the Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC, the preeminent destination club, since 2004, shortly after its founding. Mr. Parsons had also served as a director, member of the audit committee and chairman of the compensation committee of Excel Trust, Inc. from April 2010 to August 2015. Since 2002, Mr. Parsons has been a Managing Director of Wasatch Investments, a privately held consulting and investment firm. He was the chief financial officer of Host Marriott Corporation from 1995 to 2002. He began his career with Marriott Corporation in 1981 and continued to work in various strategic planning and treasury capacities at the company until it split into Marriott International and Host Marriott Corporation in 1993. After the split, Mr. Parsons served as treasurer of Host Marriott Corporation, a company with over $9 billion in total lodging assets, before being promoted to chief financial officer. Mr. Parsons served as an independent director of CNL Hotels & Resorts, Inc. from 2003 to April 2007, where he was the lead independent director and chaired the audit committee. He also served as chairman of the Hotel Development Council of the Urban Land Institute and as a member and Chairman of the National Advisory Counsel of the Graduate School of Management at Brigham Young University. Mr. Parsons received his MBA from Brigham Young University and earned his bachelor's degree from the same alma mater in Accounting. Mr. Parsons' extensive senior executive and director experience at several preeminent hospitality companies led us to conclude that he should serve as a member of our board.

William H. Reynolds, Jr., age 67, serves as an Independent Director and as a member of the Audit Committee of the Board of Directors since February 2015. He has also served in the same capacities for CWI 1 since September 2010. Mr. Reynolds has served as the Senior Managing Director of MCS Capital, LLC, an affiliate of the Marcus Corporation, since August 2011. He has been elected Secretary of the College Emeritus by the Board of Trustees of Trinity College, having previously served as the Secretary of the College and the special assistant to its president from November 2008 through May 2012, where he was responsible for Board of Trustees liaison and support and campus and facilities planning. Mr. Reynolds served as Director/Senior Advisor to Thayer Lodging Group of Annapolis, Maryland ("Thayer") from November 2008 to August 2010, prior to which he served as Thayer's Chief Investment Officer and Managing Director from November 2006. Thayer is a private equity fund that invests in hospitality real estate, such as hotels and resorts. At Thayer, Mr. Reynolds directed the selection, underwriting, acquisition and disposition of hotel properties. After graduating from Trinity College in 1971 with a B.A. in English, Mr. Reynolds began his career by earning an M.P.A. from the University of New Haven and working in the town planning and zoning offices in Cheshire, Woodbury, and Southbury. In 1977, Mr. Reynolds worked for Portfolio Management, Inc., a commercial real estate developer in Texas and Connecticut, and spent several years acquiring, building, and renovating apartments and condominiums. In 1981, he partnered with an architectural firm and founded City Associates, which developed office properties in Houston. In 1985, Mr. Reynolds joined Metro Hotels, a privately held hotel development and management company in Dallas, where he oversaw development and construction, asset management, and project financing for 12 years. Mr. Reynolds then joined CapStar Hotel Company ("CapStar") as Senior Vice President Development in 1996 and managed the company's acquisition of Metro Hotels in 1998. He held the same position at successors of CapStar, MeriStar Hotels & Resorts and Interstate Hotels. He then became Chief Investment Officer and Executive Vice President of a public REIT, MeriStar Hospitality Corp., in April 2004 and served until October 2005 when he entered into an agreement with USAA Real Estate Co. ("USAA") to be Managing Director of a hotel fund USAA planned to form. Subsequently USAA elected not to form the fund and executed a sale of existing investments, at which point Mr. Reynolds joined Thayer Lodging Group. Mr. Reynolds is a member of the ULI Hotel Development Council and the steering committee for America's Lodging Investment Summit ("ALIS"), and formerly was on the advisory committee of Meet the Money, the advisory committee for the Hunter Hotel Investment Conference, and was a Trustee of the American Resort Development Association. He is a frequent panelist and moderator at hospitality industry investment conferences. Mr. Reynolds served as a member of the Trinity College Board of Trustees from 1998 to 2007, and as a member of Trinity's Cornerstone Capital Campaign Executive Committee from its inception in 2006 until the campaign concluded in 2012. In 1996, he was awarded an Alumni Medal for Excellence by Trinity in recognition of his significant contributions to his profession, his community and to the college. Mr. Reynolds' 35 years of experience in real estate development, investments, and strategic planning, involving many facets of hotel development and investment, led us to conclude that he should serve as a member of our board.

Mark J. DeCesaris, age 57, has served as Chairman and a member of the Board of Directors of CWI 2 and of CWI 1 since April 2016. Mr. DeCesaris has also served as Chief Executive Officer ("CEO") and a Director of W. P. Carey since February 2016 and July 2012, respectively. He has also served as CEO and President of CPA®:17 — Global and CPA®:18 — since February 2016 and as a Director of each since March 2016. He has also served as CEO of Carey Credit Income Fund, Carey Credit Income Fund — I and Carey Credit Income Fund 2016 T since February 2016 and has served on the Board of Trustees of each since March 2016. Mr. DeCesaris had served as Chief Financial Officer ("CFO") of W. P. Carey and CPA®:17 — Global from July 2010 to March 2013, of CPA®:18 — from September 2012 to March 2013 and of CWI 1 from March 2008 to March 2013. Before joining W. P. Carey, from March 2003 to December 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where he oversaw the integration of acquisitions and developed and implemented a shared service organization to reduce annual operating costs. From August 1999 to March 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From October 1994 to August 1999, he was President and CEO of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, earning his Certified Public Accountant license in 1983. Mr. DeCesaris graduated from Kings College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves on the Boards of Kings College since October 1999, the Denver Mile High Youth Corps since August 2013, Petroleum Service Co. since January 2009, and Mountain Productions, Inc. since June 2012. He is a member of the American Institute of Certified Public Accountants. Mr. DeCesaris brings to the Board a deep understanding of our business as well as his extensive knowledge of accounting matters generally.

Hisham A. Kader, age 47, has served as CFO of CWI 2 and of CWI 1 since February 2015 and March 2015, respectively, having also served as Chief Accounting Officer ("CAO") of each from May 2014 and March 2012, respectively, to January 2016. He has also served as CFO of W. P. Carey since June 2015, having previously served as CAO since March 2012. Mr. Kader has also served as CFO of CPA®:17 — Global and CPA®:18 — Global since August 2015, having previously served as CAO of each since March 2012 and September 2012, respectively. Before joining W. P. Carey in June 2011, Mr. Kader served as a Director in the Transaction Services practice at PricewaterhouseCoopers LLP (PwC). He joined PwC in 1997 in New York and subsequently spent six years at their offices in Sydney and Brussels, during which time he specialized in advisory services focusing on mergers and acquisitions, capital raising transactions, finance effectiveness, and accounting standards conversions. He is a Certified Public Accountant licensed in the state of New York. Mr. Kader holds a B.E. in Electronics and Communication Engineering from the Manipal Institute of Technology in India, an M.B.A. in Finance from the University of Illinois at Urbana Champaign and an M.S. in Accounting from Pace University.

Thomas E. Zacharias, age 62, has served as Chief Operating Officer ("COO") of CWI 2 and CWI 1 since May 2014 and September 2010, respectively. Mr. Zacharias has also served as COO of CPA®:17 — Global and CPA®:18 — Global since October 2007 and September 2012, respectively, and of W. P. Carey since March 2005 (as head of the Asset Management Department since April 2002). Mr. Zacharias had served as COO of CPA®:16 — Global from May 2011 to January 2014, having previously served as President since June 2003. He had also served as COO of CPA®:15 from March 2005 to September 2012. Prior to joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Since June 2014, Mr. Zacharias also serves as an independent director of WL Ross Holding Corp., a special purpose acquisition company. He is a member of the Urban Land Institute and NAREIT. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University and a Masters in Business Administration from Yale School of Management.

Noah K. Carter, age 35, has served as Principal Accounting Officer and Controller of CWI 2 and CWI 1 since January 2016 and May 2015, respectively. Before joining the Company in April 2015, Mr. Carter served as Controller of American Realty Capital Hospitality Trust, Inc. from December 2013 to April 2015. Prior to that, Mr. Carter was a Senior Manager in the Assurance practice at Ernst & Young LLP ("EY"). He joined EY in 2004 in Vancouver and subsequently spent nine years at their offices in Vancouver, London and most recently New York, during which time he specialized in audit services focusing on the real estate sector. He is a Certified Public Accountant licensed in the state of New York and a member of the Chartered Professional Accountants of British Columbia. Mr. Carter holds a Bachelor of Commerce degree in Accounting from the University of British Columbia in Canada.

Some of our future directors and officers may act as directors or officers of W. P. Carey or Watermark Capital Partners and their respective affiliates and entities they manage may own interests in those entities.

Audit Committee

Our board of directors has established an Audit Committee comprised of four directors, all of whom are independent directors as defined in our charter and by reference to the rules, regulations and listing standards of the NYSE. Robert E. Parsons, Jr. is the chair of our audit committee and serves as our "audit committee financial expert," as that term is defined by the SEC.

The Audit Committee assists the board in overseeing:

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  our accounting and financial reporting processes;

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  the integrity and audits of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent registered public accounting firm; and

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  the performance of our independent registered public accounting firm and any internal auditors.

Our board of directors has adopted a formal written charter for the Audit Committee, which can be found on our website (www.careywatermark2.com) in the Corporate Governance section.

Pre-Approval by Audit Committee

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Code of Ethics

We maintain a Code of Ethics, which sets forth the standards of business conduct and ethics applicable to all of our employees, including our executive officers and directors. This code is available on the Company's website (www.careywatermark2.com) in the Corporate Governance section. We also intend to post amendments to or waivers from the Code of Ethics at this location on the website.

Executive Compensation

We have no employees to whom we pay salaries. We do not intend to pay any annual cash compensation to our officers for their services as officers; however, we will reimburse CLA for various expenses incurred in connection with its provision of services to us, including $200,000 of annual compensation costs for Mr. Medzigian. CWI 1 will also reimburse CLA for $200,000 of annual compensation to Mr. Medzigian for his services to CWI 1. In addition to reimbursement of third-party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses, travel expenses and business development expenses), we will reimburse our advisor for the allocated costs (including compensation) of personnel and overhead in providing management of our day-to-day operations, including asset management, accounting services, stockholder services, corporate management and operations, except that we will not reimburse our advisor for the salaries and benefits of our named executive officers, except for $200,000 of annual compensation to Mr. Medzigian, or for other personnel to the extent such personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. A portion of these reimbursements will be paid by the advisor to the subadvisor. In addition, we may use equity incentive awards under our 2015 Equity Incentive Plan to provide incentives to officers and employees of the subadvisor and its affiliates who perform services on our behalf.

2015 Equity Incentive Plan

Awards under the incentive plan will be limited to two percent of our outstanding shares of common stock on a fully diluted basis, up to a maximum of 2,000,000 shares. The purpose of the incentive plan is to attract and retain the services of experienced and qualified individuals who are acting on our behalf, in a way that aligns their interests with those of the stockholders. As discussed below, the stock incentive plan is administered by our independent directors. Our independent directors, in making decisions regarding awards under the Incentive Plan (as defined below), consider various factors, including the incentive compensation payable to our advisor under the advisory agreement.

The Incentive Plan

Under the "Incentive Plan," incentive awards may be granted to officers and employees of our subadvisor, an affiliate of Watermark Capital Partners, who perform services on our behalf. Of our directors, Mr. Medzigian will be an eligible participant in the Incentive Plan, although he has not received any such awards. Incentive awards will be in the form of restricted stock units.

Distributions or distribution equivalents may be payable on unvested awards at the discretion of the Plan Administrator, defined below.

None of the shares underlying the restricted stock units issued pursuant to the Incentive Plan may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on those shares shall have lapsed or been removed under the provisions of the Incentive Plan. If a holder of restricted stock units ceases to be employed, he will forfeit any restricted stock unit on which the restrictions have not lapsed or been otherwise removed.

The Incentive Plan will be administered by the independent directors of our board of directors as the "Plan Administrator." Subject to the provisions of the Incentive Plan, the Plan Administrator has authority to determine:

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  when to grant incentive awards; and

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  which participants will receive incentive awards.

The Plan Administrator may impose conditions on the transfer of restricted stock units received under the Incentive Plan, and may impose other restrictions and requirements as it may deem appropriate.

The Plan Administrator will also establish as to each restricted stock unit issued under the Incentive Plan the terms and conditions upon which the restrictions on those shares shall lapse. The terms and conditions may also include, without limitation, the lapsing of those restrictions as a result of the disability, death or retirement of the participant.

Amendment of the Incentive Plan and Incentive Awards

The board of directors may amend the Incentive Plan as it deems advisable, provided that, to the extent required by Rule 16b-3 of the Securities Act, our stockholders must approve any amendment that would (i) materially increase the benefits accruing to participants under the Incentive Plan, (ii) materially increase the number of shares that may be issued under the Incentive Plan, (iii) materially modify the requirements of eligibility for participation in the Incentive Plan, or (iv) effect a change that could not be made under our charter without stockholder approval. Incentive awards granted under the Incentive Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Incentive Plan.

Grants under the 2015 Equity Incentive Plan

As of the date of this prospectus, 72,510 restricted stock units have been awarded under the Incentive Plan.

Investment Decisions

The subadvisor will provide services to the advisor primarily relating to evaluating, negotiating and structuring potential investment opportunities for us. Before an investment is made, the transaction is also reviewed by the investment committee, unless the purchase price and contemplated capital improvements to the investment are $10.0 million or less, in which case the investment may be approved by our Chief Executive Officer. The investment committee retains the authority to identify other categories of transactions that may be entered into without its prior approval. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process.

The following people, who also serve as members of our board of directors, serve on the investment committee:

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  Charles S. Henry — Currently serving as the President of Hotel Capital Advisers, Inc., which manages a portfolio of hotel real estate and operating company investments with an equity value in excess of $2 billion.

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  Michael D. Johnson — Currently serving as the Dean of Cornell University's School of Hotel Administration since July 2006 and holds the Bradley H. Stone deanship and E.M. Statler Professorship of Hotel Administration.

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  Robert E. Parsons, Jr. — Currently serving as the Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC, the preeminent destination club.

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  William H. Reynolds, Jr. — Currently serving as the Senior Managing Director of MCS Capital, LLC, an affiliate of the Marcus Corporation.

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  Mark J. DeCesaris — Currently serving as the chief executive officer to W. P. Carey.

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  Michael G. Medzigian — Currently serving as the chief executive officer to CWI 1.

We will also maintain an asset operating committee that will be responsible for evaluating and making decisions with respect to any capital expenditures, refinancing, disposition, sale and/or any other transaction in excess of $10.0 million involving assets that we have previously acquired.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Under Maryland law, a Maryland corporation may eliminate the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

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  the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the Maryland General Corporation Law also permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Except as prohibited by Maryland law and as set forth below, our organizational documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages and provide that a director or officer or non-director member of the investment committee will be indemnified and advanced expenses in connection with legal proceedings. We also maintain a directors and officers liability insurance policy and we expect to enter into indemnification agreements with each of our directors and executive officers.

In addition to any indemnification to which our directors and officers are entitled, our organizational documents provide that we will indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the conditions set forth below are met, we have also agreed to indemnify and hold harmless our advisor, the subadvisor and their affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement and the subadvisory agreement, as applicable.

However, as required by the applicable guidelines of the North American Securities Administrators Association, Inc., our charter provides that a director, our advisor and any affiliate of our advisor will be indemnified by us for losses suffered by such person and held harmless for losses suffered by us only if all of the following conditions are met:

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  such person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

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  such person was acting on our behalf or performing services for us;

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  the liability or loss was not the result of negligence or misconduct by such person if a non-independent director, our advisor or an affiliate of our advisor;

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  the liability or loss was not the result of gross negligence or willful misconduct by such person if an independent director; and

  •
  such indemnification or agreement to hold harmless is recoverable only out of our assets and not from the stockholders.

In addition, we may not indemnify a director, our advisor, any affiliate of our advisor, or any persons acting as a broker-dealer, for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;

  •
  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

  •
  a court of competent jurisdiction approves a settlement of the Claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Finally, our charter provides that we may not pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor in advance of final disposition of a proceeding unless all of the following are satisfied:

  •
  the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

  •
  such person has provided us with written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;

  •
  the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his, her or its capacity as such, a court of competent jurisdiction approves such advancement; and

  •
  such person has provided us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person did not comply with the requisite standard of conduct and is not entitled to indemnification.

The general effect to investors of any arrangement under which any controlling person or any of our directors or officers is indemnified or insured against liability is a potential reduction in distributions resulting from such indemnification or our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. As a result, we and our stockholders may be entitled to a more limited right of action than we and our stockholders would otherwise have if these indemnification rights were not included in our charter or the advisory agreement.

However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

We have been informed that the SEC and some states' securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

Advisory Agreement

While our advisor is responsible for the overall management of our business, including services related to acquisitions and dispositions of properties, typically an independent property management company executes day-to-day property level responsibilities. Our advisor is the asset manager responsible for our overall portfolio, including providing strategic direction to the independent property operators by identifying best practices, value enhancement opportunities and efficiencies and overseeing the implementation of our business plan.

Many of the services performed by the advisor and its affiliates in managing our activities are summarized below. This summary is provided to illustrate the material functions which the advisor and its affiliates perform for us and it is not intended to include all of the services which may be provided to us by other third parties.

Under the terms of our advisory agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives. When allocating investment opportunities among us, other entities managed by our advisor, the subadvisor and their respective affiliates for their own account, our advisor and subadvisor will follow the investment allocation guidelines as set forth in our advisory agreement and described in "— Investment Allocation Guidelines" below. Our advisor is deemed to be in a fiduciary relationship to us and the stockholders. Subject to the authority of our board and at times with the assistance of the special general partner, the advisor:

  •
  sources, analyzes and makes investments on our behalf, consistent with our investment policies and objectives;

  •
  provides advice to us, and acts on our behalf with respect to the acquisition, financing, refinancing, holding, leasing and disposition of investments;

  •
  creates business plans and asset management strategies;

  •
  implements asset management strategies, including the following:

  •
  selecting and entering into agreements with the appropriate lodging brands and independent property management companies;

  •
  overseeing and guiding the independent property operators that carry out day-to-day management of our properties;

  •
  monitoring and consulting on revenue enhancement and cost containment initiatives;

  •
  overseeing risk management policies;

  •
  monitoring initial and ongoing capital expenditures; and

  •
  evaluating asset rationalization, expansion, and reuse strategies;

  •
  takes the actions and obtains the services necessary to effectuate the acquisition, financing, refinancing, holding, leasing and disposition of investments; and

  •
  provides overall management of our business activities and performs other administrative services for us as requested by the board.

Subject generally to the approval of the investment committee as described herein, the board has authorized the advisor to make investments in assets on our behalf if the investment, in conjunction with our other investments and proposed investments, is reasonably expected to fulfill our investment objectives and policies as established by the board and then in effect. The board has also authorized the advisor to enter into agreements with third parties as may be necessary to fulfill our investment objectives.

The advisory agreement that is currently in effect will expire on December 31, 2016, unless renewed pursuant to its terms. The advisory agreement may be renewed for successive one-year periods, following an evaluation of our advisor's performance by our independent directors as required by our charter. This review must be conducted annually and the agreement will continue in effect until 60 days after our independent directors shall have notified the advisor of their determination either to renew the agreement for an additional one-year period or terminate it, as required by our charter. The advisory agreement may be amended only by the written agreement of its parties. Pursuant to our charter all amendments to the advisory agreement must be approved by our independent directors. The advisor has not yet received any compensation, as we have not yet begun our operations.

Additionally, the advisory agreement may be terminated:

  •
  immediately by us, at the sole option of a majority of our independent directors, upon the bankruptcy of the advisor or for "cause";

  •
  without cause or penalty by action of our directors, a majority of our independent directors or majority of our stockholders upon 60 days' written notice; or

  •
  immediately with good reason by the advisor.

"Good reason" is defined in the advisory agreement to mean either:

  •
  any failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the advisory agreement, or

  •
  any material breach of the advisory agreement of any nature whatsoever by us provided that the breach is of a material term or condition of the advisory agreement and we have not cured it within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, we have not taken all necessary action without a reasonable time period to cure the breach.

"Cause" is defined in the advisory agreement to mean with respect to the termination of the advisory agreement, the occurrence of any of the following: (i) the transfer of W. P. Carey's interests in our advisor to one or more entities other than to one or more of its controlled subsidiaries, (ii) fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the advisor that, in each case, is determined by a majority of independent directors to be materially adverse to us or (iii) a breach of a material term or condition of the advisory agreement by the advisor which breach has not been cured within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, the advisor has not taken all necessary action within a reasonable time period to cure the breach.

If the advisory agreement is terminated without cause upon 60 days notice, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination of the advisory agreement.

In the event the advisory agreement is not renewed upon the expiration of its then-current term, or is terminated for any reason or the advisor resigns and an affiliate of the advisor is not the advisor under the replacement advisory agreement, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. In such event, the purchase price will be paid in cash or common stock, at the option of Carey Watermark Holdings 2. The operating partnership must purchase any such interests within 120 days after it gives Carey Watermark Holdings 2 written notice of its desire to repurchase all or a portion of Carey Watermark Holdings 2's interests in the operating partnership. If the advisory agreement is terminated or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements earned prior to termination or non-renewal of the advisory agreement.

The advisor, the subadvisor and their respective affiliates engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. See "Conflicts of Interest." However, pursuant to the advisory agreement, the advisor must devote sufficient resources to the administration of us to discharge its obligations. The advisory agreement is not assignable or transferable by either party without the consent of the other party, except that we may assign or transfer the advisory agreement to a successor entity and the advisor may assign the advisory agreement to an entity that is directly or indirectly controlled by the advisor and that has a net worth of at least $5.0 million. In addition, the advisor may subcontract some of its duties to affiliates without our consent so long as the advisor remains liable for their performance. The directors shall determine that any successor advisor possesses sufficient qualifications to justify the compensation provided for in its contract with us.

The actual terms and conditions of transactions involving investments in assets shall be determined in the sole discretion of the advisor, subject at all times to compliance with the foregoing requirements.

Some types of transactions require the prior approval of the board, including a majority of the independent directors and a majority of directors not interested in the transaction, including the following:

  •
  investments that may not be reasonably expected to fulfill our investment objectives and policies;

  •
  investments made through joint venture arrangements with W. P. Carey, Watermark Capital Partners, the advisor or their affiliates;

  •
  investments which are not contemplated by the terms of a prospectus;

  •
  transactions that present issues which involve conflicts of interest for the advisor, the subadvisor or their respective affiliates (other than conflicts involving the payment of fees or the reimbursement of expenses and other than investment allocations made in accordance with the investment allocation guidelines);

  •
  the lease of assets to W. P. Carey, Watermark Capital Partners, the advisor or their affiliates, or to any of our directors;

  •
  any purchase or sale of an investment asset from or to the advisor, the subadvisor or any of their respective affiliates; and

  •
  the retention of any affiliate of the advisor to provide services to us not expressly contemplated by the advisory agreement and the terms of such services by such affiliate.

We will pay the advisor compensation for services it provides to us. See "Management Compensation."

We will pay directly or reimburse the advisor for all of the costs incurred in connection with organization and offering expenses, which include expenses attributable to preparation, printing, filing and delivery of any registration statement or prospectus (including any amendments thereof or supplements thereto), qualification of the shares for sale under state securities laws, escrow arrangements, filing fees and expenses attributable to selling the shares, including, but not limited to, advertising expenses, expense reimbursement, counsel and accounting fees; provided, however, that the advisor will be responsible for the payment of all other organization and offering expenses in excess of a cap ranging from 1.5% to 4.0% depending on the gross offering proceeds. The amounts of certain of the organization and offering expenses are not determinable at this time.

In addition, we will reimburse the advisor for all of the costs it incurs in connection with certain other services provided to us, including, but not limited to:

  •
  expenses incurred in connection with the investment of our funds;

  •
  interest and other costs for borrowed money, including discounts, points and other similar fees;

  •
  taxes and assessments on income, to the extent advanced or paid by the advisor, or on assets and taxes as an expense of doing business;

  •
  certain insurance costs in connection with our business;

  •
  expenses of managing and operating assets owned by us, whether payable to an affiliate of the advisor or a non-affiliated person;

  •
  fees and expenses of legal counsel, auditors and accountants;

  •
  payments to directors for expenses in connection with director and stockholder meetings as well as payments to non-director members of the investment committee for investment committee meetings;

  •
  expenses relating to the listing of the shares on a securities exchange;

  •
  expenses in connection with dividend payments;

  •
  expenses of organizing, revising, amending, converting, modifying, or terminating our company, our operating partnership, or the governing instruments of our company or of our operating partnership;

  •
  expenses of maintaining communication with our stockholders, including the cost of mailing annual reports;

  •
  expenses related to investments and other fees relating to making investments, including personnel and other costs incurred in any transaction, where a fee is not payable to the advisor; and

  •
  all other expenses the advisor incurs in connection with providing services to us including reimbursement to the advisor or its affiliates for the costs of rent, goods, materials and personnel incurred by them based upon the compensation of the persons involved and an appropriate share of the overhead allocable to those persons.

In general, our advisor allocates expenses of dedicated and shared resources among us and CWI 1 based on total pro rata hotel revenues for the most recently completed quarter.

The advisor must absorb, or reimburse us at least annually for, the amount in any twelve-month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the advisor may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve-month period ending on the last day of such quarter. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. This information shall also be reflected in the minutes of the meeting of our board of directors.

We do not have any agreements requiring our advisor, the subadvisor or their respective affiliates to provide services to us other than our advisory agreement with the advisor, the subadvisory agreement between the advisor and the subadvisor and our operating partnership agreement, which provides that Carey Watermark Holdings 2 will assist in certain management functions for no additional consideration. As of the date of this prospectus, we had not yet paid or accrued any fees to our advisor for services relating to the identification, evaluation, negotiation and purchase of investments. Pursuant to the subadvisory agreement, our advisor will be responsible for paying fees due to the subadvisor. We will not pay fees directly to the subadvisor. If the advisory agreement is not renewed by us or is terminated by us without cause or with good reason by the advisor, we will pay all accrued and unpaid fees and expense reimbursements. See "Management Compensation."

Investment Allocation Guidelines

Each of our advisor and the subadvisor has agreed to present to our investment committee all opportunities to invest in lodging investments except that our advisor will not be required to present investments outside the Americas. These commitments of our advisor and the subadvisor will terminate on the earliest to occur of certain events, including: (i) the third anniversary of the effective date of the registration statement pursuant to which this offering has been registered if we have not raised $500 million of gross proceeds; (ii) the date on which we have invested at least 90% of the net proceeds of this offering, unless prior to such date we have filed an initial registration statement for a follow-on offering; and (iii) the termination of the subadvisory agreement. Investments will be allocated between CWI 1 and us in accordance with the investment allocation guidelines described under "Management—Investment Allocation Guidelines." If our investment committee rejects an investment opportunity that has been presented to it, each of the advisor and the subadvisor will be free to allocate such opportunity to itself or to another entity managed by it. Our advisor and the subadvisor will consider the following factors, together with such other factors as each of them deems relevant in the exercise of its reasonable judgment, when deciding how to allocate such investment among us and CWI 1 in a fair and equitable manner:

  •
  whether an investment entity is still in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

  •
  the amount of funds available for investment by an investment entity and the length of time that such funds have been available for investment;

  •
  the effect of the investment on the diversification of an investment entity's portfolio;

  •
  the effect of the investment on the profile of an investment entity's mortgage maturity profile;

  •
  the ability of an investment entity to service any debt associated with the investment;

  •
  the effect of the investment on the ability of the investment entity to comply with any restrictions on investments and indebtedness contained in the investment entity's governing documents and public SEC filings, in any contract or in any law or regulation applicable to the investment entity;

  •
  whether an investment entity was formed for the purpose of making a particular type of investment;

  •
  the financial attributes of the investment;

  •
  the future capital expenditures and other investments planned for the investment;

  •
  the effect of the investment on the investment entity's intention to qualify as a REIT, partnership or other type of entity for tax purposes; and

  •
  the effect of the investment on an investment entity's intention not to be subject to regulation under the Investment Company Act.

Pursuant to the investment allocation guidelines, the advisor and the subadvisor have also agreed to make investment allocation decisions without regard to the relative fees or other compensation that would be paid to the advisor or the subadvisor and their respective affiliates in connection with the applicable investments.

If our investment committee rejects an investment opportunity that has been presented to it, each of the advisor and the subadvisor will be free to allocate such opportunity to itself or to another entity managed by it.

Subadvisory Agreement

The advisor has entered into a subadvisory agreement with the subadvisor. The term of the subadvisory agreement will be concurrent with the term of the advisory agreement, unless it is terminated earlier by the advisor or the subadvisor as a result of a default by the other party or otherwise in accordance with its terms. Under the subadvisory agreement, the subadvisor will provide services to the advisor primarily relating to acquiring, managing, financing and disposing of our assets and overseeing the independent property operators that manage the day-to-day operations of our properties. In addition, the subadvisor agrees to provide Mr. Medzigian's services as our chief executive officer during the term of the subadvisory agreement.

The subadvisor will be subject to the oversight of our advisor. Our advisor will remain primarily liable to us to perform its obligations under the advisory agreement.

Our advisor will be responsible to the subadvisor for the payment of fees and the reimbursement of expenses under the subadvisory agreement. We will reimburse the advisor for expenses incurred by the subadvisor if such expenses would be reimbursable under the advisory agreement had they been incurred by the advisor, plus $200,000 in annual compensation for Mr. Medzigian.

The advisor may terminate the subadvisory agreement if the subadvisor or Mr. Medzigian engages in certain bad acts, commits a continuing material breach of the agreement (after notice and an opportunity to cure), undergoes a change of control (other than due to the death or disability of Mr. Medzigian) or is involved in a bankruptcy proceeding. The subadvisor may terminate the subadvisory agreement if the advisor fails to pay monies due to the subadvisor, the advisor commits a continuing material breach of the agreement (after notice and an opportunity to cure), is involved in a bankruptcy proceeding, voluntarily terminates the advisory agreement without cause or good reason, amends the advisory agreement in a manner that is disproportionately adverse to the subadvisor or undergoes a change of control. If the subadvisory agreement is terminated for any reason, the advisor will be required to make a payment to the subadvisor of accrued but unpaid fees and expenses, as well as the amount, if any, to which the subadvisor would be entitled if CWI 2 liquidated at the date of termination. If the termination is due to a default by the subadvisor, the amount of the payment will be reduced by a specified percentage determined by when the termination occurs during the term of the agreement. The amount of the termination payments will likely grow as we grow and could be substantial. The advisor will be solely responsible for making any such payments, and we would have no liability for any portion of such payments.

License Agreements

Watermark Capital Partners and W. P. Carey have entered into license agreements with us pursuant to which Watermark Capital Partners and W. P. Carey will each grant us a royalty-free and non-exclusive license to use their respective service marks, corporate names and trade names "Carey" and "Watermark." Such license agreements will terminate 12 months after the date on which Watermark Capital Partners or W. P. Carey or one of their respective affiliates, as applicable, is no longer providing services pursuant to the advisory agreement or the subadvisory agreement, as applicable.

Shares Owned by the Advisor

Compensation payable to the advisor pursuant to the advisory agreement will be paid in cash unless the advisor chooses to receive all or a portion of such compensation in the form of our common stock or a combination of cash and our common stock by notifying us in writing. Shares acquired in lieu of cash fees under the advisory agreement are subject to ratable vesting over five years after their issuance and cannot be sold prior to vesting. Furthermore, any resale of the shares that the advisor or its affiliates own and the resale of any shares that may be acquired by our affiliates are subject to the provisions of Rule 144, promulgated under the Securities Act, which limits the number of shares that may be sold at any one time and the manner of such resale. Although CLA is not prohibited from acquiring additional shares, CLA has no options or warrants to acquire any additional shares. It may acquire additional shares by electing to take certain fees in the form of shares. There is no limitation on the ability of CLA or its affiliates to resell any shares they may acquire in the future, other than restrictions included as part of any fee arrangement or restriction imposed by securities laws. Our advisor may not vote any shares it now owns or hereafter acquires in any vote for the removal of directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter. See "Security Ownership of Certain Beneficial Owners and Management" for a discussion of the share ownership of our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors oversees our management. However, CLA will be responsible for managing our overall portfolio and identifying and making investments on our behalf. CLA is owned indirectly by W. P. Carey. Pursuant to a subadvisory agreement, Watermark Capital Partners will provide services to the advisor primarily relating to acquiring, managing, financing and disposing of our assets and overseeing the independent property operators that manage day-to-day operations of our properties. In addition, the subadvisor agrees to provide Mr. Medzigian's services as our chief executive officer during the term of the subadvisory agreement. Our dealer manager, Carey Financial, an indirect wholly-owned subsidiary of W. P. Carey, will also provide services to us in connection with the offering and investments made through our distribution reinvestment plan. Several of our officers and directors are also officers and directors of our advisor, W. P. Carey and Watermark Capital Partners and their respective affiliates. For a more complete explanation of these relationships see "Conflicts of Interest" and "Management."

The advisor, Carey Watermark Holdings 2, Carey Financial and their affiliates will receive the compensation described under "Management Compensation" and "Conflicts of Interest." Our advisor will be responsible for paying fees due to the subadvisor under the subadvisory agreement between the advisor and the subadvisor. We will not pay fees directly to the subadvisor.

Carey Watermark Holdings 2, the special general partner, will be entitled to receive profits allocations and cash flow distributions equal to 10% of our operating profits and available cash flow, respectively, and 15% of the profit and the net proceeds arising from the sale, exchange or other disposition of our assets or other liquidity transaction once our stockholders have received a return of 100% of their initial investment plus the six percent preferred return rate. If we terminate the advisory agreement and do not name another affiliate of the advisor as successor advisor or the advisor resigns, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser, which could be prohibitively expensive. See "Risk Factors — Risks Related to Our Relationship with Our Advisor and Our Subadvisor."

We may enter into joint venture or other investment transactions with the other entities managed by our advisor, W. P. Carey or Watermark Capital Partners. For a more complete description of the conflicts of interest that may arise, see "Conflicts of Interest." We will operate pursuant to certain policies and procedures for the review, approval or ratification of our transactions with related persons. These policies will include the following.

  •
  Transactions with our Advisor. Except for transactions under the advisory agreement or as otherwise described in this prospectus, we will not purchase goods or services from our advisor or its affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

  •
  Transactions with the Advisor, the Subadvisor and their respective Affiliates. We will not purchase investments or lease properties in which our advisor, the subadvisor, our sponsor, our directors or their respective affiliates have an ownership interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the investment to our advisor, the subadvisor or their respective affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its current appraised value. We will not sell investments or lease properties to our advisor, the subadvisor, our sponsor, our directors or their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us.

  •
  Loans. We will not make any loans to our advisor, the subadvisor, our sponsor, our directors or their respective affiliates except for mortgage loans in respect of underlying assets that have been appraised by an independent appraiser, as approved by our independent directors, or loans to wholly owned subsidiaries. We may not borrow money from any of our directors, our advisor, the subadvisor, our sponsor or their respective affiliates unless approved by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than loans between unaffiliated parties under the same circumstances.

 PRIOR PROGRAMS

The information in this section should not be considered as indicative of how we will perform. This discussion refers to the performance of prior programs sponsored by affiliates of W. P. Carey over the lifetime of the programs. We will not make investments comparable to those reflected in this section. In particular, only one of the prior programs included in this section, CWI 1, holds or held significant investments in lodging properties and, as discussed below, an investment in lodging properties is different from an investment in the other prior programs discussed below, including the CPA® REITs. If you purchase our shares, you will not have any ownership interest in any of the real estate programs described in this section (unless you are also an investor in those real estate programs).

Investments in the lodging industry have certain characteristics that are different from investments in triple-net leased properties such as those made by the CPA® REITs. Among these differences are:

  •
  An investment in the lodging industry is focused on a single industry, whereas the CPA® REITs seek to diversify across a number of different industries. While we expect to seek geographic and customer based diversity in our portfolio, investors will not have the benefit of industry diversification and our performance will depend in significant measure on economic factors affecting the lodging industry, which may differ from those factors affecting other industries.

  •
  The properties owned by the CPA® REITs are typically leased to single commercial tenants under long-term net leases providing that all operating and maintenance costs must be absorbed by the tenants. Occupancy rates at lodging facilities, and revenues from operations, fluctuate on a daily basis, and depending upon demand, a lodging facility operator could face difficulties in raising rates to cover increases in operating and maintenance costs.

  •
  A portfolio of triple-net leased properties tends to produce a stable flow of income over the life of the lease, which income may increase over time, as contractual lease rate increases take effect. In general, the most significant risk to this cash flow arises from changes in the tenant's ability to make the contractual lease payments when due. Income from lodging facilities is subject to potentially greater fluctuation over time, due to factors that may include seasonality, as well as the effect of economic conditions, competition, management decisions, or external events that weaken demand. These factors in turn may affect our distributions to stockholders.

We believe, however, that the risks inherent in the lodging industry are balanced by increased opportunities for capital appreciation. In particular, because of the greater opportunities for cash flow growth, yields on lodging facility investments have been greater over the past several years than yields on other major property types. Additionally, a major part of our strategy is to purchase properties whose revenues and profitability have the potential to increase through execution of targeted asset management strategies, which may include brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. This creates a potential opportunity for value enhancement that is not generally applicable to properties with single, long-term tenants. Also, the ability to reprice rooms on a daily basis potentially allows a lodging operator to respond rapidly to increases in inflation rates. These characteristics of lodging sector investment thus may produce a different risk/reward profile for us from that of the CPA® REITs and potential investors should carefully consider their overall portfolio objectives in determining whether to invest in us.

In the past, affiliates of W. P. Carey organized the limited partnerships known as:

  •
  Corporate Property Associates (CPA®:1)

  •
  Corporate Property Associates 2 (CPA®:2)

  •
  Corporate Property Associates 3 (CPA®:3)

  •
  Corporate Property Associates 4 (CPA®:4)

  •
  Corporate Property Associates 5 (CPA®:5)

  •
  Corporate Property Associates 6 (CPA®:6)

  •
  Corporate Property Associates 7 (CPA®:7)

  •
  Corporate Property Associates 8 (CPA®:8)

  •
  Corporate Property Associates 9 (CPA®:9)

Affiliates of W. P. Carey have also organized the REITs listed below:

  •
  Corporate Property Associates 10 Incorporated (CPA®:10)

  •
  Carey Institutional Properties Incorporated (CIP®)

  •
  Corporate Property Associates 12 Incorporated (CPA®:12)

  •
  Corporate Property Associates 14 Incorporated (CPA®:14)

  •
  Corporate Property Associates 15 Incorporated (CPA®:15)

  •
  Corporate Property Associates 16 — Global Incorporated (CPA®:16 — Global)

  •
  Corporate Property Associates 17 — Global Incorporated (CPA®:17 — Global)

  •
  Corporate Property Associates 18 — Global Incorporated (CPA®:18 — Global)

In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or 4% promissory notes. The promissory notes were redeemed for cash at par value in December 2002. In September 2004, CIP® and CPA®:15 merged, with CPA®:15 being the surviving company and CIP® stockholders received either cash or CPA®:15 shares, at the stockholders' election, in addition to receiving a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In this transaction, CPA®:12 stockholders received either cash or CPA®:14 shares, at the stockholders' election, and also received a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. In May 2011, CPA®:14 and CPA®:16 — Global merged, with CPA®:16 — Global being the surviving company. In this transaction, CPA®:14 stockholders received either cash or CPA®:16 — Global shares, at the stockholders' election, and also received a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey and to CPA®:17 — Global. In September 2012, CPA®:15 merged with W. P. Carey. In this transaction, CPA®:15 stockholders received cash and W. P. Carey shares, which are listed on the NYSE. Each of these liquidity events occurred within the timeframes contemplated by the initial offering documents of the acquired company. In January 2014, CPA®:16 — Global merged with W. P. Carey in a transaction in which CPA®:16 stockholders received W. P. Carey shares, which are listed on the NYSE. Each of these liquidity events occurred within the time frames contemplated by the initial offering documents of the acquired company. The offering materials for CPA®:17 — Global and CPA®:18 — Global disclose anticipated timeframes for their respective boards to seek liquidity alternatives; however such timeframes have not yet occurred. The primary investment objectives of the CPA® Programs have been to own a diversified portfolio of income producing, single tenant net leased commercial real estate assets.

In 2008, W. P. Carey formed CWI 1, a non-traded REIT that invests in lodging and lodging-related properties and owns interests in 35 hotels as of March 31, 2016, including two in which we also own interests. The offering materials for CWI 1 disclose an anticipated timeframe for its board to seek liquidity alternatives, but that time frame has not yet occurred.

We do not have any current plans to merge with W. P. Carey, CWI 1 or a CPA® REIT; however, a merger transaction is not prohibited by our organizational documents and it is possible that our board of directors might determine that a merger transaction is advisable in the future. Any such merger would require the approval of the holders of at least a majority of our outstanding shares of common stock. If we were the surviving entity of such a merger, the merger would result in our advisor being eligible to collect disposition fees from the acquired company if the applicable stockholder return conditions for the payment of the fees were satisfied. If we were the acquired company, our advisor would be eligible to receive disposition fees and Carey Watermark Holdings 2 would be eligible to receive its 15% profits distributions if the applicable stockholder preferred return conditions were satisfied. These same fees and distributions would be payable if we were to be acquired by an unrelated third party.

The following is information relating to the CPA® Programs and CWI 1 for the ten-year period beginning January 1, 2006 and ending December 31, 2015:

Total equity raised:	$5,831,032,293
Total investors (at December 31, 2015):	129,772
Total number of Properties Purchased(1):	743
Properties Purchased Outside the United States:	298
Aggregate Purchase Price of Properties(2)(3):	$11,571,415,328
Total Equity Investment in Properties:	$5,631,672,308
Total Mortgage Financing:	$5,939,743,020

(1)
Total number of properties purchased includes properties purchased outside the United States.

(2)
Of all properties acquired by the CPA® Programs and CWI 1 during the ten-year period between January 1, 2006 and December 31, 2015, approximately 31% had newly constructed buildings or buildings being constructed, and approximately 69% had previously constructed buildings (percentages are based on aggregate purchase price).

(3)
The CPA® Programs have made international investments totaling more than $4.2 billion from January 1, 2006 through December 31, 2015. CWI 1 has made no international investments during that period. The CPA® Programs and CWI 1 have raised approximately $9.1 billion in equity over nearly four decades.

We currently estimate that, like CWI 1, we will borrow approximately 60%, on average, of the purchase price of our properties. The CPA® Programs had an expectation of borrowing between 50% and 60% of the purchase price of properties. International portions of the CPA® Programs have averaged approximately 55% leverage.

No CPA® Program or CWI 1 has missed a quarterly distribution payment during the 10-year period from January 1, 2006 to December 31, 2015 although, prior to that period, one CPA® Program reduced the rate of distributions as a result of adverse developments as described below. As of December 31, 2015, the CPA® Programs and CWI 1 have paid 845 quarterly distributions over more than 30 years. During periods before each CPA® Program and CWI 1 substantially invested the net proceeds of its initial public offering in real estate assets, each CPA® Program and CWI 1 funded portions of its distributions using offering proceeds, and we will likely do the same. In addition, in 2009, CPA®:14 and CPA®:15 suspended their redemption programs in part to preserve liquidity and capital in the then-distressed economic environment.

The most recently published estimated NAV per share of CWI 1 as of December 31, 2015, based on shares outstanding as of that date, was $10.66 per share, which represents an increase of 3.6% from its prior valuation at September 30, 2014. The most recently published estimated NAV per share for CPA®:17 — Global was $10.24 at December 31, 2015, which reflects a 5.3% increase from its prior valuation at December 31, 2014. The estimated NAV per share for CPA®:18 — Global was $7.90 for both Class A and Class C shares, a decrease of 21% and 15.5% from their respective offering prices. The CPA® REITs provided an average distribution yield of 6.2% as of December 31, 2015. CWI 1 provided an average distribution yield of 5.3% as of December 31, 2015.

The CPA® Programs sold all or a portion of 202 properties during the 10-year period between January 1, 2006 and December 31, 2015. CWI 1 sold two properties during that period.

Some CPA® Programs have experienced adverse business developments during the 10-year period from January 1, 2006 through December 31, 2015, which have included the filing by some tenants for protection from creditors under the bankruptcy code, the vacating of facilities by a tenant at the end of an initial lease term, and litigation with tenants involving lease defaults and sales of properties. These developments caused a reduction in cash flow and/or an increase in administrative expenses of the affected CPA® Programs for certain periods of time. Most CPA® Programs in which these developments occurred were able to meet their obligations and maintain distributions to their investors, primarily as a result of the efforts of management and the existence of cash reserves for distribution payments. However, in 1997, primarily as a result of the expiration of a significant lease and the bankruptcy of Harvest Foods Inc., a tenant of CPA®:10 in the grocery business, CPA®:10 reduced its annualized regular distribution rate from 8.30% in the fourth quarter of 1996 to 7.02% for the first quarter of 1997. CPA®:10 maintained a reduced annualized regular distribution rate ranging from 7.02% in the first quarter of 1997 to 7.18% through its liquidation in April 2002.

Additional information regarding the prior performance of the CPA® Programs and CWI 1 is set forth in Annex A beginning on page A-1 of this prospectus.

Upon written request to its Investor Relations Department, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, W. P. Carey will provide, at no fee, the most recent annual report (on Form 10-K) filed with the SEC by any of the CPA® REITs and CWI 1 and, at a reasonable fee, the exhibits to the annual reports. These annual reports and exhibits, as well as other reports required to be filed with the SEC, are also available at the SEC's Website at www.sec.gov.

W. P. CAREY'S COMPLETED CPA® PROGRAMS

		CPA®:1	CPA®:2	CPA®:3	CPA®:4	CPA®:5	CPA®:6	CPA®:7	CPA®:8	CPA®:9	CPA®:10	CIP®	CPA®:12	CPA®:14	CPA®:15	CPA®:16 — Global
Total Distributions Plus Terminal Value per $10,000 Invested		$23,670	$36,863	$40,806	$31,008	$21,025	$26,382	$21,504	$22,851	$18,393	$20,833	$24,243	$23,689	$21,719	$20,208	$17,649
Value Received at Termination per $10,000 Invested(1)(2)(3)(4)(5)		$11,314	$12,028	$16,317	$14,184	$7,903	$14,848	$11,914	$14,960	$11,321	$11,230	$13,900	$13,300	$11,500	$12,982	$11,373
Total Distributions per $10,000 Invested(6)		$12,356	$24,835	$24,489	$16,824	$13,122	$11,534	$9,590	$7,891	$7,072	$9,603	$10,343	$10,389	$10,219	$7,226	$6,276
Percentage of Original Investment Received(7)		237%	369%	408%	310%	210%	264%	215%	229%	184%	208%	242%	237%	217%	202%	176%
Average Annual Return(8)		7.17%	14.89%	18.81%	13.85%	7.72%	12.47%	10.15%	13.10%	9.59%	8.81%	11.22%	10.91%	8.96%	9.58%	7.64%
Annualized Yields Based on Calendar Year Distributions(9)	2014															6.74%
	2013															6.72%
	2012														7.04%	6.68%
	2011													8.38%	7.34%	6.63%
	2010													8.37%	7.29%	6.62%
	2009													8.29%	7.15%	6.62%
	2008													8.19%	6.89%	6.56%
	2007													8.11%	6.64%	6.48%
	2006												8.27%	7.79%	6.48%	6.33%
	2005												8.27%	7.63%	6.37%	5.36%
	2004											8.58%	8.27%	7.58%	6.29%
	2003											8.54%	8.26%	7.54%	6.21%
	2002										7.18%	8.51%	8.23%	7.49%	6.05%
	2001										7.15%	8.41%	8.20%	7.08%
	2000										7.12%	8.32%	8.17%	6.59%
	1999										7.09%	8.28%	8.14%	6.49%
	1998										7.05%	8.25%	8.10%	6.14%
	1997	7.05%	18.92%	19.86%	11.44%	7.05%	9.71%	8.62%	8.81%	8.50%	7.35%	8.22%	8.07%
	1996	7.02%	18.73%	19.72%	11.38%	7.71%	9.61%	8.52%	8.72%	8.48%	8.30%	8.17%	8.04%
	1995	6.50%	17.90%	18.95%	11.24%	9.78%	9.29%	8.37%	8.53%	8.44%	8.29%	8.09%	7.63%
	1994	6.29%	17.51%	18.69%	11.16%	9.74%	9.23%	6.74%	8.45%	8.40%	8.25%	8.02%	7.04%
	1993	6.23%	17.33%	18.49%	11.11%	9.68%	9.17%	6.12%	8.41%	8.36%	8.20%	7.41%
	1992	6.15%	17.11%	17.95%	11.03%	9.60%	9.08%	6.62%	8.35%	8.30%	8.12%	7.10%
	1991	6.07%	16.82%	16.44%	10.83%	9.52%	8.67%	8.32%	8.27%	8.22%	7.94%
	1990	5.75%	16.57%	15.80%	10.59%	9.44%	8.46%	8.29%	8.19%	8.14%
	1989	5.41%	16.00%	14.60%	10.45%	9.36%	8.33%	8.18%	8.08%	8.09%
	1988	5.32%	15.40%	13.54%	10.35%	9.28%	8.23%	8.10%	8.03%
	1987	5.27%	15.08%	13.00%	10.26%	9.19%	8.14%	8.03%
	1986	5.22%	13.29%	12.25%	10.19%	9.10%	8.06%
	1985	7.45%	9.57%	11.55%	10.11%	8.84%	8.01%
	1984	7.45%	9.17%	11.15%	10.03%	8.48%
	1983	7.45%	9.09%	10.06%	8.92%
	1982	7.45%	8.79%	9.76%
	1981	7.43%	8.03%
	1980	7.33%	8.01%
	1979	7.18%

Past performance is not a guarantee of future results.
(1)	CPA®:1 through CPA®:9 were merged into Carey Diversified LLC and listed on the New York Stock Exchange in January 1998. Terminal values are based on any final cash distributions plus the average share price for the 30 trading days after the listing, which was $21.51 per share. In June 2000, Carey Diversified LLC acquired the net lease business operations of W. P. Carey & Co., Inc. and was known as W. P. Carey & Co. LLC until September 2012, when CPA®:15 and W. P. Carey & Co. LLC combined their businesses through a merger and converted into a real estate investment trust now known as W. P. Carey Inc. (NYSE:WPC). W. P. Carey's share price as of December 31, 2012 was $52.15.
(2)	In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or 4% promissory notes. Those who elected promissory notes received interest and $11.23 per share at the end of 2002, as illustrated here. In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. In the merger, CIP® stockholders received a special cash distribution of $3.00 per share and, in addition, the choice of either $10.90 in cash or 1.09 shares of CPA®:15.
(3)	In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In the merger, CPA®:12 stockholders received a special cash distribution of $3.19 per share and, in addition, the choice of $10.30 in cash or 0.8692 shares of CPA®:14.
(4)	In May 2011, CPA®:14 and CPA®:16 — Global merged, with CPA®:16 — Global being the surviving company. In the merger, CPA®:14 stockholders received a special cash distribution of $1.00 per share and, in addition, the choice of $10.50 in cash or 1.1932 shares of CPA®:16 — Global.
(5)	In September 2012, CPA®:15 merged with W. P. Carey. The terminal value is based on the total merger consideration per share of CPA®:15 held of $1.25 in cash and .2326 shares of W. P. Carey stock, valued based on the average share price of W. P. Carey for the 30 days after the Merger, which was $50.44 per share.
(6)	In January 2014, CPA:16 — Global merged with W. P. Carey. Stockholders received $11.25 per share in the form of W. P. Carey stock. The terminal value is based on the average closing price of W. P. Carey stock for the 30 days after the closing of the merger.
(7)	Includes special distributions made during the life of a CPA® Program for the following programs (per $10,000 investment): CPA®:2 $7,300, CPA®:3 $5,000, CPA®:4 $1,400, CPA®:5 $540, CPA®:7 $500, CPA®:14 $490.
(8)	Percentage of original investment received = (total distributions + liquidation value) / original investment.
(9)	Average annual return = total return / number of years in the program. Total return = [(total distributions + liquidation value) — original investment] / original investment.
(10)	Total distribution percentages are calculated by dividing the amount distributed during any given year (excluding distributions of cash from property sales) by the total investment in the program assuming investment in first closing. Cash distributions from property sales are deducted from the original investment in calculating subsequent return percentages. When a fund's first or last year was a partial year, the distribution rate for that year is quoted on an annualized basis.

As demonstrated by the table above, no full term investor has lost money in any completed CPA® Program. We define "full term investor" as any investor who purchased shares during the initial public offering of a completed CPA® Program, including those who participated in the distribution reinvestment plan of such program, and held such shares through the completion of the liquidity event described above. The performance experienced by an investor who did not purchase shares at the commencement of a program may be significantly different from that shown above because the timing of a purchase can significantly impact returns. As described below under "— Adverse Developments," some of the CPA® Programs have experienced adverse business developments, which have included the filing by some tenants for protection from creditors under bankruptcy codes, the vacating of facilities by a tenant prior to or at the end of an initial lease term, and litigation with tenants involving lease defaults and sales of properties.

The liquidity events of the 15 completed CPA® Programs in the table above occurred within the contemplated timeframes for a liquidity event that were disclosed in the initial offering documents for those programs, except with regard to CPA®:1, CPA®:2 and CPA®:3. The initial offering documents for these partnerships contemplated potential liquidity events prior to the end of 1992, 1995 and 1997, respectively.

As shown below, each of the liquidity events for the 15 completed CPA® Programs in the table above resulted in transaction consideration for the stockholders that have an equal or higher value than the latest estimated NAV per $10,000 investment of the liquidating CPA® Program. The process by which the estimated NAVs was determined was substantially similar to the valuation process that we intend to use in determining our estimated NAV. See "Description of Shares — Estimated NAV Calculation."

COMPLETED CPA® PROGRAMS HISTORICAL NAVS PER $10,000 INVESTED*

	CPA®:1(6)	CPA®:2(5)(6)	CPA®:3(5)(6)	CPA®:4(5)(6)	CPA®:5(5)(6)	CPA®:6(6)	CPA®:7(5)(6)	CPA®:8(6)	CPA®:9(6)	CPA®:10(1)	CIP®(2)	CPA®:12(3)	CPA®:14(4),(5)	CPA®:15(7)	CPA®:16 — Global
1991	$9,000	$13,300	$16,800	$11,200	$10,000	$10,600	$8,300	$9,300
1992	$8,400	$8,700	$12,000	$10,900	$10,300	$10,000	$8,000	$9,900	$9,300
1993
1994	$9,600	$9,000	$13,000	$10,000	$8,800	$10,000	$10,000	$10,000	$9,600	$10,000
1995	$9,800	$11,000	$12,400	$10,000	$7,400	$12,500	$9,200	$11,300	$9,700	$10,000	$11,500
1996										$10,000	$11,900
1997	$10,520	$11,180	$15,170	$13,190	$7,350	$13,810	$11,080	$13,910	$10,530	$10,500	$12,800
1998	CPA®:1 Liquidated January 1998 at $11,314	CPA®:2 Liquidated January 1998 at $12,028	CPA®:3 Liquidated January 1998 at $16,317	CPA®:4 Liquidated January 1998 at $14,184	CPA®:5 Liquidated January 1998 at $7,903	CPA®:6 Liquidated January 1998 at $14,848	CPA®:7 Liquidated January 1998 at $11,914	CPA®:8 Liquidated January 1998 at $14,960	CPA®:9 Liquidated January 1998 at $11,321	$10,000	$13,200
1999										$10,000	$13,200	$10,400
2000										$10,200	$13,000	$10,500
2001										$11,230	$13,800	$10,200
2002										CPA®:10 Liquidated June 2002 at $11,230	$13,500	$10,600	$10,000
2003											$13,550	$11,700	$11,300
2004											CIP® Liquidated September 2004 at $13,900	$12,400	$12,100
2005												$13,300	$12,400	$10,500

COMPLETED CPA® PROGRAMS HISTORICAL NAVS PER $10,000 INVESTED* (Cont.)

	CPA®:1	CPA®:2(5)	CPA®:3(5)	CPA®:4(5)	CPA®:5(5)	CPA®:6	CPA®:7(5)	CPA®:8	CPA®:9	CPA®:10(1)	CIP®(2)	CPA®:12(3)	CPA®:14(4),(5)	CPA®:15(7)	CPA®:16 — Global
2006												CPA®:12 Liquidated December 2006 at $13,490	$13,200	$11,400
2007													$14,500 $14,000 (as of 6/30/08)	$12,200	$10,000
2008													$13,000	$11,500	$9,800
2009													$11,800	$10,700	$9,200 $8,800 (as of 9/30/10)
2010													$11,500 (as of 9/30/10) CPA®:14 Liquidated May 2011 at $11,500	$10,400	$8,800 $8,900 (as of 6/30/11)
2011														$10,400	$9,100
2012														CPA®:15 Liquidated September 2012 at $12,980	$8,700
2013
2014															CPA®:16 — Global Liquidated January 2014 at $11,373

FOOTNOTES

*
All NAVs presented are on a per $10,000 investment basis as of the year ends indicated. When no figure is reported, no appraisal was performed for that year. Independent appraisals to determine the NAVs for CPA®:1-9 began in 1991 and, with the exception of 1993 and 1996, were performed annually through 1997. For CPA®:10 through CPA®:14, appraisals began within three years of each program's final closing date for their public offering.
(1)
CPA®:10 investors received their choice of exchanging for shares of CIP® or notes that were cashed out in 2002. The 2001 figure for CPA®:10 is the 9/30/01 value used in connection with CPA®:10/CIP® exchange.
(2)
CIP® (originally CPA®:11) investors received $3.00 in cash plus $10.90 in their choice of additional cash or shares of CPA®:15.
(3)
CPA®:12 investors received $3.19 in cash plus $10.30 in their choice of additional cash or shares of CPA®:14.
(4)
CPA®:14 investors received $1.00 in cash plus $10.50 in their choice of additional cash or shares of CPA®:16 — Global.
(5)
Figures presented for CPA®:2-5 and CPA®:7 reflect their valuations after they distributed to investors cash from early property sales.
(6)
CPA®:1 through CPA®:9 were merged into Carey Diversified LLC and listed on the New York Stock Exchange in January 1998. Terminal values are based on any final cash distributions plus the average share price for the 30 trading days after the listing, which was $21.51 per share. In June 2000, Carey Diversified LLC acquired the net lease business operations of W. P. Carey & Co., Inc. and was known as W. P. Carey & Co. LLC until September 2012, when CPA®:15 and W. P. Carey & Co. LLC combined their businesses through the Merger and W. P. Carey & Co. LLC converted into a real estate investment trust known as W. P. Carey Inc. (NYSE:WPC).
(7)
CPA®:15 investors received $1.25 in cash and .2326 shares of W. P. Carey stock, valued based on the average share price of W. P. Carey for the 30 days after the Merger, which was $50.44 per share.
(8)
CPA®:16 — Global investors received $11.25 per share in the form of W. P. Carey stock. The terminal value is based on the average closing price of W. P. Carey stock for the 30 days after the closing of the merger.

 CURRENTLY OPERATING PROGRAMS NAVs PER $10,000 INVESTED*

	CPA:17 — Global	CPA:18 — Global Class A	CPA:18 — Global Class C	CWI 1
2013	$9,500			$10,240	(1)(2)
2014	$9,720			$11,716	(1)
2015	$10,240	$7,900	$8,449	$12,126

FOOTNOTES

*
All NAVs presented are on a per $10,000 investment basis as of the year ends indicated, except where noted. The NAVs for CWI 1 assume that the $10,000 was invested at inception.
(1)
NAV is as of September 30 of the year indicated
(2)
CWI 1 determined its initial NAV as of September 30, 2013 to be $10.24 per share. On December 16, 2013, CWI 1 issued a stock dividend of 0.1375 additional shares of CWI 1 common stock for each share owned. As a result of the increased number of outstanding shares of CWI 1's common stock, the stock dividend also had the effect of adjusting the NAV as of September 30, 2013 from $10.24 per share on an actual basis to $9.00 per share on a pro forma basis after giving effect to the stock dividend.

 INFORMATION ABOUT THE CURRENTLY OPERATING PROGRAMS
from January 1, 2006 through December 31, 2015

Total Distributions Paid

		CPA®:17 — Global(1)	CPA®:18 — Global Class A(2)	CPA®:18 — Global Class C(2)	CWI 1(3)
Total Distributions Per $10,000 Invested		$4,914	$1,366	$1,243	$2,444
Annualized Distribution Rates Based On Calendar Year Distributions(4)	2015	6.50%	6.25%	5.70%	5.55%
	2014	6.50%	6.25%	5.68%	5.50%
	2013	6.50%	6.25%	5.68%	6.00%
	2012	6.50%			5.00%
	2011	6.45%			4.00%
	2010	6.40%
	2009	6.16%
	2008	5.53%
	2007
	2006

Past performance is not a guarantee of future results.

(1)
CPA®:17 — Global measures distribution coverage based on total distributions sourced by cash flow from operations.
CPA®:17 — Global did not have 100% coverage for any of the periods presented. CPA®:17 — Global determined its initial NAV as of December 31, 2013. CPA®:17 — Global's total cash distributions exclude a distribution paid in 2008 solely to the advisor as the initial stockholder.
(2)
CPA®:18 — Global measures distribution coverage based on total distributions sourced by FFO. CPA®:18 — Global did not have 100% coverage for the period presented. CPA®:18 — Global determined its initial NAVs as of December 31, 2015. CPA®:18 — Global pays different distribution rates on its Class A and Class C shares because it lowers the distribution payable on the Class C shares to take account of the stockholder servicing and distribution fees payable in respect of its Class C shares.
(3)
CWI 1 measures distribution coverage based on total distributions sourced by FFO. CWI did not have 100% coverage for any of the periods presented. CWI 1 determined its initial NAV as of September 30, 2013. CWI 1's total distributions include declared stock dividends of $0.15 per share. On December 12, 2013, our board of directors declared a stock dividend pursuant to which each holder of record of our common stock at the close of business on December 16, 2013 received 0.1375 additional shares of its common stock for each share owned. As a result of the increased number of outstanding shares of common stock, the stock dividend also had the effect of adjusting the NAV as of September 30, 2013 from $10.24 per share on an actual basis to $9.00 per share on a pro forma basis after giving effect to the stock dividend.
(4)
Total distribution percentages, represented as annualized yields, are calculated by dividing the amount distributed during any given year (excluding distributions of cash from property sales) by the total original investment in the program assuming investment in first closing. Total distribution percentages are quoted on an annualized basis. Total distributions include those received from operations and from property sales, if any, through December 31, 2015 and are exclusive of increases or decrease in property values and equity build-up from paydown of mortgage balances. The percentages reflected above represent a return of the money originally invested in a program and not a return on such money to the extent aggregate proceeds from the sale of such program's properties are less than the gross investment in such program.

CWI 1 — Portfolio Diversification

We believe that a lodging portfolio that is diversified both geographically and across multiple lodging categories provides for the opportunity to benefit from growth across multiple geographies and lodging categories while providing risk mitigation against lagging performance that is geographically specific or focused on a specific lodging category.

The following charts show, as of December 31, 2015, the portfolio diversification of CWI 1 based on number of rooms (amounts may not add to 100% due to rounding).

Brand

Region

Segment

 W. P. Carey Group — Portfolio Diversification

The following charts show, as of December 31, 2015, the portfolio diversification of CPA®: 17 — Global and CPA®: 18 — Global (amounts may not add to 100% due to rounding).

Portfolio Diversification by Tenant Industry
(Based on Annualized Contractual Minimum Base Rent on a Pro Rata Basis at December 31, 2015

CPA®:17 — Global Tenant Industry Diversification

CPA®:18 — Global Tenant Industry Diversification

 Portfolio Diversification by Property Type
(Based on Annualized Contractual Minimum Base Rent on a Pro Rata Basis at December 31, 2015)

CPA®:l7 — Global Property Type Diversification

CPA®:l8 — Global Property Type Diversification

 Portfolio Diversification by Region
(Based on Annualized Contractual Minimum Base Rent on a Pro Rata Basis at December 31, 2015)

CPA®:17 — Global Geographic Diversification

CPA®:18 — Global Geographic Diversification

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2016 certain information regarding the ownership of our shares of common stock beneficially owned, both immediately prior and after this offering, by:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  all persons known to us that are expected to be the beneficial owner of more than five percent of our common stock.

We have issued 22,362 Class A Shares to Carey REIT II, Inc., an affiliate of our advisor. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  All shares the investor actually owns beneficially or of record;

  •
  All shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  All shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage
Michael G. Medzigian(1)	78,853	*
Mark J. DeCesaris(2)	0	*
Charles S. Henry(3)	2,512	*
Michael D. Johnson(3)	2,512	*
Robert E. Parsons, Jr.(3)	2,580	*
William H. Reynolds, Jr.(3)	2,512	*
Noah K. Carter(2)	0	*
Hisham A. Kader(2)	0	*
Thomas E. Zacharias(2)	0	*

All directors and executive officers as a group (nine persons)	88,969	*

*
Less than 1%

(1)
The business address of the stockholder is 272 East Deerpath Road, Suite 320, Lake Forest, IL 60045.

(2)
The business address of the stockholder is 50 Rockefeller Plaza, New York, New York 10020.

(3)
The business address of the stockholder is c/o 50 Rockefeller Plaza, New York, New York 10020.

 THE OPERATING PARTNERSHIP

General

We intend to qualify as a REIT for U.S. federal income tax purposes. We are structured as an umbrella partnership REIT ("UPREIT"), under which substantially all of our future business will be conducted through our operating partnership. Our operating partnership was formed under Delaware law to acquire, own and lease properties on our behalf. We utilize this UPREIT structure generally to enable us to acquire real property in exchange for limited partnership units in our operating partnership (the "OP units") from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for our common stock or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes (see "United States Federal Income Tax Considerations"), the REIT's proportionate share of the assets and income of our operating partnership will be deemed to be assets and income of the REIT.

The property owner's goals are accomplished because the owner may contribute property to our operating partnership in exchange for OP units on a tax deferred basis. Further, our operating partnership is structured to make distributions with respect to OP units which are equivalent to the dividend distributions made to our stockholders. Finally, a limited partner in our operating partnership may later redeem his, her or its OP units for shares of our common stock (in a taxable transaction) or cash and achieve liquidity for his, her or its investment.

We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the controlling general partner of and a limited partner in the operating partnership and, as of the commencement of the offering will own approximately a 99.985% capital interest in the operating partnership. We are the managing general partner of our operating partnership and therefore, our board of directors controls all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor subject to the terms of the advisory agreement. Carey Watermark Holdings 2 will assist our advisor in management and will hold a special general partnership profits interest entitling it to receive certain profit allocations and distributions of cash. Upon the commencement of this offering Carey Watermark Holdings 2 will own a 0.015% capital interest in our operating partnership.

The following is a summary of certain provisions of the limited partnership agreement of our operating partnership, which we intend to enter into prior to commencement of this offering. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

Our operating partnership has classes of OP units that correspond to our two classes of common stock: Class A OP units and Class T OP units. In connection with this offering and future offerings, if any, of our common stock, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for OP units. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds, and our operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering. Carey Watermark

Holdings 2 has made an initial capital contribution of $300,000 in cash and provides services to the operating partnership in exchange for its special general partnership interest.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our company.

Fiduciary Duties

For a description of the fiduciary duties that we, as a general partner, owe to limited partners in our operating partnership pursuant to Delaware law and the terms of the partnership agreement, see "Investment Objectives, Procedures and Policies — Investment Procedures."

Operations

The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being Classified as a REIT for U.S. federal income tax purposes, unless we otherwise cease to qualify as a REIT and (2) ensure that our operating partnership will not be Classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which Classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. (See "United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership — Classification as a Partnership.")

Redemption Rights

The limited partners of our operating partnership (other than our company) and the special general partner generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of our common stock, or a combination of both. If we elect to redeem OP units for shares of our common stock, we will generally deliver one share of our common stock for each OP unit redeemed. If we elect to redeem OP units for cash, we will generally deliver cash to be paid in an amount equal to, for each redeemed OP unit, the average of the daily market price for the ten consecutive trading days immediately preceding the date we receive a notice of redemption by a limited partner. In connection with the exercise of these redemption rights, a limited partner or the special general partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner or the special general partner owning shares in excess of our ownership limits in our charter.

Subject to the foregoing, limited partners and the special general partner may exercise their redemption rights at any time after one year following the date of issuance of their OP units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 OP units, unless the limited partner holds less than 1,000 OP units, in which case it must exercise its redemption right for all of its OP units.

Transferability of Interests

We may not (1) voluntarily withdraw as a general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly-owned subsidiary), unless we obtain the consent of a majority-in-interest of the partners of our operating partnership including us; provided however, that if any such transaction results in the termination of our advisory agreement with CLA, the consent of the special general partner to such transaction will be required unless the operating partnership agrees to repurchase the special general partnership interest in the operating partnership for its fair market value, as determined by an independent appraiser. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as general partner and that of the special general partner. Carey Watermark Holdings 2 may not transfer its special general partner interest in our operating partnership without our consent, which must be approved by a majority of our independent directors, except to us, W. P. Carey, Watermark Capital Partners or their respective subsidiaries.

Distributions of Cash and Allocation of Income

The partnership agreement generally provides that our operating partnership will distribute cash flows from operations and net sales proceeds from dispositions of assets to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by us as a general partner. In addition, Carey Watermark Holdings 2, as the holder of a special general partner interest will be entitled to special distributions of cash flow and sale proceeds, as described under "Management Compensation." The general partner will have the power, in its reasonable discretion, to adjust or withhold the distributions to the special general partner in order to avoid violations of the 2%/25% Guidelines.

Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and income of our operating partnership from disposition of assets normally will be allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner's positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our operating partnership or its subsidiaries, in acquiring and operating real properties, our operating partnership will pay all administrative costs and expenses of our company, and such expenses will be treated as expenses of our operating partnership. Such expenses will include, without limitation:

  •
  All expenses relating to maintaining our corporate existence;

  •
  All expenses relating to the public offering and registration of our securities;

  •
  All expenses associated with the preparation and filing of any periodic reports by allocations of certain portions of our profits under federal, state or local laws or regulations;

  •
  All expenses associated with our compliance with applicable laws, rules and regulations; and

  •
  All our other operating or administrative costs incurred in the ordinary course of its business on behalf of our operating partnership.

The Special General Partner Interest

Carey Watermark Holdings 2, an entity indirectly owned by W. P. Carey, holds a special general partner profits interest in our operating partnership. Carey Watermark Holdings 2's special general partner interest entitles it to certain distributions of our operating partnership's available cash and an allocation of certain operating partnership profits, as described in the next paragraph.

Operating partnership profits means profits as determined under the operating partnership's partnership agreement and the provisions of the Internal Revenue Code that apply to partnership taxation. For a description of the calculation of profits, see "United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership." Operating partnership profits are determined in accordance with the Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in the determination of operating partnership profits), with the following adjustments: (a) any income of the partnership that is exempt from federal income tax and not otherwise taken into account in computing operating partnership profits shall be included in the determination of operating partnership profits; (b) any expenditures of the partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing operating partnership profits shall be subtracted from such determination; (c) in the event the value of any partnership asset is adjusted pursuant to the partnership agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing operating partnership profits; (d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the gross asset value of the property (as determined under the partnership agreement) disposed of, notwithstanding that the adjusted tax basis of such property differs from such value; (e) depreciation, amortization, and other cost recovery deductions taken into account in computing operating partnership profits shall be based upon the gross asset value of partnership assets (as determined under the partnership agreement) as opposed to the adjusted tax bases of such assets; (f) to the extent an adjustment to the adjusted tax basis of any partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a partner's interest in the partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing operating partnership profits; and (g) notwithstanding any other provision regarding the calculation of operating partnership profits, any items that are specially allocated pursuant to the partnership agreement shall not be taken into account in computing operating partnership profits. The amounts of the items of partnership income, gain, loss, or deduction available to be specially allocated pursuant to the partnership agreement shall be determined by applying rules analogous to those set forth in this definition of operating partnership profits.

Substantially all of Carey Watermark Holdings 2's special general partner interest in our operating partnership is intended to qualify as a "profits interest" for tax purposes within the meaning of IRS Revenue Procedure 93-27. As a result, the special general partnership interest will initially have no liquidation value aside from Carey Watermark Holdings 2's actual capital contributions. Further, without a significant initial liquidation value, the interest will be limited in its ability to receive loss allocations from the operating partnership. For example, if our operating partnership liquidates immediately after its funding, Carey Watermark Holdings 2 would receive no liquidation proceeds in excess of its capital contributions. Similarly, if our operating partnership incurs losses after its funding, no loss allocations (other than certain loss allocations arising from expenses related to certain borrowings) would be made to Carey Watermark Holdings 2 in excess of its capital contributions. Finally, if our operating partnership generates profits after its funding, Carey Watermark Holdings 2 would share in those profits based on the terms of the limited partnership agreement of our operating partnership. In short, Carey Watermark Holdings 2 will participate in future increases in the value of our assets but will receive no portion of the capital contributed by holders of our common stock.

If the advisory agreement is not renewed upon the expiration of its then-current term, or is terminated for any reason, or if the advisor resigns, and, in each case, an affiliate of the advisor does not become the replacement advisor, all after two years of the date the operating partnership begins operations, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership at the fair market value of those interests (and based in part on the fair value of our real estate portfolio) on the date of termination, as determined by an independent appraiser. See "Management — Advisory Agreement" and "Risk Factors — Risks Related to Our Relationship with Our Advisor and Our Subadvisor — Exercising our right to repurchase all or a portion of Carey Watermark Holdings 2's interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement."

Tax-Matters Partner

We are the tax-matters partner of our operating partnership, and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Term

Our operating partnership will continue in full force perpetually or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnity

The operating partnership must indemnify and hold us (and our officers, directors, agents and employees) harmless from any liability incurred, losses sustained or benefits not derived as a result of errors in judgments or mistakes of fact or law or any act or omission if we (or our officers, directors, agents or employees) acted in good faith. In addition, the operating partnership must indemnify us (and our officers, directors, agents, employees and designees) to the extent permitted by applicable law from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless it is established that:

  (1)
  our charter prohibits us from indemnifying the indemnified party for a matter, in which case the operating partnership shall likewise be prohibited from indemnifying the indemnified party for the matter; or

  (2)
  it is established that:

  •
  the act or omission was material to the matter giving rise to the proceeding and was either committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty;

  •
  the indemnified party actually received an improper personal benefit in money, property or services; or

    •
    in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Amendment

The partnership agreement may not be amended without our consent as general partner. In general, we may not amend the partnership agreement without first obtaining the consent of partners holding at least 50% of the ownership interests of all partners. In addition, the consent of the special general partner and the limited partners holding greater than 50% of the ownership interests of the limited partners would be required for any amendment that would (1) contravene an express prohibition or limitation in the partnership agreement; (2) subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act; or (3) prohibit or restrict, or have the effect of prohibiting or restricting, the ability of a limited partner to exercise its rights to a redemption in full.

However, there are certain circumstances in which we are permitted to amend the partnership agreement without any consent.

LEGAL PROCEEDINGS

Since our inception, we have not been involved in any material litigation.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our shares. For purposes of this section, under the heading "United States Federal Income Tax Considerations," references to "the company," "we," "our" and "us" mean only Carey Watermark Investors 2 Incorporated and not the operating partnership, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will be, in each case, in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market our shares;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  trusts and estates;

  •
  persons who receive our shares through the exercise of employee share options or otherwise as compensation;

  •
  persons holding our shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  persons holding their shares through a partnership or similar pass-through entity;

  •
  persons holding shares constituting 10% or more (by vote or value) of the ownership of the company; and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR SHARES WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2015. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2015, and we intend to continue to be organized and operate in such a manner.

The law firm of Venable LLP has acted as our tax counsel in connection with this offering. We have received the opinion of Venable LLP to the effect that, commencing with our taxable year ending December 31, 2015, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. A copy of the opinion of Venable LLP has been filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Venable LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITS, or whole loan mortgage or CMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Venable LLP or us that we will so qualify for any particular year. Venable LLP will have no obligation to advise us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Venable LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Venable LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under "— Requirements for Qualification — General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See "— Failure to Qualify."

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See "— Taxation of Taxable U.S. Stockholders — Distributions."

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of a REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See "— Taxation of Taxable U.S. Stockholders."

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

  •
  We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "— Prohibited Transactions," and "— Foreclosure Property," below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the "required distribution," we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in "— Requirements for Qualification — General."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRS lessees, if any, if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation (determined as of the date of our acquisition of such assets) at the highest corporate income tax rate then applicable to the extent that we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Treasury Regulations have been issued that generally exclude from the built-in gains tax any gain from the sale of property acquired in an exchange under Code Section 1031 (a like-kind exchange) or Code Section 1033 (an involuntary conversion).

  •
  We will generally be subject to tax on the portion of any excess inclusion income derived from direct or indirect ownership of residual interests in real estate mortgage investment conduits

    ("REMICs"), to the extent our shares are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "— Effect of Subsidiary Entities" and "— Excess Inclusion Income."

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in our shares.

  •
  We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations (including TRSs), the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)
that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)
that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)
the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities);

(7)
which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)
that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our organizational documents provide restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a real estate investment trust generally may not elect to become a REIT unless its taxable year is the calendar year. We will satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "— Federal Income Tax Aspects of Our Partnership."

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any entity otherwise treated as a corporation for U.S. federal income tax purposes, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.

Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

In the event that a disregarded subsidiary ceases to be wholly-owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "— Asset Tests" and "— Gross Income Tests."

Taxable REIT Subsidiaries.    A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, if any, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "— Taxation of Taxable U.S. Stockholders — Distributions."

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs, if any, to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS's gross income from the service is not less than 150% of the TRS's direct cost of furnishing the service.

We intend to form one or more TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by our TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum U.S. federal rate applicable to qualified dividend income (plus the 3.8% Medicare tax described below when applicable). See "— Taxation of Taxable U.S. Stockholders."

Lodging Properties

Operating revenues from lodging properties are not qualifying REIT income for purposes of the 75% or the 95% gross income tests discussed below. Accordingly, in order to generate qualifying income with respect to our lodging investments under the REIT rules, we generally must master-lease our lodging properties to a TRS.

In general, rent paid by a related party tenant, such as a TRS lessee, is not qualifying "rents from real property" for purposes of the REIT gross income tests discussed below, but rent paid by a TRS lessee to our operating partnership with respect to a lease of a "qualified lodging facility" from the operating partnership can be qualifying rents from real property under the REIT rules as long as such TRS lessee does not directly or indirectly operate or manage any lodging property or provide rights to any brand name under which any lodging property is operated. Instead, the lodging property must be operated on behalf of the TRS lessee by a person who qualifies as an "eligible independent contractor," defined as an "independent contractor" who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the TRS lessee. A "qualified lodging facility" is a hotel, motel, or other establishment which satisfies certain unit occupation requirements, provided that wagering activities are not conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and Class owned by other unrelated owners. We anticipate that our lodging properties will be qualified lodging facilities. Under such circumstances, rent paid by a TRS lessee generally would be qualifying income for purposes of the REIT gross income tests discussed below.

Two other limitations may affect our ability to treat rent paid by a TRS lessee or other lessee as qualifying rents from real property under the REIT rules. If the rent attributable to personal property leased by the TRS lessee (or other lessee) in connection with a lease of real property is greater than 15% of the total rent under the lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. Also, an amount received or accrued will not qualify as rents from real property for purposes of the 75% or the 95% gross income tests discussed below if it is based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. To comply with the limitation on rents attributable to personal property, a TRS lessee may acquire furnishings, equipment, and/or personal property used in lodging properties, at least to the extent that they exceed this 15% limit. To comply with the prohibition on rent based on net income, the leases will provide that each TRS lessee is obligated to pay our operating partnership a minimum base rent together with a gross percentage rent, at rates intended to equal market rental rates.

In addition, rent paid by a TRS lessee or other lessee that leases a lodging property from our operating partnership will constitute rents from real property for purposes of the REIT gross income tests only if the lease is respected as a true lease for federal income tax purposes and is not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether a lease is a true lease depends upon an analysis of all the surrounding facts and circumstances. Potential investors in shares of our common stock should be aware, however, that there are no controlling regulations, published administrative rulings, or judicial decisions involving leases with terms substantially similar to the contemplated leases between our operating partnership and the TRS lessees that discuss whether the leases constitute true leases for federal income tax purposes. We believe that the leases with our TRS lessees should be treated as true leases; however, there can be no assurance that the IRS will not assert a contrary position and that a court will not sustain such a challenge. If any leases between our operating partnership and a TRS lessee are re-characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payment that we receive from such TRS lessee would not be considered rent or would otherwise fail the various requirements for qualification as rents from real property.

For rents received by or attributed to us to qualify as rents from real property, we generally must not furnish or render any services to tenants, other than through a TRS or an independent contractor from whom we derive no income, except that we and our operating partnership may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered rendered to the occupant "for his convenience." Neither we nor our operating partnership intends to provide any services to any TRS lessee or any other tenant.

Taxable Mortgage Pools

An entity, or a portion of an entity, is Classified as a taxable mortgage pool under the Internal Revenue Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

  •
  the entity has issued debt obligations that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant expenditures with respect to senior mortgage loans, CMBS or RMBS securities, we may convey one or more pools of real estate mortgage loans to a trust, owned by a subsidiary REIT substantially owned by our operating partnership, which trust will issue several Classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several Classes of mortgage-backed bonds. We may not make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool Classification would generally, except as described below, be limited to the REIT's stockholders. See "— Excess Inclusion Income."

If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT's compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or property held primarily for sale to customers in the ordinary course of business ("prohibited transactions") must be derived from assets relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded subsidiary.

Interest Income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS lessees, will not be included for purposes of the gross income tests.

Dividend Income.    We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be Classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. Certain income inclusions received with respect to our contemplated equity transactions with respect to CDOs may not represent qualifying income for purposes of either the 75% or 95% gross income tests.

Foreign Assets.    To the extent that we hold or acquire foreign assets, such as CMBS denominated in foreign currencies, such assets may generate foreign currency gains and losses. For purposes of the REIT income requirements, foreign currency gains are divided into two categories: "real estate foreign exchange gain" and "passive foreign exchange gain." Real estate foreign exchange gain is excluded from gross income for both the 75% gross income test and the 95% gross income test. Passive foreign exchange gain is excluded from gross income for the 95% gross income test, but is treated as non-qualifying income for the 75% gross income test.

Real estate foreign exchange gain consists primarily of foreign currency gain attributable to gain that would be qualifying income for purposes of satisfying the 75% gross income test. Passive foreign exchange gain consists primarily of foreign currency gain attributable to gain that would otherwise qualify under the 95% gross income test but not the 75% gross income test. Any foreign exchange gain that is not real estate foreign exchange gain or passive foreign exchange gain would be non-qualifying income for both income tests, unless it is excluded under the hedging rules discussed below in "— Hedging Transactions." No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to (i) manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) manage risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% gross income test or the 95% gross income test (or any property which generates such income or gain), provided the transaction is clearly identified as such before the close of the day on which it is acquired, originated, or entered into, will not constitute gross income for purposes of the 95% gross income test or the 75% gross income test. For taxable years beginning after December 31, 2015, if a REIT enters into a qualifying hedge but disposes of the underlying property (or a portion thereof) or the underlying debt (or a portion thereof) is extinguished, the REIT can enter into a hedge of the original qualifying hedge, and income from the subsequent hedge will also not be included in income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property.    To the extent that we acquire real property or interests therein, rents we receive will qualify as "rents from real property" in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with real property (based on the relative fair market value of the properties involved), then the portion of the rent attributable to the fair market value of such personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as "rents from real property," the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by us. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all Classes of stock entitled to vote, or 10% or more of the total value of shares of all Classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. For a more complete discussion of these rules and their application to lodging properties, see "Lodging Properties."

Failure to Satisfy the Gross Income Tests.    We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under "— Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs and certain kinds of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed (i) for taxable years beginning prior to January 1, 2018, 25% of the value of our gross assets, and (ii) for taxable years beginning after December 31, 2017, 20% of the value of our gross assets. In light of this aggregate value test for TRSs, we will have to monitor closely any increases in the value of our TRS lessees.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10.0 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper Classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)
the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains); and

  •
  90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)
the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards the distribution requirement and to provide a tax deduction to a REIT, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular Class and is in accordance with the preferences among different Classes of shares as set forth in the organizational documents. An exception to this rule applies, however, for a "publicly offered REIT." For this purpose, the term "publicly offered REIT" means a REIT which is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We believe that we qualify as a "publicly offered REIT" and, therefore, are exempt from the preferential dividend rule.

To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may acquire or originate debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, "original issue discount" or "OID"), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we, including a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See "— Taxable Mortgage Pools." If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we include assets in our portfolio or enter into financing and securitization transactions that result in our being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury Regulations. The Treasury Department has issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term U.S. federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our shares in record name in proportion to dividends paid to such stockholders. A stockholder's share of any excess inclusion income:

  •
  could not be offset by net operating losses of a stockholder;

  •
  would be subject to tax as unrelated business taxable income to a tax-exempt holder;

  •
  would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders;

  •
  would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including charitable remainder trusts and governmental organizations). Nominees or other broker/dealers who hold our shares on behalf of disqualified organizations also will be subject to this tax on the portion of our excess inclusion income allocable to our shares held on behalf of disqualified organizations; and

  •
  in the case of a stockholder that is a REIT, regulated investment company ("RIC") or common trust fund, or other pass through entity would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

No detailed guidance has been provided with respect to the manner in which excess inclusion income would be allocated among different Classes of shares, but generally such income must be allocated in proportion to the distributions made to stockholders. Tax-exempt investors, foreign investors, taxpayers with net operating losses, RICs and REITs should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our subsidiaries, other than a TRS, will be held as inventory or primarily for sale to customers in the ordinary course of business, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as inventory or property held primarily for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 20% (plus the 3.8% Medicare tax described below if applicable), and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction, in each case, provided applicable requirements of the Internal Revenue Code are satisfied. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Federal Income Tax Aspects of Our Partnership

General

We intend to hold assets through entities that are Classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Classification as a Partnership

The ownership by us of equity interests in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "— Asset Tests" and "— Gross Income Tests" above, and in turn could prevent us from qualifying as a REIT. See "— Failure to Qualify," above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the relative percentage interests held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the organization transactions, appreciated property will be acquired by our operating partnership as a result of actual or deemed contributions of such property to our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions.    Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders may be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. In such cases, U.S. stockholders will increase their adjusted tax basis in our shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals (plus the 3.8% Medicare tax described below, if applicable), and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals (plus applicable Medicare tax), to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)
the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS lessees, which are subject to U.S. federal income tax);

(b)
the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as our TRS lessees that are subject to U.S. federal income tax (a "qualifying foreign corporation"), and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity for which we would make expenditures would not be a "qualifying foreign corporation," and accordingly our distribution of any income with respect to such entities will not constitute "qualifying dividend income."

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "— Taxation of the Company" and "— Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Shares issued as stock distributions shall be deemed to have a purchase price equal to the then fair market value of such shares on the date such shares are issued. The holding period for shares issued as taxable stock distributions will commence on the date such shares are issued.

If a stockholder transfers less than all of its shares and remains our stockholder, the accrued but unissued stock distribution in respect of the transferred shares through the day prior to the date such transfer is recorded on our stock records will be issued to the transferor and the transferee will receive the stock distribution in respect of the acquired shares from the date the transferee acquired the shares.

The distribution of solely new common stock from us to the recipient stockholders is currently a non-taxable distribution under the Code. Upon receiving a distribution of stock exempt from income tax as provided in the Code, a stockholder must allocate the tax basis of their old common stock, with respect to which the new common stock was distributed, to the old common stock and the new common stock in proportion to the fair market value of each on the distribution date. For purposes of determining short or long term capital gains, the new shares of common stock will have the same holding period as the old shares of common stock with respect to which they were distributed. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of an investment in our common stock and stock dividends you receive as a result of ownership of our shares of common stock.

Dispositions of Our Shares

There is no current, and there may never be, a public market for our shares. Therefore, it will be difficult for stockholders to sell shares quickly. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the shares at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, under current law capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares will be subject to a maximum U.S. federal income tax rate of 20% (plus the 3.8% Medicare tax described below if applicable), if our shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our shares are held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not Classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of the capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are urged to consult their tax advisors with respect to the taxation of capital gain income. Capital losses recognized by a U.S. stockholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any

"passive losses" against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax in Health Care Legislation

U.S. stockholders who are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This additional tax applies broadly to essentially all dividends and all gains from dispositions of stock, including dividends from REITs and gains from disposition of REIT shares. You should consult your tax advisor regarding the effect, if any, of the 3.8% Medicare tax on taxable income arising from ownership and disposition of our shares.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While ownership of many real estate assets may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our shares as "debt-financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the shares is financed through a borrowing by the tax-exempt stockholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to "excess inclusion income" (See "— Taxable Mortgage Pools" and "— Excess Inclusion Income"), distributions from us and income from the sale of our shares generally should not be treated as UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered "excess inclusion income," and accordingly, a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares; and (2) we would not have satisfied the ownership tests described above in "— Requirements for Qualification — General" but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Foreign Accounts

Certain payments made to "foreign financial institutions" in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our stock. See "— Taxation of Non-U.S. Stockholders — Foreign Accounts."

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock shares that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. stockholder's investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.    Unless (A) our shares constitute a U.S. real property interest ("USRPI") or (B) either (1) the non-U.S. stockholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") (provided such non-U.S stockholder is subject to tax on gain from the sale or disposition of our stock, as described below), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (applied to the net amount after the 35% tax rate is applied) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any Class of our shares which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 10% of such Class of shares at any time during the taxable year. Instead, such capital gain dividend will be treated as a distribution subject to the rules discussed above under "— Taxation of Non-U.S. Stockholders — Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

In addition, distributions to certain non-U.S. publicly-traded shareholders that meet certain record-keeping and other requirements ("qualified shareholders") are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the outstanding stock of a publicly traded class. Furthermore, distributions to "qualified foreign pension funds" (as defined in the Code) or entities all of the interests of which are held by "qualified foreign pension funds" are exempt from FIRPTA.

Dispositions of Our Shares.    Unless our shares constitute a USRPI, a sale of the shares by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor.

We expect that 50% or more of our business assets will consist of real property interests located within the U.S. Therefore, even if our shares would be a USRPI under the foregoing test, our shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure our investors that we will become or remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder's sale of our shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our shares owned are of a Class that is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our shares of that Class at all times during a specified testing period. In addition, dispositions of our stock by qualified shareholders are not subject to FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the outstanding stock of a publicly traded class. An actual or deemed disposition of our stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by "qualified foreign pension funds" (as defined in the Code) or entities all of the interests of which are held by "qualified foreign pension funds" are exempt from FIRPTA.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Foreign Accounts.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as defined in the Code) and certain other non-U.S. entities (including payments to U.S. stockholders that hold shares of our stock through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, stock paid to a foreign financial institution or to a non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, in order to avoid the imposition of such withholding, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually reports certain information about such accounts to the IRS (or, in some cases, local tax authorizes), and withholds 30% on payments it makes to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these provisions may be subject to different rules.

Under the applicable Treasury Regulations and the IRS guidance, the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Treasury Regulations now require us to report the cost basis and gain or loss to a shareholder upon the sale or liquidation of "covered shares." For purposes of the regulations, all shares now acquired by non-tax exempt shareholders will be considered "covered shares" and will be subject to the new reporting requirement. In addition, all shares acquired by non-tax exempt shareholders through our dividend reinvestment plan now will also be considered "covered shares."

Upon the sale or liquidation of "covered shares," a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the shareholder and to the IRS on Form 1099-B. In addition, S corporations are no longer exempt from Form 1099-B reporting and shares purchased by an S corporation will be "covered shares" under the final regulations. If we take an organizational action such as a stock split, merger, or acquisition that affects the cost basis of "covered shares," we will report to each shareholder and to the IRS a description of any such action and the quantitative effect of that action on the cost basis on an information return.

We will elect the first in, first out method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of "covered shares." A non-tax exempt shareholder may elect a different method of computation until the settlement date of the sold or liquidated shares by notifying us in writing and following our procedures for notification. We suggest that you consult with your tax advisor to determine the appropriate method of accounting for your investment.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

Other Tax Considerations

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our shares.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit-sharing, IRA or other employee benefit plan subject to ERISA or Section 4975 of the Code. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements expressed herein. Any changes may or may not apply to transactions entered into prior to the date of their enactment.

In considering using the assets of an employee benefit plan subject to ERISA to purchase shares, such as a profit-sharing, 401(k), or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code such as an IRA or Keogh Plan (collectively, "Benefit Plans"), a fiduciary, taking into account the facts and circumstances of such Benefit Plan, should consider, among other matters,

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  whether the investment is consistent with the applicable provisions of ERISA and the Code,

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  whether the investment will produce UBTI to the Benefit Plan (see "United States Federal Income Tax Considerations — Taxation of Tax-Exempt U.S. Stockholders"), and

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  the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary's responsibilities include the duty

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  to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

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  to invest plan assets prudently;

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  to diversify the investments of the plan unless it is clearly prudent not to do so; and

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  to comply with plan documents insofar as they are consistent with ERISA.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee (or a duly authorized named fiduciary or investment manager) have exclusive authority and discretion to manage and control the assets of the plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving assets of a Benefit Plan and any "party in interest" or "disqualified person" with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. The prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan (other than in the case of most IRAs and some Keogh Plans), or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Assets

While neither ERISA nor the Code defines the term "plan assets," a Department of Labor regulation describes what constitutes the assets of a Benefit Plan when it invests in specific kinds of entities (29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, the "Regulation"). Under the Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will be deemed to be "plan assets" of the Benefit Plan unless the entity satisfies at least one of the exceptions to this general rule.

The Regulation provides as one exception that the underlying assets of entities such as ours will not be treated as assets of a Benefit Plan if the interest the Benefit Plan acquires is a "publicly-offered security." A publicly-offered security must be:

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  "freely transferable,"

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  part of a Class of securities that is owned by 100 or more persons who are independent of the issuer and one another, and

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  either part of a Class of securities registered under the Exchange Act, or sold as part of a public offering registered under the Securities Act and be part of a Class of securities registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

Whether a security is freely transferable depends upon the particular facts and circumstances. The shares will be subject to restrictions intended to ensure that we qualify for U.S. federal income tax treatment as a REIT. According to the Regulation, where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in shares is less than $10,000. Thus, we will proceed on the basis that the restrictions imposed to maintain our status as a REIT should not cause the shares to not be considered freely transferable for purposes of the Regulation.

As of the date of this prospectus, we have over 100 stockholders. Thus, the second criterion of the publicly offered exception is satisfied.

The shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the shares are part of a Class that will be registered under the Exchange Act. Any shares purchased, therefore, should satisfy the third criterion of the publicly offered exemption.

We believe that the shares should constitute "publicly-offered securities," and that our underlying assets should not be considered plan assets under the Regulation, assuming that our common stock is "freely transferable" and widely held (as contemplated above) and that the offering otherwise takes place as described in this prospectus.

In the event that our underlying assets were treated by the Department of Labor as "plan assets" of a Benefit Plan, our management could be treated as fiduciaries with respect to Benefit Plan stockholders, and the prohibited transaction restrictions of ERISA and the Code could apply to any transaction involving our management and assets (absent an applicable administrative or statutory exemption). These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an exemption from the prohibited transaction restrictions. Alternatively, we might provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

If our underlying assets were treated as assets of a Benefit Plan, the investment in us also might constitute an ineffective delegation of fiduciary responsibility to our advisor and expose the fiduciary of the plan to co-fiduciary liability under ERISA for any breach by our advisor of its ERISA fiduciary duties. Finally, an investment by an IRA in us might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, our advisor, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in the prohibited transaction could be required to restore to the plan any profits they realized as a result of the transaction or breach and make good to the plan any losses incurred by the plan as a result of the transaction or breach. In addition, the Code imposes an excise tax equal to fifteen percent (15%) of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not "corrected." These taxes would be imposed on any disqualified person who participates in the prohibited transaction. With respect to an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

If, as contemplated above, our assets do not constitute plan assets following an investment in shares by Benefit Plans, the problems discussed in the preceding three paragraphs are not expected to arise.

Other Prohibited Transactions

Regardless of whether the shares qualify for the "publicly-offered security" exception of the Regulation, a prohibited transaction could occur if we, any selected dealer, the escrow agent or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to the purchase of the shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan to which any of the above persons is a fiduciary with respect to the purchase. A person is a fiduciary to a plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to the assets. Under a regulation issued by the Department of Labor, a person would be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares and that person regularly provides investment advice to the plan pursuant to a mutual agreement or understanding (written or otherwise) that: (i) the advice will serve as the primary basis for investment decisions, and (ii) the advice will be individualized for the plan based on its particular needs.

Admittance of Stockholders

The funds received will be promptly deposited into our interest-bearing account at UMB Bank, N.A. On each admittance date, the funds deposited by each investor will be transferred to us and exchanged for the applicable number of shares. Any interest earned by the investor's funds prior to any such admittance date will be paid to an investor only if the investor's funds have been held in the account for 20 days or longer. Interest earned, but not payable to an investor, will be paid to us.

In considering an investment in us, a Benefit Plan should consider whether the escrow account arrangement as well as the ultimate investment in us would be consistent with fiduciary standards applicable to that Benefit Plan.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan's fiscal year and to file a report reflecting that value. When no fair market value of a particular asset is available, the fiduciary is to make a good faith determination of that asset's "fair market value" assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until the shares are listed on a national securities exchange, it is not expected that a public market for the shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the "fair market value" of the shares when the fair market value of the shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares, we intend to provide, no less frequently than annually, reports of our determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.

We publish the determination of the NAV to stockholders by filing a current report on Form 8-K with the SEC. We also anticipate that we will provide annual reports of the determination (i) to IRA trustees and custodians not later than January 15 of each year, and (ii) to other plan trustees and custodians within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated for any material changes occurring between October 31 and December 31.

See "Estimated NAV Calculation" for a discussion of how and when we intend to determine our estimated NAV per share, and the limitations of an estimated NAV. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. Accordingly, we can make no assurances that such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to Claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA custodians should consult with counsel before making an investment in our common stock.

DESCRIPTION OF SHARES

The following description of the shares does not purport to be complete but contains a summary of portions of the charter and bylaws and such description is qualified in its entirety by reference to the forms of those documents filed as exhibits to this registration statement. Our amended and restated charter and bylaws will remain in effect for the duration of our existence although they may be amended in accordance with their terms.

General Description of Shares

Our charter authorizes us to issue up to 400,000,000 shares of common stock and 50,000,000 shares of preferred stock, each share having a par value of $0.001. Of the total shares of common stock authorized 320,000,000 are classified as Class A Shares and 80,000,000 are classified as Class T Shares.

Each share of Class A and Class T common stock is entitled to participate in distributions on its respective Class of shares when and as authorized by the directors and declared by us and in the distribution of our assets upon liquidation. The per share amount of distributions on Class A and Class T Shares will likely differ because of different allocations of Class-specific expenses. See "— Distributions" below. Each share of common stock will be fully paid and non-assessable by us upon issuance and payment therefor. Shares of common stock are not subject to mandatory redemption. The shares of common stock have no preemptive rights (which are intended to insure that a stockholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of stockholders to elect directors). We have the authority to issue shares of any class or securities convertible into shares of any class or classes, to classify or to reclassify any unissued stock into other classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the stock, all as determined by our board of directors. In addition, the board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. The issuance of any preferred stock must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel.

We will not issue stock certificates. Shares will be held in "uncertificated" form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected by mailing to DST a duly executed transfer form available upon request from them or from our website at www.careywatermark2.com. Upon the issuance of our shares and upon the request of a stockholder, we will send to each such stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.

Class A Shares

Each Class A Share will be subject to a selling commission 7.0% of the price per share sold. In addition, we will pay a dealer manager fee of 3.0% of the price per share sold. Certain purchasers of Class A Shares may be eligible for discounts. See "Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares" and "Plan of Distribution — Volume Discounts" for additional information.

There are no distribution and shareholder services expense charges with respect to the Class A Shares.

Class T Shares

Each Class T Share will be subject to a selling commission of 2.0% of the price per share sold. In addition, we will pay a dealer manager fee of 2.75% of the price per share sold. Certain purchasers of Class T Shares may be eligible for discounts. See "Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares" and "Plan of Distribution — Volume Discounts" for additional information.

Class T Shares, excluding any Class T Shares issued under our distribution reinvestment plan or pursuant to a stock dividend, will pay annual distribution and shareholder servicing fees of 1.0% of the amount of our estimated NAV. The annual distribution and shareholder servicing fees for the Class T Shares will be paid to Carey Financial. All Class T shares will receive the same per share amount of distributions. The distribution and shareholder servicing fee will accrue daily and be paid quarterly in arrears. See "— Distribution and Shareholder Servicing Fees."

We will cease paying the distribution and shareholder servicing fee with respect to the Class T shares sold in this offering at the earlier of: (i) the date at which, in the aggregate, underwriting compensation from all sources, including the distribution and shareholder servicing fee, any organization and offering fee paid for underwriting and underwriting compensation paid by the sponsor and its affiliates, equals 10% of the gross proceeds from our primary offering (i.e., the gross proceeds of this offering of Class A and Class T Shares excluding proceeds from sales pursuant to our distribution reinvestment plan), calculated as of the same date that we calculate the aggregate distribution and shareholder servicing fee; and (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our DRIP offering) terminates. We cannot predict if or when this will occur. If $1.4 billion in shares (consisting of $564.8 million in Class A Shares and $835.2 million in Class T Shares) is sold in the offering, then the maximum amount of distribution and shareholder servicing fees payable to Carey Financial is estimated to be $39.1 million, before the compensation limit is reached.

Voting Rights.    Class A and Class T Shares are entitled to one vote on each matter submitted to a vote at a meeting of our stockholders; provided that with respect to any matter that would only have a material adverse effect on the rights of a particular class of common stock, only the holders of such affected class are entitled to vote. Generally, all matters to be voted on by stockholders at a meeting of stockholders duly called and at which a quorum is present must be approved by a majority of the votes cast by the holders of all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock, although the affirmative vote of a majority of shares present in person or by proxy at a meeting at which a quorum is present is necessary to elect each director.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A Shares and Class T Shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. For purposes of calculating the NAV and until we have completed our offering stage, we intend to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public offering as the estimated per share value of our shares.

Liquidity Strategy

Our intention is to consider alternatives for providing liquidity for our stockholders beginning not later than six years following the termination of our initial public offering. If we have not consummated a liquidity transaction by the end of the fiscal year in which that anniversary occurs, our board of directors will be required to consider (but will not be required to commence) an orderly liquidation of our assets, which would require the approval of our stockholders. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a national securities exchange, a merger (which may include a merger with our advisor or subadvisor or its affiliates, or one or more entities managed by our advisor or our subadvisor now or in the future) or another transaction approved by our board of directors. There can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during any particular timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that it is in our stockholders' best interests for us to make new investments.

Market conditions and other factors could cause us to delay a liquidity transaction or the commencement of our liquidation. Even if our board of directors decides to liquidate, we are under no obligation to conclude our liquidation within a set time because the precise timing of the sale of our assets will depend on the then-prevailing real estate and financial markets, the economic conditions of the areas in which our properties are located and the federal income tax consequences to our stockholders. As a result, we cannot provide assurances that we will be able to liquidate our assets. After commencing a liquidation, we would continue in existence until all of our assets are sold.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, not fewer than 30 days after delivery of our annual report. The directors, including the independent directors, will take reasonable steps to ensure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, or our chairman, chief executive officer or president, and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast at such a meeting on such matter. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, we shall provide all stockholders within ten days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders. In general, the presence in person or by proxy of holders of shares entitled to cast at least 50% of the votes entitled to be cast at the meeting on any matter shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, although the affirmative vote of the majority of shares present in person or by proxy at a meeting at which a quorum is present is necessary to elect each director.

Except as otherwise provided by Maryland law or our charter, our charter may be amended only if such amendment is declared advisable by a majority of our board of directors and approved by the stockholders either at a duly held meeting at which a quorum is present by the affirmative vote of a majority of all votes entitled to be cast or by unanimous written or electronic consent. Our board of directors has the exclusive power to amend, alter or repeal our bylaws. Stockholders may, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors, remove a director from the board. Stockholders do not have the ability to vote to replace the advisor or to select a new advisor. A dissolution proposed by our board of directors must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Except as otherwise provided by law, a merger or sale of all or substantially all of our assets other than in the ordinary course of business must be declared advisable by our board of directors and approved by holders of shares entitled to cast a majority of the votes entitled to be cast on the matter. Our stockholders will not have appraisal rights unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Under Maryland law, a stockholder is entitled to inspect and copy the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. Stockholders are entitled to receive a copy of our stockholder list upon request provided that the requesting stockholder represents to us that the list will not be used to pursue commercial interests unrelated to the stockholder's interest in us. The list provided by us will include the name, address and telephone number of, and number of shares owned by, each stockholder and will be in alphabetical order, on white paper and in easily readable type size (in no event smaller than 10-point type) and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay our reasonable cost of postage and duplication. We will pay the costs incurred and any actual damages suffered by a stockholder who must compel the production of a list and is successful. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholders list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. The list will be updated at least quarterly to reflect changes in the information contained therein.

The rights of stockholders described above are in addition to and do not adversely affect rights provided to investors under Rule 14a-7 promulgated under the Exchange Act, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as defined below, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, at least 15 days' prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

Our board of directors, in its sole discretion, may exempt a person (prospectively or retroactively) from these limits. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The board of directors may require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the charter) prior to the date of the transfer. If the automatic transfer would not be effective for any reason to prevent the violation, then the transfer of that number of shares that otherwise would cause the violation will be null and void and the proposed transferee will acquire no rights in such shares. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Distributions

Consistent with our intent to qualify to be taxed as a REIT, we expect to distribute at least 90% of our REIT net taxable income each year. We intend to pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock. We will accrue the amount of declared distributions as our liability on a daily basis, and such liability will be accounted for in determining the estimated NAV per share. Generally, income distributed as distributions will not be taxable to us under U.S. federal income tax laws unless we fail to comply with the REIT requirements. Distributions will be made on all classes of our common stock at the same time.

Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on Class A and Class T Shares will likely differ because of different allocations of class specific expenses. All shares in a class will receive the same per share amount of distributions.

Distributions will be paid out of funds legally available therefor at the discretion of the directors, consistent with our intention to qualify to be taxed as a REIT. Before we substantially invest the net proceeds of the offering, our distributions are likely to exceed our funds from operations and may be paid from borrowings, offering proceeds and other sources, without limitation, which would reduce amounts available for the acquisition of properties or require us to repay such borrowings, both of which could reduce your overall return. In addition, because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. As discussed in "United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Distributions," if we may make distributions in excess of our current or accumulated earnings and profits, the distribution will be treated in part as a return of capital. The directors, in their discretion, will determine in each case whether the sources and amounts of distributions are appropriate.

We are not prohibited from paying stock dividends or from distributing securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable as required by Section VI.I. of the REIT Guidelines of the North American Securities Administrators Association, Inc., or the NASAA REIT Guidelines. The ongoing annual distribution and shareholder servicing fee will not be paid on any Class T Shares issued pursuant to a stock dividend. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

Summary of Our Distribution Reinvestment Plan

We have adopted the CWI 2 Amended and Restated Distribution Reinvestment Plan, referred to in this prospectus as the "distribution reinvestment plan," pursuant to which some stockholders may elect to have up to the full amount of their cash distributions from us reinvested in additional shares of the class of our common stock such stockholder holds. The following discussion summarizes the principal terms of the distribution reinvestment plan. The distribution reinvestment plan has been filed as an exhibit to this registration statement.

The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in us by investing cash distributions in additional shares at the estimated NAV per share of common stock determined by our board of directors from time to time. To the extent shares are purchased from us under the distribution reinvestment plan, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.

The distribution reinvestment plan will be available to stockholders who purchase shares in this offering. You may elect to participate in the distribution reinvestment plan by making a written election to participate on your subscription agreement at the time you subscribe for shares. Any other stockholder who receives a copy of our prospectus in this offering or a separate prospectus relating solely to the distribution reinvestment plan and who has not previously elected to participate in the distribution reinvestment plan may so elect at any time to participate in the distribution reinvestment plan by completing the Authorization Card, which will be made available on our website.

Participation; Agent.    Our distribution reinvestment plan is available to stockholders of record of our common stock. DST, acting as agent for each participant in the plan, will apply cash distributions that become payable to such participant on our Class A Shares or Class T Shares (including shares held in the participant's name and shares accumulated under the plan), to the purchase of additional whole and fractional shares of our common stock of the same class for such participant.

Eligibility.    Participation in the distribution reinvestment plan is limited to registered owners of our common stock. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the stockholder in order to be eligible for this plan. Further, a stockholder who wishes to participate in the distribution reinvestment plan may purchase shares through the plan only after receipt of a prospectus relating to the distribution reinvestment plan, which prospectus may also relate to a concurrent public offering of shares by us. A participating stockholder is required to include all of the shares owned by such stockholder in the plan.

Stock Purchases.    In making purchases for the accounts of participants, DST may commingle the funds of one participant with those of other participants in the distribution reinvestment plan. All shares purchased under the distribution reinvestment plan will be held in the name of each participant. Purchases will be made directly from us, must be in the same class as the shares for which such stockholder received distributions that are being reinvested and will be at the most recently published NAV of the Class A Shares or Class T Shares, as applicable. We will advise DST of any change in the purchase price of shares through the distribution reinvestment plan from time to time and will publish such information on our website. DST shall have no responsibility with respect to the market value of our common stock acquired for participants under the plan.

Timing of Purchases.    DST will use its reasonable efforts to reinvest all cash distributions on the day the cash distribution is paid, except where necessary for us to comply with applicable securities laws. If, for any reason beyond the control of DST, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants' funds held by DST will be distributed to the participant.

Account Statements.    Following the completion of the purchase of shares, DST will provide to each participant an account statement showing the cash distribution and the number of shares purchased with the cash distribution.

Expenses and Commissions.    There will be no direct expenses to participants for the administration of the plan. Administrative costs associated with the distribution reinvestment plan will be paid by us. The ongoing distribution and shareholder servicing fee will not be paid on Class T Shares purchased through the distribution reinvestment plan, but for purposes of calculating the NAV per share of the Class T Shares, the distribution and shareholder servicing fees payable in respect of Class T Shares purchased in the primary offering will be allocated to the Class T Shares as a class expense, and therefore will impact the NAV of all Class T Shares.

Taxation of Distributions.    The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions. As a result, unless you are exempt from tax, you may have to use funds from other sources to pay the tax liability attributable to reinvested amounts.

Stock Certificates.    No share certificates will be issued to a participant.

Voting of Shares.    In connection with any matter requiring the vote of our stockholders of either or both classes of our common stock, each participant will be entitled to vote all of the whole shares held by the participant in the distribution reinvestment plan. Fractional shares will not be voted.

Absence of Liability.    Neither we nor DST shall have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for any participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither we nor DST shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant's participation in the distribution reinvestment plan upon such participant's death prior to the date of receipt of such notice and (b) with respect to the time and prices at which shares are purchased for a participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we and DST have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

Termination of Participation.    A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to DST. To be effective on a distribution payment date, the notice of termination must be received by DST at least 15 days before that distribution payment date. Upon receipt of notice of termination from the participant, DST may also terminate any participant's account at any time in its discretion by notice in writing mailed to the participant.

Amendment, Termination and Suspension of Distribution Reinvestment Plan.    The distribution reinvestment plan may be amended, supplemented or terminated by us at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, DST receives written notice of termination of the participant's account. Any new or successor agent appointed by us in accordance with the distribution reinvestment plan shall have all of the rights and obligations of DST under the distribution reinvestment plan. The plan may also be suspended by us at any time without notice to the participants.

Governing Law.    The distribution reinvestment plan and the authorization card signed by the participant (which is deemed a part of the distribution reinvestment plan) and the participant's account shall be governed by and construed in accordance with the laws of Maryland, provided that the foregoing choice of law will not restrict the application of any state's securities laws to the sale of shares to its residents or within such state.

Redemption of Shares (Class A and Class T Shares)

Prior to the time, if any, as the shares are listed on a national securities exchange, any stockholder that has held shares for at least one year since the date of their issuance (or less than one year, in the case of a stockholder's death, qualifying disability or receipt of qualifying long-term care, as described below), and who purchased those shares from us or received the shares from us through a non-cash transaction, not in the secondary market or in any other transaction to which we were not a party, may present all or any portion of these shares to us for redemption at any time, in accordance with the procedures outlined in this prospectus. At that time, we may, at our option, subject to the conditions described below, redeem the shares presented for redemption for cash to the extent we have sufficient funds available for redemption and, to the extent the total number of Class A and Class T Shares which redemption is requested in any quarter, together with the aggregate number of Class A and Class T Shares redeemed in the preceding three fiscal quarters, does not exceed 5% of the total number of our Class A and Class T Shares outstanding as of the last day of the immediately preceding fiscal quarter, which we refer to as the 5% limit. As a result, some or all of a stockholder's shares may not be redeemed. In addition, our advisor may assist with the identification of prospective third party buyers, but receives no compensation for such assistance. Affiliates of our advisor are eligible to have their shares redeemed on the same terms as other stockholders.

Generally, cash available for redemption will be limited to proceeds from our distribution reinvestment plan, plus, if we had positive operating cash flow from the previous fiscal year, up to 1% of the operating cash flow of the previous fiscal year. Stockholders may offer shares to us for purchase and we may purchase the offered shares if we have sufficient cash, subject to the 5% limit.

Except for redemptions sought upon a stockholder's death or qualifying disability (as defined below) or redemptions sought upon a stockholder's receipt of qualifying long-term care (upon the conditions set forth below), the redemption price will be 95% of the offering price or, once we commence obtaining an estimated NAV, 95% of the NAV, per Class A or Class T Share, as applicable. See "Estimated NAV Calculation." By setting the redemption price at a discount (5%) to the price at which we offer shares pursuant to the distribution reinvestment plan, our objective is to fund redemptions using proceeds from the distribution reinvestment plan while still retaining some of the cash proceeds from the distribution reinvestment plan. For this reason, we do not charge different redemption discounts to the Class A and Class T shares, notwithstanding that each Class is subject to different up-front and ongoing fees. In no event will the redemption price exceed the then-current offering price of our common stock.

The holding period begins with the original date of the stockholder's investment in the registrant. Except in the case of Special Circumstances Redemptions (as described below), the shares must be held for at least one year from the date of issuance.

Subject to the limitations described in this prospectus and provided that the redemption request is made within one calendar year of the event giving rise to the following special circumstances ("Special Circumstances Redemptions"), we may allow a stockholder to request a redemption of his or her shares earlier than one year from the date of their issuance (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the disability of a stockholder or upon a stockholder's receipt of qualifying long-term care, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder. The purchase price per share for shares redeemed upon the death or qualifying disability of the stockholder or upon the stockholder's receipt of qualifying long-term care will be the price paid to acquire the shares from us until we commence determining the estimated NAV in our portfolio as discussed in "Description of Shares — Estimated NAV Calculation." After an estimated NAV is determined, the redemption price for redemptions sought upon a stockholder's death or qualifying disability will be the greater of (i) the price paid to acquire the shares from us, or (ii) 95% of the estimated NAV.

Furthermore, in order for the disability to be considered a qualifying disability, the stockholder must receive a determination of disability based on a physical or mental condition or impairment made by the governmental agency responsible for reviewing the disability retirement benefit that the stockholder could be eligible to receive. The governmental agencies are limited to the following: (a) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time; (b) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System ("CSRS"), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder's discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, the Veteran's Administration or the agency charged with the responsibility for administering military disability benefits at that time.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker's compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the terms available for Special Circumstances Redemptions, unless permitted in the discretion of our board of directors. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by (1) the stockholder's initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran's Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

  •
  disabilities occurring after the legal retirement age;

  •
  temporary disabilities; and

  •
  disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, these disabilities will not qualify for the terms available for Special Circumstances Redemptions.

Redemption requests following receipt of long-term care must be accompanied by (1) a written statement from a licensed physician certifying the stockholder's continuous and continuing need for long-term care as previously defined and that the stockholder will indefinitely require long-term care as previously defined and (2) a written statement from the long-term care facility verifying initial date of admittance or from the health agency verifying initial date of services.

"Long-term care" means (a) a stockholder's continuous and continuing need for receipt of long-term care facility or long-term home health care provided by a home health agency and (b) that a licensed physician has determined that the stockholder will require receipt of long-term care or home health care services provided by a home health agency indefinitely.

A "long-term care facility" means an institution that (a) is approved by Medicare as a provider of skilled nursing care, (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands), or (c) is licensed in the state of residence as an assisted living facility that provides housing, twenty four hour on-site monitoring, and personal care services and/or home care services in a home-like setting to five or more adult residences. "Long-term home health care" is health care that is provided by a home health agency that either (a) is approved by Medicare or (b) is certified in the state of residence to provide long-term home health care services.

If we have sufficient funds to purchase some but not all of the shares offered, or if over 5% of our then outstanding Class A and Class T Shares are offered for redemption, requesting stockholders' shares may be redeemed on a pro rata basis, rounded to the nearest whole share, based upon the total number of shares for which redemption was requested, and the total funds available for redemption. Requests not fulfilled in one quarter will automatically be carried forward to the next quarter, unless such request is revoked, and will receive priority over requests made in the carryover quarter. Requests can be revoked by sending a letter requesting revocation to our Investor Relations department. There can be no assurances that we will have sufficient funds to repurchase any shares.

A stockholder who wishes to have shares redeemed must mail or deliver a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent to the redemption agent, which is currently DST. To request a form, call our Investor Relations Department at 1-800-WP CAREY. The redemption agent at all times will be registered as a broker-dealer with the SEC and each state's securities commission unless exempt from registration. Within 30 days following our receipt of the stockholder's request, we will forward to the stockholder the documents necessary to effect the redemption, including any signature guarantee we or the redemption agent may require. As a result, we anticipate that, assuming sufficient funds for redemption, the effective date of redemptions will be no later than 30 days after the quarterly determination of the availability of funds for redemption.

A stockholder may present to us fewer than all of the stockholder's shares for redemption, provided, however, that the stockholder must present for redemption at least 25% of the stockholder's shares. Partial redemption requests will be processed on a first in, first out basis for stockholders with multiple investment purchases, including purchases pursuant to our distribution reinvestment plan.

The board of directors, in its sole discretion, may amend, suspend or terminate the redemption plan at any time it determines that such amendment, suspension or termination is in our best interest. The board of directors may also change or waive the limitations described above on the number of shares we may repurchase during any 12 month period and the amount of operating cash flow we may use to effect redemptions. We are not required to provide advance notice of any decision to amend, suspend, terminate or change or waive limitations under, the redemption plan; however, we will publicly report any material amendment, change or waiver or any termination or suspension in a periodic report filed with the SEC and, during this offering, in a prospectus supplement. The board of directors may also suspend the redemption plan if:

  •
  it determines, in its sole discretion, that such redemption impairs our capital or operations;

  •
  it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical;

  •
  any governmental or regulatory agency with jurisdiction over us so demands for the protection of the stockholders;

  •
  it determines, in its sole discretion, that such redemption would be unlawful; or

  •
  it determines, in its sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could cause direct or indirect ownership of shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Code.

Shares of our common stock redeemed under the redemption plan will return to the status of authorized but unissued shares of common stock. We will not resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws. We will immediately terminate the redemption plan and will not accept shares of common stock for redemption in the event the shares of common stock are listed on a national securities exchange or included for quotation on an automatic quotation system or if a secondary trading market for the common stock is otherwise established.

W. P. Carey, the advisor, our directors and affiliates are prohibited from receiving a fee on any share redemptions, including selling commissions and dealer manager fees.

For a discussion of the tax treatment of such redemptions, see "United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders." The redemption plan will terminate, and we will no longer accept shares for redemption, if and when our shares are listed on a national securities exchange.

Distribution and Shareholder Servicing Fees (Class T Shares Only)

Our Class T Shares are subject to distribution and shareholder servicing fees in order to compensate the dealer manager and other dealers and investment representatives for services and expenses related to the marketing, sale and distribution of such shares and/or for providing shareholder services. Because the distribution and shareholder servicing fees are paid out of our assets on a quarterly basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of selling commissions.

We will cease paying the distribution and shareholder servicing fee with respect to the Class T shares sold in this offering at the earlier of: (i) the date at which, in the aggregate, underwriting compensation from all sources, including the distribution and shareholder servicing fee, any organization and offering fee paid for underwriting and underwriting compensation paid by the sponsor and its affiliates, equals 10% of the gross proceeds from our primary offering (i.e., the gross proceeds of this offering of Class A and Class T Shares excluding proceeds from sales pursuant to our distribution reinvestment plan), calculated as of the same date that we calculate the aggregate distribution and shareholder servicing fee; and (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our DRIP offering) terminates.

Our dealer manager may, in its discretion, re-allow to selected dealers up to 100% of the distribution and shareholder servicing fee for services that such selected dealers perform in connection with the distribution of the shares of our Class T common stock.

The annual distribution and shareholder servicing fees of 1.0% of the amount of our estimated NAV for the Class T Shares will be paid to Carey Financial. The distribution and shareholder servicing fee will accrue daily and be paid quarterly in arrears. The distribution and shareholder servicing fee is payable with respect to all Class T Shares, excluding Class T Shares issued under our distribution reinvestment plan, but for purposes of calculating the NAV per share of the Class T Shares, the distribution and shareholder servicing fees payable in respect of Class T Shares purchased in the primary offering will be allocated to the Class T Shares as a class expense, and therefore will impact the NAV of all Class T Shares.

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a "Roll-up Transaction" involving us and the issuance of securities of an entity (a "Roll-up Entity") that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties shall be obtained from a competent independent appraiser. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period.

The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal in the registration statement shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal, unless the issuer can establish a defense to such liability. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-up Transaction. A "Roll-up Transaction" is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity (with no cash election option). This term does not include:

  •
  a transaction involving securities that have been listed on a national securities exchange for at least 12 months; or

  •
  a transaction involving the conversion to corporate, trust or association form of only us if, as a consequence of the transaction there will be no significant adverse change in any of the following: stockholder voting rights; the term of our existence; compensation to our sponsor or advisor; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to common stockholders who vote "no" on the proposal the choice of:

(i)    accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii)   one of the following:

(A)  remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously, or

(B)  receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

(i)    which would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in the charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter, and dissolution of us. See "Management," "Reports to Stockholders" and "Description of Shares;"

(ii)   which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

(iii)  in which investor's rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled "Description of Shares — Meetings and Special Voting Requirements;" or

(iv)  in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.

Transfer Agent

The transfer agent and registrar for the shares is DST Systems, Inc. The transfer agent's address is 430 W. 7th Street, Suite 219145, Kansas City, MO 64105, and its phone number is 1-888-241-3737.

Business Combinations

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reClassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third,

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  one-third or more but less than a majority, or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board,

  •
  a two-thirds vote requirement for removing a director,

  •
  a requirement that the number of directors be fixed only by vote of the directors,

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

In our charter, we have elected that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board the exclusive power to fix the number of directorships. Our charter, however, provides that the total number of directors shall not be fewer than three. We have not adopted provisions for a classified board. As described above under "— Meetings and Special Voting Requirements," stockholders may, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors, remove a director. In addition, stockholders entitled to cast at least 10% of all the votes entitled to be cast at the meeting on any matter that may properly be considered at a meeting of stockholders may request that we call a special meeting of stockholders to act on such matter.

Although our board of directors has no current intention to opt in to any of the other above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.

Tender Offers

Our charter provides that any tender offer made by a stockholder, including any "mini-tender" offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for any person to conduct a tender offer to any stockholder, our charter requires that the person comply with Regulation 14D of the Exchange Act, other than Rule 14d-9, and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, any person initiating a tender offer would be required to provide:

  •
  Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

  •
  The ability to allow stockholders to withdraw tendered shares while the offer remains open;

  •
  The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

  •
  That all stockholders of the subject Class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to persons should they attempt to conduct a noncompliant tender offer. If any person initiates a tender offer without complying with the provisions set forth above, no stockholder may transfer any shares to such person without first offering such shares to us at the tender offer price offered by such person. The noncomplying person shall also be responsible for all of our expenses in connection with that person's noncompliance.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

 ESTIMATED NAV CALCULATION

The estimated NAVs of $10.53 per Class A Share and $10.53 per Class T Share were calculated by our advisor, relying in part on an appraisal of the fair market value of our real estate portfolio at December 31, 2015, provided by PKF Consulting USA -- CBRE Hotels, or PKF, and estimates of the fair market value of our mortgage debt at the same date provided by Robert A. Stanger & Co., Inc., or Stanger, each of which is an independent consultant and service provider to the real estate industry. The net amount was then adjusted for other net assets and liabilities and our advisor's interest in disposition proceeds at December 31, 2015. The estimate produced by this calculation was then divided over the total shares outstanding as of December 31, 2015 and rounded to the nearest $0.01 on a per share basis. The NAVs have been calculated using a methodology conforming to the Investment Program Association (IPA) Practice Guidelines for Valuations of Publicly Registered Non-listed REITs (April 2013) and fair value accounting standards under generally accepted accounting principles in the United States. The independent directors of our board approved the engagement of PKF and Stanger, reviewed the methodologies used by PKF and Stanger and recommended that the board of directors adopt the estimated NAV.

The determination of NAV involves a number of assumptions and judgments. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $10.53 per Class A Share or $10.53 per Class T Share if we were to liquidate or engage in another type of liquidity event today. In particular, the December 31, 2015 NAVs do not give effect to changes in value, investment activities, capital raising activities and shares of common stock issued after December 31, 2015.

The table below sets forth the material items included in the calculation of our estimated NAVs. A summary of the methodologies used by PKF and Stanger, as well as the assumptions and limitations of their work for us, follows the table.

		(in thousands except share and per share amounts; all amounts are as of 12/31/15)
	Real estate appraised value	$427,700
(less)	Fair market value of mortgage debt	(208,544)
(plus)	Net tangible other balance sheet assets and liabilities, adjusted(1)	58,564
	Advisor's interest in disposition proceeds(2)	(4,169)

	Aggregate NAV of common shares(3)	273,550
	NAV allocated to Class A shares(4)	114,537
(less)	Accrued distribution payable for Class A shares	(870)

	NAV available to Class A shareholders	113,668
	Class A shares outstanding	10,792,296
	NAV per Class A share(5)	$10.53
	NAV allocated to Class T shares(4)	159,013
(less)	Accrued distribution payable for Class T shares	(976)
(less)	Accrued distribution and shareholder servicing fee payable	(226)

	NAV available to Class T shareholders(5)	157,811
	Class T shares outstanding	14,983,012
	NAV per Class T share	$10.53

(1)
Comprised substantially of cash and other assets and liabilities of tangible or monetary value based on audited balance sheet as of December 31, 2015 adjusted to add back distribution payable and accrued distribution and shareholder servicing fee

(2)
Numbers may not add up due to rounding.

(3)
Aggregate NAV of common shares allocated between share classes based on shares outstanding as of 12/31/2015

(4)
Rounded to the nearest $0.01.

Appraised Real Estate Value

Summary of Methodology

PKF appraised our real estate portfolio using the income approach of valuation, specifically a discounted cash flow analysis, as well as the sales comparison approach. The income method is a customary valuation method for income-producing properties, such as hotels. While PKF was engaged to appraise the fair market value of our real estate portfolio in the aggregate, the appraisal was based on an analysis of each hotel property in our real estate portfolio. In performing this analysis, PKF reviewed hotel property level information provided by our advisor and our subadvisor, including: property operating data, prior appraisals as available, franchise agreements, management agreements, agreements governing the ownership structure of each property and other property level information. In addition, PKF (i) discussed each hotel in our real estate portfolio with our advisor and subadvisor, (ii) conducted an inspection of each hotel, and (iii) reviewed information from a variety of sources about market conditions for each of our hotels.

After completing the reviews described above, PKF developed a multi-year discounted cash flow analysis for each hotel based on a review of the historical property operating statements for the trailing two years, a review of the 2016 forecasts, 2016 preliminary budget, as well as estimating occupancy, average daily room rate, revenues and expenses for each hotel based on an analysis of market demand. In addition, PKF determined an estimated residual value of each hotel in the final year of the discounted cash flow analysis by estimating the next year's net operating income and capitalizing that income at a capitalization rate indicative of the location, quality and type of the hotel. PKF made deductions for capital expenditures based on discussions with the subadvisor, their review of each property's improvements and estimates of reserves for replacement going forward.

The discount rates and residual capitalization rates used to value our real estate portfolio were applied on a hotel-by-hotel basis, and were selected based on several factors, including industry surveys, discussions with industry professionals, hotel type, franchise, location, age, current room rates and other factors deemed appropriate. The discount rates applied to the estimated net operating cash flow projection of each hotel property ranged from approximately 8.00% to 10.00%, with a weighted average of approximately 8.65%. The residual capitalization rates applied to the hotel properties ranged from approximately 6.00% to 8.00% with a weighted average of approximately 6.65%.

Conclusion as to our Real Estate Portfolio Value

The result of the analysis outlined above was then adjusted where appropriate to reflect our economic ownership interest in each hotel. Based on the analyses outlined above, and subject to the assumptions and limitations below, the "as is" market value of our real estate portfolio as of December 31, 2015 was approximately $427.7 million, reflecting an overall increase of 15.1% from the original purchase price (excluding acquisition costs and operating deficits), plus post-acquisition capital investments. The resulting imputed capitalization rate based on the estimated net operating income of our portfolio for the twelve month period following the valuation date was approximately 6.1%.

Assumptions and Limitations

The appraisal is subject to certain assumptions and limiting conditions, including: (i) PKF assumes no responsibility for matters of a legal nature affecting any of the hotels in our real estate portfolio and title to each property is assumed to be good and marketable and each hotel property is assumed to be free and clear of all liens unless otherwise stated; (ii) the appraisal assumes (a) responsible ownership and competent management of each hotel property, (b) no hidden or unapparent conditions of any hotel property's subsoil or structure that would render such property more or less valuable, (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which PKF's opinion of value contained in the appraisal is based; (iii) the information upon which PKF's appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate, including information that has been provided to PKF by our advisor and subadvisor, and PKF is not responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters; (iv) any necessary repairs or alterations to any hotel property in our real estate portfolio are assumed to be completed in a workmanlike manner; (v) the physical condition of the property improvements are based on representations by us and PKF assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components; (vi) PKF has made no survey of the hotel properties in the portfolio and has assumed that there are no soil, drainage or environmental issues that would impair its opinion of value; (vii) any projections of income and expenses included in the appraisal and the valuation parameters utilized are not predictions of the future; rather, they are PKF's best estimate of current market thinking as of the valuation date relating to future income and expenses and PKF makes no warranty or representation that any such projections will materialize; (viii) PKF's opinion of value represents normal consideration for our portfolio sold unaffected by special terms, services, fees, costs, or credits incurred in a transaction; (ix) the existence of hazardous materials, which may or may not be present at any hotel property, was not disclosed to PKF by our advisor or subadvisor, and PKF has no knowledge of the existence of such materials on or in any hotel property, nor is PKF qualified to detect such hazardous substances and PKF assumes no responsibility for the detection or existence of such conditions as such considerations are not within the scope of PKF's engagement; (x) PKF has assumed that each hotel property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (the "ADA") and no investigation has been made by PKF with respect to any potential environmental or ADA problems as such investigation is not within the scope of PKF's engagement; and (xi) PKF's opinions of value do not reflect any potential premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market.

Fair Value of Debt

Summary of Methodology

Stanger performed a valuation of our property-level debt by reviewing available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates were selected based on several factors including U.S. Treasury, London Interbank Offered Rate and Euro Interbank Offered Rate yields as of the valuation date, as well as loan specific items such as loan-to-value ratios, debt service coverage ratios, collateral property location, age and type (i.e. full-service, limited service, etc.), prepayment terms, and maturity and loan origination date. The discount rates ranged from 3.18% to 4.20% with a weighted average of approximately 3.88%.

Conclusion as to Value of Debt

Based on the analysis described above, and subject to the assumptions and limitations discussed below, Stanger determined the aggregate fair market value of our property-level debt to be approximately $208.5 million, as of December 31, 2015.

Assumptions and Limitations

Stanger's valuation of the property-level debt is subject to certain assumptions and limiting conditions, including: (i) Stanger has relied upon the most recent appraised value of the collateral property as provided by W. P. Carey Inc. (the ultimate parent company of our advisor) and has assumed that such value estimate approximates the market value of the collateral property at or around the valuation date; (ii) Stanger has relied upon the most recent operating statements provided to us by W. P. Carey Inc. and has assumed that such operating statements materially represents the current net operating income of the collateral property at or around the valuation date; (iii) Stanger has been provided with loan documents and/or loan summaries, loan payment schedules and other factual loan information by W. P. Carey Inc. and has relied upon and assumed that such information is correct in all material respects and no warranty is given by Stanger as to the accuracy of such information; (iv) Stanger has been provided with descriptive information concerning the collateral properties and has assumed such information is correct and materially representative of the property's condition as of the valuation date; (v) no investigation has been made of, and no responsibility is assumed for legal matters including title or encumbrances and title to the collateral property is assumed to be good and marketable and the collateral property is assumed to be free and clear of liens (other than the mortgage being valued), easements, encroachments and other encumbrances unless otherwise stated in our report, and all improvements are assumed to lie within property boundaries; (vi) information furnished by others, upon which all or portions of Stanger's value opinion is based is believed to be reliable, but has not been verified and no warranty is given as to the accuracy of such information; (vii) it is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any collateral property use on which the collateral property value proved to Stanger is based; (viii) full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, the Americans with Disabilities Act and similar laws and regulations is assumed; (ix) no responsibility is taken for changes in market conditions and no obligation is assumed to revise Stanger's opinion of value to reflect events or conditions which occur subsequent to the valuation date hereof; (x) responsible ownership and competent property management are assumed for all collateral properties; (xi) all mortgages are assumed to be salable, transferable or assumable between parties and are further assumed not to be in default; and (xii) it is assumed that there are no hidden or unapparent conditions of the collateral property, subsoil, or structures that are not otherwise considered in the property appraised value conclusions provided to Stanger that would affect property value and no responsibility is assumed for such conditions. Stanger's opinion of the property-loan value was predicated on the above assumptions.

Sensitivity Analysis

Assuming all other factors remain unchanged, the table below presents the estimated increase or decrease to our estimated NAVs for a 25 basis points increase and decrease in the residual capitalization rates and discount rates used in calculating the NAVs as of December 31, 2015:

Increase (Decrease) to the NAV Per Share Due To
	Increase of 25 bps	Decrease of 25 bps
Residual Capitalization Rates	$10.27 Class A	$10.82 Class A
	$10.27 Class T	$10.82 Class T
Discount Rates	$10.28 Class A	$10.79 Class A
	$10.28 Class T	$10.79 Class T

THE OFFERING/PLAN OF DISTRIBUTION

The Offering

We are publicly offering through Carey Financial, our dealer manager, on a best efforts basis a maximum of $1.4 billion of shares, in any combination of Class A Shares and Class T Shares, currently priced at $11.70 and $11.05 per share, respectively. There are discounts available for certain categories of purchasers of our Class A Shares and Class T Shares as described below. Carey Financial will not purchase any shares in this offering.

A stockholder may purchase shares in the offering only after receipt of a final prospectus related to the offering. The sale to stockholders may not be completed until at least five business days after the date the stockholder receives a final prospectus. The minimum order is $2,000, except in New York where the minimum order is $2,500 (not applicable to IRAs). The offering prices were determined by our board of directors based upon our estimated NAVs per share as of December 31, 2015. These prices may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved.

We have also registered $600.0 million of shares for stockholders who elect to participate in the distribution reinvestment plan who receive a copy of this prospectus or a separate prospectus for such plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. The shares purchased through our distribution reinvestment plan will be purchased at the most recently published NAV, which is currently of $10.53 per Class A Share and Class T Share.

Subject to the receipt of the minimum subscriptions set forth above, we currently intend to sell shares of our common stock in the primary offering until March 31, 2017. However, our board of directors may decide to extend the offering until December 31, 2017. If we extend the offering until that date and file another registration statement during the extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of August 2018 or the effective date of the subsequent registration statement. If we decide to extend the primary offering beyond March 31, 2017, we will provide that information in a prospectus supplement. If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock. Our board of directors may terminate or suspend this offering at any time prior to the termination date with respect to either or both classes of our common stock.

This offering must be registered in every state, the District of Columbia and Puerto Rico in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state, the District of Columbia and Puerto Rico in which our registration is not renewed annually.

Our shares may also be sold by our officers and directors and the officers and directors of our advisor without receiving any selling commission or dealer manager fees, in those states where they are licensed to do so or are exempt from licensing. All offers and sales of shares by our officers and directors and those of our advisor will be made under the safe harbor from broker-dealer registration provided by SEC Rule 3a4-1.

Dealer Manager and Compensation We Will Pay for the Sale of Our Shares

Our dealer manager is a member firm of FINRA. We have agreed to indemnify Carey Financial and selected dealers against specified liabilities, including liabilities under the Securities Act.

Front-End Selling Commissions and Discounts (Class A and Class T Shares)

Except as provided below, Carey Financial will receive selling commissions of 7.0% of the gross offering proceeds for Class A Shares sold in this offering and 2.0% of the gross offering proceeds for Class T Shares sold in this offering. Reduced selling commissions will be paid with respect to certain volume discount sales of Class A Shares and Class T Shares. See "— Volume Discounts" below for more detailed information on the volume discount sales and applicable restrictions. Further, selling commissions may be waived at the direction of Carey Financial, in connection with discounts, other fee arrangements or for sales to certain categories of purchasers. We do not pay any selling commissions or dealer manager fees for shares sold under our friends and family program or our distribution reinvestment plan, although we will pay administrative costs related to the purchase of shares through our distribution reinvestment plan.

We expect our dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as selected dealers, to sell our shares. Except as provided below, our dealer manager will re-allow all of its selling commissions attributable to a selected dealer.

We may also sell our Class A Shares at a discount to the offering price of $11.70 per share through the following distribution channels in the event that the investor:

  (1)
  purchases shares through fee-based programs, also known as wrap accounts,

  (2)
  purchases shares through participating broker dealers that have alternative fee arrangements with their clients,

  (3)
  purchases shares through certain registered investment advisers,

  (4)
  purchases shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, or

  (5)
  is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases shares through one of the above distribution channels in our offering, we will sell the Class A Shares at $10.88 per share, reflecting that selling commissions are not being paid in connection with such purchases. The net proceeds to us will not be affected by any such reduction in selling commissions.

In addition, we may sell Class A Shares at a discount to the primary offering price of $11.70 per share to:

  •
  certain closed-end investment companies registered under the Investment Company Act;

  •
  closed-end funds, advised by investment advisers that are affiliated with a selected dealer; or

  •
  private equity funds or other unregistered wealth management funds.

If a purchaser described above buys shares through an affiliated selected dealer, we will sell the Class A Shares at a 7.5% discount, or at $10.76 per share, reflecting that selling commissions are not payable and the dealer manager fee is being reduced from 3.0% to 2.5%. The dealer manager may re-allow all or a portion of the dealer manager fee earned on sales to the above described purchaser to the affiliated broker-dealer of such purchaser. The net proceeds to us will not be affected by such reduction in selling commissions and dealer manager fees. The discounted price for the shares sold to those purchasers will not apply to any shares sold under our distribution reinvestment plan.

Neither our dealer manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

Dealer Manager Fee (Class A and Class T Shares)

Our dealer manager will receive a dealer manager fee with respect to each Class of shares sold as compensation for acting as the dealer manager. The dealer manager fee paid to the dealer manager is as follows:

	Class A Shares	Class T Shares
Dealer Manager Fee (per share)	3.0%	2.75%

Distribution and Shareholder Servicing Fees (Class T Shares Only)

In addition, our dealer manager will receive annual distribution and shareholder servicing fees of 1.0% of the amount of our estimated NAV for our Class T Shares purchased. The distribution and shareholder servicing fee will accrue daily and be paid quarterly in arrears. Our dealer manager will reallow the ongoing distribution and shareholder servicing fee to the selected dealer who initially sold the Class T Shares to a stockholder or, if applicable, to a subsequent broker-dealer of record of the Class T Shares so long as the subsequent broker-dealer is party to a selected dealer agreement with the dealer manager that provides for such reallowance.

We will cease paying the distribution and shareholder servicing fee with respect to the Class T shares sold in this offering at the earlier of: (i) the date at which, in the aggregate, underwriting compensation from all sources, including the distribution and shareholder servicing fee, any organization and offering fee paid for underwriting and underwriting compensation paid by the sponsor and its affiliates, equals 10% of the gross proceeds from our primary offering (i.e., the gross proceeds of this offering of Class A and Class T Shares excluding proceeds from sales pursuant to our distribution reinvestment plan), calculated as of the same date that we calculate the aggregate distribution and shareholder servicing fee; and (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our DRIP offering) terminates. We cannot predict if or when this will occur.

Our dealer manager may, in its discretion, re-allow to selected dealers up to 100% of the distribution and shareholder servicing fee in connection with the distribution of the shares of our Class T common stock.

The dealer manager may re-allow to a selected dealer a portion of its dealer manager fee to that selected dealer as a marketing fee based upon such factors as:

  •
  the volume of sales estimated to be made by the selected dealer; or

  •
  the selected dealer's agreement to provide one or more of the following services:

  •
  providing internal marketing support personnel and marketing communications vehicles to assist the dealer manager in our promotion;

  •
  responding to investors' inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the markets in which we have invested;

  •
  assisting investors with redemptions; or

  •
  providing other services requested by investors from time to time and maintaining the technology necessary to adequately service investors.

  •
  In addition, our dealer manager may reimburse certain of our selected dealers for:

  •
  technology costs; and

  •
  other costs and expenses associated with the primary offering, the facilitation of the marketing of our shares, such as the expenses associated with a web-based platform to assist in identifying potential investors, and the ownership of such shares by our selected dealers' customers.

These costs will be paid out of the dealer manager fee. There is a possibility that these reimbursements may cause the aggregate compensation paid to a particular selected dealer to exceed ten percent of its sales. For a more complete discussion of all compensation and fees paid in connection with the offering, see "Management Compensation."

Carey Financial, as our dealer manager, provides services to us, which include conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions concerning this offering. We pay Carey Financial a dealer manager fee of 3.0% and 2.75% of the price per Class A and Class T Share, respectively. In addition to re-allowing a portion of the dealer manager fee as a marketing fee, the fee will also be used for certain costs that are viewed by FINRA as included in the 10% underwriting compensation limit, such as the cost of the following activities:

  •
  travel and entertainment expenses;

  •
  compensation of Carey Financial's employees in connection with wholesaling activities;

  •
  expenses incurred in coordinating broker-dealer seminars and meetings;

  •
  wholesaling expense reimbursements paid by Carey Financial or its affiliates to other entities;

  •
  the national and regional sales conferences of our selected dealers;

  •
  training and education meetings for registered representatives of our selected dealers; and

  •
  permissible forms of non-cash compensation to registered representatives of our selected dealers, such as logo apparel items and gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target. These gifts would include, but not be limited to, seasonal gifts.

The maximum amount of all items of compensation we may pay to Carey Financial and the selected dealers is set forth in the table below. For a complete description of these fees, see "Management Compensation." This table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and Selected Dealer Compensation

	Maximum Aggregate(1)	Percent of the Gross Offering Proceeds
Class A common stock
Selling Commission	$38,227,258	7.0%
Dealer Manager Fee	$16,911,925	3.0%
Class T common stock
Selling Commission	$16,659,190	2.0%
Distribution and Shareholder Servicing Fees	—(2)	—(2)
Dealer Manager Fee	$22,968,679	2.75%

(1)
The maximum aggregate compensation assumes (i) the sale of $1.4 billion of common stock, (ii) the actual sales of Class A Shares and Class T Shares in the offering from inception through March 4, 2016, (iii) 40% and 60% of the remaining shares sold in the primary offering are Class A and Class T Shares, respectively and (iv) we incur no leverage.

(2)
The distribution and shareholder servicing fees are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and shareholder servicing fee with respect to the Class T shares sold in this offering at the earlier of: (i) the date at which, in the aggregate, underwriting compensation from all sources, including the distribution and shareholder servicing fee, any organization and offering fee paid for underwriting and underwriting compensation paid by the sponsor and its affiliates, equals 10% of the gross proceeds from our primary offering (i.e., the gross proceeds of this offering of Class A and Class T Shares excluding proceeds from sales pursuant to our distribution reinvestment plan), calculated as of the same date that we calculate the aggregate distribution and shareholder servicing fee; and (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates. We cannot predict if or when this will occur. If $1.4 billion in shares (consisting of $564.8 million in Class A Shares, at $11.70 per share, and $835.2 million in Class T Shares, at $11.05 per share) is sold in the offering, then the maximum amount of distribution and shareholder servicing fees payable to Carey Financial is estimated to be $39.1 million, before the 10% underwriting compensation limit is reached.

We will reimburse our dealer manager and selected dealers for reasonable bona fide due diligence expenses incurred which are supported by a detailed and itemized invoice. Such reimbursements are subject to the limitations on organization and offering expenses described below. In this regard, our advisor may advance the due diligence reimbursements to the dealer manager and the selected dealers for which we will reimburse our advisor.

Under FINRA rules, the total underwriting compensation to be paid to Carey Financial and selected dealers from any source in connection with the primary offering, including selling commissions, the dealer manager fee and the distribution and shareholder servicing fee may not exceed 10% of our gross offering proceeds from the sale of shares in our primary offering. Carey Financial and we will monitor the payment of all fees and expense reimbursements to assure that this 10% underwriting compensation limit is not exceeded. Our dealer manager will reimburse us for any underwriting compensation in excess of FINRA's 10% underwriting compensation limit in the event the offering is abruptly terminated after reaching the minimum offering amount, but before reaching the maximum offering amount.

In addition to the 10% underwriting compensation limit, FINRA and many states also limit the total organizational and offering expenses (including selling commissions and the dealer manager fee) that we may incur to 15% of our gross offering proceeds. Our advisor has agreed to reimburse any organizational and offering expenses, excluding selling commissions and the dealer manager fee that in the aggregate exceed the maximum expense cap. The maximum expense cap ranges from 1.5% – 4% of the gross offering proceeds, depending on the gross proceeds of shares sold. We expect that our total organizational and offering expenses, including selling commissions and the dealer manager fee but excluding the distribution and shareholder servicing fee, in connection with the primary offering to be approximately $102.5 million if the maximum of 140,000,000 shares are sold in the offering (assuming the actual sales of Class A Shares and Class T Shares in the offering from inception through March 4, 2016 and that 40% and 60% of the remaining shares sold are Class A Shares and Class T Shares, respectively). During the course of the offering we may pay up to 5% of our gross offering proceeds for organizational and offering expenses (excluding selling commissions and the dealer manager fee) and at the end of the offering our advisor will reimburse us so that our organizational and offering expenses (excluding selling commissions and the dealer manager fee) do not exceed 4% of the gross proceeds from this offering if the gross proceeds are less than $500.0 million, 2% of the gross proceeds from this offering if the gross proceeds are $500.0 million or more but less than $750.0 million, and 1.5% of the gross proceeds from this offering if the gross proceeds are $750.0 million or more.

Volume Discounts

Class A Shares

We will offer a reduced share purchase price on our Class A Shares in the offering to single purchasers on orders of more than $500,000, which we refer to in this prospectus as "volume discounts." Discounts are not applicable to shares purchased pursuant to our distribution reinvestment plan. Selling commissions paid to the dealer manager and selected dealers will be reduced by the amount of the discount. The share purchase price of Class A Shares will be reduced for each incremental share purchased in the total volume ranges set forth in the table below.

Dollar Volume of Shares Purchased For A "Single" Purchaser	Purchase Price Per Share to Investors	Selling Commission Per Share Price For Incremental Share In Volume Discount Range
$2,000 – $500,000	$11.70	7.0%
500,001 – 1,000,000	$11.58	6.0%
1,000,001 – 2,000,000	$11.47	5.0%
2,000,001 – 3,000,000	$11.35	4.0%
3,000,001 – 5,000,000	$11.23	3.0%

For example, a single purchaser would receive 47,052.8320 shares rather than 47,008.5470 shares for an investment of $550,000 and the selling commission would be $38,000. The discount would be calculated as follows: On the first $500,000 of the investment there would be no discount and the purchaser would receive 42,735.0427 shares at $11.70 per share. On the remaining $50,000, the per share price would be $11.58 and the purchaser would receive 4,317.7893 shares.

An eligible investor may request their qualifying purchase within the offering be combined with their previous purchase or purchases of our Class A Shares by checking the appropriate box and providing requested information under the "Investment" section of our order form. To the extent an investor qualified for a volume discount on a particular purchase, any subsequent purchase, regardless of the number of shares subscribed for in that purchase (other than through the distribution reinvestment plan), will also qualify for that volume discount or, to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for $450,000, and a second purchase is for $80,000, then the first $50,000 of the second purchase will be priced at $11.70 per share and the remaining $30,000 of the second purchase will be priced at $11.58 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing on the order form and will be subject to our verification that all of the orders were made by a single purchaser.

Class T Shares

We will offer a reduced share purchase price on our Class T Shares in the offering to single purchasers on orders of more than $1,000,000, which we refer to in this prospectus as "volume discounts." Discounts are not applicable to shares purchased pursuant to our distribution reinvestment plan. Selling commissions paid to the dealer manager and selected dealers will be reduced by the amount of the discount. The share purchase price of Class T Shares will be reduced for each incremental share purchased in the total volume ranges set forth in the table below.

Dollar Volume of Shares Purchased for A "Single" Purchaser	Purchase Price Per Share to Investors	Selling Commission Per Share Price For Incremental Share in Volume Discount Range
$2,000 – $1,000,000	$11.05	2.0%
$1,000,001 – 5,000,000	$10.94	1.0%

For example, a single purchaser would receive 95,068.1214 shares rather than 95,022.6244 shares for an investment of $1,050,000 and the selling commission would be $20,500. The discount would be calculated as follows: On the first $1,000,000 of the investment there would be no discount and the purchaser would receive 90,497.7375 shares at $11.05 per share. On the remaining $50,000, the per share price would be $10.94 and the purchaser would receive 4,570.3839 shares.

An eligible investor may request their qualifying purchase within the offering be combined with their previous purchase or purchases of our Class T Shares by checking the appropriate box and providing requested information under the "Investment" section of our order form. To the extent an investor qualified for a volume discount on a particular purchase, any subsequent purchase, regardless of the number of shares subscribed for in that purchase (other than through the distribution reinvestment plan), will also qualify for that volume discount or, to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for $950,000 and a second purchase is for $80,000, then the first $50,000 of the second purchase will be priced at $11.05 per share and the remaining $30,000 of the second purchase will be priced at $10.94 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing on the order form and will be subject to our verification that all of the orders were made by a single purchaser.

Application of Volume Discounts

For purposes of determining investors eligible for volume discounts, investments made by accounts in the same share class with the same primary account holder, as determined by the account tax identification number, may be combined. This includes individual accounts and joint accounts that have the same primary holder as any individual account. Investments made through individual retirement accounts may also be combined with accounts that have the same tax identification number as the beneficiary of the individual retirement account.

In the event orders are combined, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Any reduction of the selling commission otherwise payable to Carey Financial or a selected dealer will be credited to the purchaser as additional shares. Unless investors correctly indicate on the order form that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

The volume discount will be prorated among the separate accounts considered to be a single purchaser. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. Shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the plan will not be combined with other subscriptions for shares by the participant.

Any reduction in selling commissions will reduce the effective purchase price per share to the investor involved but will not alter the proceeds available to us with which to acquire properties or use for other corporate purposes. All investors will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced selling commissions will receive higher returns on their investments in us as compared to investors who do not pay reduced selling commissions.

Selling commissions and the dealer manager fee for purchases of more than $5.0 million are negotiable. Selling commissions and the dealer manager fee paid will in all cases be the same for the same level of sales and once a price is negotiated with the initial purchaser this will be the price for all purchases at that volume. In the event of a sale of more than $5.0 million, we will supplement this prospectus to include:

  •
  the aggregate amount of the sale;

  •
  the price per share paid by the purchaser; and

  •
  a statement that other similar investors wishing to purchase at that volume of securities will pay the same price for that volume of securities.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

  •
  there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

  •
  all purchasers of the shares must be informed of the availability of quantity discounts;

  •
  the same volume discounts must be allowed to all purchasers of shares which are part of the offering;

  •
  the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

  •
  the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and

  •
  no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Shares Purchased by Broker-Dealers Participating in the Offering and our Affiliates

We may sell Class A Shares and Class T Shares to selected dealers, their retirement plans, their representatives, employees and the family members, IRAs and the qualified plans of their representatives at a purchase price of $10.88 per Class A Share or $10.83 per Class T Share, which is net of the selling commissions. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, cousin, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. The net offering proceeds we receive will not be affected by the discounted sales price of such shares.

Our officers and directors and their family members, as defined above, as well as our advisor, subadvisor and its affiliates and the officers, directors, and employees of our advisor, subadvisor and its affiliates and their family members and if approved by our board, consultants, may purchase directly from us Class A Shares or Class T Shares offered in this offering at $10.53 per share, which is net of all selling commissions and the dealer manager fee. Except for certain share ownership and transfer restrictions contained in our charter, there is no limit on the number of shares that may be sold to such persons. The net offering proceeds we receive will not be affected by the reduced sales price of such shares. Such persons shall be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

Investments through IRA Accounts

We may engage a custodian to act as an IRA custodian for original stockholders who desire to establish an IRA. We will provide the name(s) of such IRA custodian(s) in a prospectus supplement. Our advisor may determine to pay (1) the fees related to the establishment of investor accounts with such IRA custodians in connection with sales recommended by registered investment advisors or sales of more than $5,000,000, and (2) the fees related to the maintenance of any such account for the first year following its establishment, and such payment will be treated as a purchase price reduction. Thereafter, the IRA custodian(s) may provide this service to our stockholders at such stockholder's expense with annual maintenance fees charged to the stockholder. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.

Other Sales

From time to time, we or our operating partnership may sell equity securities to institutional investors. We may sell shares of our common stock directly to institutional investors in this offering or we and our operating partnership may sell equity interests in other public offerings or private placement transactions. Such sales may be based upon the price at which shares of common stock are being sold in this offering, or they may be at negotiated prices and on terms that are different from the terms of this offering. We may pay commissions to placement agents, selected dealers, brokers and our dealer manager in connection with such transactions that are different from the dealer manager fees and selling commissions described above. In the event of a sale to an institution in this offering at a negotiated price, then we will supplement this prospectus to include:

  •
  the aggregate amount of the sale;

  •
  the price per share paid by the institution; and

  •
  a statement that other similar institutions wishing to purchase at that volume of securities will pay the same price for that volume of securities.

For a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock, see "United States Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders."

Arrangements with Respect to Money Held in the Escrow Account and the Interest-Bearing Account

When a Selected Dealer's internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by the Selected Dealer from the subscriber, the Selected Dealer shall transmit the Subscription Agreement and check to the Transfer Agent by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to the Selected Dealer's internal supervisory procedures, the Selected Dealer's final internal supervisory procedures are conducted at a different location (the "Final Review Office"), the Selected Dealer shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following the Selected Dealer's receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to the Transfer Agent. If any Subscription Agreement solicited by the Selected Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within 10 business days from the date of rejection. Payment for shares is to be sent to our Transfer Agent.

As soon as practicable after the date a stockholder is admitted to CWI 2, we will pay to such stockholder whose funds had been held in escrow for at least 20 days its share of interest earned at then-current money market rates. Interest, if any, earned on funds held in escrow will be payable to you only if your funds have been held in escrow by our escrow agent for at least 20 days or more from the date of receipt of the funds by our escrow agent. You will not otherwise be entitled to interest earned on funds held by our escrow agent. Interest earned, but not payable to you, will be paid to us. It is our intention to admit stockholders generally on a daily basis. If your subscription is rejected, your funds, without interest or reductions for offering expenses, commissions or fees, will be returned to you within 10 business days after the date of such rejection.

The sale to a stockholder may not be completed until at least five business days after the date the stockholder receives a final prospectus. The sale of shares pursuant to the order form will not be complete until we issue a written confirmation of purchase to you. In the case of broker-controlled accounts, confirmation will be sent to the broker which will then provide confirmation to the client. While your funds are held in escrow or in the interest-bearing account and at any time prior to the date the sale is completed, you may withdraw your order by notifying your broker-dealer.

 REPORTS TO STOCKHOLDERS

We provide periodic reports to stockholders regarding our operations over the course of the year. Financial information contained in all reports to stockholders will be prepared on the accrual basis of accounting in accordance with GAAP. Tax information will be mailed to the stockholders by January 31 of each year. Our annual report, which will include financial statements audited and reported upon by independent public accountants, will be furnished within 120 days following the close of each fiscal year, or such shorter period (but not less than 90 days) as may be required by law. Our quarterly report on Form 10-Q will be furnished within 45 days after the close of each quarterly fiscal period, or such shorter period as may be required by law. The annual financial statements will contain:

  •
  the ratio of the costs of raising capital during the period to the capital raised;

  •
  an estimated value per share, the method by which that value was determined, and the date of the data used to develop the estimated value;

  •
  the aggregate amount of advisory fees and the aggregate amount of other fees paid to the advisor and any affiliate of the advisor by us and including fees or charges paid to the advisor and any affiliate of the advisor by third parties doing business with us;

  •
  our total operating expenses, stated as a percentage of average invested assets and as a percentage of our adjusted net income;

  •
  a report from the independent directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination; and

  •
  separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving us, our directors, our advisor, W. P. Carey and any affiliate thereof occurring in the year for which the annual report is made. Independent directors are specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

The board of directors, including the independent directors, must take reasonable steps to ensure that the above requirements are met.

If a distribution is not being funded from funds from operations, our stockholders resident in Arizona, California, Maryland, New Jersey and New York will be provided disclosure that provides the percentage and dollar amount that is being funded from funds from operations activities and the percentage and dollar amount that is being funded by offering proceeds or borrowings.

We may also receive requests from stockholders and their advisors to answer specific questions and report to them regarding our operations over the course of the year utilizing means of communication in addition to the periodic written reports referred to in the previous paragraph. Personnel from our dealer manager and our advisor's investor relations group will endeavor to meet any such reasonable request electronically or in person. We expect that the costs not material to our total operation budget will be incurred to provide this stockholder service.

Investors have the right under applicable federal and Maryland laws to obtain information about us and, at their expense, may obtain a list of names and addresses of all of the stockholders under certain conditions. See "Description of Shares — Meetings and Special Voting Requirements." Stockholders also have the right to inspect and duplicate our appraisal records. In the event that the SEC promulgates rules and/or in the event that the applicable guidelines of the North American Securities Administrators Association, Inc., are

amended so that, taking these changes into account, our reporting requirements are reduced, we may cease preparing and filing some of the aforementioned reports if the directors determine this action to be in the best interest of us and if this cessation is in compliance with the rules and regulations of the commission and state securities law and regulations, both as then amended.

LEGAL OPINIONS

Certain legal matters, including the legality of the shares to be issued in this offering, were passed upon for us by Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019 and Venable LLP, 750 E. Pratt Street, Suite 900, Baltimore, MD 21202.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CWI Sawgrass Holdings LLC as of December 31, 2014 and for the period of October 3, 2014 to December 31, 2014, incorporated in this Post-Effective Amendment No. 5 by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on June 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MLQ SGR Holdco III, L.L.C as of December 31, 2013 and for the period of January 1, 2014 to October 2, 2014, incorporated in this Post-Effective Amendment No. 5 by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on June 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Nashville Hotel Group LLC as of December 31, 2014 and 2013 and for the years then ended, incorporated in this Post-Effective Amendment No. 5 by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on July 17, 2015, have been audited by RSM US LLP (formerly McGladrey LLP) an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Denver Downtown Hotel LLC as of September 30, 2015 and December 31, 2014 and for the nine months ended September 30, 2015 and the year ended December 31, 2014, incorporated in this Post-Effective Amendment No. 5 by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on January 20, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of WPPI Bellevue MFS, LLC as of September 30, 2015 and for the nine months then ended, incorporated in this Post-Effective Amendment No. 5 by reference within the Form 8-K/A filed by Carey Watermark Investors 2 Incorporated on April 8, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of GB Key Biscayne Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013 and for the three year period ended December 31, 2014, included in the Current Report on Form 8-K/A, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

 SALES LITERATURE

In addition to and apart from this prospectus, we will use sales material in connection with this offering. This material may include, but is not limited to, the following:

  •
  an investor sales promotion brochure;

  •
  prospecting letters or mailers and seminar invitations;

  •
  media advertising inviting seminar attendance;

  •
  a brochure describing the investment committee;

  •
  information on a website;

  •
  a presentation using a computer;

  •
  reprints of articles about us or the lodging industry;

  •
  a fact sheet describing acquisitions;

  •
  a slide presentation and studies of the prior performance of entities managed by our advisor, the subadvisor and/or their respective affiliates;

  •
  broker-dealer updates;

  •
  an electronic media presentation;

  •
  a video presentation;

  •
  a cd-rom presentation;

  •
  a script for telephonic marketing; and

  •
  certain third party articles.

In some jurisdictions the sales material will not be available. Other than as described herein, we have not authorized the use of other sales material. This offering is made only by means of this prospectus. Although the information contained in the material will not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

 FURTHER INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. You may read and copy our registration statement and all of its exhibits, which we have filed, at the SEC's Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The address of this website is http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. We have not knowingly made any untrue statement of a material fact or omitted to state any fact required to be stated in the registration statement, including this prospectus, or necessary to make the statements therein not misleading.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we "incorporate by reference" certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 14, 2016;

  •
  our Current Report on Form 8-K/A, filed on April 8, 2016;

  •
  our Current Report on Form 8-K, filed on April 6, 2016;

  •
  our Current Report on Form 8-K, filed on March 14, 2016;

  •
  our Current Report on Form 8-K, filed on February 17, 2016;

  •
  our Current Report on Form 8-K, filed on January 28, 2016;

  •
  our Current Report on Form 8-K/A, filed on January 20, 2016;

  •
  our Current Report on Form 8-K, filed on December 23, 2015;

  •
  our Current Report on Form 8-K, filed on November 9, 2015;

  •
  our Current Report on Form 8-K/A, filed on August 14, 2015;

  •
  our Current Report on Form 8-K/A, filed on July 17, 2015;

  •
  our Current Report on Form 8-K/A, filed on June 17, 2015;

  •
  our Current Report on Form 8-K, filed on June 4, 2015; and

  •
  our Current Report on Form 8-K, filed on May 7, 2015.

ANNEX A

PRIOR PERFORMANCE TABLES

              The information presented in the following tables in this Annex A represents the historical experience of the prior programs (the "Prior Programs") sponsored by affiliates of W. P. Carey and the record of the Prior Programs in meeting their investment objectives.

              These tables are as follows:

    Table I — Experience in Raising and Investing Funds

    Table III — Operating Results of Prior Programs

    Table IV — Results of Completed Programs

    Table V — Sales or Dispositions of Properties

              Persons who purchase shares in CWI 2 will not thereby acquire any ownership interest in any of the Prior Programs to which these tables relate. It should not be assumed that investors in CWI 2 will experience results comparable to those experienced by investors in the Prior Programs. Neither CWI 2 nor any of the other Prior Programs is a mutual fund or any other type of investment company within the meaning of the Investment Company Act or subject to regulations thereunder. See "Prior Programs" elsewhere in this prospectus.

              Upon request to W. P. Carey's Director of Investor Relations, 50 Rockefeller Plaza, New York, NY 10020, it will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC for CPA®:15, CPA®:16 — Global, CPA®:17 — Global and CWI 1, as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

              The following are definitions of certain terms used throughout the Prior Performance Tables:

              "Acquisition Fees" means the fees and commissions paid to the advisor in connection with structuring and negotiating investments and related mortgage financing.

              "GAAP" means accounting principles generally accepted in the United States of America.

              "Total Acquisition Cost" represents the contract purchase price plus acquisition fees and other prepaid costs related to the purchase of investments.

              Unless otherwise indicated in the tables, all information contained in the following tables reflects historical information of the Prior Programs as of the dates, and for the periods, presented. Since December 31, 2011, certain of the Prior Programs have engaged, and in the future may engage, in dispositions of assets that may result in such Prior Programs having to retrospectively adjust their financial results for prior periods to reflect the assets sold or held for sale as discontinued operations pursuant to current authoritative accounting guidance. The following tables do not give effect to any such adjustments by the Prior Programs, with the exception of Table III, which reflects the retrospective adjustment of the operating results of CPA®:17 — Global for the years ended December 31, 2011, 2012 and 2013 for the disposition of assets during 2013.

 TABLE I

Experience in Raising and Investing Funds as of December 31, 2015

              Table I includes information showing how investors' funds have been dealt with in completed offerings of the Prior Programs, the primary offerings of which have closed since January 1, 2013, particularly focusing on the amount raised available for investment and the timeframe for raising and investing funds.

              The information in this table should not be considered as indicative of our possible performance. Purchasers of shares offered by this prospectus will not have any ownership in the other CPA® Programs or CWI 1.

	CPA®:17 — Global(1)	CWI 1(2)	CWI 1(3)	CPA®:18 — Global(4)
Dollar amount offered	$1,475,000,000	$1,237,500,000	$650,000,000	$1,400,000,000
Dollar amount raised(5)	$1,347,279,762	$575,809,917	$577,358,210	$1,243,518,578
Length of offering (in months)	22	36	12	23
Months to invest 90% of amount available for investment (from beginning of offering)	21	43	23	27

FOOTNOTES

(1)
Reflects information from CPA®:17 — Global's follow-on offering, which closed in January 2013.

(2)
Reflects information from CWI 1's initial public offering, which closed in September 2013.

(3)
Reflects information from CWI 1's follow-on offering, which closed in December 2014.

(4)
Reflects information from CPA®:18 — Global's initial public offering, which closed in April 2015

(5)
Excludes reinvested distributions through the distribution reinvestment plan.

 TABLE III

Operating Results of Prior Programs

              Table III includes information showing the operating results of Prior Programs, the offerings of which have closed subsequent to January 1, 2011. This Table is designed to provide the investor with information on the financial operations of such Prior Programs for the five most recent fiscal years. The results shown in this Table are in all cases for years ended December 31.

              The information in this table should not be considered as indicative of our possible operations. Purchasers of shares offered by this prospectus will not have any ownership in the CPA® REITs or CWI 1. The CPA® REITs and CWI 1 may obtain mortgage financing in the future which would make additional funds available for investment by the funds. Any additional investment may significantly alter the information presented in this table.

              For more current information on the Prior Programs included in the Tables below, please see their respective Annual Reports on Form 10-K filed with the SEC in March 2016.

	CPA®:17 — Global
	2011	2012	2013	2014	2015
Summary Operating Results
Revenues	$192,114,000	$289,977,000	$362,772,000	$396,706,000	$426,947,000
Operating expenses	83,384,000	164,546,000	216,832,000	221,226,000	218,892,000
Operating income	108,730,000	125,431,000	145,940,000	175,480,000	208,055,000
Interest expense	50,982,000	72,271,000	88,656,000	93,001,000	93,551,000
Net income	75,933,000	70,094,000	67,649,000	106,993,000	124,120,000
Net income attributable to noncontrolling interests	(21,190,000)	(26,498,000)	(28,935,000)	(32,842,000)	(39,915,000)
Net income attributable to CPA®:17 — Global stockholders	54,743,000	43,596,000	38,714,000	74,151,000	84,205,000
Summary Statement of Cash Flows
Net cash provided by operating activities	102,590,000	158,004,000	182,598,000	210,055,000	243,884,000
Net cash used in investing activities	(759,626,000)	(838,787,000)	(533,189,000)	(214,927,000)	(348,065,000)
Net cash provided by (used in) financing activities	670,616,000	1,150,361,000	109,239,000	(126,182,000)	(9,709,000)
Amount and Source of Distributions
Total distributions paid to common stockholders	102,503,000	147,649,000	198,440,000	209,054,000	215,914,000
Distribution data per $1,000 invested
Total distributions paid to common stockholders (on cash basis)(1):	65	65	65	65	65
From operations, refinancings, and sales of properties	65	65	65	65	65
From offering proceeds	—	—	—	—	—
Summary Balance Sheet
Total assets (before depreciation and amortization)	3,119,592,000	4,567,001,000	4,953,762,000	4,939,455,000	5,046,552,000
Total assets (after depreciation and amortization)	3,052,363,000	4,426,063,000	4,712,539,000	4,605,897,000	4,626,015,000
Total liabilities	1,321,039,000	1,906,433,000	2,226,815,000	2,220,500,000	2,331,420,000
Estimated per share value(2)	10.00	10.00	9.50	9.72	10.24

FOOTNOTES

(1)
Distribution coverage shown has been computed using net cash provided by operating activities. CPA®:17 — Global utilizes net cash provided by operating activities to measure its distribution coverage.

(2)
Amount represents the offering price of $10.00 per share until a NAV became available in March 2014 as of December 31, 2013.

	CWI 1
	2011	2012	2013	2014	2015
Summary Operating Results(1)
Revenues	$—	$13,036,000	$122,223,000	$348,079,000	$542,103,000
Operating expenses	1,783,000	20,840,000	137,391,000	340,863,000	518,166,000
Operating (loss) income	(1,783,000)	(7,804,000)	(15,168,000)	7,216,000	23,937,000
Interest expense	11,000	1,199,000	14,020,000	36,405,000	54,514,000
Net loss	(712,000)	(3,842,000)	(30,399,000)	(33,720,000)	(30,640,000)
Loss (income) attributable to noncontrolling interests	—	1,119,000	(1,507,000)	988,000	4,915,000
Net loss attributable to CWI 1 stockholders	(712,000)	(2,723,000)	(31,906,000)	(32,732,000)	(25,725,000)
Summary Statement of Cash Flows
Net cash (used in) provided by operating activities	(1,091,000)	(2,558,000)	(1,174,000)	33,536,000	61,269,000
Net cash used in investing activities	(33,466,000)	(137,585,000)	(765,477,000)	(716,561,000)	(652,544,000)
Net cash provided by financing activities	42,255,000	162,841,000	845,295,000	904,463,000	343,576,000
Amount and Source of Distributions
Total distributions paid to common stockholders	606,000	3,110,000	14,193,000	40,973,000	69,481,000
Distribution data per $1,000 invested
Total distributions paid to common stockholders (on cash basis)(2)(3):	30	45	50	55	56
From operations, refinancings, and sales of properties	—	—	50	45	56
From offering proceeds	30	45	—	10	—
Summary Balance Sheet
Total assets (before depreciation and amortization)	41,775,000	231,151,000	1,102,004,000	2,063,242,000	2,578,480,000
Total assets (after depreciation and amortization)	41,775,000	229,758,000	1,083,368,000	2,002,255,000	2,460,346,000
Total liabilities	1,231,000	96,376,000	609,083,000	1,055,310,000	1,504,899,000
Estimated per share value(4)	10.00	10.00	9.00	10.30	10.66

FOOTNOTES

(1)
CWI 1 acquired its first consolidated hotel in May 2012.

(2)
Distribution coverage shown has been computed using net cash (used in) provided by operating activities. CWI 1 generally utilizes funds from operations, or FFO, to measure its distribution coverage. CWI 1's distribution coverage using FFO was approximately 42% of total distributions on a cumulative basis through December 31, 2015, with the balance funded with proceeds from CWI 1's offerings.

(3)
Amount for 2012 excludes $0.050 of distributions per share payable in shares of CWI 1's common stock. Amount for 2013 excludes $0.100 of distributions per share payable in shares of CWI 1's common stock.

(4)
Amount represents the offering price of $10.00 per share until a NAV became available in December 2013 as of December 31, 2013.

	CPA®:18 — Global
	2012(1)	2013	2014	2015
Summary Operating Results
Revenues	$—	$3,292,000	$54,317,000	$135,943,000
Operating expenses	—	2,304,000	95,131,000	151,147,000
Operating income (loss)	—	988,000	(40,814,000)	(15,204,000)
Interest expense	—	1,250,000	15,753,000	35,170,000
Net loss	—	(241,000)	(56,556,000)	(49,326,000)
Net (income) loss attributable to noncontrolling interests	—	(390,000)	689,000	(8,406,000)
Net loss attributable to CPA®:18 — Global stockholders	—	(631,000)	(55,867,000)	(57,732,000)
Summary Statement of Cash Flows
Net cash provided by (used in) operating activities	—	2,262,000	(9,914,000)	35,563,000
Net cash used in investing activities	—	(223,813,000)	(945,583,000)	(897,773,000)
Net cash provided by financing activities	—	330,308,000	1,282,829,000	555,795,000
Amount and Source of Distributions
Total distributions paid to common stockholders	—	115,000	37,636,000	75,936,000
Distribution data per $1,000 invested
Total distributions paid to common stockholders (on cash basis) — Class A shares(2):	—	12	62	62
From operations, refinancings, and sales of properties	—	12	—	62
From offering proceeds	—	—	62	—
Total distributions paid to common stockholders (on cash basis) — Class C shares(2):	—	10	53	53
From operations, refinancings, and sales of properties	—	10	—	53
From offering proceeds	—	—	53	—
Summary Balance Sheet
Total assets (before depreciation and amortization)	209,000	356,952,000	1,638,233,000	2,229,043,000
Total assets (after depreciation and amortization)	209,000	355,670,000	1,615,884,000	2,143,660,000
Total liabilities	—	105,199,000	615,656,000	1,190,952,000
Estimated per share value — Class A(3)	—	10.00	10.00	7.90
Estimated per share value — Class C(4)	—	9.35	9.35	7.90

FOOTNOTES

(1)
CPA®:18 — Global commenced its initial public offering in May 2013 and acquired its first property in August 2013.

(2)
Distribution coverage shown has been computed using net cash provided by (used in) operating activities. CPA®:18 — Global utilizes funds from operations, or FFO, to measure its distribution coverage. CPA®:18 — Global's distribution coverage using FFO was approximately 2.6% of total distributions on a cumulative basis through December 31, 2015, with the balance funded with proceeds from CPA®:18 — Global's offering.

(3)
Amount represents the offering price of $10.00 per share until a NAV became available in March 2016 as of December 31, 2015.

(4)
Amount represents the offering price of $9.35 per share until a NAV became available in March 2016 as of December 31, 2015.

 TABLE IV

Results of Completed Programs

              Table IV provides information on Prior Programs that have completed operations from January 1, 2011 through December 31, 2015.

              The information presented in this table should not be considered as indicative of our possible operations.

	CPA®:14	CPA®:15	CPA®:16 — Global
Dollar amount raised	$657,943,000	$1,046,176,000	$1,102,669,000
Date of closing of offering	Nov-01	Aug-03	Jan-07
Duration (months)	167	139	121
Annualized return on investment(1)	8.96%	9.58%	7.56%
Median annual leverage	60%	62%	60%
Aggregate compensation paid or reimbursed to the Advisor(2)	$357,365,370	$387,826,875	$340,613,288

FOOTNOTES

(1)
Annualized return = total return / number of years in program. Total return = [(total distributions + liquidation value) — original investment] / original investment.

(2)
Amounts include approximately $86.6 million, $114.5 million, and $133.9 million paid from CPA®:14, CPA®:15, and CPA®:16 — Global, respectively, to the Advisor from proceeds of offering, $216.1 million, $272.4 million, and $205.4 million paid from CPA®:14, CPA®:15, and CPA®:16 — Global, respectively, to the Advisor from operations, and $54.6 million, $0.9 million, and $1.3 million paid from CPA®:14, CPA®:15, and CPA®:16 — Global, respectively, to the Advisor from property sales and refinancing.

TABLE V

Sales or Dispositions of Properties as of December 31, 2015

              Table V provides information on the sales and dispositions of property held by our Prior Programs (CPA®:16 — Global, CPA®:17 — Global, and CWI 1) since January 1, 2013.

              The information in this table should not be considered as indicative of our possible performance. Purchasers of the shares offered by this prospectus will not have any ownership in the CPA® REITs or CWI 1.

			Selling Price net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs(1)
Property (Lessee)	Date acquired	Date of sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	Excess (deficiency) of operating receipts over cash expenditures(2)
Barjan LLC(3)	May-11	Feb-13	$7,035,371	$—	$—	NONE	$7,035,371	$—	$8,830,000	$8,830,000	$201,264
Childtime Childcare, Inc.(4)	May-11	Mar-13, Jul-13, Aug-13, Sep-13, Oct-13, Nov-13	13,006,259	—	—	NONE	13,006,259	5,729,237	5,407,888	11,137,125	2,901,497
Metagenics, Inc.(5)	May-11	Mar-13	10,722,134	—	—	NONE	10,722,134	—	13,900,000	13,900,000	2,073,421
Garden Ridge, L.P.(6)	May-11	Mar-13	4,925,330	4,708,794	—	NONE	9,634,124	4,946,468	2,843,955	7,790,423	801,223
RR Donnelley & Sons Company(7)	May-11	Apr-13	(6,045)	—	—	NONE	(6,045)	—	4,350,345	4,350,345	6,746,324
Waddington North America, Inc.(8)	May-11	Jun-13	1,639,967	—	—	NONE	1,639,967	—	8,407,651	8,407,651	5,078,260
BA Kitchen Components Limited(9)	May-11	Jun-13	1,490,620	—	—	NONE	1,490,620	—	841,248	841,248	—
Fraikin SAS(10)	Dec-06	Jul-13	732,751	3,856,252	—	NONE	4,589,003	3,592,479	792,120	4,384,599	537,679
The Hotel Maya and The Residence Inn(11)	May-11	Jul-13	22,620,549	—	—	NONE	22,620,549	—	20,466,041	20,466,041	2,992,871
Tower Automotive Products Co., Inc.(12)	May-11	Aug-13	548,150	320,000	—	NONE	868,150	912,760	1,102,795	2,015,555	2,210,221
Southwest Convenience Stores, LLC(13)	Jul-06	Aug-13	26,848	420,000	—	NONE	446,848	—	67,411	67,411	9,451
RLJ-McLarty-Landers Automotive Holdings, LLC(14)	Sep-12	Aug-13	92,920	—	—	NONE	92,920	—	14,774	14,774	—
Gerber Scientific, Inc.(15)	May-11	Sep-13	4,085,746	—	—	NONE	4,085,746	—	4,776,693	4,776,693	1,106,342
Hillsboro Hotel Operator TRS, Inc.(16)	May-10	Oct-13	14,912,383	5,121,404	—	NONE	20,033,787	5,887,800	6,312,174	12,199,974	4,561,808
Katun Corporation(17)	May-11	Oct-13	6,307,204	—	—	NONE	6,307,204	2,957,944	2,651,511	5,609,455	1,110,382
The Talaria Company, LLC(18)	May-05	Oct-13	14,837,067	25,702,644	—	NONE	40,539,711	35,000,000	23,115,183	58,115,183	14,222,074
Telcordia Technologies, Inc.(19)	Mar-05	Dec-13	(43,086,799)	70,395,599	—	NONE	27,308,800	33,146,121	15,296,086	48,442,207	16,027,207
Crowne Group, LLC(20)	Dec-13, Mar-14	Aug-15	19,971,992	15,702,402	—	NONE	35,674,394	10,996,518	19,943,745	30,940,263	2,075,820

			$79,862,447	$126,227,095	$—	—	$206,089,542	$103,169,327	$139,119,620	$242,288,947	$62,655,844

FOOTNOTES

(1)
The term "soft costs" refers to miscellaneous closing costs such as accounting fees, legal fees, title insurance costs, and survey costs. Original equity investment and mortgage financing includes amounts funded for the initial acquisition plus subsequent capital improvements and costs funded through equity investments.

(2)
Operating receipts include rental income from the properties as well as certain receipts from the settlement of bankruptcy claims, where applicable. The net excess (deficiency) presented is for the period the property was owned by the most recent owner. No amounts are presented for partial land sales since such amounts are negligible.

(3)
In February 2000, CPA®:14 purchased a property in Rock Island, Illinois initially net leased to Barjan, LLC. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In February 2013, CPA®:16 — Global sold the property for $7,035,371, net of closing costs, and recognized a gain on the sale of $1,650,201. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(4)
In January 1997, CPA®:12 purchased nine properties in Arizona, Florida, Georgia, New York, Texas, Virginia, and Washington net leased to Childtime Childcare, Inc. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired CPA®:12's interest in the properties. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interests in the properties. In 2013, CPA®:16 — Global sold the properties for an aggregate of $13,006,259, net of closing costs, and recognized a gain on the sales of $2,358,282, excluding previously recognized impairment charges of $1,151,486. Cost of properties including closing and soft costs reflects CPA®:16 — Global's cost to acquire the properties in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the properties.

(5)
In July 1998, CPA®:14 purchased a property in San Clemente, California initially net leased to Metagenics, Inc. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In March 2013, CPA®:16 — Global sold the property for $10,722,134, net of closing costs, and recognized a gain on the sale of $332,784. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(6)
In December 1996, CPA®:12 purchased a property in South Tulsa, Oklahoma net leased to Garden Ridge, L.P. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired the property. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired the property. In March 2013, CPA®:16 — Global sold the property for $9,634,124, net of closing costs, and recognized a gain on the sale of $708,803. CPA®:16 — Global used a portion of the proceeds to repay an outstanding mortgage obligation of $4,708,794. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(7)
In December 1997, CPA®:12 purchased five properties in Waterloo, Wisconsin net leased to Perry Judd's Holdings, Inc. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 purchased CPA®:12's interest in the properties. In January 2007, RR Donnelley & Sons Company acquired Perry Judd's Holdings, Inc. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the properties. In April 2013, CPA®:16 — Global sold the properties to the City of Waterloo for $1 and incurred transaction costs totaling $6,046, and recognized a loss on the sale of $5,535,718 and lease termination income of $4,593,865. Cost of properties including closing and soft costs reflects CPA®:16 — Global's cost to acquire the properties in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the properties.

(8)
In April 2001, CPA®:14 purchased a property in Florence, Kentucky net leased to Waddington North America, Inc. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In June 2013, CPA®:16 — Global sold the property for $1,639,967, net of closing costs, and recognized a loss on the sale of $3,366,662 and lease termination income of $3,556,067, excluding a previously recognized impairment charge of $2,119,517. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(9)
In January 2001, CPA®:14 purchased a property in Doncaster, United Kingdom initially net leased to BLP UK Limited. In January 2009, BLP UK Limited filed for bankruptcy and vacated the building in December 2009. In April 2010, the building was re-leased to BA Kitchen Components, Limited. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired the property. In June 2013, CPA®:16 — Global sold a vacant portion of the property for $1,490,620, net of closing costs, and recognized a gain on the sale of $885,587. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(10)
In December 2006, CPA®:16 — Global purchased four properties in various locations in France net leased to Fraikin SAS. In July 2013, CPA®:16 — Global sold these properties for $4,589,003, net of closing costs, and recognized a net gain on the sales of $716,720, excluding previously recognized impairment charges totaling $81,090. CPA®:16 — Global used a portion of the proceeds to repay an outstanding mortgage loan with a balance of $3,856,252.

(11)
In May 2011, CWI 1 acquired a 49% interest in a jointly-owned investment that owned the leasehold interests in two waterfront hotel properties in Long Beach, California: The Hotel Maya and The Residence Inn for $20,466,041. CWI 1 accounted for its interest in this jointly-owned investment using the equity method of accounting. In July 2013, CWI 1 sold its interest in the investment to the investment partner for $20,817,526, net of closing costs, and recognized a gain on the sale of $1,803,022. Excess (deficiency) of operating receipts over cash represents CWI 1's total cash distribution, which was based on a hypothetical liquidation model, from the investment.

(12)
In August 2002, CPA®:14 purchased a property in Upper Sandusky, Ohio net leased to Tower Automotive, Inc. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In August 2013, CPA®:16 — Global sold the property for $868,150, net of closing costs, and recognized a loss on the sale of $86,488, excluding a previously recognized impairment charge of $784,426, and lease termination income of $1,904,458. In connection with the sale, CPA®:16 — Global placed $320,000 into an escrow account with the lender to pay off the mortgage loan at maturity. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(13)
In July 2006, CPA®:16 — Global purchased a property in El Paso, Texas net leased to Southwest Convenience Stores, LLC. In August 2013, the Texas Department of Transportation took a portion of the property for $446,848, net of closing costs and CPA®:16 — Global recognized a gain on the sale of $382,855. CPA®:16 — Global used $420,000 of the proceeds to partially pay down the mortgage loan encumbering the property.

(14)
In September 2012, CPA®:17 — Global purchased a property in Bossier City, Louisiana net leased to RLJ-McLarty-Landers Automotive Holdings, LLC . In August 2013, the Department of Transportation and Development of the State of Louisiana took a portion of the land for $92,920 and CPA®:17 — Global recognized a gain on the sale of $78,146.

(15)
In July 2001, CPA®:14 purchased a property in South Windsor, Connecticut net leased to Gerber Scientific, Inc. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In September 2013, CPA®:16 — Global sold the property for $4,085,746, net of closing costs, and recognized a gain on the sale of $71,830. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(16)
In May 2010, CPA®:17 — Global purchased a hotel property in Hillsboro, Oregon operated as a SpringHill Suites under a franchise license agreement with Marriott International Inc. In October 2013, CPA®:17 — Global sold the property for $20,033,787, net of closing costs, and recognized a gain on the sale of $7,981,030. CPA®:17 — Global used a portion of proceeds to repay an outstanding mortgage obligation of $5,121,404 and recognized a loss on extinguishment of debt of $982,723.

(17)
In July 2002, CPA®:14 purchased a property in Davenport, Iowa net leased to the Katun Corporation. In May 2011, in connection with the merger of CPA®:14 and CPA®:16 — Global, CPA®:16 — Global acquired CPA®:14's interest in the property. In October 2013, CPA®:16 — Global sold the property for $6,307,204, net of closing costs, and recognized a gain on the sale of $1,430,723. Cost of property including closing and soft costs reflects CPA®:16 — Global's cost to acquire the property in the merger with CPA®:14 and Excess (deficiency) of operating receipts over cash relates solely to CPA®:16 — Global's period of ownership of the property.

(18)
In May 2005, CPA®:16 — Global and CPA®:15 purchased five properties in Florida, Maine, and Rhode Island net leased to The Talaria Company, LLC. In September 2012, in connection with the merger of CPA®:15 and W. P. Carey Inc., W. P. Carey Inc. acquired CPA®:15's interest in the properties. In October 2013, CPA®:16 — Global and W. P. Carey Inc. sold the properties for $40,539,711, net of closing costs, and recognized a net gain on the sales of $442,811, excluding previously recognized impairment charges totaling $12,450,384 and a previously recognized allowance for credit loss of $5,731,585. CPA®:16 — Global and W. P. Carey Inc. used a portion of the proceeds to repay an outstanding mortgage loan encumbering the properties of $25,702,644.

(19)
In March 2005, CPA®:16 — Global purchased a property in Piscataway, New Jersey net leased to Telcordia Technologies, Inc. In December 2013, CPA®:16 — Global divided the property into three parcels and sold one of the parcels to the tenant for $27,308,800, net of closing costs, and recognized a loss on the sale of $33,953. The determination to sell the parcel was made in conjunction with a modification to the lease agreement on the other parcels, which are occupied by the same tenant in the sold parcel. In connection with the sale, CPA®:16 — Global extinguished the outstanding mortgage loan encumbering the property, which had a carrying value of $70,395,599 million at the time of extinguishment, and recognized a loss on the extinguishment of debt of $4,196,803.

(20)
In December 2013 and March 2014, CPA®:18 — Global purchased a total of five properties in Logansport and Madison, Indiana; Fraser and Warren, Michigan; and Marion, South Carolina net leased to Crowne Group, LLC. In August 2015, CPA®:18 — Global sold the properties back to the tenant for $35,674,394, net of closing costs, and recognized a gain on the sale of $6,654,115. CPA®:18 — Global used a portion of proceeds to repay an outstanding mortgage obligation encumbering the properties of $15,702,402 and recognized a loss on extinguishment of debt of $1,141,734.

ANNEX B ORDER FORM FOR PROSPECTUS DATED APRIL 28, 2016

The investor named below, under penalties of perjury, certifies that (i) the number shown under Item 2 or 3 on this Order Form is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service ("IRS") that he is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him that he is no longer subject to backup withholding, (iii) he is a U.S. citizen or other U.S. person; and (iv) the FATCA code(s) entered on this form (if any) indicating that he is exempt from FATCA reporting are correct. [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE APPROPRIATE BOX IN ITEM 2 BELOW HAS BEEN CHECKED]. For the applicable definition of a U.S. person, see http://www.irs.gov/pub/irs-pdf/fw9.pdf.

1.	INVESTMENT

For custodial held accounts:	(a) This is an (check one):
☐ Initial Investment (Minimum $2,000 or $2,500 for NY non-IRA investments)
If funding the custodial account, checks		☐ Additional Investment
should be made payable to the custodian
and sent, with a completed copy of	(b) Amount of Investment: $
the order form, directly to the custodian
for further processing.	(c) Payment will be made with:
☐ Enclosed check
For all other investments, either:		☐ Funds wired
☐ Funds to follow
(a) Attach a check - Make check payable
to: Carey Watermark Investors 2 Incorporated	(d)	Share Class: Please see the Prospectus for additional details regarding the different share classes and consult your financial advisor regarding your investment.
☐ Class A shares
Cash, cashier's checks/official bank checks in bearer form, foreign checks,		☐ Class T shares
money orders, third party checks,	(e)	Net of Commission Purchases (optional): For eligible purchases without selling commissions, in accordance with
and/or traveler's checks will not be		the prospectus and subject to Broker/Dealer's policies, please check one below.
accepted.		☐ Net of commission through a Broker/Dealer, for Broker/Dealer's representatives and their family members
OR		☐ Fee based account through a Broker/Dealer, approved for a discount
☐ Registered Investment Advisor
☐ W. P. Carey Employee or Affiliate
(b) Wire funds	(f)	Volume Discounts
Contact W. P. Carey Investor Relations at 1-800-WP CAREY (972-2739) for wire instructions		☐ Check this box if you wish to have your investment combined with a previous Carey Watermark Investors 2 investment in the same share class with the same primary account holder or beneficiary for IRA registrations, as determined by the Tax ID number. Please see "The Offering/Plan of Distribution" section of the prospectus for further information on volume discounts.
Please ensure a share class is
selected.		Existing Account Name

2.	INVESTOR INFORMATION

In order to meet their obligations under	Name of Investor or Trustee:	Social Security Number/TIN:	Date of Birth:
Federal law, a Broker/Dealer or Investment
Advisor can obtain, verify and record

information that identifies each investor
who opens an account. Name(s) and	Name of Joint Investor or Trustee (if applicable):	Social Security Number/TIN:	Date of Birth:
address will be recorded exactly as
printed. Please print name(s) in which

shares are to be registered.
A residential address must be provided.	Residential Address:
No P.O. Boxes.

	City:	State:	ZIP:

	Home Phone:	Alternate Phone:

Email Address:

Investors enrolled in electronic delivery may request paper copies of any document delivered electronically.
GO PAPERLESS Sign below if you would like to receive your correspondence relating to your W. P. Carey investment(s) at the e-mail address provided above. You may request paper copies of any document delivered electronically. You may revoke this consent at any time, and the revoking of this consent applies to all documents and not to a portion of the deliverable documents.

Signature of Investor/Trustee:

Investor's Account Number with Broker/Dealer (if any)

☐	Check this box if you are a resident alien	☐	Check this box if you are a non-resident alien (Form W-8BEN required)	☐	Check this box if you are subject to withholding
Exemption payee code (if any)
Exemption from FATCA reporting code (if any)

Mail original order form to: CWI 2, c/o DST Systems, Inc.
Regular Mail: P.O. Box 219145, Kansas City, MO 64121-9145 Overnight Mail: 430 W 7th St, Suite 219145, Kansas City, MO 64105	Page 1 of 4

3.	FORM OF OWNERSHIP

Non-Qualified Account
Important: Please choose one option, either	☐	Individual	☐	Joint Tenants with Right of Survivorship	☐	Uniform Gift to Minors Act or the
within the "Non-Qualified Account" section,		☐ Transfer on Death		☐ Transfer on Death		Uniform Transfers to Minors Act/State
or within the "Qualified Account" section.				Both investors must sign and initial in Section 6		of Custodian signature required in Section 6
For Transfer on Death:
Requires Transfer on Death form that can be found at www.careywatermark2.com.	☐	Community Property All parties must sign and initial in Section 6	☐	Tenants in Common All parties must sign and initial in Section 6	☐	Other Please specify

Trust Ownership
Trust or Grantor must sign and initial in Section 6. Include a copy of the title and signature pages of the trust instrument
	☐	Taxable Trust	☐	Tax-Exempt Trust
Name of Trust
	Tax ID #			Date Established
For Entity Ownership:	Entity Ownership
Please ensure supplemental documents are	Name of (Retirement Plan, Corporation, Partnership, Other) Entity
enclosed with your order form as indicated
below the applicable entity type.
	Tax ID #			Date Established
	☐	Pension or Profit Sharing Plans ☐ Taxable ☐ Exempt Under §501A
Authorized signature required in Section 6. Trusteed plans should include a copy of the plan documents showing the name of Plan, name of Trustee(s) and signature of Trustee(s)
	☐	Corporation ☐ S-Corp ☐ C-Corp (will default to S-Corp if not checked)
Authorized signature required in Section 6. Include an appropriate corporate resolution or secretary's certificate indicating the names and signatures of the authorized signatories
	☐	Partnership
Authorized signature required in Section 6. Include a copy of the partnership agreement indicating the names and signatures of the authorized signatories
	☐	Non-Profit Organization
	☐	Other Please specify

Qualified Account
	☐	Traditional IRA ☐ ROTH IRA ☐ SEP IRA ☐ Rollover IRA ☐ Beneficial IRA Beneficial IRA Decedent Name

4.	CUSTODIAN INFORMATION

For Accounts with Custodian:

Send ALL paperwork to the custodian.

Make check payable to custodian if funding
custodial account.

Custodial signature and medallion signature
guarantee is required in section 7.

Custodian Information: Custodian Name: Mailing Address: City/State/ZIP:	To be completed by the Custodian: Custodian Tax ID #: Custodian Account #: Custodian Phone #:

5.	DISTRIBUTION PAYMENT OPTIONS

Distribution payee will default to option (a)	(a)	☐	Mail to Investor Address shown in Section 2 (FOR NON-CUSTODIAL ACCOUNTS)
if no selection is made.		☐	Pay to Custodial Account (FOR ACCOUNTS WITH CUSTODIAN)
Cash distributions for custodian and	(b)	☐	Reinvest distributions pursuant to the DRIP
brokerage accounts will be sent to the			The investor elects to invest distributions in additional shares of the Company pursuant to the terms of the DRIP as described
custodian of record unless the investor			in the prospectus, as supplemented.
participates in the Distribution Reinvestment
Plan.	(c)	☐	Distributions directed to:	☐ Via Electronic Deposit (ACH* – Complete information below)
☐ Checking – Attach voided check ☐ Savings
Distribution Reinvestment: Investor agrees to
notify CWI 2 and its Broker/Dealer or Investment Advisor if, at any time, it no longer meets the suitability standards as outlined in the prospectus and any supplements thereto.	Bank, Brokerage Firm or Person: Mailing Address: City/State/ZIP: Account #: B ank ABA # (FOR ACH ONLY):
I authorize UMB Bank to deposit variable entries to my checking, savings or brokerage account. This authority will remain in effect until I notify W. P. Carey's Investor Relations Department or DST Systems, Inc., the transfer agent for CWI 2, in writing to cancel in such time as to afford a reasonable opportunity to act on the cancellation. In the event that UMB Bank deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous debit.

Mail original order form to: CWI 2, c/o DST Systems, Inc.
Regular Mail: P.O. Box 219145, Kansas City, MO 64121-9145 Overnight Mail: 430 W 7th St, Suite 219145, Kansas City, MO 64105	Page 2 of 4

6.	SIGNATURE OF INVESTOR(S)

Please separately initial each of the applicable representations.	In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:
Except in the case of fiduciary accounts, you may not grant any person a power	Investor	Joint Investor
of attorney (POA) to make such
representations on your behalf. An Attorney-in-Fact signing on behalf of the investor pursuant to a POA represents by their signature that they are acting as a fiduciary for the investor.	☐ Initials	☐ Initials	(a)	I acknowledge receipt of a final Prospectus, whether over the internet, on a CD-ROM, a paper copy, or any other delivery method, at least five (5) business days prior to investor signature below.
Please review the "Suitability Standards" section of the prospectus to review any additional suitability requirements imposed by the investor's primary state of residence.	☐ Initials	☐ Initials	(b)
I hereby certify that I have (a) a net worth (exclusive of home, furnishings and automobiles) of a least $250,000 or more, or; (b) a net worth (as described above) of at least $70,000 and a minimum of $70,000 annual gross income, and meet the additional suitability requirements, if any, imposed by my state of primary residence as set forth in the prospectus under "Suitability Standards."
Original initials and signatures are required to complete purchase.	☐ Initials	☐ Initials	(c)	I am purchasing the shares for my own account or in a fiduciary capacity.
Investors in the following states must meet the additional suitability requirement imposed by their primary state of residence as set forth in the Prospectus under "Suitability Standards":	☐ Initials	☐ Initials	(d)	I acknowledge that the shares are not liquid.

AL, CA, IA, KS, KY, MA, ME, MI, MO, ND, NE, NJ, NM, NY, OH, OR, PA, TN, VT, and WA. Investors in AL, IA, KS, KY, ME, ND, NE, NJ, and NM must initial specific representations.	☐ Initials	☐ Initials	(e)	For Alabama residents only: I acknowledge that Alabama investors must have a liquid net worth of at least ten times their investment in CWI 2 and its affiliated programs.
	☐ Initials	☐ Initials	(f)	For Iowa residents only: I acknowledge that Iowa residents must have either (i) minimum net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or (ii) minimum net worth of $350,000 (exclusive of home, auto and furnishings). In addition, the maximum investment in CWI 2 cannot exceed 10% of an Iowa resident's liquid net worth. Liquid net worth is defined as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.
	☐ Initials	☐ Initials	(g)
For Kansas residents only: I acknowledge Kansas' recommendation that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs and that Kansas defines liquid net worth as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.
	☐ Initials	☐ Initials	(h)
For Kentucky residents only: I acknowledge that each Kentucky investor must have a minimum gross annual income of $70,000 and a minimum net worth (exclusive of the value of the investor's home, home furnishings and personal automobile) of $70,000, or a minimum net worth alone of $250,000. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in CWI 2's shares or the shares of CWI 2's affiliates' non-publicly traded real estate investment trusts.
	☐ Initials	☐ Initials	(i)
For Maine residents only: I acknowledge the Maine Office of Securities' recommendation that an investor's aggregate investment in this offering and similar direct participation investment not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
	☐ Initials	☐ Initials	(j)
For Nebraska residents only: I acknowledge that a Nebraska resident's total investment in CWI 2 and in the securities of other non-publicly traded real estate investment trusts (REITs) should not exceed 10% of the investor's net worth (exclusive of home, auto and home furnishings). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.
	☐ Initials	☐ Initials	(k)
For New Jersey residents only: I acknowledge that I must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of his or her liquid net worth.
	☐ Initials	☐ Initials	(l)
For New Mexico residents only: I acknowledge that New Mexico investors must limit their investment in CWI 2, its affiliated programs and other non-traded real estate investment programs to 10% of a New Mexico resident's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
	☐ Initials	☐ Initials	(m)	For North Dakota residents only: I represent that, in addition to the standards listed above, I have a net worth of at least ten times my investment in this offering.

NOTICE TO INVESTORS: The Sponsor or any person selling shares on behalf of the Sponsor or REIT may not complete a sale of shares to an investor until at least five (5) business days after the date an investor receives a final prospectus. The sale of shares pursuant to this order form will not be effective until CWI 2 has issued written confirmation of purchase to the investor.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
Investor Signature(s):

Signature of Investor/Trustee:	Date:
Signature of Joint Investor/Trustee (if applicable):	Date:

Mail original order form to: CWI 2, c/o DST Systems, Inc.
Regular Mail: P.O. Box 219145, Kansas City, MO 64121-9145 Overnight Mail: 430 W 7th St, Suite 219145, Kansas City, MO 64105	Page 3 of 4

7.	CUSTODIAN SIGNATURE

Custodian Signature (if applicable):
Only complete for Custodial Investments. For Non-Custodial Investments, proceed to Section 8.	Signature of Custodian:	Date:

Ensure custodian information has been completed in Section 4.	Custodian Medallion Signature Guarantee as Agent

8.	FINANCIAL REPRESENTATIVE INFORMATION

Financial Representative(s) Name(s):

Broker/Dealer or RIA Firm Name:

Only one Representative Number/ID should be provided.	Representative Number/ID:	FINRA CRD Number (if applicable):

Financial Representative Address:

	City:	State:	ZIP:

	Telephone Number:	Email Address:

The undersigned confirms by his/her signature that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor's prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (iv) has delivered a current Prospectus and related supplements, if any, to such investor at least five business days prior to the date the investor signed this Order Form; and (v) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The above-identified entity, acting in its capacity as agent, financial advisor or investor representative, has performed functions required by federal and state securities laws, regulations and rules, and, where applicable, FINRA rules including, but not limited to Know Your Customer, Suitability and, based upon USA PATRIOT Act and its implementing regulations, has performed anti-money laundering and customer identification program functions with respect to the investor identified on this document.

Financial Representative Signature(s):
If joint representative ID entered above, only one financial representative must sign.	Signature of Financial Representative:	Date:

Please complete this form and mail the original to:

REGULAR MAIL:	OVERNIGHT DELIVERY:

CWI 2 c/o DST Systems, Inc. P.O. Box 219145 Kansas City, MO 64121-9145	CWI 2 c/o DST Systems, Inc. 430 W. 7th St Suite 219145 Kansas City, MO 64105

Should you have any questions, please call W. P. Carey Investor Relations at 1-800-WP CAREY

Mail original order form to: CWI 2, c/o DST Systems, Inc.	4/2016
Regular Mail: P.O. Box 219145, Kansas City, MO 64121-9145 Overnight Mail: 430 W 7th St, Suite 219145, Kansas City, MO 64105	Page 4 of 4

        No person has been authorized to give any information or to make any representation in connection with the offer contained in this prospectus unless preceded or accompanied by this prospectus nor has any person been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer contained in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Carey Watermark Investors 2 Incorporated since the date hereof. However, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.

Carey Watermark
Investors 2 Incorporated
$1,400,000,000 of Shares of Common Stock
$600,000,000 of Shares of Common Stock —
Distribution Reinvestment Plan

PROSPECTUS